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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS
Index to the Notes to Combined Financial Statements
Index to the Notes to Interim Combined Financial Statements (Unaudited)

Exhibit 99.1

[    •    ]

Dear CIT Group Inc. Stockholder:

        We previously announced plans to separate our commercial aircraft leasing business from our other businesses. The separation will occur by means of a spin-off of a newly formed company named C2 Aviation Capital, Inc. ("C2"), which will own the commercial aircraft leasing business. CIT Group Inc. ("CIT"), the existing publicly traded company in which you currently own common stock, will continue to own and operate its commercial banking, consumer and community banking, and other transportation finance businesses. The separation will create two publicly traded companies, which will be better strategically, financially and operationally positioned to capitalize on growth opportunities by creating capital structures tailored to their respective business needs and focusing resources on their own respective strategic priorities.

        CIT maintains its ongoing commitment to its commercial banking and consumer and community banking businesses, and will continue to provide financing, leasing and advisory services principally to middle market companies in a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation industry worldwide. C2 will continue to be a leading commercial aircraft leasing franchise, with one of the world's largest fleets, a diverse and growing customer base and a strong order pipeline of next-generation aircraft. C2's experienced management team will be focused on the commercial aircraft leasing business, and C2 will operate under a regulatory regime comparable to that of its competitors.

        The separation will provide current CIT stockholders with equity ownership in both CIT and C2. We believe that both companies will be well-positioned for future success and to create value for stockholders. We expect that the separation will be tax-free to CIT stockholders.

        The separation will be effected by means of a pro rata distribution of all of the outstanding shares of C2 common stock to holders of CIT common stock. Following the distribution, C2 will be a separate public company. Each CIT stockholder will receive one share of C2 common stock for every [    •    ] shares of CIT common stock held at the close of business on [    •    ], the record date for the distribution. No vote of CIT stockholders is required for the distribution. You do not need to take any action to receive the shares of C2 common stock to which you are entitled as a CIT stockholder, and you will not be required to make any payments or to surrender or exchange your CIT common stock.

        C2 intends to apply to have its common stock authorized for listing on the New York Stock Exchange under the symbol "CTWO," and CIT will continue to trade on the New York Stock Exchange under the symbol "CIT."

        I encourage you to read the attached information statement, which is being provided to all CIT stockholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about C2.

        We expect the separation will provide opportunities to both companies, our stockholders, our employees, and all of the customers we serve. We thank you for your continuing support.

Sincerely,
Ellen R. Alemany Chairwoman and Chief Executive Officer CIT Group Inc.

[    •    ]

Dear Future C2 Aviation Capital, Inc. Stockholder:

        It is our pleasure to welcome you as a future stockholder of C2 Aviation Capital, Inc. ("C2"), whose common stock we intend to list on the New York Stock Exchange under the symbol "CTWO." Although we will be newly independent, we have long operated a leading commercial aircraft leasing business, financing the fleets of many of the largest airlines across the world. With over 40 years of experience, through several industry cycles and varied market conditions, we have deep knowledge and expertise in the commercial aircraft leasing business and have built long-standing relationships with manufacturers and customers. We maintain a balanced and diverse portfolio and leverage our relationships and marketing expertise to add value by expanding manufacturers' customer bases. We seek to opportunistically source and lease aircraft that fit airlines' needs. As we have in the past, we intend to continue to innovate to provide the most efficient means of financing commercial aircraft, delivering growth as the airline industry, and airline leasing sector in particular, continues its expansion in both emerging and developed markets.

        Our owned and serviced portfolio of 334 aircraft makes us one of the world's five largest aircraft lessors by aircraft count as of June 30, 2016, according to Ascend Flightglobal Consultancy. Our pipeline is robust, and as of June 30, 2016 includes commitments to purchase 132 new aircraft. We expect our strategically assembled fleet of aircraft to be in high demand, allowing us to achieve a high rate of lease placements on attractive lease terms. Our scale and relationships with approximately 100 customers in 49 countries help mitigate the credit risk of any specific customer and the economic or political risk in any geographic area, while providing us with a worldwide platform to source and capitalize on opportunities. In the year ended December 31, 2015, we generated $1.19 billion in revenue and $386 million of net income.

        Our stockholder value proposition is simple: provide consistent and attractive risk-adjusted returns throughout aviation industry cycles by maintaining an attractive fleet, leveraging our relationships with manufacturers and customers and successfully managing our credit and financing risk.

        We invite you to learn more about C2 by reading the attached information statement. We are excited by our future prospects, and look forward to your support as a stockholder of C2.

Sincerely,
C. Jeffrey Knittel Chief Executive Officer C2 Aviation Capital, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 31, 2016

C2 Aviation Capital, Inc.

        This information statement is being furnished in connection with the distribution by CIT Group Inc. ("CIT") to its stockholders of all of the outstanding shares of common stock of C2 Aviation Capital, Inc., a Delaware corporation ("C2"), currently a wholly owned subsidiary of CIT that will hold directly or indirectly the assets and liabilities associated with CIT's commercial aircraft leasing business. To implement the distribution, CIT will distribute all of the outstanding shares of C2 common stock on a pro rata basis to CIT stockholders in a manner that is intended to be tax-free for U.S. federal income tax purposes. Following the distribution, C2 will be a separate public company.

        For every [    •    ] shares of CIT common stock held of record by you at the close of business on [    •    ], the record date for the distribution, you will receive one share of C2 common stock. You will receive cash in lieu of any fractional shares of C2 common stock that you would have received after application of the above ratio. As discussed in the section entitled "The Separation and Distribution—Trading Between the Record Date and Distribution Date," if you sell your shares of CIT common stock in the "regular-way" market after the record date and before the distribution, you also will be selling your right to receive shares of C2 common stock in the distribution. We expect the shares of C2 common stock to be distributed by CIT to you at 12:01 a.m., Eastern Time, on [    •    ]. The date of the distribution of the shares of C2 common stock is referred to as the "distribution date."

        No vote of CIT stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send CIT a proxy, in connection with the distribution. You do not need to pay any consideration or exchange or surrender your existing shares of CIT common stock or take any other action to receive your shares of C2 common stock.

        There is no current trading market for C2 common stock, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or about the record date for the distribution, and we expect "regular-way" trading of C2 common stock to begin on the first trading day following the completion of the distribution. C2 intends to apply to have its common stock authorized for listing on the New York Stock Exchange ("NYSE") under the symbol "CTWO." Following the spin-off, CIT will continue to trade on the NYSE under the symbol "CIT."

        In reviewing this information statement, you should carefully consider the matters described under the section "Risk Factors" beginning on page 24.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [    •    ], 2016.

This information statement was first made available to CIT stockholders on or about [    •    ].

 Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about C2 assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to "C2," "we," "us," "our" and "the company" refer to C2 Aviation Capital, Inc., a Delaware corporation, and its combined subsidiaries. References in this information statement to "CIT" refer to CIT Group Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, C2 and its combined subsidiaries), unless the context otherwise requires. References to C2's historical business and operations refer to the business and operations of CIT's commercial aircraft leasing business that will be transferred to C2 in connection with the separation and distribution. References in this information statement to the "separation" refer to the separation of the commercial aircraft leasing business from CIT's other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, C2, to hold the assets and liabilities associated with the commercial aircraft leasing business after the distribution. References in this information statement to the "distribution" refer to the distribution of all of C2's outstanding common stock to CIT's stockholders on a pro rata basis.

i

 QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is C2 and why is CIT separating C2's business and distributing C2 stock?	C2, which is currently a wholly owned subsidiary of CIT, was formed to own and operate CIT's commercial aircraft leasing business. The separation of C2 from CIT and the distribution of C2 common stock are intended to provide you with equity ownership in two separate publicly traded companies that will be able to better focus on each of their respective businesses. CIT and C2 expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled "The Separation and Distribution—Reasons for the Separation."
Why am I receiving this document?

CIT is delivering this document to you because you are a holder of CIT common stock. If you are a holder of CIT common stock at the close of business on [•], the record date of the distribution, you will be entitled to receive one share of C2 common stock for every [•] shares of CIT common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in CIT and C2, respectively.

How will the separation of C2 from CIT work?

To accomplish the separation, CIT will distribute all of the outstanding shares of C2 common stock to CIT stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes.

Why is the separation of C2 structured as a distribution?

CIT believes that a tax-free distribution in the United States, for U.S. federal income tax purposes, of shares of C2 common stock to CIT stockholders is an efficient way to separate its commercial aircraft leasing business in a manner that will create long-term value for CIT, C2 and their respective stockholders.

What is the record date for the distribution?	The record date for the distribution will be [•].
When will the distribution occur?

It is expected that all of the outstanding shares of C2 common stock will be distributed by CIT at 12:01 a.m., Eastern Time, on [•] to holders of record of CIT common stock at the close of business on [•], the record date for the distribution.

What do stockholders need to do to participate in the distribution?

Stockholders of CIT as of the record date for the distribution will not be required to take any action to receive shares of C2 common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of CIT common stock or take any other action to receive your shares of C2 common stock. Please do not send in any CIT stock certificates you may have. The distribution will not affect the number of outstanding shares of CIT common stock or any rights of CIT stockholders, although it will affect the market value of each outstanding share of CIT common stock.

How will shares of C2 common stock be issued?

You will receive shares of C2 common stock through the same channels that you currently use to hold or trade CIT common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of C2 shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.

If you own CIT common stock at the close of business on [•], the record date for the distribution, including shares owned in certificate form, CIT, with the assistance of [•], the distribution agent for the distribution, will electronically distribute shares of C2 common stock to you or to your brokerage firm on your behalf in book-entry form. [•] will mail you a book-entry account statement that reflects your shares of C2 common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of C2 common stock will I receive in the distribution?

CIT will distribute to you one share of C2 common stock for every [•] shares of CIT common stock held by you at the close of business on the record date for the distribution. Based on approximately [•] shares of CIT common stock outstanding as of [•], a total of approximately [•] shares of C2 common stock will be distributed. For additional information on the distribution, see "The Separation and Distribution."

Will C2 issue fractional shares of its common stock in the distribution?

No. C2 will not issue fractional shares of its common stock in the distribution. Fractional shares that CIT stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

What are the conditions to the distribution?	The distribution is subject to the satisfaction (or waiver by CIT in its sole discretion) of the following conditions:
• the transfer of assets and liabilities from CIT to C2 shall be completed in accordance with the separation and distribution agreement;

•

CIT shall have received an opinion from CIT's outside tax counsel to the effect that the requirements for tax-free treatment under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), should be satisfied;

•

an independent appraisal firm acceptable to CIT shall have delivered one or more opinions to the board of directors of CIT at the time or times requested by the board of directors of CIT confirming the solvency and financial viability of CIT before the consummation of the distribution and each of CIT and C2 after consummation of the distribution, such opinions shall have been acceptable to CIT in form and substance in CIT's sole discretion, and such opinions shall not have been withdrawn or rescinded;

•

the U.S. Securities and Exchange Commission (the "SEC") shall have declared effective the registration statement of which this information statement forms a part, and this information statement shall have been made available to CIT stockholders;

•

all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental entity;

• the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;
• any required approval of the separation or distribution by the Board of Governors of the Federal Reserve System shall have been obtained and shall remain in full force and effect;

•

the incurrence of at least $[•] of new indebtedness by C2 and the determination by CIT in its sole discretion that as of the effective time of the distribution, it shall have no further liability under any of the C2 financing arrangements described under the section entitled "Description of Material Indebtedness," other than as expressly agreed between CIT and C2;

•

no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions, shall be in effect;

• the shares of C2 common stock to be distributed shall have been approved for listing on the NYSE, subject to official notice of distribution; and

•

no other event or development shall exist or have occurred that, in the judgment of CIT's board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

CIT and C2 cannot assure you that any or all of the foregoing conditions will be met and CIT may also waive any of the conditions to the distribution. In addition, CIT can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see "The Separation and Distribution—Conditions to the Distribution."

What is the expected date of completion of the distribution?

The completion and timing of the distribution are dependent upon a number of conditions. It is expected that the shares of C2 common stock will be distributed by CIT at 12:01 a.m., Eastern Time, on [•] to the holders of record of CIT common stock at the close of business on [•], the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Can CIT decide to cancel the distribution of C2 common stock even if all of the conditions have been met?

Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled "The Separation and Distribution—Conditions to the Distribution." Until the distribution has occurred, CIT has the right to terminate the distribution, even if all of the conditions are satisfied. C2 is not aware of any known circumstances in which the distribution would be terminated at a time after the CIT board of directors has declared the distribution and all of the conditions to the distribution are satisfied, other than unexpected positive developments in CIT's exploration of a sale of its commercial aircraft leasing business that occur after the CIT board of directors has declared the distribution. Following the time at which the CIT board of directors has declared the distribution and all of the conditions to the distribution have been satisfied, such unexpected positive developments could include the emergence of a new bidder, or the receipt of an improved proposal from a potential acquiror with whom CIT has previously engaged in discussions. However, there are a number of risks related to C2's business and operations, the separation and our common stock, the realization of which could result in CIT determining not to proceed with the distribution. See Risk Factors beginning on page 24.

What if I want to sell my CIT common stock or my C2 common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is "regular-way" and "ex-distribution" trading of CIT common stock?

Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in CIT common stock: a "regular-way" market and an "ex-distribution" market. CIT common stock that trades in the "regular-way" market will trade with an entitlement to shares of C2 common stock distributed pursuant to the distribution. Shares that trade in the "ex-distribution" market will trade without an entitlement to shares of C2 common stock distributed pursuant to the distribution. If you hold shares of CIT common stock on the record date and then decide to sell any CIT common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your CIT common stock with or without your entitlement to C2 common stock pursuant to the distribution.

Where will I be able to trade shares of C2 common stock?

C2 intends to apply to list its common stock on the NYSE under the symbol "CTWO." C2 anticipates that trading in shares of its common stock will begin on a "when-issued" basis on or about [•], the record date for the distribution, and will continue up to and through the distribution date and that "regular-way" trading in C2 common stock will begin on the first trading day following the completion of the distribution. If trading begins on a "when-issued" basis, you may purchase or sell shares of C2 common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. C2 cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of CIT common stock?	CIT common stock will continue to trade on the NYSE after the distribution under the symbol "CIT."
Will the number of shares of CIT common stock that I own change as a result of the distribution?	No. The number of shares of CIT common stock that you own will not change as a result of the distribution.
Will the distribution affect the market price of my shares of CIT common stock?

Yes. As a result of the distribution, CIT expects the trading price of CIT common stock immediately following the distribution to be lower than the "regular-way" trading price of such stock immediately prior to the distribution because the trading price of CIT common stock will no longer reflect the value of the commercial aircraft leasing business. There can be no assurance that the aggregate market value of the CIT common stock and C2 common stock following the separation will be higher or lower than the market value of CIT common stock if the separation and distribution did not occur. This means, for example, that the combined trading prices of [•] shares of CIT common stock and one share of C2 common stock after the distribution may be equal to, greater than or less than the trading price of [•] shares of CIT common stock before the distribution.

What are the material U.S. federal income tax consequences of the contribution and the distribution?

It is a condition to the completion of the distribution that CIT receive an opinion from outside tax counsel to the effect that the requirements for tax-free treatment under Section 355 of the Code should be satisfied. Accordingly, it is expected that no gain or loss will be recognized by CIT in connection with the contribution and distribution and, except with respect to cash received in lieu of a fractional share of C2 common stock, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of C2 common stock in the distribution for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of C2 common stock. For more information regarding the potential U.S. federal income tax consequences to C2 and to you of the contribution and the distribution, see the section entitled "Material U.S. Federal Income Tax Consequences."

How will I determine my tax basis in the C2 shares I receive in the distribution?

For U.S. federal income tax purposes, your aggregate basis in the common stock that you hold in CIT and the new C2 common stock received in the distribution (including any fractional share interest in C2 common stock for which cash is received) will equal the aggregate basis in CIT common stock held by you immediately before the distribution, allocated between your shares of CIT common stock and C2 common stock (including any fractional share interest in C2 common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date. You should consult your tax advisor about the particular consequences of the distribution to you, including the application of the tax basis allocation rules and the application of state, local and non-U.S. tax laws.

What will C2's relationship be with CIT following the separation?

After the distribution, CIT and C2 will be separate companies with separate management teams and separate boards of directors. C2 will enter into a separation and distribution agreement with CIT to effect the separation and distribution and provide a framework for C2's relationship with CIT after the separation and will enter into certain other agreements, such as a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the separation between C2 and CIT of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of CIT and its subsidiaries attributable to periods prior to, at and after C2's separation from CIT and will govern the relationship between C2 and CIT subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement, other transaction agreements and certain other commercial agreements between CIT and C2, see the sections entitled "Risk Factors—Risks Related to the Separation" and "Relationship with CIT Following the Separation and Distribution."

Who will manage C2 after the separation?

C2 will benefit from a management team with an extensive background in the commercial aircraft leasing business. Led by C. Jeffrey Knittel, who will be C2's CEO after the separation, C2's management team will possess deep knowledge of, and extensive experience in, its industry. For more information regarding C2's management, see the section entitled "Management."

Are there risks associated with owning C2 common stock?

Yes. Ownership of C2 common stock is subject to both general and specific risks relating to C2's business, the industry in which it operates, its ongoing contractual relationships with CIT and its status as a separate, publicly traded company. Ownership of C2 common stock is also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page 24. You are encouraged to read that section carefully.

Does C2 plan to pay dividends?

C2 currently anticipates that it will not initially pay a regular cash dividend. The declaration and payment of any dividends in the future by C2 will be at the sole discretion of its board of directors and will depend upon many factors. See the section entitled "Dividend Policy."

Will C2 incur any indebtedness prior to or at the time of the distribution?

Yes. C2 anticipates having approximately $[•] of outstanding indebtedness upon completion of the separation, and is targeting an equity to asset ratio of not less than [•]% following the recapitalization to be effectuated as part of the separation. See the sections entitled "Description of Material Indebtedness" and "Risk Factors—Risks Related to Our Business and Operations."

Who will be the distribution agent, transfer agent and registrar for C2 common stock?

The distribution agent, transfer agent and registrar for C2 common stock will be [•]. For questions relating to the transfer or mechanics of the stock distribution, you should contact [•] toll free at [•] or non-toll free at [•].

Where can I find more information about CIT and C2?	Before the distribution, if you have any questions relating to CIT's business performance, you should contact:
CIT Group Inc. 1 CIT Drive Livingston, NJ 07039 Attention: Investor Relations
After the distribution, C2 stockholders who have any questions relating to C2's business performance should contact C2 at:
C2 Aviation Capital, Inc. 505 Fifth Avenue New York, NY 10017 Attention: Investor Relations

 INFORMATION STATEMENT SUMMARY

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about C2 assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to "C2," "we," "us," "our," or "the company" refer to C2 Aviation Capital, Inc., a Delaware corporation, and its combined subsidiaries. References in this information statement to "CIT" refer to CIT Group Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, C2 and its consolidated subsidiaries), unless the context otherwise requires. References to C2's historical business and operations refer to the business and operations of CIT's commercial aircraft leasing business that will be transferred to C2 in connection with the separation and distribution. References in this information statement to the "separation" refer to the separation of the commercial aircraft leasing business from CIT's other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, C2, to hold the assets and liabilities associated with the commercial aircraft leasing business after the distribution. References in this information statement to the "distribution" refer to the distribution of all of C2's outstanding common stock to CIT's stockholders on a pro rata basis.

 C2 Aviation Capital, Inc.

Overview

        C2 is a leading global aircraft leasing company focused on acquiring, leasing and managing commercial aircraft. We have been a provider of financial solutions in the commercial aircraft industry for over 40 years, including being among the first providers of operating leases to airlines over 20 years ago. Our strategy is to maintain and grow our diversified portfolio of widely-operated commercial aircraft in order to generate attractive risk-adjusted returns throughout aviation industry cycles. As we have built our business to scale over many years, we have developed deep and long-standing relationships with airlines and aircraft manufacturers, which we use to anticipate demand for aircraft models and to control credit and concentration risk.

        Our managed and on-order portfolio of 471 aircraft as of June 30, 2016, includes 307 aircraft we currently own ("owned" aircraft), 27 aircraft owned by third parties and serviced by us ("serviced" aircraft), 132 aircraft we have committed to purchase ("on-order" aircraft) and five loans we have made that are secured by commercial aircraft ("financed" aircraft). Our owned and serviced portfolio of 334 aircraft makes us one of the world's five largest aircraft lessors by aircraft count as of June 30, 2016, according to Ascend Flightglobal Consultancy ("Ascend"). The total aggregate net book value of our aircraft portfolio was approximately $11 billion as of June 30, 2016, including owned and financed aircraft with an aggregate net book value of approximately $10 billion and serviced aircraft with an aggregate net book value of approximately $1 billion in the two entities that comprise our strategic relationship with Century Tokyo Leasing ("CTL"). The average age of our owned portfolio, weighted by net book value, was 5.9 years as of June 30, 2016. For the year ended December 31, 2015 and the six months ended June 30, 2016, we reported total revenues of $1.19 billion and $641 million, respectively, and net income of $386 million and $140 million, respectively.

        We actively manage our owned portfolio to include aircraft that we believe have a large number of existing or expected airline operators. As of June 30, 2016, our owned portfolio consisted of narrowbody models, which include the Boeing 737 series and the Airbus A320 series, and which represent approximately 75% of our owned portfolio by aircraft count; select intermediate widebody aircraft, which include the Boeing 787 series and the Airbus A330 and A350 series, and which represent approximately 17% of our owned portfolio by aircraft count; and regional aircraft, which include the Embraer EJet 175 series and the Bombardier CRJ900, and which represent approximately 8% of our owned portfolio by aircraft count. For a more detailed description of the classes of aircraft in our portfolio, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our on-order portfolio as of June 30, 2016 includes 132 aircraft, of which 130 are next-generation Airbus A320neo, A321neo, A330neo, A350-900, and Boeing 737-MAX and 787 family aircraft, which we believe are attractive assets due to the new levels of operating efficiency they will deliver.

        We are a global business headquartered in New York. Through our regional offices in New York, Ft. Lauderdale, Dublin and Singapore, we maintain local connectivity with customers and capital providers in North America, Latin America, Europe and the Asia Pacific region, respectively. We have a corporate support center in Livingston, New Jersey, and small offices in Seattle, Washington and Toulouse, France, where we oversee the manufacturing process for new aircraft we order from Boeing and Airbus, respectively. As of June 30, 2016, our customer base comprised approximately 100 customers in 49 countries.

        We generally lease our aircraft pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. As lessor, we receive the investment benefits from, and assume the residual risk of, the aircraft. We select aircraft that we believe have a large universe of existing or potential operators. As a result, we believe that our aircraft will retain a more predictable residual value, have increased marketability and will be less susceptible to asset impairment risk. As of June 30, 2016, 100% of our leases are payable in U.S. dollars, with lease rates on substantially all of our leases fixed for the term of the lease. A typical initial lease term for aircraft we purchase from manufacturers is between eight and twelve years, which provides a high level of predictability to revenues. As of June 30, 2016, the average lease term remaining on the leases in our owned portfolio, weighted by the net book value of the aircraft, was 6.6 years.

        Our business model provides flexibility to adjust to market conditions and manage risk to produce consistent long-term performance throughout aviation industry cycles. We use multiple aircraft acquisition channels to grow, maintaining a strong core book of direct orders from original equipment manufacturers ("OEMs") while opportunistically engaging in sale-leaseback and other secondary market acquisitions. We believe our deep industry relationships and commitment to multiple acquisition channels enable us to both source transactions that are not broadly available to other lessors and work with OEMs to develop and market aircraft that best fit our customers' needs. We seek to lease our aircraft over long time horizons to airlines across many geographies. We believe that this approach to business selection helps mitigate our counterparty and credit risk, provides a broad network through which we can source additional opportunities, and serves as a framework to optimize value at different points during the aviation industry cycle.

        We have participated since 2014 in a strategic relationship with CTL through two corporate entities and have grown the partnership to include 27 aircraft as of June 30, 2016. The strategic relationship enhances our ability to lease aircraft to airlines by combining our aircraft leasing and servicing expertise and origination and marketing capabilities with CTL's knowledge and efficient capital. In addition, because we are paid a servicing fee to manage the assets owned by these entities, we generate fee income through the strategic relationship.

        We seek to proactively manage our portfolio in response to market conditions. We sell assets both to aircraft investors globally, with whom we maintain relationships, as well as to airline customers and other operating lessors. Aircraft sales facilitate management of portfolio concentrations (including allowing us to maintain a young fleet), provide ongoing liquidity in the portfolio, enable us to monetize value in our aircraft and are an effective tool for managing both asset residual value and lease remarketing risk. These portfolio management strategies have historically been successful in mitigating risk, and we have consistently reported net gains on sales of assets.

        To manage risks associated with our business, we have developed a comprehensive risk management platform that uses proprietary asset valuation systems and credit scoring processes. These systems, tools and models, combined with formal risk committees that meet regularly, inform our decision-making process. We seek to mitigate asset, credit and liability risks associated with owning and leasing aircraft through:

  •
  diversification across geographies, aircraft technologies, airline business models and customers, with a particular focus on aviation industry trends affecting individual markets;

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  a select investment focus on marketable aircraft types with deep bases of existing and potential operators;

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  a consistent approach of entering into longer-term leases with airlines;

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  management of the overall timing of lease and debt maturities;

  •
  utilization of our technical expertise to order aircraft that are desirable to a broad universe of customers, ensure end-of-lease returns are in proper condition, and minimize downtime and cost associated with transitioning aircraft among lessees;

  •
  management of funding to minimize exposure to interest rate risk, distribute debt maturities and match funding to new aircraft commitments; and

  •
  a comprehensive risk management framework.

        This combination of asset selection and robust risk management has contributed to above 99% average fleet utilization over the last three fiscal years.

        Our highly experienced executive leadership team is led by our CEO, C. Jeffrey Knittel, and our President, Anthony Diaz. Our senior leadership team has an average of over 18 years of experience in the aircraft leasing industry, covering several industry cycles, and deep and long-standing customer, lender, investor and OEM relationships.

Portfolio

        As of June 30, 2016, our managed and on-order portfolio consisted of 471 aircraft. Our managed portfolio includes 307 owned aircraft, 27 serviced aircraft and five financed aircraft. The serviced aircraft are serviced through our strategic relationship with CTL. Our owned portfolio of 307 aircraft, as of June 30, 2016, included 52 intermediate widebody aircraft, 229 narrowbody aircraft and 26 regional jets. The average age of our owned portfolio, weighted by net book value, is 5.9 years as of June 30, 2016.

        As of June 30, 2016, we have committed to acquire a total of 132 aircraft directly from Airbus and Boeing with a capital commitment of approximately $9.2 billion and with scheduled delivery dates through 2020. Our on-order portfolio as of June 30, 2016 includes 130 next-generation A320neo, A321neo, A330neo, A350-900, 737-MAX, and 787 family of aircraft.

        As of June 30, 2016, our owned and on-order portfolios consisted of the following aircraft, for which we have, or upon delivery will have, the risks and benefits of asset ownership:

Manufacturer	Aircraft Type	Owned Portfolio	On-Order Portfolio	Total
Narrowbody
Airbus	A319-100	28	—	28
Airbus	A320-200	60	—	60
Airbus	A321ceo	31	2	33
Airbus	A320/321neo	—	50	50
Boeing	737-800	54	—	54
Boeing	737 MAX 8	—	37	37
Boeing	737-900ER	17	—	17
Boeing	737-700	15	—	15
Boeing	757-200	8	—	8
Embraer	E190	10	—	10
Embraer	E195	6	—	6
Intermediate Widebody
Airbus	A330-200	25	—	25
Airbus	A330-300	15	—	15
Airbus	A330-900neo	—	15	15
Airbus	A350-900	2	12	14
Boeing	787-8	4	—	4
Boeing	787-9	—	16	16
Boeing	767-300ER	6	—	6
Widebody	—	—	—	—
Regional
Bombardier	CRJ 900	14	—	14
Embraer	E175	4	—	4
Other		8	—	8

TOTAL		307	132	439

        The following table sets forth the scheduled delivery dates for our on-order portfolio as of June 30, 2016:

Manufacturer	Model	Remainder of 2016	2017	2018	2019	2020	Total
Airbus	A321ceo	2	—	—	—	—	2
Airbus	A320/321neo	1	13	25	11	—	50
Airbus	A330-900neo	—	—	5	4	6	15
Airbus	A350-900	2	—	—	3	7	12
Boeing	737 MAX 8	—	—	—	20	17	37
Boeing	787-9	—	3	5	6	2	16

Total		5	16	35	44	32	132

Leases and Lessees

        Our top five lessees by percentage of lease revenue for the year ended December 31, 2015 were American Airlines, Inc., Delta Airlines, Inc., Garuda Indonesia, Qantas Airways Limited and Virgin

Blue Airlines Pty Limited. Individually, none exceeded 8% of our revenues and collectively, our top five lessees accounted for approximately 26% of our revenues in 2015.

        We benefit from a diverse customer base with a broad geographic distribution. The following chart sets forth the distribution of our lessees by location of each lessee airline's principal place of business as of June 30, 2016, measured by net book value:

(% net book value)
Asia / Pacific	39%
U.S. and Canada	24%
Europe	20%
Latin America	11%
Africa / Middle East	6%

Total	100%

        The expiry of our leases is well distributed over time, with no more than 16% of our leases, measured by aircraft count, expiring in any single year. The following chart sets forth as of June 30, 2016, the number of leases that were scheduled to expire each year by aircraft count:

Year	Number of aircraft with leases expiring
Remainder of 2016	14
2017	27
2018	30
2019	33
2020	49
Thereafter	154

Total	307

        Though we work closely with potential lessees and, where appropriate, develop innovative lease structures tailored to address their specific needs, most of our leases share some common characteristics, including the following:

  •
  fixed lease terms;

  •
  monthly payment in advance, which must be paid under all circumstances, including during periods in which an aircraft is not in operation due to maintenance or grounding;

  •
  absolute and unconditional payment obligations by the lessee, which are not subject to deduction for any withholding, set-off, counterclaim, recoupment, defense or other right the lessee may have against us;

  •
  indemnification obligations requiring lessees to indemnify us for certain tax liabilities relating to the leases and the aircraft, including value-added tax, other than withholdings that arise out of transfers of the aircraft to or by us, due to our corporate structure or due to our gross negligence;

  •
  security deposits, maintenance reserves, return conditions, and other mechanisms to protect the contracted revenue and value of our portfolio;

  •
  obligations that lessees pay for all maintenance, insurance, and other aircraft operational expenses during the lease term; and

  •
  rental rate adjustments based on movements in market rates from contract signing to delivery.

        Lessees are responsible for compliance with applicable laws and regulations with respect to the aircraft. Leases also typically contain extensive provisions regarding our remedies and rights in the event of a default by a lessee.

Competitive Strengths

        We believe we enjoy the benefits of a number of talents and assets, many of which have been developed over our history as an established industry leader.

        Top-five lessor, optimally balancing industry relevance and flexibility.    Our owned and serviced portfolio of 334 aircraft makes us one of the world's five largest aircraft lessors by aircraft count as of June 30, 2016, according to Ascend. We believe this position offers several advantages. On the one hand, we have sufficient size to engage in larger-scale transactions with both manufacturers and airlines, allowing us to purchase large and diverse portfolios of aircraft, source transactions that are not broadly available, and influence aircraft design standards. On the other hand, relative to the largest lessors, we are sufficiently nimble to quickly adjust to market conditions, manage risk throughout aviation industry cycles, maintain a young fleet, and diversify our exposures by customer, geography, OEM and aircraft type.

        In addition, we believe our size makes us influential to key external constituencies, including manufacturers, airlines and capital market participants. We have been placing direct orders with manufacturers for new aircraft since 1999. We have a history of engaging in strategic transactions with manufacturers, including serving as one of the launch customers of the A350, A320neo, A330neo, 787 and 737-MAX. Meanwhile, we have been a valued sale-leaseback buyer-lessor counterparty to airlines due to our willingness to participate in, and our ability to commit quickly to, large portfolio transactions, such as our 2014 sale-leaseback transaction in which we acquired 24 new aircraft from Delta.

        Diverse fleet of modern, widely-operated aircraft.    As of June 30, 2016, our owned fleet of 307 aircraft was comprised, by aircraft count, of 75% narrowbody models, 17% intermediate widebody models and 8% regional jet models. The average age of our owned portfolio, weighted by net book value, was 5.9 years, as of June 30, 2016. Our portfolio is structured to focus on aircraft models that have deep operator bases. For example, 737 family and A320 family aircraft are operated by a combined total of 632 passenger operators globally, as of June 30, 2016, according to Ascend. Consistent with our strategy of owning the most in-demand aircraft, these models comprise 67% of our owned portfolio as of June 30, 2016. We believe our focus on owning a modern, widely-operated portfolio makes our aircraft attractive to airlines and readily deployable at minimal expense into markets around the world and strengthens our ability to re-lease and sell aircraft at each stage of their useful lives.

        Deep, long-standing and valuable industry relationships.    As a result of our legacy of over 40 years of experience in aircraft financing, we have built relationships that have endured through all types of market conditions with both OEMs and our approximately 100 customers in 49 countries as of June 30, 2016.

        We believe our relationships provide us access to key decision makers at airframe and engine manufacturers and major airlines around the world, thereby enabling us to make prompt acquisitions of new aircraft, enter into new leases, and anticipate airlines' longer-term trajectories so as to tailor our fleet and leases to their specific needs. Additionally, we believe our relationships with airframe and engine manufacturers allow us to provide input into their airframe and engine designs to better meet the needs of our airline customers, which in turn enables us to assist those manufacturers in growing their customer bases.

        In addition, we believe our airline relationships give us access to sourcing and leasing opportunities across the globe and throughout the aviation industry cycle. Our 2014 sale-leaseback transaction in which we acquired 24 new aircraft from Delta is just one example of the benefits of these relationships with our customers. Our relationships are similarly strong with OEMs. We have a long history of helping OEMs expand their businesses by placing OEM aircraft with airline customers who have never before operated such aircraft. We believe that the value we add for both airlines and OEMs will continue to reinforce these relationships.

        We expect that the aircraft leasing industry will continue to be relationship-driven, and airframe and engine manufacturers and our airline customers will continue to place a high value on the expertise and experience of our management team, which we believe will help us develop new relationships. At the same time, we plan to use our long-standing contacts to grow our business and continue to add value to both manufacturers and customers. We believe these relationships will help us maintain our leadership position in the aircraft leasing industry over time.

        Strong aircraft delivery pipeline.    Through our strategic and opportunistic approaches to acquiring aircraft and our strong relationship with airframe manufacturers, as of June 30, 2016, we have an on-order portfolio of 132 aircraft to be delivered through 2020, 130 of which are next-generation aircraft. We believe that our strong aircraft delivery pipeline over this period gives us the ability to provide airline customers with a comprehensive multiyear solution to their aircraft leasing and fleet needs. We believe this ability is a competitive advantage in developing, renewing and expanding customer relationships as we have new aircraft available for delivery during periods far earlier than most of our airline customers can obtain new aircraft directly from airframe and engine manufacturers.

        Long-standing business and highly experienced and proven management team with deep aviation and financial institution experience.    Our senior leadership team is led by CEO C. Jeffrey Knittel and President Anthony Diaz, each of whom has over 30 years of experience in the aircraft leasing industry, covering several industry cycles, and deep, long-standing customer, lender, investor and OEM relationships. Our team has been instrumental in building CIT's long-standing commercial air business into one of the largest aircraft lessors in the industry over the nearly 20 years that certain members of our senior management team have been together in various capacities.

Strategy

        Our objective is to build and maintain a balanced and diverse portfolio of attractive commercial aircraft while leveraging our industry relationships and successfully managing our credit and financing risk to deliver attractive risk-adjusted returns throughout aviation industry cycles. Key elements of our strategy to achieve these objectives are as follows:

        Maintain our leadership position in the aircraft leasing marketplace via steady investment into in-demand, modern and widely-operated aircraft.    Our investment strategy is focused on acquiring a fleet of aircraft with strategically diverse technology, capacity and flight capability characteristics that will remain in strong demand throughout industry cycles. Industry experts predict continued growth of the proportion of commercial aircraft under operating leases, and we believe that these favorable industry dynamics present a significant growth opportunity. Yet, we understand the cyclical nature of the aviation industry, and believe that consistent growth drives long-term performance across cycles. Our experience demonstrates that aircraft with a large universe of potential operators have strong long-term value retention characteristics and lower re-marketing risks. We plan to own aircraft that our customers can lease and operate without major upfront costs or significant deviations from their strategic goals. We believe that steadily growing a diverse and in-demand portfolio will enable us to generate stable cash flows over the long term through high utilization rates on attractive lease terms.

        Leverage multiple aircraft procurement channels to optimize growth and performance through the aviation industry cycle.    We intend to continue to utilize multiple procurement channels to source aircraft. We plan to supplement our core acquisition strategy of direct orders from aircraft OEMs, which we believe will provide us with consistent growth, with select sale-leaseback transactions with airlines and opportunistic acquisitions from other lessors or financial institutions. We believe that the utilization of multiple aircraft procurement channels will provide us the flexibility to enhance our portfolio and performance through the cycle as each channel, to a varying degree, can be calibrated to react to, and increase opportunity from, prevailing market conditions.

        Direct Orders from Manufacturers.    As of June 30, 2016, we committed to acquire a total of 132 aircraft directly from Airbus and Boeing, representing all of our on-order portfolio as of that date. Our entire on-order portfolio scheduled for delivery in 2017 or later consists of next-generation aircraft. As of June 30, 2016, our orders include 2 A321ceo, 50 A320/321neo, 15 A330neo, 12 A350-900, 37 737 MAX and 16 787 family aircraft, which are scheduled for delivery between 2016 and 2020. We believe these orders are strategically important as they give us access to highly sought-after, current- and next-generation, fuel-efficient aircraft. We anticipate strong leasing demand from airlines over the course of the useful lives of these aircraft due to their broad appeal. We believe these delivery positions are attractively timed and have the potential to generate significant franchise value. Direct order acquisitions typically require significantly longer lead times than sale-leaseback transactions, generally ranging from four to eight years from the time of order to the scheduled delivery of the aircraft, and require us to make pre-delivery payments.

        Sale-Leaseback.    We opportunistically engage in sale-leaseback transactions as an acquirer when we believe the terms to be advantageous. Under this transaction structure, we commit to acquire either new aircraft that an airline has ordered directly from the OEM, or aircraft already in service, and lease the aircraft to the airline. The sale-leaseback channel provides us with flexibility to manage cycle risk and be responsive to market opportunities and conditions—allowing us to quickly align our portfolio with strategic growth areas and improve credit quality in anticipation of downward cycles. Sale-leaseback transactions are generally completed within nine to eighteen months from the date on which the contract is signed until the scheduled delivery of the aircraft. These transactions, which can range in size from single-aircraft acquisitions to large portfolios, allow us to grow our portfolio and add next-generation technology with limited risk in light of a known, committed lessee. They may also enable us to quickly execute strategic goals in response to changing market dynamics, such as increasing our exposure to stronger credit U.S. carriers whose credit quality is improving faster than carriers in other geographies due to consolidation. Further, such sale-leaseback portfolio transactions open up the possibility of "add-on" acquisitions of individual aircraft by reducing friction costs such that sellers may choose to engage with us exclusively rather than running a market-wide bidding process. As of June 30, 2016, we did not have any commitments to acquire aircraft through sale-leaseback transactions.

        Actively manage our lease portfolio to optimize returns and minimize risk through diversification.    In actively managing our aircraft portfolio, we seek to optimize returns and minimize risks by appropriately and prudently diversifying the types of aircraft we acquire, spreading out over a number of years the termination dates for our leases, achieving geographic diversification, and minimizing our exposure to customer concentration. Through our acquisition of desirable aircraft types with large sets of potential operators, we seek to maximize the mobility of our assets across global markets, which may allow us to achieve a high rate of lease placements on attractive lease terms. Our commitment to proactively selling aircraft facilitates management of our portfolio concentrations by providing ongoing liquidity, and managing asset residual value and lease remarketing risk. We have expertise across multiple disposition channels, including structured portfolio sales. We leverage our marketing expertise to add value throughout the sale process, as the majority of our historical sales have included an already signed lease with an operator, enabling us to realize better outcomes. Through the implementation of our diversification and sales strategies, we believe that we will be in a position to reduce our exposure to industry fluctuations over a particular period of time, economic fluctuations in a particular regional market, changes in customer preferences for particular aircraft, and the credit risk posed by a particular customer.

        Effectively manage risk over the long-term.    We aim to mitigate risk through aviation industry cycles by maintaining a diverse customer base and applying our proprietary risk management models, processes and expertise as we continuously evaluate our portfolio. With approximately 100 customers geographically distributed across 49 countries and, as of June 30, 2016, no single lessee accounting for more than 8% of our 2015 lease revenue, our business model mitigates the risk posed by the deteriorating credit of any individual customer or economic fluctuations in any particular regional market. Our diversity of aircraft types, focus on in-demand models, staggering of lease terms and matched financing reduce the risks posed by changes in preferences for particular aircraft and periodic downturns in lessee demand or broader financing markets. It is our practice to index new aircraft placements to swap rates, so that the lease rate will change in accord with interest rates until it is fixed upon delivery of the aircraft. We believe this practice helps to neutralize the effect of interest rate fluctuations on both us and the lessee during the lag time between aircraft placement and commencement of the lease upon aircraft delivery. Our experienced team uses proprietary analytical systems and credit scoring processes to forecast and identify credit and liability risks. Regular meetings between our risk group and members of other functional teams allow us to detect potentially problematic leases in advance of defaults. Our historical experience indicates that our philosophy of negotiating workouts as early as possible upon recognition of possible credit issues saves costs and mitigates risk. Because the majority of the aircraft in our fleet are models that are in demand, we are typically able to re-lease recovered assets quickly and avoid significant losses. We believe that these risk management practices will help drive our ability to deliver long-term returns.

 Summary of Risk Factors

        Ownership of our common stock is subject to a number of risks, including risks relating to our business and operations, the separation and our common stock. Set forth below are some, but not all, of these risks. Please read the information in the section entitled "Risk Factors" for a more thorough description of these and other risks.

Risks Related to Our Business and Operations

  •
  Our financial condition and results of operations are dependent, in part, on the financial strength of our lessees; lessee defaults, bankruptcies and other credit problems could have a material adverse effect on our financial condition, cash flow and results of operations.

  •
  We will need additional capital to finance our aircraft purchase obligations and refinance any existing debt, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the commercial aircraft leasing market.

  •
  Changes in the credit environment may materially affect our future access to capital.

  •
  The value of the aircraft and engines we own or acquire and the market rates for leases could decline, which could materially and adversely affect our financial condition, cash flow and results of operations.

  •
  Failing to retain and/or attract skilled employees could materially and adversely affect our business.

  •
  From time to time, the aircraft industry has experienced periods of oversupply during which lease rates and aircraft values have declined, and any future oversupply could have a material adverse effect on our financial condition, cash flow and results of operations.

  •
  Changes in interest rates may materially and adversely affect our financial condition and results of operations.

  •
  Competition from other aircraft lessors or purchasers could have a material adverse effect on our cash flow and results of operations.

  •
  The number of aircraft and engine manufacturers is limited and the failure of any manufacturer to meet its obligations could have a material adverse effect on our financial condition, cash flow and results of operations.

  •
  The introduction of superior aircraft technology or a new line of aircraft or engines could cause the aircraft that we own or acquire to become outdated or obsolete or oversupplied and therefore less desirable, which could have a material adverse effect on our financial condition, cash flow and results of operations.

  •
  Our aircraft may not at all times be adequately insured either as a result of lessees failing to maintain sufficient insurance during the course of a lease or insurers not being willing to cover certain risks, which could have a material adverse effect on our financial condition.

  •
  Terrorist attacks, cyber-attacks or the fear of such attacks, even if not made directly on the airline industry, and unfavorable geopolitical conditions could negatively affect lessees and the airline industry, which could have a material adverse effect on our financial condition, cash flow and results of operations.

  •
  We are subject to various risks and requirements associated with transacting business in foreign countries.

  •
  The effects of various environmental laws and regulations may negatively affect the airline industry, which may in turn have a material adverse effect on our financial condition, cash flow and results of operations.

  •
  We may be indirectly subject to global economic and political risks, including those associated with emerging markets and the British referendum to exit the European Union, which could have a material adverse effect on our financial condition, cash flow and results of operations.

  •
  The terms of our indebtedness or any indebtedness we incur in connection with the separation or in the future may restrict our operations, particularly our ability to respond to changes or to take certain actions.

  •
  Our expected level of indebtedness and existing and future purchase commitments will require significant debt service and pre-delivery payments.

Risks Related to the Separation

  •
  We have no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

  •
  There could be significant liability if the distribution is determined to be a taxable transaction.

  •
  Until the separation and distribution occur, CIT has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to us.

  •
  We may not achieve some or all of the expected benefits of the separation, the separation may materially and adversely affect our business, and we may not be able to execute on our business plan and strategy following the separation.

  •
  CIT may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

Risks Related to Our Common Stock

  •
  No market currently exists for our common stock and we cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

  •
  There may be substantial changes in our stockholder base.

  •
  We cannot guarantee the timing, amount or payment of dividends on our common stock, if any, now or in the future.

  •
  Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of the company, which could decrease the trading price of our common stock.

The Separation and Distribution

        On October 23, 2015, CIT announced that it would explore strategic alternatives for its commercial aircraft leasing business. On December 9, 2015, CIT management stated that CIT would pursue a dual-track process that would include exploring both a sale of the business and a tax-free spin-off to effect the separation, and reaffirmed its commitment to this process in a March 23, 2016 presentation to investors.

        On [    •    ], the CIT board of directors determined to effect the separation by means of a pro rata distribution to CIT stockholders of all the outstanding shares of common stock of C2, which was formed to hold CIT's commercial aircraft leasing business. The board approved the distribution of all of C2's issued and outstanding shares of common stock on the basis of one share of C2 common stock for every [    •    ] shares of CIT common stock held at the close of business on [    •    ], the record date for the distribution, subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement. For a more detailed description of these conditions, see the section entitled "The Separation and Distribution—Conditions to the Distribution."

C2's Post-Separation Relationship with CIT

        After the distribution, CIT and C2 will be separate companies with separate management teams and separate boards of directors. C2 will enter into a separation and distribution agreement with CIT, which is referred to in this information statement as the "separation agreement" or the "separation and distribution agreement." In connection with the separation, C2 will also enter into various other agreements to effect the separation and provide a framework for its relationship with CIT after the separation, such as a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between C2 and CIT of CIT's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after C2's separation from CIT, and will govern certain relationships between C2 and CIT after the separation. Forms of these agreements have been or will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part. For additional information regarding the separation agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled "Risk Factors—Risks Related to the Separation," "The Separation and Distribution" and "Relationship with CIT Following the Separation and Distribution."

Reasons for the Separation

        The CIT Board of Directors believes that separating the commercial aircraft leasing business from the remaining businesses of CIT is in the best interests of CIT and its stockholders for a number of reasons, including:

  •
  Enhanced transparency and a distinct investment identity for each of CIT and C2.  The separation will allow investors to separately value CIT and C2 based on their distinct investment identities, enhancing investor transparency and better highlighting the attributes of both companies. C2's commercial aircraft leasing business differs from CIT's commercial banking, consumer and community banking, and other transportation finance businesses in several respects, such as the duration and structure of assets, sources of financing, credit characteristics of customers, concentration of portfolio and geographic footprint. In addition, investors and analysts often apply different valuation methodologies to the two businesses. The separation will enable investors to evaluate the merits, strategy, performance, and future prospects of each company's respective business relative to its peers and to invest in each company separately based on these distinct characteristics. The separation may attract new investors whose investment strategies call for a more concentrated exposure to either the commercial aircraft leasing business or CIT's other businesses.

  •
  Enhanced strategic and management focus.  The separation will allow C2 and CIT to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on their respective opportunities for long-term growth and profitability. C2's management will be able to focus on its commercial aircraft leasing business, while the management of CIT will be dedicated to growing its commercial banking, consumer and community banking, and other transportation finance businesses.

  •
  Creation of a more efficient holder of aircraft assets.  CIT is a financial holding company with a national bank subsidiary, and therefore it and its subsidiaries are subject to regulation from several governmental authorities, including the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York. As a result, CIT is subject to certain limitations on its activities, transactions with affiliates and payment of dividends, and certain standards for capital and liquidity, safety and soundness and incentive compensation. In particular, because C2's aircraft order book is recognized as an off-balance sheet commitment and CIT, as a financial holding company, must hold capital against these future deliveries, depending on the size of the order book, CIT's return on equity and financial performance could potentially be reduced relative to aircraft leasing peers. Following the separation, C2, which will not be a bank holding company or financial holding company, will no longer be subject to many of these capital and regulatory requirements, enabling it to establish a capital structure tailored to the needs of the commercial aircraft leasing business and to deploy capital more effectively, and CIT will significantly reduce its non-earning off-balance sheet commitments.

  •
  Access to capital markets to support growth.  The separation will create an independent capital structure that will afford C2 direct access to both equity and debt markets and will facilitate C2's ability to effect future acquisitions of aircraft assets. As a result, C2 will generally have more flexibility to capitalize on its growth opportunities.

  •
  Alignment of incentives with performance objectives.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company's business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

  •
  Preservation of CIT's NOLs.  Unlike other separation alternatives, including a sale, a spin-off of CIT's commercial aircraft business is expected to allow CIT to preserve its net operating loss carry forwards ("NOLs"), which are available to offset future CIT taxable income and gains.

        The CIT Board of Directors also considered a number of potentially negative factors in evaluating the separation, including, among others, the potential loss of synergies, dedication of resources to replicate certain technology applications and infrastructure, time and effort required to be dedicated to this transaction by the management of CIT and C2 and the potential diversion of their attention away from their respective businesses, the types of increased costs that would result from operating C2 as a separate public entity (such as those relating to an independent board of directors, compliance with regulatory and stock exchange requirements and increased fees for financial auditing, insurance coverage and tax compliance), the types of one-time costs that would be incurred in effectuating the separation (such as investment banking and other professional service fees, asset transfer and liability management costs, and expenses related to the establishment of separate facilities, systems and operations and an independent board of directors), and the risk of not realizing the anticipated benefits of the separation and limitations placed on C2 as a result of the tax matters agreement, but concluded that the potential benefits of the separation significantly outweighed these factors. For additional information, see the section entitled "Risk Factors."

Corporate Information

        C2 was incorporated in Delaware on June 1, 2016 for the purpose of holding CIT's commercial aircraft leasing business in connection with the separation and distribution described herein. The address of C2's principal executive offices is 11 West 42nd Street, New York, New York 10036. C2's telephone number after the distribution will be [    •    ]. C2 maintains an Internet site at [    •    ]. C2's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to stockholders of CIT who will receive shares of C2 common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of C2's securities. The information contained in this information statement is believed by C2 to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and neither CIT nor C2 will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

 Summary Historical Combined Financial Data

        The following summary financial data reflects the combined operations of C2. We derived the summary historical combined income statement data for the six months ended June 30, 2016 and June 30, 2015, and the years ended December 31, 2015, December 31, 2014 and December 31, 2013, and combined balance sheet data as of June 30, 2016, December 31, 2015 and, December 31, 2014, as set forth below, from our unaudited Interim Condensed Combined Financial Statements and audited Annual Combined Financial Statements (together, the "Combined Financial Statements"), which are included in the "Index to Financial Statements" section of this information statement. We derived the summary combined balance sheet data as of June 30, 2015, December 31, 2013, December 31, 2012 and December 31, 2011 and the summary combined income statement data for the years ended December 31, 2012 and December 31, 2011 from our unaudited underlying financial records which are not included in this information statement. Our underlying financial records were derived from the financial records of CIT for the periods reflected herein. As a result, the historical results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, stand-alone company during the periods presented. To ensure a full understanding of this summary financial data, the information presented below should be reviewed in combination with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and accompanying notes thereto included elsewhere in this information statement.

        This summary historical combined financial data should be reviewed in combination with "Unaudited Pro Forma Combined Financial Statements," "Capitalization," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and accompanying notes included in this information statement.

Selected Combined Financial Data

	Six months ended June 30,		Year ended December 31,
Select Data (dollars in thousands)	2016 (Unaudited)	2015 (Unaudited)	2015	2014	2013	2012 (Unaudited)	2011 (Unaudited)
Summary of Income:
Revenues
Lease rental revenue, net	$611,989	$551,957	$1,119,830	$1,132,224	$1,033,438	$1,076,922	$992,508
Other revenue(1)	$29,136	$45,042	$70,375	$71,118	$72,848	$81,958	$119,627

Total Revenues	$641,125	$596,999	$1,190,205	$1,203,342	$1,106,286	$1,158,880	$1,112,135
Expenses
Depreciation on flight equipment	$222,314	$196,643	$397,832	$374,497	$321,347	$302,201	$264,030
Total Expenses	$491,706	$444,943	$902,074	$822,880	$784,066	$1,345,478	$1,100,565
Total Pre-Tax Income (Loss)(2)	$157,689	$158,380	$300,404	$388,197	$331,990	$(196,511)	$(15,702)
Net income (loss)	$139,516	$144,515	$385,662	$361,845	$300,258	$(223,021)	$(57,287)
Financial Position at Period End:
Total cash and cash equivalents(3)	$668,399	$697,462	$649,110	$964,509	$675,733	$569,766	$453,309
Finance leases and loans, net of allowance for credit losses	$344,833	$383,274	$365,508	$401,043	$158,150	$314,536	$409,286
Total flight equipment(4)	$9,778,351	$9,030,711	$9,769,443	$9,309,292	$8,379,337	$8,238,759	$8,242,637

Total Portfolio Assets	$10,123,184	$9,413,985	$10,134,951	$9,710,335	$8,537,487	$8,553,295	$8,651,923
Total Assets	$11,948,455	$11,117,710	$11,804,725	$11,568,307	$10,188,315	$9,901,491	$9,749,713
Total borrowings(5)	$3,486,456	$3,141,453	$3,592,114	$3,666,226	$3,294,697	$3,090,951	$2,506,419

	Six months ended June 30,		Year ended December 31,
Select Data (dollars in thousands)	2016 (Unaudited)	2015 (Unaudited)	2015	2014	2013	2012 (Unaudited)	2011 (Unaudited)
Total Parent Company Net Investment	$6,916,156	$6,505,872	$6,698,081	$6,439,532	$5,474,410	$5,429,072	$5,959,759
Other:
Number of aircraft owned	307	293	305	300	278	278	276
Number of aircraft on order	132	151	139	152	147	161	162
Return on Assets(6)	2.35%	2.56%	3.30%	3.33%	2.99%	(2.27)%	(0.62)%

(1)
Other revenue is comprised of Finance lease and interest revenue, net, Gain on disposal of flight equipment, net and Other revenue as presented on the Combined Statements of Income.

(2)
Total Pre-tax Income (Loss) is calculated as Income before income taxes and income of investments accounted for under the equity method plus Share of earnings (loss) from unconsolidated equity method investment, net of tax, as presented on the Combined Statements of Income.

(3)
Total cash and cash equivalents is comprised of Cash and cash equivalents and Restricted cash and cash equivalents as presented on the Combined Balance Sheets.

(4)
Total flight equipment is comprised of Flight equipment held for operating leases, net of accumulated depreciation and Flight equipment held for sale as presented on the Combined Balance Sheets.

(5)
Total borrowings is comprised of Borrowings from secured financing, net of debt issuance costs and Notes payable to related parties as presented on the Combined Balance Sheets.

(6)
Return on Assets ("ROA") is calculated as Net income (loss) divided by average Total Assets as presented on the Combined Statements of Income and Combined Balance Sheets, respectively. The Net Income figures for the six months ended June 30, 2016 and 2015 have been annualized for the purposes of this calculation.

 RISK FACTORS

        The operation of our business and the economic and regulatory climate in the United States and other regions of the world involve various elements of risk and uncertainty. You should carefully consider the following risks and other information in this information statement in evaluating the company and our common stock. Any of the following risks, and additional risks that are presently unknown to us or that we currently deem immaterial, could materially and adversely affect our business, financial condition or results of operations. The risk factors generally have been separated into three groups: risks related to our business and operations, risks related to the separation and risks related to our common stock.

Risks Related to Our Business and Operations

Our business is affected by general economic and financial conditions.

        Our business and results of operations are significantly affected by general business, financial market and economic conditions. The worsening of economic conditions, particularly if combined with high fuel prices, may have a material adverse effect on our lessees' ability to meet their financial and other obligations under our operating leases, which, if our lessees default on their obligations to us or seek to renegotiate the terms of their leases, could have a material adverse effect on our financial condition, cash flow and results of operations. General business and economic conditions that could affect us include interest rate or foreign exchange rate fluctuations, inflation, unemployment levels, restructurings and mergers in the airline industry, volatile fuel costs, demand for passenger and cargo air travel, volatility in both debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, global economic growth and the strength of local economies in which we operate.

Our financial condition and results of operations are dependent, in part, on the financial strength of our lessees; lessee defaults, bankruptcies and other credit problems could have a material adverse effect on our financial condition, cash flow and results of operations.

        Our financial condition and results of operations depend, in part, on the financial strength of our lessees, our ability to appropriately assess the credit risk of our lessees and the ability of our lessees to perform under our leases. Many of our lessees have expanded their airline operations through borrowings and long-term leases and may be highly leveraged. These lessees will depend on banks and the capital markets to provide working capital and to refinance existing indebtedness.

        We generate almost all of our revenue from leases to airlines and as a result we are indirectly affected by all the risks facing airlines today. The ability of our lessees to perform their obligations under our leases will depend primarily on our lessees' financial condition and cash flow, which may be affected by factors outside our control, including:

  •
  passenger air travel demand;

  •
  competition;

  •
  economic conditions and currency fluctuations in the countries and regions in which the lessees operate;

  •
  the price and availability of jet fuel;

  •
  availability of financing and other circumstances affecting airline liquidity, including covenants in financings, collateral posting requirements contained in fuel hedging contracts and the ability of airlines to make or refinance principal payments as they come due;

  •
  fare levels;

  •
  geopolitical and other events, including war, acts of terrorism, outbreaks of epidemic diseases, aircraft accidents and natural disasters;

  •
  increases in operating costs, including labor costs, insurance costs and other general economic conditions affecting our lessees' operations;

  •
  labor difficulties;

  •
  governmental regulation and associated fees affecting the air transportation business; and

  •
  environmental regulations, including, but not limited to, restrictions on noise or carbon emissions.

        To the extent that our lessees are affected by these risks, we may experience a decrease in demand for our aircraft along with reduced market lease rates, effective lease margins and aircraft values, which could require us to recognize impairments or fair value adjustments on our aircraft. Any of the foregoing could have a material adverse effect on our financial condition, cash flow and results of operations.

        Many of our existing lessees are not rated investment grade by the principal U.S. rating agencies, may suffer liquidity or funding problems and, at any point in time, may experience lease payment difficulties or be significantly in arrears in their obligations under our leases. Lessees encountering financial difficulties may seek reductions in their lease rates or other concessions, such as lowered maintenance obligations. Downturns in the aviation industry could cause or exacerbate financial and liquidity problems for our lessees and could increase the risk of delayed, missed or reduced rental payments. We may not correctly assess the credit risk of each lessee or we may charge lease rates that do not correctly reflect these risks. Our lessees may not be able to continue to meet their financial and other obligations under our leases in the future. Delayed, missed or reduced rental payments from a lessee would decrease our revenues, margins and cash flow.

        In addition, we may experience lessee defaults, lease restructurings, aircraft repossessions and airline bankruptcies and restructurings in the future. The terms and conditions of possible lease restructurings or reschedulings may result in a significant reduction or deferral of rental payments due over all or part of the remaining lease term, which may materially and adversely affect our financial condition, results of operations and growth prospects. The terms of any revised payment schedules may be unfavorable and such payments may not be made. Our default levels may increase over time if economic conditions deteriorate. If lessees of a significant number of our aircraft default on their leases, our financial condition, cash flow and results of operations could be materially and adversely affected.

We are subject to risks associated with currency fluctuations, and changes in foreign currency exchange rates could impact our results of operations.

        A significant portion of our business is conducted outside the United States and all of our lease and sale contracts to date have been denominated in U.S. dollars. Our airline customers, however, may conduct business in local currencies. An increase in the value of the U.S. dollar relative to foreign currencies could reduce demand for our aircraft and make our aircraft less competitive in international markets, which could have a material adverse effect on our financial condition, cash flow and results of operations.

We will need additional capital to finance our aircraft purchase obligations and refinance any existing debt, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the commercial aircraft leasing market.

        Our ability to acquire additional assets and to refinance our existing debt depends to a significant degree on our ability to access the financing markets. Our access to debt and equity financing will depend on a number of factors, including our historical and expected performance, compliance with the terms of our debt agreements, general market conditions, interest rate fluctuations and the relative attractiveness of alternative investments. Some of these factors are unpredictable and beyond our control; for example, if governmental funding of export credit agencies is reduced or terminated and Export Credit Agencies ("ECA") or Export-Import Bank of the United States ("Ex-Im") facilities are no longer available, we will lose an attractive source of potential financing. We are exposed to risk from volatility and disruption in the financing markets in various ways, including difficulty or inability to finance the acquisition of aircraft, increased risk of default by our lessees, exposure to increased bank or counterparty risk and the risk that we will not be able to refinance any existing debt financings as they come due, on favorable terms or at all. In addition, volatility or disruption in the financing markets could materially and adversely affect banks and financial institutions, causing lenders to increase the costs of such financing or to be reluctant or unable to provide us with financing on terms acceptable to us.

        We compete with other lessors and airlines when acquiring aircraft, and our ability to grow our portfolio is dependent on our ability to access attractive financing. If we are unable to raise funds or obtain capital on terms acceptable to us, we may not be able to satisfy our aircraft acquisition commitments, which as of June 30, 2016, represented an aggregate of $9.2 billion through 2020. If we are unable to satisfy our purchase commitments, we may be forced to forfeit our deposits. Further, we could be exposed to potential breach of contract claims by our lessees and manufacturers. These risks may also be increased by volatility and disruption in the capital and credit markets. Therefore, if we are unable to raise funds or obtain capital on acceptable terms, our growth opportunities will be limited and our ability to refinance any existing debt could be materially and adversely affected, any of which could have a material adverse effect on our financial condition, cash flow and results of operations.

Changes in the credit environment may materially affect our future access to capital.

        Our ability to issue debt or enter into other financing arrangements on acceptable terms could be materially and adversely affected if there is a material decline in our business or if other significantly unfavorable changes in economic conditions occur. Volatility in the world financial markets could increase borrowing costs or affect our ability to gain access to the capital markets, which could have an adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

The value of the aircraft and engines we own or acquire and the market rates for leases could decline, which could materially and adversely affect our financial condition, cash flow and results of operations.

        Aircraft and engine values and market rates for leases have from time to time experienced sharp decreases due to a number of factors, including, but not limited to, decreases in passenger and air cargo demand, increases in fuel costs, government regulation and increases in interest rates. Operating leases place the risk of realization of residual values on aircraft lessors because only a portion of the aircraft's and engines' value is covered by contractual cash flows under the lease. In addition to factors linked to the aviation industry generally, many other factors may affect the value of our aircraft and engines and market rates for our leases, including:

  •
  the particular maintenance, damage, operating history and documentary records of the aircraft and engine;

  •
  manufacture and type or model of aircraft or engine, including the number of operators using that type of aircraft;

  •
  whether the aircraft is subject to a lease, and if so, whether the lease terms are favorable to the lessor;

  •
  aircraft age;

  •
  the advent of newer models of such aircraft or aircraft types competing with such aircraft and engines;

  •
  the regulatory authority under which the aircraft is operated and regulatory actions, including mandatory grounding of the aircraft;

  •
  any renegotiation of an existing lease on less favorable terms;

  •
  any tax, customs, regulatory and legal requirements that must be satisfied before the aircraft can be purchased, sold or re-leased;

  •
  compatibility of aircraft configurations or specifications with other aircraft operated by operators of that aircraft type; and

  •
  decreases in creditworthiness of lessees.

        Any decrease in the value of our aircraft and engines and market rates for leases, which may result from the above factors or other unanticipated factors, may diminish or delay our ability to sell aircraft at an attractive price or at all, which may prevent us from reinvesting capital from aircraft sales at the time or in the amounts desired to meet our strategic goals. As a result, any decrease in the value of our aircraft and market rates for leases could have a material adverse effect on our financial condition.

Failing to retain and/or attract skilled employees could materially and adversely affect our business.

        Our business and results of operations depend in part upon our ability to retain and attract highly skilled and qualified executive officers and management, financial, technical, sales, and support employees. Competition for qualified executive officers and employees can be challenging, and we cannot ensure success in attracting or retaining such individuals. This competition can lead to increased expenses in many areas. If we fail to attract and retain qualified executive officers and employees, it could materially adversely affect our ability to compete and it could have a material adverse effect on our ability to successfully operate our business.

Incurring significant costs resulting from lease defaults could materially and adversely affect our financial results and growth prospects.

        If we are required to repossess an aircraft after a lessee default, we may be required to incur significant costs. Those costs may include legal and other expenses of court or other governmental proceedings, including the cost of posting surety bonds or letters of credit necessary to effect repossession of an aircraft, particularly if the lessee is contesting the proceedings or is in bankruptcy. In addition, during these proceedings the relevant aircraft would likely not be generating revenue. We could also incur substantial maintenance, refurbishment or repair costs if a defaulting lessee fails to pay such costs and where such maintenance, refurbishment or repairs are necessary to put the aircraft in suitable condition for re-lease or sale. We may also incur storage costs associated with any aircraft that we repossess and are unable immediately to place with another lessee. It may also be necessary to pay off liens, airport fees, taxes and other governmental charges on the aircraft to obtain clear possession and to remarket the aircraft effectively, including, in some cases, liens that the lessee might have incurred in connection with the operation of its other aircraft, which may or may not be owned by us. We could also incur other costs in connection with the physical possession of the aircraft.

        We may also suffer other adverse consequences as a result of a lessee default, the related termination of the lease and the repossession of the related aircraft. It is likely that our rights upon a lessee default will vary significantly depending upon the jurisdiction and the applicable law, including the need to obtain a court order for repossession of the aircraft and/or consents for deregistration or re-export of the aircraft. We anticipate that when a defaulting lessee is in bankruptcy, protective administration, insolvency or similar proceedings, additional limitations may apply. Certain jurisdictions give rights to the trustee in bankruptcy or a similar officer to assume or reject the lease or to assign it to a third party, or entitle the lessee or another third party to retain possession of the aircraft without paying lease rentals or performing all or some of the obligations under the relevant lease. In addition, certain of our lessees are owned, in whole or in part, by government-related entities, which could complicate our efforts to repossess our aircraft in that lessee's domicile. Accordingly, we may be delayed in, or prevented from, enforcing certain of our rights under a lease and in re-leasing the affected aircraft.

        If we repossess an aircraft, we may not necessarily be able to export or deregister the aircraft in a timely manner. For instance, where a lessee or other operator flies only domestic routes in the jurisdiction in which the aircraft is registered, repossession may be more difficult, especially if the jurisdiction permits the lessee or the other operator to resist deregistration. We may also incur significant costs in retrieving or recreating aircraft records required for registration of the aircraft, and in obtaining the Certificate of Airworthiness for an aircraft. If, upon a lessee default, we incur significant costs in connection with repossessing our aircraft, are delayed in repossessing our aircraft or are unable to obtain possession of our aircraft, our financial condition, cash flow and results of operations may be materially and adversely affected.

Our business model depends on the continual re-leasing of our aircraft when current leases expire and the leasing of new aircraft on order, and we may not be able to do so on favorable terms, if at all.

        Our business model depends on the continual re-leasing of our aircraft when our current leases expire to generate sufficient revenues to finance our operations and pay our debt service obligations. As of June 30, 2016, we had 14 leases expiring through the end of 2016, 27 leases expiring in 2017 and 30 leases expiring in 2018, representing $482 million, $723 million, and $654 million in net book value, respectively. The aircraft subject to those leases that we do not sell prior to lease termination will need to be sold following lease termination, re-leased, or the current leases will need to be extended.

        With respect to our operating leases, only a portion of the aircraft's value is covered by revenues generated from the lease and we may not be able to realize the aircraft's residual value over its useful life. We bear the risk of re-leasing or selling the aircraft in our fleet when our operating leases expire or when aircraft are returned to us prior to the expiration of any lease. Our ability to lease, re-lease or sell our aircraft will depend on conditions in the airline industry and general market and competitive conditions at the time the operating leases are entered into and expire. In addition, our ability to re-lease our aircraft will be affected by the particular maintenance, damage and operating history of the aircraft and its engines. Further, our ability to avoid significant off-lease time is likely to be adversely impacted by, among other things, increases in the cost of fuel, any deterioration in the financial condition of the airline industry, any major airline bankruptcies, any sale of large numbers of repossessed aircraft by financial institutions, the introduction of newer models of aircraft and other factors leading to oversupply (including manufacturer overproduction), and political and economic uncertainties.

From time to time, the aircraft industry has experienced periods of oversupply during which lease rates and aircraft values have declined, and any future oversupply could have a material adverse effect on our financial condition, cash flow and results of operations.

        Historically, the aircraft leasing business has experienced periods of aircraft oversupply. The oversupply of a specific type of aircraft is likely to depress the lease rates for and the value of that type of aircraft. The supply and demand for aircraft is affected by various cyclical and noncyclical factors that are outside of our control, including:

  •
  passenger and air cargo demand;

  •
  operating costs, including fuel costs;

  •
  general economic conditions;

  •
  geopolitical events, including war, prolonged armed conflict and acts of terrorism;

  •
  outbreaks of communicable diseases and natural disasters;

  •
  governmental regulation;

  •
  interest and foreign exchange rates;

  •
  the availability of credit;

  •
  airline restructurings and bankruptcies;

  •
  manufacturer production levels and technological innovation;

  •
  manufacturers merging or exiting the industry or ceasing to produce certain aircraft types;

  •
  climate change initiatives, technological change, aircraft noise and emissions regulations, aircraft age limits and other factors leading to reduced demand for, early retirement or obsolescence of aircraft models;

  •
  reintroduction into service of aircraft previously in storage; and

  •
  airport and air traffic control infrastructure constraints.

        During recent years, the airline industry has committed to a significant number of aircraft deliveries through order placements with manufacturers. In response, aircraft manufacturers have raised their production output. The increase in these production levels could result in an oversupply of aircraft if growth in airline traffic does not meet airline industry expectations. An oversupply of new aircraft could also materially and adversely affect the rental rates for, and market values of, used aircraft.

        In addition, many airlines have eliminated certain types of aircraft from their fleets, affecting the prices both of the aircraft types they eliminate and the types they continue to use. This elimination of certain types of aircraft has resulted in an increase in the availability of such aircraft in the market, a decrease in rental rates for such aircraft and a decrease in market values of such aircraft. We cannot assure you that airlines will continue to acquire the same types of aircraft, or that we will not acquire aircraft that will cease to be used by our potential lessees. Any of these factors may produce sharp and prolonged decreases in aircraft lease rates and values, or may have a negative effect on our ability to lease or re-lease the aircraft in our fleet or in our order book. Any of these factors could have a material adverse effect on our financial condition, cash flow and results of operations.

Changes in interest rates may materially and adversely affect our financial condition and results of operations.

        As of June 30, 2016, substantially all of our operating leases were fixed rate, and we expect the significant majority of our indebtedness to be fixed rate. Nevertheless, changes in interest rates may materially and adversely affect our business. Higher interest rates and corresponding higher lease rates will make aircraft more expensive for airlines to lease and may result in reduced demand for new aircraft or the operating lease financing structure, which would materially and adversely affect our lease revenue. If we incur additional fixed rate debt in the future, whether to fund additional assets or refinance our existing debt, increased interest rates prevailing in the market at the time of the incurrence or refinancing of such debt will likely increase our interest expense. To the extent there is a mismatch between our debt maturities and lease expirations or we otherwise fail to benefit from a corresponding rise in revenue through higher lease rates, such an increase in interest rates could have a material adverse effect on our financial condition, cash flow and results of operations.

        Decreases in interest rates may also materially and adversely affect our lease revenues. Since our fixed rate leases are based, in part, on prevailing interest rates at the time we enter into the lease, if interest rates decrease, new fixed rate leases we enter into may be at lower lease rates and our lease revenue will be materially and adversely affected. To the extent there is a mismatch between our debt maturities and lease expirations or we otherwise fail to benefit from a corresponding decline in interest expense through lower borrowing costs, such a decrease in interest rates could have a material adverse effect on our financial condition, cash flow and results of operations.

Competition from other aircraft lessors or purchasers could have a material adverse effect on our cash flow and results of operations.

        The aircraft leasing industry is highly competitive. We encounter competition in the acquisition of aircraft from other entities such as airlines, aircraft manufacturers, financial institutions, aircraft brokers, public and private partnerships, investors and funds with more capital to invest in aircraft, and other aircraft leasing companies that we do not currently consider our major competitors.

        Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. Some of our competitors may have greater financial resources and access to lower capital costs than we have and may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. In addition, some competing aircraft lessors may provide inducements to potential lessees that we cannot match. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee, if any. We may not always be able to compete successfully with our competitors and other entities, which could have a material adverse effect on our financial condition, cash flow and results of operations.

The number of aircraft and engine manufacturers is limited and the failure of any manufacturer to meet its obligations could have a material adverse effect on our financial condition, cash flow and results of operations.

        The supply of large commercial jet aircraft is dominated by four airframe manufacturers—Boeing, Airbus, Bombardier and Embraer—and four engine manufacturers—CFM International, GE Aircraft Engines, Rolls Royce plc and Pratt & Whitney. As a result, we are dependent on these manufacturers' success in remaining financially stable, producing products and related components which meet the airlines' demands and fulfilling their contractual obligations to us. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience any of the following:

  •
  missed or late delivery of aircraft ordered by us, which could result in an inability to meet our contractual obligations to our customers, the loss of security deposits and advance rental payments by our customers to us for new ordered aircraft, and/or the triggering of certain termination rights under lease agreements with our customers, any of which could lead to lost or delayed revenues, lower growth rates and strained customer relationships;

  •
  an inability to acquire aircraft and engines and related components on terms which will allow us to lease those aircraft to customers at a profit, resulting in lower growth rates or a contraction in our aircraft portfolio;

  •
  poor customer support from the manufacturers of aircraft, engines and components;

  •
  manufacturer reputational damage, resulting in reduced demand for a particular manufacturer's product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates and sale prices for those aircraft; and

  •
  reduction in our competitiveness due to deep discounting by the manufacturers, which may lead to reduced market lease rates and sale prices and may affect our ability to re-lease or sell some of the aircraft in our portfolio.

Any of these circumstances could have a material adverse effect on our financial condition, cash flow and results of operations.

        There have been recent well-publicized delays by airframe manufacturers in meeting stated delivery schedules for new aircraft programs. Although we may have the right to terminate a purchase agreement in the event of protracted manufacturing delays, subject to certain grace periods, if we experience delivery delays for new aircraft types or aircraft for which we have made future commitments (such as the A320neo, A330neo and the 737 MAX), it could delay the receipt of contracted cash flows, and affected lessees could be entitled to terminate their lease arrangements with respect to such aircraft if the delays extend beyond agreed-upon periods of time. Though manufacturing delays may allow us to defer an otherwise necessary capital expenditure, which may provide us with greater financial flexibility, any resulting termination of a lease arrangement by a lessee could negatively affect our cash flow and results of operations.

        In addition, new aircraft types may not deliver their expected performance, or could experience technical problems that result in the grounding of the aircraft, which in either case could materially and adversely affect the values and lease rates of such aircraft.

Changes in fuel costs may materially and adversely affect the profitability of our leases and/or our lessees' operating results, which could in turn negatively impact our business.

        Fuel costs represent a major expense to airlines. Fuel prices can fluctuate widely depending primarily on international market conditions, geopolitical and environmental events and regulation, natural disasters, conflicts, war, regulatory changes and currency exchange rates. As a result, fuel prices are not within the control of our lessees and significant changes in fuel prices could materially and adversely affect their operating results. For instance, events such as geopolitical disruption in the Middle East, natural disasters, decisions by the Organization of the Petroleum Exporting Countries regarding its members' oil output, and changes in global demand for fuel from countries such as China can significantly affect fuel availability and prices.

        Higher fuel costs may have a material adverse impact on airline profitability, including the profitability of our lessees. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their customers by increasing fares. In addition, airlines may not be able to manage this risk by appropriately hedging their exposure to fuel price fluctuations. For these reasons, if fuel prices increase due to adverse supply and demand conditions, terrorist attacks, acts of war, armed hostilities or natural disasters or for any other reason, our lessees may incur higher costs and generate lower net revenues, which would adversely impact their financial positions. Consequently, these conditions may (i) affect our lessees' ability to make rental and other lease payments, (ii) result in lease restructurings and aircraft repossessions, (iii) increase our costs of servicing and marketing the aircraft, (iv) impair our ability to re-lease or otherwise dispose of the aircraft on a timely basis and/or at favorable rates and (v) reduce the value receivable for the aircraft upon any disposition. These results could have a material adverse effect on our financial condition, cash flow and results of operations.

        Alternatively, lower fuel costs may reduce demand for newer fuel-efficient aircraft, which comprise a significant portion of our order book. Lease rates for aircraft with new technology that enables greater fuel efficiency are higher than rates for older, less fuel-efficient aircraft. However, a decrease in demand for newer technology due to lower fuel prices may reduce this lease rate premium, which may have a material adverse effect on the profitability of our leases of newer aircraft and could negatively impact our financial condition, cash flow and results of operations.

If our lessees fail to discharge aircraft liens, we may be obligated to pay the aircraft liens, which could have a material adverse effect on our financial condition, cash flow and results of operations.

        In the normal course of their business, our lessees are likely to incur aircraft liens that secure the payment of airport fees and taxes, customs duties, air navigation charges (including charges imposed by Eurocontrol, the European Organization for the Safety of Air Navigation), landing charges, salvage or other charges. These liens may secure substantial sums that may, in certain jurisdictions or for certain types of liens, particularly liens on entire fleets of aircraft, exceed the value of the particular aircraft to which the liens have attached. Aircraft may also be subject to mechanics' liens as a result of maintenance performed by third parties on behalf of our lessees. Although we anticipate that the financial obligations relating to these liens will be the responsibility of our lessees, if they fail to fulfill such obligations, the liens may attach to our aircraft and ultimately affect our ability to realize value from the aircraft. In some jurisdictions, aircraft liens may give the holder the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft. Until they are discharged, these liens could impair our ability to repossess, re-lease or sell our aircraft. Our lessees may not comply with the anticipated obligations under their leases to discharge aircraft liens arising during the terms of the leases. If they do not, we may find it necessary to pay the claims secured by such aircraft liens to repossess the aircraft. Such payments could have a material adverse effect on our financial condition, cash flow and results of operations.

If we, or our lessees, fail to maintain our aircraft, their value may decline and we may not be able to lease or re-lease our aircraft at favorable rates, if at all, which could have a material adverse effect on our financial condition, cash flow and results of operations.

        We may be exposed to increased maintenance costs for our leased aircraft associated with a lessee's failure to properly maintain the aircraft or pay supplemental maintenance rent. If an aircraft is not properly maintained, its market value may decline, which would result in lower revenues from its lease or sale. Under our leases, our lessees are primarily responsible for maintaining the aircraft and complying with all governmental requirements applicable to the lessee and the aircraft, including operational, maintenance, government agency oversight, registration requirements and airworthiness directives. Although we require many of our lessees to pay us supplemental maintenance rent, failure of a lessee to perform required maintenance during the term of a lease could result in a decrease in value of an aircraft, an inability to re-lease an aircraft at favorable rates, if at all, or a potential grounding of an aircraft. Maintenance failures by a lessee would also likely require us to incur maintenance and modification costs upon the termination of the applicable lease, which could be substantial, to restore the aircraft to an acceptable condition prior to sale or re-leasing and may delay any subsequent sale or re-leasing. If we are unable to re-lease an aircraft when it comes off lease because we need to make such repairs or conduct such maintenance, we may realize a substantial loss of cash flows without any corresponding cessation in our debt service obligations. We cannot assure you that, in the event a lessee defaults under a lease, any security deposit paid or letter of credit provided by the lessee as security for the performance of its obligations under the lease will be sufficient to cover the lessee's outstanding or unpaid lease obligations and required maintenance expenses or be sufficient to discharge liens that may have attached to our aircraft. Our lessees' failure to meet their obligations to pay supplemental maintenance rent or perform required scheduled maintenance or our inability to maintain our aircraft could have a material adverse effect on our financial condition, cash flow and results of operations.

The introduction of superior aircraft technology or a new line of aircraft or engines could cause the aircraft that we own or acquire to become outdated or obsolete or oversupplied and therefore less desirable, which could have a material adverse effect on our financial condition, cash flow and results of operations.

        As manufacturers introduce technological innovations and new types of aircraft or engines, some of the aircraft in our fleet could become less desirable to potential lessees. Such technological innovations may increase the rate of obsolescence of existing aircraft faster than currently anticipated by our management, which could negatively affect the value of the aircraft in our fleet. New aircraft manufacturers could emerge to produce aircraft that compete with the aircraft we own. In addition, the imposition of increased regulation regarding stringent noise or emissions restrictions may make some of our aircraft less desirable and accordingly less valuable in the marketplace. The development of new aircraft and engine options could decrease the desirability of certain aircraft in our fleet and/or aircraft that we have ordered. This could, in turn, reduce both future residual values and lease rates for certain types of aircraft in our portfolio or that we have ordered. Any of these risks may negatively affect our ability to lease or sell our aircraft on favorable terms, if at all, which would have a material adverse effect on our financial condition, cash flow and results of operations.

Airline reorganizations could impair our lessees' ability to comply with their lease payment obligations to us or reduce aircraft values or lease rates.

        In recent years, several airlines around the world have filed for protection under their local bankruptcy and insolvency laws, some of which have gone into liquidation. Any further bankruptcies, liquidations, consolidations or reorganizations may result in aircraft becoming available for lease or purchase at reduced lease values or acquisition prices or reduce the number of potential lessees and operators of particular models of aircraft, either of which would result in inflated supply levels and consequently decreased aircraft values for any such models and lease rates in general. Historically, some airlines involved in reorganizations have undertaken substantial fare discounting to maintain cash flows and encourage continued customer loyalty. Bankruptcies and reorganizations may lead to the grounding or abandonment of significant numbers of aircraft, rejection or other termination of leases and negotiated reductions in aircraft lease rentals, with the effect of depressing aircraft market values. In addition, requests for labor concessions may result in significant labor disputes involving strikes or slowdowns or may otherwise adversely affect labor relations, thereby worsening the financial condition of the airline industry and further reducing aircraft values and lease rates.

        To the extent that a significant number of our leases are rejected by an airline customer in a reorganization and we are unable to re-lease such aircraft in a timely manner on commercially reasonable terms, our financial condition, cash flow and results of operations would be materially and adversely affected.

Failure to obtain certain required licenses and approvals could materially and adversely affect our ability to re-lease or sell aircraft, which would have a material adverse effect on our financial condition, cash flow and results of operations.

        Lessees are subject to extensive regulation under the laws of the jurisdictions in which they are registered and in which they operate. As a result, certain aspects of our leases require licenses, consents or approvals, including consents from governmental or regulatory authorities for certain payments under our leases and for the import, export, registration or deregistration of the aircraft. Subsequent changes in applicable law or administrative practice may increase such requirements and governmental consent, once given, could be withdrawn. Furthermore, consents needed in connection with the future re-lease or sale of an aircraft may not be forthcoming. Any of these events could materially and adversely affect our ability to re-lease or sell aircraft, which would have a material adverse effect on our financial condition, cash flow and results of operations.

Our aircraft may not at all times be adequately insured either as a result of lessees failing to maintain sufficient insurance during the course of a lease or insurers not being willing to cover certain risks, which could have a material adverse effect on our financial condition.

        We do not directly control the operation of any aircraft we acquire. Nevertheless, because we hold legal title, directly or indirectly, to such aircraft, we could be sued or held strictly liable for losses resulting from the operation of such aircraft, or may be held liable for those losses on other legal theories, in certain jurisdictions around the world, or claims may be made against us as the owner of an aircraft requiring us to expend resources in our defense. We require our lessees to obtain specified levels of insurance and indemnify us for, and insure against, liabilities arising out of their use and operation of the aircraft. Some lessees may fail to maintain adequate insurance coverage during a lease term, which, although in contravention of the lease terms, would necessitate our taking some corrective action such as terminating the lease or securing insurance for the aircraft, either of which could materially and adversely affect our financial results.

        In addition, there are certain risks or liabilities that our lessees may face, for which insurers may be unwilling to provide coverage or the cost to obtain such coverage may be prohibitively expensive. For example, following the terrorist attacks of September 11, 2001, non-government aviation insurers significantly reduced the amount of insurance coverage available for claims resulting from acts of terrorism, war, dirty bombs, bio-hazardous materials, electromagnetic pulsing or similar events. Accordingly, we anticipate that our lessees' insurance or other coverage may not be sufficient to cover all claims that could or will be asserted against us arising from the operation of our aircraft by our lessees. Inadequate insurance coverage or default by lessees in fulfilling their indemnification or insurance obligations will reduce the proceeds that would be received by us in the event that we are sued and are required to make payments to claimants, which could have a material adverse effect on our financial condition, cash flow and results of operations.

Terrorist attacks, cyber-attacks or the fear of such attacks, even if not made directly on the airline industry, and unfavorable geopolitical conditions could negatively affect lessees and the airline industry, which could have a material adverse effect on our financial condition, cash flow and results of operations.

        As a result of the September 11, 2001 terrorist attacks in the United States and subsequent terrorist attacks outside the United States, airlines have increased security restrictions and face increased costs for aircraft insurance and enhanced security measures. In addition, airlines have faced and continue to face increased difficulties in acquiring war risk and other insurance at reasonable costs. Conflicts in Iraq and Afghanistan, tension over Iran's nuclear program, the ongoing civil war in Syria, and the escalation of hostilities or political crises in other locations, in each case may lead to further instability in those regions. In addition, the threat of cyber-attacks on airlines, airports, or air traffic control systems have increased security and monitoring requirements for our airline customers. Terrorist attacks, war or armed hostilities, cyber-attacks or the fear of such events could have a further adverse impact on the airline industry and on the financial condition of our leases, aircraft values and rental rates and may lead to restructurings of leases, airlines, or both.

        Terrorist attacks and geopolitical conditions have negatively affected the airline industry and concerns about geopolitical conditions, war or armed hostilities, terrorist attacks or cyber-attacks on airlines, airports or air traffic control systems could continue to negatively affect airlines (including our lessees) for the foreseeable future depending upon various factors, including:

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  higher costs to airlines due to increased security measures;

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  losses in passenger revenue due to a decrease in travel;

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  the price and availability of jet fuel and the ability to obtain fuel hedges under prevailing market conditions;

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  higher financing costs and difficulty in raising financing;

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  significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available or may exclude events such as radioactive dirty bombs, bio-hazardous materials and electromagnetic pulsing, which may damage or destroy aircraft;

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  the ability of airlines to reduce their operating costs and conserve financial resources, taking into account the increased costs incurred as a consequence of terrorist attacks, cyber-attacks and geopolitical conditions, including those referred to above; and

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  special charges recognized by some airlines, such as those related to the impairment of aircraft and other long-lived assets stemming from the grounding of aircraft as a result of terrorist attacks, economic slowdown and/or airline reorganizations.

        If current industry conditions should worsen due to future terrorist attacks, cyber-attacks, acts of war or armed hostilities, our lessees may incur higher costs and generate lower revenues, which would adversely impact their financial positions. Consequently, these conditions may affect our lessees' ability to make rental and other lease payments or obtain the types and amounts of insurance required by the applicable leases (which may in turn lead to aircraft groundings), may result in additional lease restructurings and aircraft repossessions, may increase our cost of re-leasing or selling the aircraft, may impair our ability to re-lease the aircraft or lease the aircraft on a timely basis and/or at favorable rates and may reduce the value received for the aircraft upon any disposition, any of which could have a material adverse effect on our financial condition, cash flow and results of operations.

The effects of natural disasters may materially and adversely affect the airline industry in the future, which may cause our lessees to not be able to meet their lease payment obligations to us, which could have a material adverse effect on our financial condition, cash flow and results of operations.

        The lack of air travel demand and/or the inability of airlines to operate to or from certain regions due to severe weather conditions and natural disasters, including floods, earthquakes and volcano eruptions, could impact the financial health of certain airlines including our lessees. For example, the spread of volcanic ash in Europe in early 2010 and the tsunami in Japan and flooding in Thailand in 2011 caused the closure of airports and flight cancellations throughout the affected areas. The airline industry incurred substantial losses from these disruptions. Natural disasters could result in our lessees' inability to satisfy their lease payment obligations to us, which in turn could have a material adverse effect on our financial condition, cash flow and results of operations. Additionally, the potential reduction in air travel demand could result in lower demand for aircraft and consequently lower market values that would materially and adversely affect our ability to sell certain of our aircraft or re-lease other aircraft at favorable rates.

Epidemic diseases, or the perception of their effect, could have a material adverse effect on our financial condition, cash flow and results of operations.

        The 2003 outbreak of Severe Acute Respiratory Syndrome ("SARS") was linked to air travel early in its development and had a severe impact on the aviation industry, which was evidenced by a sharp reduction in passenger bookings, cancellation of many flights and employee layoffs. Since 2003, there have been several outbreaks of avian influenza beginning in Asia and, most recently, spreading to certain parts of Africa and Europe. Although human cases of avian influenza so far have been limited in number, the World Health Organization (the "WHO") has expressed serious concern that a human influenza pandemic could develop from the avian influenza virus. More recently, in 2009, there was an outbreak of the H1N1 virus, or the swine flu, which depressed travel due to fears of a global pandemic. In 2012, Middle Eastern Respiratory Syndrome ("MERS"), a syndrome caused by the same virus that causes SARS, began to emerge in the Middle East. Scientists do not yet know for certain how MERS originated, how it spreads or whether it could erupt into a larger outbreak, as SARS did, in which case it could have a severe impact on the aviation industry. In 2014, an outbreak of the Ebola virus occurred in West Africa, leading the WHO to declare an international health emergency. In 2015, an outbreak of the Zika virus was detected in Brazil and has since spread to several other countries in Latin America, prompting the WHO to declare an international health emergency. Additional outbreaks of SARS, a more widespread outbreak of MERS or the Ebola virus, the spread of the Zika virus or the outbreak of other epidemic diseases, such as avian influenza or swine flu, or the fear of such events, could negatively affect passenger demand for air travel and the financial condition of the aviation industry, and ultimately could have a material adverse effect on our business, financial condition, cash flow and results of operations.

We are subject to various risks and requirements associated with transacting business in foreign countries.

        Our international operations expose us to trade and economic sanctions and other restrictions and regulations imposed by the United States, the European Union (the "EU") and other governments or organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the Foreign Corrupt Practices Act ("FCPA"), and other federal statutes and regulations, including those established by the Office of Foreign Assets Control ("OFAC"). In addition, the U.K. Bribery Act of 2010 (the "Bribery Act") prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that "fails to prevent bribery" by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented "adequate procedures" to prevent bribery. Under these laws and regulations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, operating results and financial condition.

        We have implemented and maintain policies and procedures designed to ensure compliance by us, our subsidiaries and our directors, officers, employees, consultants and agents with FCPA, OFAC, the Bribery Act and other export control, anti-corruption, anti-terrorism and anti-money laundering laws and regulations. We cannot assure you, however, that our directors, officers, employees, consultants and agents will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners will not engage in conduct which could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of FCPA, OFAC, the Bribery Act and other export control, anti-corruption, anti-terrorism and anti-money laundering laws and regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.

        In addition, we may be subject to tax or regulatory limitations imposed by the United States or applicable foreign jurisdictions on our ability to repatriate overseas earnings, which among other things, may limit our ability to make capital expenditures or make it necessary for us to incur additional indebtedness to finance our operations.

Our limited control over our strategic relationship with Century Tokyo Leasing or any future strategic ventures may delay or prevent us from implementing our business strategy, which would have a material adverse effect on our financial condition, cash flow and results of operations.

        We have entered into a strategic relationship with Century Tokyo Leasing Corporation ("CTL") through two corporate entities, which we believe enhances our ability to lease aircraft to airlines while providing additional opportunities to expand our business globally. Under our agreements with CTL, we share control over significant decisions. Since we do not have full control over these entities, we may not be able to require them to take actions that we believe are necessary to implement our business strategy. Further, we may on occasion in the future enter into strategic ventures with third parties and be subject to similar constraints on our ability to control such ventures. Accordingly, our limited control of the entities used to operate our strategic relationship with CTL or any future strategic ventures may have a material adverse effect on our financial condition, cash flow and results of operations.

A cyber-attack that bypasses our information technology ("IT") security systems, causing an IT security breach, may lead to a material disruption of our IT systems and the loss of business information, which may hinder our ability to conduct our business effectively and may result in lost revenues and additional costs.

        Parts of our business depend on the secure operation of our computer systems to manage, process, store, and transmit information associated with aircraft leasing. A cyber-attack could adversely impact our daily operations and lead to the loss of sensitive information, including our own proprietary information and that of our customers, suppliers and employees. Such losses could harm our reputation and result in competitive disadvantages, litigation, regulatory enforcement actions, lost revenues, additional costs and liability. While we devote substantial resources to maintaining adequate levels of cyber-security, our resources and technical sophistication may not be adequate to prevent all types of cyber-attacks.

The effects of various environmental laws and regulations may negatively affect the airline industry, which may in turn have a material adverse effect on our financial condition, cash flow and results of operations.

        The airline industry is subject to various environmental laws and regulations, which are subject to change and have become more stringent. In particular, governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example, numerous international jurisdictions have adopted noise regulations applicable to aircraft. The United States and the International Civil Aviation Organization (the "ICAO") have adopted standards for noise levels applicable to engines manufactured or certified on or after 2006. The EU, which imposes similar standards, has established a framework imposing operating limits on aircraft that do not comply with those standards.

        In addition, the United States and other jurisdictions have stringent limits on nitrogen oxide, carbon monoxide and carbon dioxide emissions from engines. The United States Environmental Protection Agency ("EPA") has made a proposal under the Clean Air Act for a finding that emissions from engines used primarily in commercial aircraft contribute to air pollution that causes climate change and endangers public health and welfare, and could propose regulations to limit emissions from commercial aircraft. Further, European countries generally have more strict environmental regulations and, in particular, the European Parliament has included aviation in the European Emissions Trading Scheme ("ETS"), which regulates greenhouse gas emissions. While carbon emissions from intra-EU flights are subject to EU ETS and international flights outside of the EU were meant to be subject to EU ETS, the EU suspended the enforcement of the ETS requirements for such extra-EU flights, instead deferring to a proposal issued by the ICAO to develop a global program to reduce international aviation emissions. In February 2016, the ICAO released its proposed emissions standard that would be applicable to new aircraft type designs beginning in 2020, new deliveries of in-production aircraft types beginning in 2023, and a cut-off date for production of aircraft that do not comply with the recommended standard. In addition, in December 2015, the 2015 United Nations Climate Change Conference adopted the Paris Agreement (the "Paris Agreement"), which set specific goals and commitments concerning global temperatures and carbon emissions. The potential impact of ETS, ICAO requirements, EPA regulations or restrictions resulting from the Paris Agreement on costs will ultimately depend on a number of factors, including baseline emissions, the price of emission credits and the number of future flights subject to ETS, ICAO requirements, EPA regulations or other restrictions. These costs have not been completely defined and may fluctuate. Any and all of the foregoing regulations or potential regulations could limit the economic life of our aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are permitted, require us to make significant additional investments in our aircraft and engines to make them compliant.

        In addition, climate change legislation has in the past been introduced in the United States, including a proposal to require transportation fuel producers and importers to purchase greenhouse gas emission credits. It is currently unknown, however, if any such proposed or future legislation will pass the United States Congress or, if passed and enacted into law, how it would specifically apply to the airline industry. Such legislation or regulation may have a materially adverse impact on the airline industry, particularly if regulators were to conclude that greenhouse gas emissions from commercial aircraft cause significant harm to the upper atmosphere or have a greater impact on climate change than other industries. Potential actions may include the imposition of requirements to purchase emission offsets or credits, which could require participation in emission trading (such as is required in the EU), substantial taxes on emissions and growth restrictions on airline operations, among other potential regulatory actions.

        Compliance with current or future legislation, regulations, taxes or duties imposed to deal with environmental concerns could cause the lessees to incur higher costs and lead to higher ticket prices, which could mean lower demand for travel, thereby generating lower net revenues and resulting in an adverse impact on the financial condition of our lessees. Consequently, such compliance may affect our lessees' ability to make rental and other lease payments and reduce the value received for the aircraft upon any disposition, which could have a material adverse effect on our financial condition, cash flow and results of operations.

If we acquire a high concentration of a particular model of aircraft or engine type, our business and financial results could be materially and adversely affected by changes in market demand or problems specific to that aircraft model.

        If we acquire a high concentration of a particular model of aircraft, our business and financial results could be materially and adversely affected if the market demand for that model of aircraft declines, if it is redesigned or replaced by its manufacturer or if this type of aircraft experiences design or technical problems. If we acquire a high concentration of a particular aircraft model and such model encounters technical or other problems, the value and lease rates of such aircraft will likely decline, and we may be unable to lease such aircraft on favorable terms, if at all. A significant technical problem with a specific type of aircraft or engine could result in the grounding of the aircraft. Any decrease in the value and lease rates of our aircraft may have a material adverse effect on our financial condition, cash flow and results of operations.

Aircraft have limited economically useful lives and depreciate over time, which could materially and adversely affect our financial condition, cash flow and results of operations.

        As commercial aircraft age, they will depreciate and typically will generate lower revenues and cash flows. We must be able to replace such older depreciated aircraft with newer aircraft, or our ability to maintain or increase our revenues and cash flow will decline. In addition, since we depreciate our aircraft for accounting purposes on a straight-line basis to the aircraft's residual value over our estimated useful life, if we dispose of an aircraft for a price that is less than the depreciated book value of the aircraft on our balance sheet, we will recognize a loss on the sale.

Failure to satisfy our aircraft acquisition commitments could have a material adverse effect on our financial condition, cash flow and results of operations.

        As of June 30, 2016, we have entered into purchase commitments to acquire a total of 132 new aircraft for delivery through 2020. If we are unable to maintain our financing sources or find new sources of financing or if the various conditions to our existing commitments are not satisfied, we may be unable to close the purchase of some or all of the aircraft which we have commitments to acquire. If our aircraft acquisition commitments are not closed for these or other reasons, we will be subject to several risks, including the following:

  •
  forfeiting deposits and pre-delivery payments and having to pay and expense certain significant costs relating to these commitments, such as actual damages, and legal, accounting and financial advisory expenses, and not realizing any of the benefits of completing the transactions;

  •
  defaulting on our lease commitments, which could result in monetary damages and damage to our reputation and relationships with lessees; and

  •
  failing to capitalize on other aircraft acquisition opportunities that were not pursued due to our management's focus on these commitments.

These risks could have a material adverse effect on our financial condition, cash flow and results of operations.

We may be indirectly subject to global economic and political risks, including those associated with emerging markets and the British referendum to exit the European Union, which could have a material adverse effect on our financial condition, cash flow and results of operations.

        Part of our business strategy involves leasing aircraft to lessees outside of the United States, including to airlines in emerging market countries. Emerging market countries have less-developed economies and infrastructure and are often more vulnerable to economic and geopolitical challenges and may experience significant fluctuations in gross domestic product, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by government authorities. The occurrence of any of these events in markets served by our lessees and the resulting economic instability that may arise, particularly if combined with high fuel prices, could materially and adversely affect the value of our aircraft subject to lease in such countries, or the ability of our lessees, which operate in these markets, to meet their lease obligations. As a result, lessees that operate in emerging market countries may be more likely to default than lessees that operate in developed countries. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in such countries.

        In addition, we lease aircraft to lessees based in or operating in the United Kingdom and/or the European Union. Economic uncertainty or deteriorating economic conditions as a result of the British referendum to exit the European Union or other causes may lead airlines to reduce capital investment or planned fleet expansion, which could negatively impact our ability to lease new aircraft or release existing aircraft.

        Further, demand for aircraft is dependent on passenger traffic, which in turn is dependent on general business and economic conditions. As a result, weak or negative global economic growth or economic growth in a particular region, including the United Kingdom and the European Union, may have an indirect effect on the value of the assets that we acquire if airlines and other potential lessees are materially and adversely affected. We cannot assure you that any assets we purchase will not decline in value, which may have a material adverse effect on our results of operations or our financial condition. The potential effect of these risks will be particularly pronounced if we have a high concentration of lessees in the region or regions with adverse conditions at a particular point in time. For these and other reasons, our financial results and growth prospects may be negatively impacted by adverse economic and political developments in other countries, including in emerging markets, the United Kingdom and the European Union.

The terms of our indebtedness or any indebtedness we incur in connection with the separation or in the future may restrict our operations, particularly our ability to respond to changes or to take certain actions.

        The instruments governing any indebtedness we incur will contain a number of restrictive covenants that will impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

  •
  incur or guarantee additional indebtedness and issue disqualified stock or preferred stock;

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  pay dividends on or repurchase certain equity interests or prepay subordinated indebtedness;

  •
  enter into transactions with affiliates;

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  sell, transfer or otherwise dispose of certain assets, including as a result of having pledged assets to secure indebtedness;

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  alter our lines of business; or

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  consolidate, merge, sell or otherwise dispose of substantially all of our assets.

        A breach of any such covenants or restrictions could result in an event of default under one or more instruments governing any indebtedness we incur. Such default may allow the creditors to accelerate such indebtedness, may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies, and may permit foreclosure on any collateral granted as security under our debt arrangements. As a result of these restrictions, we may be:

  •
  limited in how we conduct our business;

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  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

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  unable to compete effectively or take advantage of new business opportunities.

        These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, any indebtedness we incur and our credit ratings could materially and adversely affect the availability and terms of our financing.

Our expected level of indebtedness and our existing and future purchase commitments will require significant debt service and pre-delivery payments.

        Upon the completion of the separation, we expect to have approximately $[    •    ] of outstanding indebtedness. In addition, certain of our debt facilities require us to pay commitment fees. Due to the capital intensive nature of our business and the expected future growth of our aircraft portfolio, we expect that we will incur additional indebtedness in the future. If conditions deteriorate in aircraft- and aviation-related markets, our operations may not generate sufficient cash to service our debt, which will have a material adverse impact on us. Specifically, our expected level of indebtedness may:

  •
  cause a substantial portion of our cash flows from operations to be dedicated to interest and principal payments and therefore not be available to fund our operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

  •
  restrict the ability of some of our subsidiaries to make distributions to us;

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  place us at a disadvantage compared to competitors that have less debt;

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  impair our ability to obtain additional financing in the future;

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  limit our flexibility in planning for, or reacting to, changes in our business and industry; and

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  make us more vulnerable to downturns in our business, our industry or the economy in general.

        In addition, as of June 30, 2016, we have 132 aircraft on order for an aggregate commitment amount of approximately $9.2 billion. The majority of these aircraft purchase commitments require, and any future aircraft purchase commitments may require, significant pre-delivery payments to secure our purchases in advance of delivery. These payments may increase our future capital spending needs and/or may require us to increase our level of debt in the future. Our inability to fund these pre-delivery payments from our cash flow from operations or to raise capital needed to finance these pre-delivery requirements could impair our ability to enter into new purchase commitments or to satisfy our obligations under existing commitments. In addition, to the extent that cash flows from operations are dedicated to pre-delivery payments, that portion of cash flows would be unavailable to fund our operations, working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes.

        Any of these circumstances could have a material adverse effect on our financial condition, cash flow and results of operations.

Risks Related to the Separation

We have no history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

        We have not operated as, and our management team has not managed, a stand-alone company. The historical information about us in this information statement refers to our business as operated by and integrated with CIT. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of CIT. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

  •
  Prior to the separation, our business has been operated by CIT as part of its broader corporate organization, rather than as an independent company. CIT or one of its affiliates performed various corporate functions for us, such as legal, treasury, accounting, tax, auditing, human resources, public affairs and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from CIT for such functions and may not be representative of the expenses we would have incurred had we operated as a separate publicly traded company.

  •
  Currently, our business is integrated with the other businesses of CIT. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and certain corporate functions such as human resources and finance. Although we will enter into a transition services agreement with CIT, these arrangements will continue for a limited period of time, may not retain or fully capture the benefits that we have enjoyed as a result of being integrated with CIT and may result in us paying higher charges than in the past for these services. This could have a material adverse effect on our financial condition, cash flow and results of operations following the completion of the separation.

  •
  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of CIT. Following the completion of the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

  •
  After the completion of the separation, the cost of capital for our business may be higher than CIT's cost of capital prior to the separation.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from CIT. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see the sections entitled "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this information statement.

There could be significant liability if the distribution is determined to be a taxable transaction.

        It is a condition to the distribution that CIT receives an opinion from outside tax counsel to the effect that the requirements for tax-free treatment under Section 355 of the Code should be satisfied. The opinion relies on certain facts, assumptions, representations and undertakings from CIT and us regarding the past and future conduct of the companies' respective businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not satisfied, CIT and its stockholders may not be able to rely on the opinion of tax counsel and could be subject to significant tax liabilities.

        Notwithstanding the opinion of tax counsel, the Internal Revenue Service (the "IRS") could determine on audit that the separation is taxable if it determines that any of these facts, assumptions, representations or undertakings are incorrect or have been violated or if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of certain significant changes in the share ownership of CIT or us after the separation. If the separation is determined to be taxable for U.S. federal income tax purposes, CIT and its stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities and we could incur significant liabilities. For a description of the sharing of such liabilities between CIT and us, see the section entitled "Relationship with CIT Following the Separation and Distribution—Tax Matters Agreement."

We may be unable to engage in certain corporate transactions after the separation because such transactions could jeopardize the intended tax-free status of the distribution.

        To preserve the tax-free treatment to CIT of the separation and the distribution, under the tax matters agreement that C2 will enter into with CIT, we will be restricted from taking any action that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the distribution, we will be prohibited, except in certain circumstances, from:

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  entering into any transaction resulting in the acquisition of all or a portion of our stock or substantially all of our assets, whether by merger or otherwise with certain parties;

  •
  merging, consolidating or liquidating;

  •
  issuing equity securities beyond certain thresholds;

  •
  repurchasing our capital stock beyond certain thresholds; or

  •
  ceasing to actively conduct its business.

        These restrictions may limit our ability to pursue certain strategic transactions or other transactions that might increase the value of our business. In addition, under the tax matters agreement, we are required to indemnify CIT against any such tax liabilities as a result of the acquisition of our stock or assets, even if we did not participate in or otherwise facilitate the acquisition.

Until the separation and distribution occur, CIT has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to us.

        Until the separation and distribution occur, we will be a wholly owned subsidiary of CIT. Accordingly, CIT will effectively have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to us. In addition, CIT may decide at any time not to proceed with the separation and distribution, including if certain third-party approvals or consents are not received or are received subject to conditions. Such third-party approvals include the approval by the Board of Governors of the Federal Reserve System. Receipt of any required approvals from these institutions is a condition to the separation and distribution.

Potential indemnification liabilities to CIT pursuant to the separation and distribution agreement could have a material adverse effect on us.

        The separation and distribution agreement with CIT provides for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the separation and distribution and provisions governing our relationship with CIT with respect to and following the separation and distribution. Among other things, the separation and distribution agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation and distribution, as well as those obligations of CIT that we will assume pursuant to the separation and distribution agreement. If we are required to indemnify CIT under the circumstances set forth in this agreement, we may be subject to substantial liabilities. For a description of this agreement, please refer to the section entitled "Relationship with CIT Following the Separation and Distribution—Separation Agreement."

We may not achieve some or all of the expected benefits of the separation, the separation may materially and adversely affect our business, and we may not be able to execute on our business plan and strategy following the separation.

        We may be unable to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others:

  •
  enhanced transparency and a distinct investment identity for C2;

  •
  enhanced strategic and management focus;

  •
  creation of a more efficient holder of aircraft assets;

  •
  access to capital markets to support growth; and

  •
  alignment of incentives with performance objectives.

        We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing our business; (b) following the separation, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of CIT; (c) following the separation, our business will be less diversified than CIT's business prior to the separation; and (d) the other actions required to separate our business from that of CIT could disrupt our operations.

        In addition, we may be unable to successfully execute on our business plan and strategies. Although our management team has substantial experience in the industry and with our business, we have not operated as an independent company and may be unable to execute on our business plan and strategies for this and other reasons, including our ability to secure financing.

        If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, or if we are unable to successfully execute on our business plan and strategies, our business, financial conditions and results of operations could be materially and adversely affected.

No vote of the CIT stockholders is required in connection with the separation and distribution.

        No vote of the CIT stockholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your CIT common stock prior to the record date for the distribution.

CIT may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

        In connection with the separation, C2 and CIT will enter into a separation agreement and will also enter into various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. The separation agreement, the tax matters agreement and the employee matters agreement will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by CIT for the benefit of C2 for a limited period of time not to exceed [    •    ] months after the separation. In addition, we will enter into lease and sublease agreements with CIT for facilities in Livingston, New Jersey and New York, New York, respectively.

        We will rely on CIT to satisfy its performance and payment obligations under these agreements. If CIT is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain of these transaction agreements expire or terminate, we may not be able to operate our business effectively and our profitability may decline.

We may have been able to receive more favorable terms from unaffiliated third parties than the terms we will receive in our agreements with CIT.

        We will enter into agreements with CIT in connection with the separation, including a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. Such agreements were prepared in the context of the separation while we were still a wholly owned subsidiary of CIT. Accordingly, during the period in which the terms of these agreements were prepared, we did not have an independent board of directors or management team that was independent of CIT. As a result, although the parties attempted to include arm's-length terms in these agreements, the terms of these agreements may not reflect terms that would have resulted from arm's-length negotiations between unaffiliated third parties. Arm's-length negotiations between CIT and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See the section entitled "Relationship with CIT Following the Separation and Distribution."

After the distribution, certain members of management, directors and stockholders will hold stock in both CIT and C2, and as a result may face actual or potential conflicts of interest.

        After the distribution, the management and directors of each of CIT and C2 may own both CIT common stock and C2 common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and CIT's management and directors face decisions that could have different implications for us and CIT. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and CIT regarding the terms of the agreements governing the distribution and our relationship with CIT thereafter. These agreements include the separation and distribution agreement, the tax matters agreement, the employee matters agreement, the transition services agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that we or CIT may enter into in the future.

Fulfilling our obligations incidental to being a public company, including with respect to certain tax filing obligations and the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will place significant demands on our management, administrative and operational resources, including accounting and information technology resources.

        Our financial results previously were included within the consolidated results of CIT, and its reporting and control systems were appropriate for subsidiaries of a public company. Prior to the distribution, we were not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 404 of the Sarbanes-Oxley Act of 2002. After the distribution, we expect to be subject to such reporting and other requirements, which require, among other things, annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These and other obligations, including certain tax filing obligations, will place significant demands on our management, administrative, and operational resources, including accounting and information technology resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including duplicating computer hardware infrastructure, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting, finance and information technology staff. If we are unable to do this in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired and our business could be harmed.

We may be unable to maintain adequate internal controls of our financial reporting.

        Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report management's conclusion as to the effectiveness of our internal controls over financial reporting. In addition, our independent registered public accounting firm will audit our assessment and the operating effectiveness of our internal control over financial reporting. If management or our independent registered public accounting firm were to conclude that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the value of our common stock could be adversely affected. Our failure to maintain effective internal controls could have a material adverse effect on our business in the future and on our access to the capital markets.

Risks Related to Our Common Stock

No market currently exists for our common stock and we cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution, and, following the distribution, our stock price may fluctuate significantly.

        A public market for our common stock does not currently exist. We anticipate that on or about the record date for the distribution, trading of shares of our common stock will begin on a "when-issued" basis, which will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution. Nor can we predict the prices at which shares of our common stock may trade after the distribution. Similarly, we cannot predict the effect of the distribution on the trading prices of our common stock or whether the combined market value of the shares of our common stock and CIT common stock will be less than, equal to or greater than the market value of CIT common stock prior to the distribution.

        The market price of our common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

  •
  actual or anticipated fluctuations in our operating results;

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  declining operating revenues derived from our core business;

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  the gain or loss of significant customers;

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  the operating and stock price performance of comparable companies;

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  changes in our stockholder base due to the separation;

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  changes in the regulatory and legal environment under which we operate; and

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  market conditions in the airline industry, the finance industry, and the domestic and worldwide economy as a whole.

There may be substantial changes in our stockholder base.

        Many investors holding CIT common stock may hold that stock because of a decision to invest in a company with CIT's profile. Following the distribution, the shares of our common stock held by those investors will represent an investment in a commercial aircraft leasing company with a different profile. This may not be aligned with a holder's investment strategy and may cause the holder to sell the shares. As a result, our stock price may decline or experience volatility as our stockholder base changes.

We cannot guarantee the timing, amount or payment of dividends on our common stock, if any, now or in the future.

        We do not plan to initially pay regular cash dividends following the distribution. The timing, declaration, amount and payment of future dividends to our stockholders will fall within the discretion of our board of directors. The board's decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, any future debt service obligations, covenants associated with any of our future debt service obligations, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on its access to the capital markets. For more information, see the section entitled "Dividend Policy."

Your ownership percentage in the company may be diluted in the future.

        In the future, your percentage ownership in us may be diluted because of equity awards that we will be granting to our directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. After the distribution, as a result of conversion of their CIT restricted stock units to C2 stock units, certain of our employees will have restricted stock units that will be converted into shares of C2 common stock upon vesting. We anticipate that our executive compensation committee will grant additional stock-based awards to certain of our employees after the distribution. Such awards will have a dilutive effect on our earnings per share, which could materially and adversely affect the market price of our common stock. From time to time, we will issue additional stock-based awards to certain of our employees under our employee benefits plans.

        In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock. See the section entitled "Description of C2's Capital Stock."

Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of the company, which could decrease the trading price of our common stock.

        Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

  •
  the division of our board of directors into three classes of directors, with each class initially to be elected to serve a staggered three-year term, until the annual meeting of stockholders in 2020 at which time the entire board will be elected to one-year terms;

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  until the time our board is no longer divided into classes, the inability of shareholders to remove directors without cause;

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  restrictions on an "interested stockholder" engaging in certain business combinations with us for a three-year period following the date the interested stockholder became such;

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  the inability of stockholders to call a special meeting of the stockholders in the absence of a request made by at least 25% of the voting power of our issued and outstanding common stock;

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  the inability of stockholders to act by written consent;

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  the right of our board of directors to issue preferred shares without stockholder approval; and

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  supermajority vote requirements for stockholders to amend certain provisions of our amended and restated certificate of incorporation relating to, among others, the number, term and election of C2's directors, the filling of board vacancies, the calling of special meetings of stockholders, and director and officer indemnification.

        We believe that these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of the company and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

        In addition, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e), see the section entitled "Material U.S. Federal Income Tax Consequences." Under the tax matters agreement, we would be required to indemnify CIT for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

Our amended and restated certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against the company and our directors and officers.

        Our amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the company to the company or our stockholders, creditors or other constituents, any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law (the "DGCL"), or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim against the company or any director or officer of the company governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with the company or our directors or officers, which may discourage such lawsuits against the company and our directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition or results of operations.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement and other materials CIT and the company have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words "believe," "expect," "estimate," "could," "would," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry," "Business," "The Separation and Distribution" and other sections of this information statement contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect new information, events or circumstances occurring after the date of this information statement. Factors, risks, trends and uncertainties that could cause actual results or events to differ materially from those anticipated include the matters described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in addition to the following other factors, risks, trends and uncertainties:

  •
  the economic condition of the global airline industry;

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  the financial condition and liquidity of our lessees;

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  competitive pressures within the industry;

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  periods of aircraft oversupply during which lease rates and aircraft values decline;

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  potential natural disasters, epidemic diseases, civil unrest, political events, terrorism, cyber security attacks or similar events and the amount of our and our lessees insurance coverage, if any, relating thereto;

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  changes in interest rates;

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  the limited number of engine and aircraft manufacturers;

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  our ability to make acquisitions of, or to lease or re-lease, aircraft on favorable or expected terms;

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  our ability to obtain additional capital at the times and in the amounts needed to finance growth and operations on attractive or acceptable terms;

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  our ability to successfully negotiate aircraft purchases, sales and leases, and collect outstanding amounts due and to repossess aircraft and renegotiate leases under defaulted leases;

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  our ability to attract and retain employees;

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  changes in fuel prices;

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  regulatory changes affecting commercial aircraft operators, aircraft maintenance, engine standards or taxes;

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  adverse outcomes in proceedings with governmental authorities or administrative agencies;

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  our inability to engage in certain corporate transactions following the separation;

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  any failure to realize expected benefits from the separation; and

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  other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

 THE SEPARATION AND DISTRIBUTION

Overview

        On October 23, 2015, CIT announced that it would explore strategic alternatives for its commercial aircraft leasing business. On December 9, 2015, CIT management stated that CIT would pursue a dual-track process that would include exploring both a sale of the business and a tax-free spin-off to effect the separation, and reaffirmed its commitment to this process in a March 23, 2016 presentation to investors.

        On [    •    ], the CIT board of directors determined to effect the separation by means of a pro rata distribution to CIT stockholders of all of the outstanding shares of common stock of C2, a new entity formed to hold the assets and liabilities associated with the commercial aircraft leasing business. The board approved the distribution of all of the issued and outstanding shares of C2 common stock on the basis of one share of C2 common stock for every [    •    ] shares of CIT common stock held at the close of business on the record date of [    •    ], subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement.

        Subject to the satisfaction of the conditions to the distribution as described in this information statement, at 12:01 a.m., Eastern Time, on [    •    ], the distribution date, each CIT stockholder will receive one share of C2 common stock for every [    •    ] shares of CIT common stock held at the close of business on the record date for the distribution, as described below. CIT stockholders will receive cash in lieu of any fractional shares of C2 common stock that they would have received after application of this ratio. CIT's stockholders will not be required to make any payment, surrender or exchange their shares of CIT common stock or take any other action to receive their shares of C2 common stock in the distribution. The distribution of C2 common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see "—Conditions to the Distribution."

Reasons for the Separation

        The CIT Board of Directors believes that separating the commercial aircraft leasing business from the remaining businesses of CIT is in the best interests of CIT and its stockholders for a number of reasons, including:

  •
  Enhanced transparency and a distinct investment identity for each of CIT and C2.  The separation will allow investors to separately value CIT and C2 based on their distinct investment identities, enhancing investor transparency and better highlighting the attributes of both companies. C2's commercial aircraft leasing business differs from CIT's commercial banking, consumer and community banking, and other transportation finance businesses in several respects, such as the duration and structure of assets, sources of financing, credit characteristics of customers, concentration of portfolio and geographic footprint. In addition, investors and analysts often apply different valuation methodologies to the two businesses. The separation will enable investors to evaluate the merits, strategy, performance, and future prospects of each company's respective business relative to its peers and to invest in each company separately based on these distinct characteristics. The separation may attract new investors whose investment strategies call for a more concentrated exposure to either the commercial aircraft leasing business or CIT's other businesses.

  •
  Enhanced strategic and management focus.  The separation will allow C2 and CIT to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on their respective opportunities for long-term growth and profitability. C2's management will be able to focus on its commercial aircraft leasing business, while the management of CIT will be dedicated to growing its commercial banking, consumer and community banking, and other transportation finance businesses.

  •
  Creation of a more efficient holder of aircraft assets.  CIT is a financial holding company with a national bank subsidiary, and therefore it and its subsidiaries are subject to regulation from several governmental authorities, including the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York. As a result, CIT is subject to certain limitations on its activities, transactions with affiliates and payment of dividends, and certain standards for capital and liquidity, safety and soundness and incentive compensation. In particular, because C2's aircraft order book is recognized as an off-balance sheet commitment and CIT, as a financial holding company, must hold capital against these future deliveries, depending on the size of the order book, CIT's return on equity and financial performance could potentially be reduced relative to aircraft leasing peers. Following the separation, C2, which will not be a bank holding company or financial holding company, will no longer be subject to many of these capital and regulatory requirements, enabling it to establish a capital structure tailored to the needs of the commercial aircraft leasing business and to deploy capital more effectively, and CIT will significantly reduce its non-earning off-balance sheet commitments.

  •
  Access to capital markets to support growth.  The separation will create an independent capital structure that will afford C2 direct access to both equity and debt markets and will facilitate C2's ability to effect future acquisitions of aircraft assets. As a result, C2 will generally have more flexibility to capitalize on its growth opportunities.

  •
  Alignment of incentives with performance objectives.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company's business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

  •
  Preservation of CIT's NOLs.  Unlike other separation alternatives, including a sale, a spin-off of CIT's commercial aircraft business is expected to allow CIT to preserve its NOLs, which are available to offset future CIT taxable income and gains.

The CIT Board of Directors also considered a number of potentially negative factors in evaluating the separation, including, among others, the potential loss of synergies, dedication of resources to replicate certain technology applications and infrastructure, time and effort required to be dedicated to this transaction by the management of CIT and C2 and the potential diversion of their attention away from their respective businesses, the types of increased costs that would result from operating C2 as a separate public entity (such as those relating to an independent board of directors, compliance with regulatory and stock exchange requirements and increased fees for financial auditing, insurance coverage and tax compliance), the types of one-time costs that would be incurred in effectuating the separation (such as investment banking and other professional service fees, asset transfer and liability management costs, and expenses related to the establishment of separate facilities, systems and operations and an independent board of directors), and the risk of not realizing the anticipated benefits of the separation and limitations placed on C2 as a result of the tax matters agreement, but concluded that the potential benefits of the separation significantly outweighed these factors. For additional information, see the section entitled "Risk Factors."

Formation of C2 Aviation Capital, Inc. and Internal Reorganization

        C2 was formed as a Delaware corporation on June 1, 2016, for the purpose of holding CIT's commercial aircraft leasing business. As part of the plan to separate the commercial aircraft leasing business from the remainder of its businesses, pursuant to the separation and distribution agreement,

CIT plans to transfer the equity interests of certain entities that operate the commercial aircraft leasing business and the assets and liabilities of the commercial aircraft leasing business to C2 prior to the distribution. Following the distribution, CIT will continue to own CIT's other businesses.

When and How You Will Receive the Distribution

        With the assistance of [    •    ], CIT expects to distribute all of C2's outstanding common stock at 12:01 a.m., Eastern Time, on [    •    ], the distribution date, to all holders of outstanding shares of CIT common stock at the close of business on [    •    ], the record date for the distribution. [    •    ] will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for C2 common stock.

        If you own CIT common stock at the close of business on the record date for the distribution, C2 common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, [    •    ] will then mail you a direct registration account statement that reflects your shares of C2 common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell CIT common stock in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of C2 common stock in the distribution.

        Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of CIT common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of C2 common stock that have been registered in book-entry form in your name.

        Most CIT stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your CIT common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for C2 common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

Transferability of Shares You Receive

        Except in connection with any contractual restrictions previously agreed to between an individual stockholder and CIT, shares of C2 common stock distributed to holders in connection with the distribution will be transferable without registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), except for shares received by persons who may be deemed to be C2 affiliates. Persons who may be deemed to be C2 affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with C2, which may include certain C2 executive officers, directors or principal stockholders. Securities held by C2 affiliates will be subject to resale restrictions under the Securities Act. C2 affiliates will be permitted to sell shares of C2 common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of C2 Common Stock You Will Receive

        For every [    •    ] shares of CIT common stock that you own at the close of business on [    •    ], the record date for the distribution, you will receive one share of C2 common stock on the distribution date. CIT will not distribute any fractional shares of C2 common stock to its stockholders. Instead, if you are a registered holder, [    •    ] (the distribution agent) will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by CIT or C2, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either CIT or C2. [    •    ] is not an affiliate of either CIT or C2. Neither C2 nor CIT will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

        The aggregate net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" for an explanation of the material U.S. federal income tax consequences of the distribution. If you hold physical certificates for CIT common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. C2 estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your CIT common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Treatment of Equity Based Compensation

        Restricted Stock Unit Awards Held by C2 Employees.    As of the distribution date, each outstanding CIT Restricted Stock Unit ("RSU") award held by an employee who will be employed by C2 following the separation will be converted into an award denominated in shares of C2 common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CIT RSU award as measured immediately before and immediately after the separation, subject to rounding. The adjusted RSU awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original CIT RSU award immediately before the separation.

        Restricted Stock Unit Awards Held by CIT Employees.    As of the distribution date, each outstanding CIT RSU award held by a current or former employee of CIT who will not be employed by C2 following the separation will remain denominated in shares of CIT common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CIT RSU award as measured immediately before and immediately after the separation, subject to rounding. The adjusted RSU awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original CIT RSU award immediately before the separation.

        Performance Stock Unit Awards Held by C2 Employees.    As of the distribution date, each outstanding CIT Performance Share Unit ("PSU") award held by an employee who will be employed by C2 following the separation will be converted into an award denominated in shares of C2 common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CIT PSU award as measured immediately before and immediately after the separation, subject to rounding. The performance goals applicable to the adjusted PSU awards will terminate as of the distribution date, and the number of shares eligible for vesting will be determined as follows: (a) for the period between the beginning of the applicable performance period and the distribution date, the number of shares will be determined based on actual performance during such period and prorated based on the portion of the originally scheduled performance period elapsed through the distribution date; and (b) for the remainder of the originally scheduled performance period, the number of shares will be determined based on the target number of shares subject to the award and prorated based on the remaining portion of the originally scheduled performance period. Other than as described above, the adjusted PSU awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original CIT PSU award immediately before the separation.

        Performance Stock Unit Awards Held by CIT Employees.    As of the distribution date, each outstanding CIT PSU award held by a current or former employee of CIT who will not be employed by C2 following the separation will remain denominated in shares of CIT common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CIT PSU award as measured immediately before and immediately after the separation, subject to rounding. The performance goals applicable to the adjusted PSU awards granted prior to 2016 will terminate as of the distribution date, and the number of shares eligible for vesting will be determined as follows: (a) for the period between the beginning of the applicable performance period and the distribution date, the number of shares will be determined based on actual performance during such period and prorated based on the portion of the originally scheduled performance period elapsed through the distribution date; and (b) for the remainder of the originally scheduled performance period, the number of shares will be determined based on the target number of shares subject to the award and prorated based on the remaining portion of the originally scheduled performance period. Other than as described above, the adjusted PSU awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original CIT PSU award immediately before the separation.

        Restricted Stock Unit Awards Held by Non-Employee Directors.    As of the distribution date, each outstanding CIT RSU award held by an individual in his or her capacity as a non-employee director of CIT will be converted into an award in respect of both shares of CIT common stock and shares of C2 common stock. The number of shares of CIT common stock subject to each award will be the same as the number subject to the award immediately prior to the separation, while the number of shares of C2 common stock subject to the award will be determined based on the number of C2 shares distributed per CIT share in the separation. The adjusted RSU awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original CIT RSU award immediately before the separation. CIT RSU awards that were granted to CIT's Chief Executive Officer, Ellen Alemany, in her capacity as a director of CIT (prior to her appointment as Chief Executive Officer) will also be adjusted in the manner contemplated by this paragraph.

        Stock Option Awards.    As of the distribution date, each outstanding CIT stock option award (all of which are held by non-employee directors of CIT) will remain an award of options to purchase shares of CIT common stock, provided that the number of shares subject to the award and the exercise price thereof will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CIT stock option award as measured immediately before and immediately after the separation, subject to rounding. The adjusted stock option awards will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original CIT stock option immediately before the separation.

Results of the Distribution

        After the distribution, C2 will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [    •    ], the record date for the distribution, and will reflect any exercise or vesting of CIT equity awards between the date the CIT board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of CIT common stock or any rights of CIT stockholders. CIT will not distribute any fractional shares of C2 common stock.

        C2 will enter into a separation agreement and other related agreements with CIT before the distribution to effect the separation and provide a framework for C2's relationship with CIT after the separation. These agreements will provide for the allocation between CIT and C2 of CIT's assets, liabilities and obligations (including its investments, property, employee benefits and tax-related assets and liabilities) attributable to periods prior to C2's separation from CIT and will govern the relationship between CIT and C2 after the separation. For a more detailed description of these agreements, see "Relationship with CIT Following the Separation and Distribution."

Market for C2 Common Stock

        There is currently no public trading market for C2 common stock. C2 expects to have its common stock approved to be listed on the NYSE under the symbol "CTWO." C2 has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

        C2 cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of the shares of C2 common stock that each CIT stockholder will receive in the distribution and CIT common stock held at the record date for the distribution may not equal the "regular-way" trading price of CIT common stock immediately prior to the distribution. The price at which C2 common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for C2 common stock will be determined in the public markets and may be influenced by many factors. See "Risk Factors—Risks Related to Our Common Stock."

Incurrence of Debt

        C2 anticipates having approximately $[    •    ] of outstanding indebtedness upon the completion of the separation, and is targeting an equity to asset ratio of not less than [    •    ]% following the recapitalization to be effectuated as part of the separation. See the sections entitled "Description of Material Indebtedness" and "Risk Factors—Risks Related to Our Business and Operations."

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the record date for the distribution and continuing up to and including the distribution date, CIT expects that there will be two markets in CIT common stock: a "regular-way" market and an "ex-distribution" market. CIT common stock that trades on the "regular-way" market will trade with an entitlement to C2 common stock distributed pursuant to the separation. CIT common stock that trades on the "ex-distribution" market will trade without an entitlement to C2 common stock distributed pursuant to the distribution. Therefore, if you sell CIT common stock in the "regular-way" market up to and including the distribution date, you will be selling your right to receive C2 common stock in the distribution. If you own CIT common stock at the close of business on the record date and sell that stock on the "ex-distribution" market up to and including the distribution date, you will receive the shares of C2 common stock that you are entitled to receive pursuant to your ownership as of the record date of CIT common stock.

        Furthermore, beginning on or about the record date for the distribution and continuing up to and including the distribution date, C2 expects that there will be a "when-issued" market in its common stock. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for C2 common stock that will be distributed to holders of CIT common stock on the distribution date. If you owned CIT common stock at the close of business on the record date for the distribution, you would be entitled to C2 common stock distributed pursuant to the distribution. You may trade this entitlement to shares of C2 common stock, without CIT common stock you own, on the "when-issued" market, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, "when-issued" trading with respect to C2 common stock will end and "regular-way" trading will begin.

Conditions to the Distribution

        C2 has announced that the distribution will be effective at 12:01 a.m., Eastern Time, on [    •    ], which is the distribution date, provided that the following conditions shall have been satisfied (or waived by CIT in its sole discretion):

  •
  the transfer of assets and liabilities from CIT to C2 shall have been completed in accordance with the separation agreement;

  •
  CIT shall have received an opinion from CIT's outside tax counsel to the effect that the requirements for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code should be satisfied;

  •
  an independent appraisal firm acceptable to CIT shall have delivered one or more opinions to the board of directors of CIT at the time or times requested by the board of directors of CIT confirming the solvency and financial viability of CIT before the consummation of the distribution and each of CIT and C2 after consummation of the distribution, such opinions shall be acceptable to CIT in form and substance in CIT's sole discretion, and such opinions shall not have been withdrawn or rescinded;

  •
  the SEC shall have declared effective C2's registration statement on Form 10, of which this information statement forms a part, and this information statement shall have been made available to CIT stockholders;

  •
  all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental authority;

  •
  the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

  •
  any required regulatory approvals of the separation and distribution including by the Board of Governors of the Federal Reserve System shall have been obtained and shall remain in full force and effect;

  •
  the incurrence of at least $[    •    ] of new indebtedness by C2 and the determination by CIT in its sole discretion that as of the effective time of the distribution, it shall have no further liability under any of the C2 financing arrangements described under the section entitled "Description of Material Indebtedness," other than as expressly agreed between CIT and C2;

  •
  no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions shall be in effect;

  •
  the shares of C2 common stock to be distributed shall have been approved for listing on the NYSE, subject to official notice of distribution; and

  •
  no event or development shall have occurred or exist that, in the judgment of CIT's board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

        CIT cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. In addition, CIT will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution and the distribution date and the distribution ratio. CIT may rescind or delay its declaration of the distribution even after the record date for the distribution. C2 is not aware of any known circumstances in which the distribution would be terminated at a time after the CIT board of directors has declared the distribution and all of the conditions to the distribution are satisfied, other than unexpected positive developments in CIT's exploration of a sale of its commercial aircraft leasing business that occur after the CIT board of directors has declared the distribution. Following the time at which the CIT board of directors has declared the distribution and all of the conditions to the distribution have been satisfied, such unexpected positive developments could include the emergence of a new bidder, or the receipt of an improved proposal from a potential acquiror with whom CIT has previously engaged in discussions. However, there are a number of risks related to C2's business and operations, the separation and our common stock, the realization of which could result in CIT determining not to proceed with the distribution. See Risk Factors beginning on page 24. CIT is not required to and does not intend to notify its stockholders of any modifications to the terms of the separation and distribution that, in the judgment of its board of directors, are not material. For example, the CIT board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the CIT board of directors determines that any modifications by CIT materially change the material terms of the separation and distribution, CIT will notify CIT stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this information statement.

Regulatory Approval

        In addition to the registration under United States federal securities laws of C2 common stock to be distributed in the distribution and related stock exchange listing requirements, it is anticipated that certain aspects of the separation and distribution will require the prior approval of the Board of Governors of the Federal Reserve System.

No Appraisal Rights

        Under the DGCL, CIT stockholders will not have appraisal rights in connection with the distribution.

 DIVIDEND POLICY

        We do not expect that we will initially pay a regular cash dividend. The timing, declaration, amount of and payment of any dividends by the company following the separation is within the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, any future debt service obligations, covenants associated with any of our future debt service obligations, legal requirements, regulatory constraints, industry practice, ability to gain access to capital markets, and other factors deemed relevant by our board of directors.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016 on a historical and a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution as if they occurred on June 30, 2016. Explanation of the pro forma adjustments made to our historical combined financial statements can be found under "Unaudited Pro Forma Combined Financial Statements." The following table should be reviewed in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and accompanying notes included elsewhere in this information statement.

	As of June 30, 2016 (Dollars in thousands)
	Historical	Pro Forma
Cash:
Cash and cash equivalents	$130,943	$
Restricted cash and cash equivalents	537,456

Total cash and cash equivalents	$668,399	$
Debt:
Borrowings from secured financing, net of debt issuance costs	$1,926,448	$
Notes payable to related parties	1,560,008

Total debt	$3,486,456	$
Equity:
Common stock, par value [•]	$—	$
Additional paid-in capital	—
Parent Company Net Investment	6,932,725
Accumulated Other Comprehensive Income	(16,569)

Total equity	$6,916,156	$
Total Capitalization	$10,402,612	$

        We have not yet finalized our post-distribution capitalization. We intend to update our financial information to reflect our post-distribution capitalization in an amendment to this information statement.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table presents selected historical combined income statement data of C2 for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 and the six months ended June 30, 2016 and 2015, and selected historical combined balance sheet data as of June 30, 2016 and 2015, and December 31, 2015, 2014, 2013, 2012 and 2011. The selected historical combined income statement data for the six months ended June 30, 2016 and 2015, and for the years ended December 31, 2015, 2014 and 2013 and the selected historical combined balance sheet data as of June 30, 2016, December 31, 2015 and December 31, 2014 are derived from C2's unaudited Interim Condensed Combined Financial Statements and audited Annual Combined Financial Statements (together, the "Combined Financial Statements"), which are included elsewhere in this information statement. The selected historical combined balance sheet data as of June 30, 2015, December 31, 2013, 2012 and 2011 and the selected historical income statement data for the years ended December 31, 2012 and 2011 are derived from our unaudited underlying financial records which are not included in this information statement. Our underlying financial records were derived from the financial records of CIT for the periods reflected herein. The historical results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, stand-alone company during the periods presented. To ensure a full understanding of this selected financial data, the information presented below should be reviewed in combination with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and accompanying notes thereto included elsewhere in this information statement.

        The selected historical combined financial data include certain expenses of CIT that were allocated to C2 for certain corporate functions including information technology, research and development, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs C2 will incur as an independent, publicly traded company. In addition, C2's historical financial information does not reflect changes that C2 expects to experience in the future as a result of C2's separation from CIT, including changes in C2's capital structure, funding mix, expense and employee base and tax structure. C2's Annual and Interim Combined Financial Statements also do not reflect the assignment of certain assets and liabilities between CIT and C2 as reflected under "Unaudited Pro Forma Combined Financial Statements" included elsewhere in this information statement. Consequently, the financial information included here may not necessarily reflect what C2's financial position, results of operations and cash flows would have been had it been an independent, publicly traded company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of C2's future performance.

        For a better understanding, this section should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Unaudited Pro Forma Combined Financial Statements" and accompanying notes and the Interim and Annual

Combined Financial Statements and accompanying notes included elsewhere in this information statement.

	Six months ended June 30,
			Year ended December 31,
	2016 (Unaudited)	2015 (Unaudited)
Select Data (dollars in thousands)			2015	2014	2013	2012	2011
Summary of Income:
Total Revenues	$641,125	$596,999	$1,190,205	$1,203,342	$1,106,286	$1,158,880	$1,112,135
Depreciation on flight equipment	$222,314	$196,643	$397,832	$374,497	$321,347	$302,201	$264,030
Total Expenses	$491,706	$444,943	$902,074	$822,880	$784,066	$1,345,478	$1,100,565
Provision (benefit) for income taxes	$18,173	$13,865	$(85,258)	$26,352	$31,732	$26,510	$41,585
Net income (loss)	$139,516	$144,515	$385,662	$361,845	$300,258	$(223,021)	$(57,287)
Financial Position at Period End:
Cash and cash equivalents	$130,943	$216,984	$150,839	$336,795	$146,566	$87,957	$181,013
Restricted cash and cash equivalents	$537,456	$480,478	$498,271	$627,714	$529,167	$481,808	$272,296
Finance leases and loans, net of allowance for credit losses	$344,833	$383,274	$365,508	$401,043	$158,150	$314,536	$409,286
Flight equipment held for operating leases, net of accumulated depreciation	$9,685,548	$8,786,907	$9,734,789	$8,917,738	$8,230,656	$8,067,057	$8,193,231
Flight equipment held for sale	$92,803	$243,804	$34,654	$391,554	$148,681	$171,702	$49,406
Total Assets	$11,948,455	$11,117,710	$11,804,725	$11,568,307	$10,188,315	$9,901,491	$9,749,713
Borrowings from secured financing, net of debt issuance costs	$1,926,448	$2,231,495	$2,091,567	$2,354,946	$2,305,264	$2,494,943	$2,264,920
Notes payable to related parties	$1,560,008	$909,958	$1,500,547	$1,311,280	$989,433	$596,008	$241,499
Total Parent Company Net Investment	$6,916,156	$6,505,872	$6,698,081	$6,439,532	$5,474,410	$5,429,072	$5,959,759
Other:
Number of aircraft owned	307	293	305	300	278	278	276
Number of aircraft on order	132	151	139	152	147	161	162

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Combined Financial Statements are derived from the historical Combined Financial Statements of C2, prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), which are included elsewhere in this information statement.

        The Unaudited Pro Forma Combined Income Statements for the fiscal year ended December 31, 2015 and the six months ended June 30, 2016 give effect to the distribution as if it had occurred on January 1, 2015, the first day of the last fiscal year. The Unaudited Pro Forma Combined Balance Sheet as of June 30, 2016 gives effect to the distribution as if it had occurred on June 30, 2016, the latest balance sheet date. These Unaudited Pro Forma Combined Financial Statements include adjustments required by SEC Staff Accounting Bulletin Topic 1:B-3 and Article 11 of SEC Regulation S-X, including the following:

  a.
  the inclusion of [    •    ] of debt at an expected weighted average interest rate of [    •    ]%;

  b.
  the pro-rata distribution of approximately [    •    ] shares of C2 common stock to CIT stockholders;

  c.
  the dividend by C2 of approximately $[    •    ] to CIT;

  d.
  the assets and liabilities that were not included in C2's Unaudited Interim Combined Financial Statements; and

  e.
  the impact of the separation agreement, tax matters agreement, employee matters agreement and other commercial agreements between C2 and CIT.

        The Pro Forma Financial Statements may not reflect all of the costs of operating as a stand-alone company, including possible different information technology, tax, accounting, treasury, legal and other similar expenses associated with operating as a stand-alone company. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments.

        Our historical Combined Financial Statements included elsewhere in this information statement include intercompany charges for corporate shared services. After the separation and the distribution, certain services will continue to be provided by CIT under the transition services agreement. This agreement is more fully described under the section entitled "Relationship with CIT Following the Separation and Distribution—Transition Services Agreement."

        Subject to the terms of the separation agreement, CIT will pay certain non-recurring third-party costs and expenses related to the separation. Such non-recurring amounts will include investment banker fees, outside legal and accounting fees and similar costs. After the separation, subject to the terms of the separation agreement, all costs and expenses related to ongoing support of a stand-alone company, including certain one-time separation costs incurred after the distribution date, will be our responsibility.

 C2 Aviation Capital, Inc.
(A Business of CIT Group Inc. and Subsidiaries)
Unaudited Pro Forma Combined Statement of Income
For the six months ended June 30, 2016
 (Dollars in thousands)

	Historical C2	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Lease rental revenue, net	$611,989
Finance lease and interest revenue, net	12,554
Gain on disposal of flight equipment, net	11,202
Other revenue	5,380

Total Revenue	641,125

Expenses
Depreciation on flight equipment	222,314
Impairment of flight equipment	210
Interest expense, net	171,327		1
Provision for credit loss	5,171
Operating lease expense	21,549
Selling, general and administrative expenses	71,135		2

Total Expenses	491,706

Other Income	5,287
Income before income taxes and income of investments accounted for under the equity method	154,706
Provision for income taxes	(18,173)		3
Share of earnings from unconsolidated equity investment, net of tax	2,983

Net income	$139,516

See Notes to Unaudited Pro Forma Combined Financial Statements

 C2 Aviation Capital, Inc.
(A Business of CIT Group Inc. and Subsidiaries)
Unaudited Pro Forma Combined Statement of Income
For the year ended December 31, 2015
(Dollars in thousands)

	Historical C2	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Lease rental revenue, net	$1,119,830
Finance lease and interest revenue, net	27,471
Gain on disposal of flight equipment, net	36,367
Other revenue	6,537

Total Revenue	1,190,205

Expenses
Depreciation on flight equipment	397,832
Impairment of flight equipment	8,038
Interest expense, net	335,124		1
Reduction to provision for credit loss	(2,478)
Operating lease expense	45,788
Selling, general and administrative expenses	117,770		2

Total Expenses	902,074

Other Income	9,076
Income before income taxes and income of investments accounted for under the equity method	297,207
Benefit for income taxes	85,258		3
Share of earnings from unconsolidated equity investment, net of tax	3,197

Net income	$385,662

See Notes to Unaudited Pro Forma Combined Financial Statements

 C2 Aviation Capital, Inc.
(A Business of CIT Group Inc. and Subsidiaries)
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2016
(Dollars in thousands)

	Historical C2	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Cash and cash equivalents	$130,943		4	$
Restricted cash and cash equivalents	537,456
Finance leases and loans, net of allowance for credit losses	344,833
Flight equipment held for operating leases, net of accumulated depreciation	9,685,548
Flight equipment held for sale	92,803
Deposits on flight equipment purchases	764,574
Goodwill	112,500
Other intangibles, net of accumulated amortization	14,635
Notes receivable from related parties	84,538
Unconsolidated equity method investment	58,594
Other assets	122,031		5

Total Assets	11,948,455		6

Liabilities
Accounts payable, accrued expenses and other liabilities	276,300		5, 7
Rentals received in advance	52,919
Security deposits	164,255
Maintenance reserves	1,052,369
Borrowings from secured financing, net of debt issuance costs	1,926,448		8
Notes payable to related parties	1,560,008		8

Total Liabilities	5,032,299		6

Stockholders' Equity
Common stock: $0.01 par value	—		9
Paid-in capital	—		9
Parent company net investment	6,932,725		9
Accumulated other comprehensive loss	(16,569)		9

Total Equity	6,916,156

Liabilities and Equity	$11,948,455			$

See Notes to Unaudited Pro Forma Combined Financial Statements

 C2 Aviation Capital, Inc.
(A Business of CIT Group Inc. and Subsidiaries)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

1
The adjustment to our historical interest expense for the six months ended June 30, 2016 and the fiscal year ended December 31, 2015 to give effect to the issuance of $[    •    ] of [    •    ]% debt in connection with the separation is presented below. The estimation of interest below is based on a review of a number of factors including credit rating considerations, forecasted liquidity and capital and statutory income tax rates.

	Six Months Ended June 30, 2016 (In millions)		Year Ended December 31, 2015 (In millions)
Interest on $[•] of borrowings	$	[•]	$	[•]
Amortization of debt issuance costs and commitment fees on borrowings		[•]		[•]
Total pro forma adjustments to interest expense	$	[•]	$	[•]

  For each 1/8 percent variance in the applicable interest rates in excess of [    •    ] rate, pro forma interest expense would change by approximately $[    •    ] on an annual basis.

2
Reflects the elimination of non-recurring separation costs of approximately $[    •    ] and $[    •    ] for the six months ended June 30, 2016 and the fiscal year ended December 31, 2015, respectively, related to the separation and distribution that were incurred during the historical period. These costs were primarily for legal, tax and accounting fees, and other related expenses. The separation costs are expected to be non-deductible for tax purposes, and separation costs were taxed at [    •    ]% based on the blended federal and statutory income tax rates.

3
The income tax effects of pro forma adjustments are recorded at the applicable statutory tax rates, resulting in an overall tax impact of $[    •    ] and $[    •    ] on the unaudited pro forma combined statement of operations for the six months ended June 30, 2016 and the fiscal year ended December 31, 2015, respectively.

4
Reflects a cash contribution from CIT to C2 on or prior to the Distribution date of $[    •    ].

5
An adjustment of $[    •    ] represents a change in the net deferred tax liability due to the addition and removal of tax attributes to/from the historical C2 balance sheet due to C2's use of the 'separate return methodology' in computing the standalone financial statements. As a result, certain tax attributes that were reflected in C2's Combined Financial Statements may not be inherited by C2 following the separation from CIT. This also captures certain tax attributes not reflected in C2's Combined Financial Statements which will be inherited by C2 following the separation from CIT.

6
Reflects adjustments for assets or liabilities that are to be transferred to C2 from CIT and assets or liabilities to be transferred to CIT from C2, in connection with the separation. These include [    •    ]. The contributed assets or liabilities were not included in the historical Combined Financial Statements as these assets or liabilities were not discretely identifiable to C2.

7
Reflects the portion of employee liabilities that relate to, and will be retained by / transferred from CIT.

8
The adjustment to borrowings reflects the incurrence of approximately $[    •    ] in debt, net of $[    •    ] in debt issuance costs, in conjunction with C2's separation from CIT.

9
The adjustment to common stock, paid-in capital and Parent company net investment represents: (a) the elimination of approximately $[    •    ] of Parent company net investment and accumulated other comprehensive income and (b) the establishment of our capital structure. For purposes of these unaudited pro forma combined financial statements, we assumed approximately [    •    ] shares of C2 common stock were issued at a par value of $0.01 per share determined using the distribution ratio of one share of C2 common stock for every [    •    ] shares of CIT common stock, and [    •    ] shares of CIT common stock outstanding at June 30, 2016. The preceding information presented in tabular form is as follows:

Eliminate Parent company net investment and accumulated other comprehensive income in C2 to reflect distribution of C2 common stock to CIT's stockholders	$	[•]

Common stock, $.01 par value; [•] shares issued using the distribution ratio of one share of C2 common stock for every [•] shares of CIT common stock, and [•] shares of CIT common stock outstanding at June 30, 2016

		([•]	)

Pro forma recapitalization of C2 equity—additional paid-in capital	$	[•]

 INDUSTRY

Introduction

        The information and data contained in the "Industry" section of this information statement has been provided in a June 2016 report by AVITAS, Inc. ("AVITAS"), an international aviation consulting firm. AVITAS has advised us that this information and the resulting analysis is drawn from multiple sources, including Penton Aviation Week Fleet database, Euromoney Fleet Analyst, CAPA Fleets, the International Monetary Fund, International Air Transport Association, National Bureau of Economic Research, U.S. Energy Information Administration, Airbus and Boeing company reports, and AVITAS' proprietary databases and analyses. AVITAS has also advised us that some of the information from these sources, including AVITAS' database, is derived from estimates or subjective judgments and such information may differ from the information in the databases of other aircraft data collection agencies or industry sources. The historical and projected information in this "Industry" section that is not attributed to specific sources is derived from AVITAS' internal analyses, estimates, and subjective judgments.

Overview

        AVITAS believes that air travel is a growing industry with strong prospects over the long-term and that the aviation business is a vital component of the world economy. It has remained resilient while enduring the effects of both business cycle downturns and external events. According to the International Air Transport Association ("IATA"), the global aviation industry supports around 59 million jobs and $2.2 trillion in economic activity. Air travel has penetrated most areas of the world, with the highest growth in air traffic coming from emerging markets and economies—predominantly in the Asia Pacific region, led by China and India. In addition, there is a current need to replace aging fleets in the mature markets of North American and Europe. To satisfy these requirements for aircraft replacement and traffic growth, the commercial aircraft manufacturers are delivering 1,500+ aircraft per year. As of June 30, 2016, the commercial air industry is served by approximately 25,000 aircraft operated by more than 700 scheduled airlines carrying more than three billion passengers per year.

        Passenger traffic, as measured by revenue passenger kilometers ("RPKs"), has grown on an average annual basis of 5.5% over the last 20 years and is expected to continue to expand in the next 20 years. Almost one percent of the world's gross domestic product ("GDP") will be spent on air transport in 2016, totaling almost $750 billion. The industry is cyclical and significantly related to measures of economic activity such as GDP and disposable income. Presently, because of lower fuel prices, new revenue opportunities, and consolidation of carriers, worldwide airlines have become profitable and, according to IATA, are expected to produce net profits of $39.4 billion in 2016 which would mark the seventh consecutive year of profits. These profits cut across all major regions of the world with North American domiciled airlines having the largest share.

        Airlines in mature markets are in the midst of a major aircraft re-fleeting exercise while economic expansion in emerging markets is driving growth. This growth and aircraft replacement dynamic has created large order backlogs at Boeing and Airbus as airlines seek to upgrade their fleets with the new technology offered in the current generation of jets and engines. For Boeing and Airbus alone, orders number more than 12,000 aircraft units which are expected to be delivered over the next decade. AVITAS expects that the manufacturers will deliver 35,000 commercial aircraft over the next 20 years. This growth is unprecedented in the commercial airline industry.

        The aircraft operating lessor market has grown significantly since it was first developed in the 1970s and 80s. Aircraft lessors offer value to both manufacturers (by distributing aircraft, influencing design standards, and contributing additional demand) and airlines (by reducing capital outlay requirements, enhancing fleet planning flexibility, and eliminating residual value risk). Today, they own or manage almost 40% of the commercial airline fleet, up from about 12% in 1990, according to

Boeing. The market for operating lessors is competitive, segmented by two mega-size lessors, a cohort of approximately a half-dozen mid-size lessors, and at least 80 smaller lessors. New entrants have emerged—some from emerging markets—and there have been ownership changes for several of the well-established lessors as new owners are attracted by the investment potential for aircraft leases.

        Overall, values of aircraft depend on demand and supply considerations. AVITAS believes that aircraft owners can expect several more years of aircraft market values to be above their long-term trends for most widely-held aircraft models, whether narrowbody, intermediate widebody or large widebody aircraft.

Relationship between the Economy and Passenger Traffic

        Growth in the air transport industry is closely correlated to the economy. Economic changes as measured by the growth or contraction of GDP can determine changes in passenger activity and in turn, the need for aircraft. Though cyclical, the aviation market is often generally explainable by economic factors. Under favorable economic conditions, travel typically increases for both business and leisure reasons. During periods of economic downturn, air travel usually slows. Unpredictable events, like terrorism or disease, have a temporary negative impact on air travel which is usually short-lived and/or regional in nature. Overall, the air transport industry has grown at a solid pace in spite of multiple business cycle downturns and extraordinary events that have negatively impacted demand for air travel. Today, air travel is common worldwide and there is steady growth in passenger traffic. The greatest traffic development has occurred in emerging markets, where the impact of air travel growth is represented by new airlines and new infrastructure.

        An analysis of historical data shows a strong positive correlation between changes in world GDP and changes in passenger traffic, as shown in Figure 1. Passenger traffic is measured using RPKs, which each represent one kilometer traveled by a paying customer.

Figure 1

World GDP Growth & World RPK Growth
1990 - 2015 (Estimated for 2015)

Source: IATA, USDA Economic Research Service, World Bank

        On an annual basis, RPK growth is generally a multiple of GDP growth. The average annual RPK growth to annual GDP growth multiple has been 1.6 times over the last 25 years on a worldwide basis. This relationship between GDP growth and RPK growth forms the basis for worldwide aircraft demand forecasting.

        The multiple varies by geographic region. Emerging markets generally have a high RPK growth to GDP growth ratio. These regions have more potential new customers and new markets. The multiple can also be influenced by the entry of new competitors in a market and the resulting additional growth as evidenced by the effect of low cost carriers ("LCCs") that have prospered in Europe and Asia. LCCs have attracted new customers to air travel by offering low fares and providing new routes that had previously been ignored or uneconomical. RPKs have grown at a rate that far exceeds the economic growth in these regions.

        The airline industry has demonstrated robust growth in terms of both aircraft and passenger traffic as depicted in Figure 2. Over the last 45 years, passenger traffic has grown at an average annual rate of 6.0%, while the in-service passenger jet fleet has grown at an annual rate of 4.2%. Growth in passenger traffic drives the need for additional aircraft capacity.

        The effect of the business cycle is apparent in the chart, as passenger traffic (depicted by the RPK line) declines or softens in recessionary periods. Passenger traffic has historically been resilient, however, with passengers returning at a faster rate after a downturn and traffic recovering to its long-term trend. Indeed, even with two of the most significant downturns in the market (September 11, 2001 and the "Great Recession" that began in 2008), passenger traffic has doubled since 2001. Aircraft inventory, on the other hand, has trended upward consistently regardless of the economic cycle, as many aircraft are delivered during downturns despite reduced passenger travel.

Figure 2

Aircraft In Service Fleet and Passenger Traffic

Source: AWIN and ICAO

Aircraft Leasing Market

        AVITAS believes that the operating lessor market is strong and growing. Lessors have taken a larger share of an expanding commercial aircraft fleet, driven by airlines' concentration on operations and the desire to avoid outright ownership of aircraft assets. By owning fewer aircraft assets, airlines mitigate their exposure to residual value risks, lower their capital investment, take on less balance sheet risk, and create a higher level of flexibility in their fleet plans. Operating lessors seed the market by facilitating fleet acquisition at airlines that otherwise could not obtain aircraft. This expansion helps develop passenger traffic with geographically diverse airlines. Lessors attempt to mitigate downside risk by entering into long-term lease agreements with airlines around the world, which enables lessors to continue with lease stream revenue through economic downturns.

        AVITAS expects the growth pattern for operating leasing to continue in the medium and long-term through both direct purchases from aircraft manufacturers and through sale-leasebacks from the airlines. As the industry has grown, operating lessors have also grown—both in absolute and relative size and their importance to the industry.

        Leasing has become popular with a substantial number of airlines irrespective of size or business model. Traditional network carriers, low cost airlines, and startup airlines take advantage of the leasing market. During the recessions of 2001 and 2008-2009, while many banks and traditional lenders were limiting their exposure in aircraft financing, operating lessors continued to supply aircraft to the airlines.

        The following figure demonstrates the growth of both the overall passenger jet aircraft fleet and aircraft on operating lease.

Figure 3

Total Aircraft Passenger Jet Fleet
Operating Lease vs. All Others

Source: CAPA Fleets, AVITAS estimates

        The overall passenger jet fleet has doubled in the last 20 years and as of March 2016 totals approximately 25,000 aircraft. The operating leased share of the fleet has grown at a faster pace over that period, increasing almost three-fold to about 9,000 aircraft, which is about 40% of the current total fleet. According to AVITAS, the outlook for the leased fleet is for continued growth. Over the next decade, according to some estimates, the operating leased fleet may approach 50% of the total aircraft fleet in service.

        The number of operating lease companies has increased in recent years, a function of the opportunities that the aircraft leasing market has created. However, the large leasing companies control the vast majority of the aircraft fleet and its corresponding value. The following figure indicates the top 25 operating lessors in aircraft fleet units as of December 2015.

Figure 4

Global Operating Lessors Top 25 Ranking by Fleet Size
		Aircraft
Ranking	Company	Units
1	GECAS	1,585

2	AERCAP	1,237

3	SMBC AVIATION CAPITAL	428

4	CIT AEROSPACE	339

5	BBAM AIRCRAFT LEASING	328

6	NORDIC AVIATION CAPITAL	282

7	AVIATION CAPITAL GROUP	276

8	AIR LEASE CORPORATION	275

9	BOC AVIATION	264

10	AWAS	258

11	AVOLON	237

12	MACQUARIE AIRFINANCE	223

13	ICBC LEASING	200

14	CDB LEASING	134

15	JACKSON SQUARE AVIATION	130

16	AIRCASTLE	129

17	ORIX AVIATION	128

18	PEMBROKE	118

19	BOCOM LEASING	109

20	VEB LEASING	84

21	FLY LEASING	80

22	DAE AEROSPACE	72

23	MC AVIATION PARTNERS	71

24	CHINA AIRCRAFT LEASING COMPANY	58

25	DORIC	41

Sources: Euromoney Fleet Analyst for owned and managed aircraft as of Dec 31, 2015; AVITAS estimates

        While there are a total of more than 100 aircraft operating lease companies, the top 25 lessors control almost 90% of the total leased fleet. The top 21 lessors had a total of almost 3,000 aircraft on order at the end of 2015.

        The lessor space is both large and growing and, according to AVITAS, can accommodate multiple strategies. Size does matter however, as AVITAS believes lessors with sufficient scale can have better access to capital, higher cash flows, better profit margins and a diversified aircraft fleet strategy which allows for placement of various aircraft types across the world.

        There has been some notable activity in the lessor space recently as market dynamics for lessors have strengthened. These include:

  •
  a merger agreement between Avolon and Bohai Leasing Co., Ltd.

  •
  a joint venture formed between CIT and CTL

  •
  a joint venture formed between Aircastle and IBJL (a Japanese leasing company owned by Mizuho Financial Group)

  •
  BOC Aviation's partial public listing

  •
  Aviation Capital Group's announcement of potential partial public listing

  •
  Acquisition of helicopter lessor Milestone Aviation by GECAS; and

  •
  International Lease Finance Corporation's sale by AIG to AerCap Holdings

        Lessors' financial profiles have been strengthened by the improved performance and profitability across the airline sector. The aircraft leasing market is now fundamental to the airline industry and AVITAS expects that it will continue to grow as leasing will remain an attractive financing option for airlines. Moreover, through operating lessors, airlines can focus on their core business and can have flexibility in their aircraft fleet plans while avoiding residual value risk.

Regional Analysis

        The projections for future passenger development vary by geographic region. Much of long-term passenger traffic growth is expected to be underpinned by growth in demand from emerging markets in Asia Pacific, Latin America and the Middle East. The figure below shows the historical and projected pace of growth in each region, based on data from IATA and AVITAS forecasts. According to AVITAS, Asia still has the largest untapped potential for traffic growth due to the emergence of large developing economies and an enormous population base. In comparison, the North American and European markets are mature, with subdued growth projected. AVITAS expects growth in the Middle East will stay strong due to its strategic location linking Europe and Asia.

Figure 5

World Airlines Passenger Traffic, 1970 - 2034

Source: IATA, AVITAS forecast

        A look at historical fleet development by world region as depicted in Figure 8 can also help illustrate the differences in the geographic markets. The flattening shape of the North American and European curves shows the maturity of those regional markets while the strong upswing of fleet growth in the Asia Pacific region reflects the recent growth of emerging economies in that region.

Figure 6

Active Fleet Development by World Region
1996-2015

Source: AWIN

        The following sections give a brief description of the economic and passenger traffic growth prospects for each of the world regions, based on AVITAS' analysis.

  North America

        According to AVITAS, the North American market is a mature market where passenger growth is consistent with economic growth. Overall RPK growth was 3.4% in 2015 while economic growth was 2.3%.

        The U.S. market has consolidated to four major airlines (American, Delta, Southwest, and United) which serve over 80% of passengers. There are a handful of smaller LCCs and a sophisticated regional carrier operation that supplements the operations of the major airlines. Some smaller carriers have considered merging to better compete in this market. The proposed merger of Alaska Airlines and Virgin America is a recent example.

        The slower growth rate of this market means that there is likely limited potential for new entrants. Regional jets have historically accounted for much of the fleet growth in the North American market while the narrowbody and widebody proportions have stayed relatively flat as major airlines outsourced routes to regional carriers. Recently these airlines have been up-gauging out of regional jets to larger aircraft as oil prices have been low and passenger growth has improved. As of April 2016, the order book for the region shows firm orders for 2,391 narrowbody jets, 253 intermediate widebody jets

(aircraft from 225 to 350 seats), 110 large widebody jets (greater than 350 seats), and 489 regional jets. Note that some of the ordered aircraft in North America are with operating lessors based in the region. Of the total number of aircraft in service in this region, about 25% of aircraft are on operating lease.

  Europe

        Slow growth in the European economy overall has not had a negative impact on the air passenger market as recent low oil prices and the strength of LCCs have stimulated demand. Overall RPK growth was 5.1% in 2015 even as the economy grew by 1.3%. While the European market has seen solid growth despite being considered a mature market, AVITAS believes it is unclear whether this level of growth can be sustained.

        Although the European market is similar to that of North America in its maturity, the commercial aviation sector in Europe is more fractured, with a larger number of carriers competing in the region. The large airlines in Europe do not have the market clout of the consolidated North American carriers. In addition, the effect of LCCs in Europe has been significant, with carriers such as easyJet and Ryanair taking a considerable portion of short-haul passenger traffic away from legacy carriers. In response, the European legacy carriers have consolidated into large airline groups with multiple airlines under one company umbrella while also pursuing growth of their LCC subsidiaries to better compete in this market.

        Passenger fleet size in Europe has been relatively flat as the growth in LCCs has been offset by the decline of numerous airlines in the region. Some legacy airlines are struggling in this competitive environment and lack the resources to grow their fleets.

        Narrowbodies currently dominate the landscape in the European aviation market due to the presence of LCCs, large numbers of high density short-haul routes, and the lack of a regional carrier structure similar to the U.S. market. AVITAS expects that dominance to continue as the April 2016 order book contains firm orders for 2,306 narrowbody jets, 317 intermediate widebody jets, 100 large widebody jets, and 194 regional jets in this region. Overall, operating lessors own about 50% of the in-service fleet.

  Asia Pacific

        The Asia Pacific region has become one of the largest markets for air travel and continues to expand as it experiences record air passenger growth. RPKs grew 8.6% in 2015 while economic growth in the region was 4.5%.

        China is a major source of growth in this region. According to IATA, almost 70,000 flights a week operate to, from or within China which is about 10% of the global total. The number of civil airports grew from 94 in 1990 to 210 in 2015 and continues to increase. AVITAS believes that with its large population and relatively high economic growth rate, China has the potential for much additional development of its aviation market. CAPA reports that the four main Chinese airlines—Air China, China Eastern, China Southern and Hainan—have orders for many widebody aircraft as they seek to expand their presence in long-haul markets. Their combined orders equal nearly 50% of their current widebody fleets and the vast majority (85%) consist of intermediate widebody aircraft.

        Another large emerging economy in the region that AVITAS believes has significant potential is India. With just over 2% of its population participating in air travel, it is currently the 9th largest aviation market and is growing rapidly. IATA predicts India to become the 3rd largest aviation market by 2026 behind China and the U.S. and some studies have that occurring as soon as 2020.

        Asia has experienced tremendous fleet growth, as both passenger traffic and aircraft fleets have increased with economic expansion. One large driver for fleet development in Asia has been the growth of LCCs in Southeast Asia. North Asia is only beginning to experience the LCC phenomenon and related growth. LCC penetration in China is low and, consequently, AVITAS believes that potential LCC development represents an area for significant growth in the country.

        The April 2016 order backlog shows a healthy order book in all segments with orders placed for 4,119 narrowbody jets, 548 intermediate widebody jets, 225 large widebody jets, and 362 regional jets. According to AVITAS, the significant size of Asia's population, growing economic strength, and significant investment in transportation infrastructure explains why the region dominates the order book compared with the rest of the world. Operating lessors own about 44% of the commercial aircraft fleet in service in Asia.

  Rest of the World

        Other regions of the world present a mixed outlook for aviation. In Latin America, many economies are struggling with the effects of reduced demand and lower prices for commodities. However, this has not yet hampered passenger traffic growth. AVITAS expects that there will be great potential for additional future growth when economic conditions improve.

        A mixture of different economic situations are creating uncertainties in the Middle East region. Some countries that are heavily dependent on oil revenues have been adversely affected by low prices. There are also areas embroiled in political and social conflict. However, the Middle East has recently seen some of the world's largest gains in passenger traffic, mainly due to the significant expansion of the "Big Three" carriers: Emirates, Etihad and Qatar.

        Africa has grown steadily, but the growth has started from a very low base. AVITAS expects Africa's current level of economic development to limit growth potential in the short- to medium-term. In addition, the region is hampered by underdeveloped infrastructure, limiting potential new routes.

Airline Profitability

        The net profits of the airline industry as a whole have been positive since 2010 and strong for the last several years. Aggregate airline profitability rose to an estimated $35.3 billion in 2015, up from $13.7 billion the previous year. IATA's June 2016 forecast for 2016 is $39.4 billion. According to IATA, carriers in North America had earnings of $21.5 billion in 2015 and are expected to reach $22.9 billion in 2016. European carriers had earnings of $7.4 billion for 2015 and are estimated to make $7.5 billion in 2016. In the Asia Pacific region, the comparable figures are $7.2 billion in 2015 and $7.8 billion in 2016.

Figure 7

Annual Net Income of Major World Airlines

Source: ATA, ICAO and IATA

        It is important to understand the primary factors that affect the profitability of the airline industry because it has historically produced volatile returns. According to AVITAS, some of the important influences are:

  •
  the economic business cycle;

  •
  fluctuating fuel prices;

  •
  the capital intensity of the industry;

  •
  the relationships between airline management and employees;

  •
  the competitive structure and intensity;

  •
  capacity management; and

  •
  currency exchange rates.

        Fuel costs can range from 15-40% of an airline's operating costs, depending on the price of oil and the airline's network structure. As a capital intensive industry with a strong fixed cost component and high barriers to entry, it is relatively difficult for new airlines to start or succeed in the market. Acrimonious relationships between airline management and employees can negatively affect profits via strikes or low productivity. Primarily in the U.S., but also in Europe and South America, airline consolidation has created efficiencies and eliminated excess capacity on some routes. Better utilization of aircraft has been made possible by improved yield management and load factor optimization. Currency exchange rates can also drive profits, as a significant percentage of an airline's cost base, such as leases and fuel purchases, are denominated in U.S. dollars while revenues are in local currencies.

        Growth or contraction within the aviation industry is strongly dependent upon swings in the economic cycle. Demand for commercial aircraft is supported by expansion in passenger air traffic which stems from the strength of economic activity. Airline profitability quickly erodes in a downturn but can take many years to turn positive after the economy recovers.

        A look at the long-term trend in average economic expansion cycles for the U.S. is a key element in monitoring the growth prospects for the air travel industry. The following figure illustrates this trend by portraying the historical expansions as measured in the months from trough to peak.

Figure 8

Economic Expansion—Months

Source: National Bureau of Economic Research (NBER)

        Over the 70-year period, there were 12 economic cycles in the United States, not including the current economic expansion period which began in mid-2009. Overall, the shortest cycles have generally been between one and four years, and the longest between seven and ten years. While each expansion cycle is unique, with different rates of growth, the growth periods have been getting longer. The average expansion period across the 12 cycles was 60 months, or 5 years. For the last three cycles, the average expansion period was 95 months, or about eight years.

        The current period, beginning in mid-2009, has produced 83 consecutive months of growth as of April 2016, making it the fourth longest cycle in more than 70 years. The current market cycle is characterized by strong growth in passenger traffic, sustained airline profitability, robust sales of new aircraft and lower fuel prices.

  Oil Price

        The price of fuel can be a critical driver of the aircraft and airline industry. Oil prices have been volatile over the past decade—reaching a peak of more than $140 per barrel in 2008 and remaining low in the recent past. AVITAS expects oil prices will stay in the $50-$80 range for the near future, barring an unforeseen crisis. The following figure illustrates the trend in the price of crude oil (Cushing, OK, WTI Spot Price FOB) since 1986.

Figure 9

Monthly Crude Oil Price—Cushing, OK, WTI Spot Price FOB
1986 - 2016

Source: U.S. Department of Energy

        The current moderation in price levels has been attributed to increased oil production in several countries and weaker than expected performance in some regional economies which has led to dampened demand. Moderation in price levels has had a sizeable impact on airline finances: IATA has estimated that global fuel costs for commercial aviation were approximately $180 billion in 2015, representing more than one quarter of total expenses.

        The drop in fuel prices has been a significant boost to airlines and AVITAS believes is the major driver behind improved overall profitability. IATA believes that world airline fuel costs will fall again over the course of 2016. Overall fuel efficiency is expected to improve at a slower rate, however, due to less fuel efficient aircraft being kept in service longer than originally planned.

        The World Bank, IMF and U.S. Energy Information Administration ("EIA") also expect prices to be lower at the end of 2016 than at the end of 2015, followed by a slow increase in prices from the end of 2016 onward. The EIA expects crude prices to increase slightly in 2017 to just over $50 per barrel. The World Bank sees crude oil reaching $80 by 2025. The IMF sees a much slower increase with prices still below $50 in 2020.

        Oil prices affect the profitability of airlines but also influence fleet composition. The uncertainty related to future prices drives aircraft and engine manufacturers to continue innovation in order to reduce fuel consumption and provide better aircraft economics. In a high fuel price environment, there is greater demand for these new technology products and retirements for older generation equipment may be accelerated. A lower price of oil may temporarily extend the operation of older, less efficient aircraft, thus delaying retirements. However, with current lower prices of oil and air traffic experiencing robust growth, the fleet requirements exceed what is provided by these delayed retirements and support increased new aircraft deliveries. Therefore, demand for new and used aircraft is expected to remain strong.

Aircraft Supply and Demand

        There are many factors which affect the production levels for aircraft. The number of aircraft needed to meet passengers' demand for seats is determined by factors such as utilization rates (amount of hours flown), load factors (percentage of revenue seats divided by available seats), fleet retirements, order and backlog levels, and manufacturers' industrial capabilities.

  The Narrowbody Market

        The past decade has seen large increases in orders and the backlog for narrowbody aircraft, in particular the A320 and 737 families of aircraft. The unprecedented level of the backlog for these products has pushed the current manufacturers to increase production rates and has encouraged other companies to enter this market space with new product offerings. Given the popularity of narrowbody aircraft today, even a small amount of market share could translate to hundreds of potential orders for manufacturers who are new entrants.

        This increase in the backlog coincides with the rise of LCCs that have significantly extended air travel access in both developed and emerging markets, while taking significant passenger share away from the legacy carriers. In addition, the major carriers are also undergoing significant re-fleeting, retiring older narrowbodies and smaller regional jets for newer, larger, and more fuel efficient models.

Figure 10

Narrowbody Orders, Deliveries and Backlog

Source: AWIN

        The 150-180 seat aircraft has now become the most popular segment in the narrowbody sector. 150-180 seat aircraft offer a balance of passenger capacity while maintaining efficient operating costs. The dominance of the current A320 and 737-800 reflects the popularity of having an aircraft suited for this segment.

        Both Airbus and Boeing have introduced successors to their popular A320 and 737 families. Airbus introduced the A320neo. Boeing responded with the 737 MAX. Both models will carry close to the same number of passengers as the current generation models, but both have been equipped with the latest advancements in technology and new engines that promise better fuel efficiency compared with their predecessors. As a result, a record number of orders have been placed for both models, and Airbus and Boeing are attempting to ramp up production to satisfy the backlog.

        A number of new entrants have sensed an opportunity to challenge these incumbent positions, or at least take a share of the narrowbody market. Both the Chinese-made Comac 919 and the Russian-made Irkut MS-21 are products under development that are of similar size to the A320 and the 737 families of aircraft. At this point in time, AVITAS believes that these aircraft are not seen by the existing manufacturers as imminent threats to their market dominance as neither of the aircraft are expected to sell well outside of their home markets.

        The smaller narrowbody market at around 100-130 seats has suffered as a result of up-gauging to larger aircraft types. However, Bombardier and Embraer have sensed an opportunity to make significant advances in this market. Bombardier has led the way with the C Series, which has taken market share from the A319 and the 737-700. The C Series is on the smaller end of the scale for narrowbodies, with the CS100 seating around 108 passengers in a two-class layout, and the larger CS300 with around 130 seats. Embraer has introduced the E195-E2, a stretched version of the E190-E2, which can seat around 120 passengers in a two-class layout, and shares commonality with the rest of the EJet family.

        Both Bombardier and Embraer have struggled with orders, a reflection of how the market has shifted to the larger narrowbodies. Bombardier has recently had some success with large order commitments from Air Canada and Delta, putting the future of its C Series on a firmer footing. AVITAS believes that the lack of orders for the A319neo and 737 MAX 7 is an indication that these aircraft are no longer suited for the smaller narrowbody segment and the future of the A319neo and 737 MAX 7 models are currently in question. The figure below gives the firm orders for all narrowbody aircraft as of April 2016.

Figure 11

Firm Orders for Narrowbody Passenger Aircraft as of April 2016
MODEL	Firm Orders
737NG	1,246

737 MAX	3,110

A320ceo Family	1,000

A320neo Family	4,362

C Series	323

E-195 E2	90

C919	400

MC-21	181

Total	10,712

Source: AWIN

  Narrowbody Aircraft Forecast

        AVITAS uses a combination of economic forecasts and traffic forecasts to project the level of aircraft demand in the future. In the long-run, the demand for aircraft is assumed to be balanced with the supply of aircraft, so the process is to determine the supply of planes necessary to support the forecasted level of demand. This is determined using a combination of current fleet levels, fleet retirement forecasts, and the future delivery schedule. The price of oil can impact future demand by delaying fleet retirements as low prices extend the useful life of current generation aircraft.

        The following figure illustrates the expected deliveries and retirements for passenger jets in the narrowbody category over the next twenty years, according to the AVITAS forecast.

Figure 12

Demand for Narrowbody Passenger Jet
2015 to 2034

Source: AWIN, AVITAS forecast

  The Widebody Market

        The demand for widebody aircraft has been robust, characterized by segmentation in both aircraft size and range appealing to carriers of all spectrums. The backlog for widebodies has been steady since 2008 as a result of demand for new technology aircraft led by Boeing's 787 family of aircraft and Airbus' A350 and A330 families.

        Boeing and Airbus dominate the widebody landscape. Airbus currently dominates the very-large widebody market with the A380, which is the largest passenger aircraft and is used by airlines on high density, long-range and premium traffic routes. The current trend for most airlines, however, is in the intermediate twin-engine widebody segment, where Airbus and Boeing have been trying to capture market share by introducing new clean-sheet designs.

        Figure 13 demonstrates the widebody aircraft landscape oriented by entry-into-service year versus the nominal seat configuration by aircraft type. The aircraft labeling is shaded by its service status.

Figure 13

Widebody Aircraft Competitive Landscape
Entry into Services vs. Capacity

Source: Airframe Manufacturers and AVITAS estimates

        As shown, the landscape is segmented by two seat classes. The major seat class is the intermediate size of widebody aircraft which is generally between 225 and 350 seats in a two to three-class configuration. It is this sector that has the largest number of aircraft in service and where there is major activity for new aircraft developments featuring new technology and efficiencies. There are about 4,000 widebody aircraft in passenger service today with approximately 3,000 of those in the intermediate class of widebodies. Additionally, more than 1,600 aircraft are on firm order in this class, almost 70% of the widebody order backlog.

        Boeing disrupted the market by introducing the technologically advanced 787. After years of development and production delays, there are now approximately 400 787s in service and a backlog of around 750 aircraft to be delivered. In addition to the 787, the 777 has been a reliable twin-engine workhorse for many airlines and Boeing is currently planning a successor to the current generation 777 with the new 777X family, slated to debut by the end of 2019.

        Airbus's response to Boeing's moves in the twin-engine widebody market was to introduce the A350, which entered service in 2014 and now has a substantial backlog. In addition, Airbus is developing an A330 replacement with the A330neo family of aircraft.

        The trend in the widebodies reflects the changes in the long-haul market. The prevalence, until recently, of higher oil prices made four-engine aircraft uneconomical to operate. The A380 has become a niche aircraft that only works on long-haul, high density routes with premium traffic, which AVITAS believes greatly limits the A380's potential. According to AVITAS, airlines have found the twin-engined widebodies to be much more economical to operate. The new generation of intermediate widebody aircraft have considerably more range than their predecessors, enabled by improved aerodynamics, the use of new materials, and improved engine efficiencies. The following figure provides the breakdown of widebody firm orders as of April 2016.

Figure 14

Firm Orders for Widebody Passenger Aircraft as of April 2016
MODEL	Firm Orders
747	7

777	163

777X	306

787	751

A330ceo	146

A330neo	186

A350	755

A380	132

Total	2,446

Source: AWIN

Figure 15

Widebody Orders, Deliveries and Backlog
Passenger and Freighter

Source: AWIN

  Widebody Aircraft Forecast

        The following figure illustrates the expected deliveries and retirements for passenger jets in the widebody category over the next twenty years, according to the AVITAS forecast.

Figure 16

Demand for Widebody Passenger Jet
2015 to 2034

Source: AWIN, AVITAS forecast

Value and Lease Trends

        According to AVITAS, on an overall basis, aircraft values and lease rates are determined by market demand and market supply. Market demand is predicted based on traffic forecasts, which are driven in turn by economic cycles, together with productivity, utilization assumptions and load factor analysis. Market supply is projected by a retirement forecast based on aircraft economic life assumptions and fluctuations in the parked aircraft fleet, and the delivery forecast driven by the order/delivery pattern. Changes in aircraft values are the outcome of these movements in the demand for and supply of aircraft. These factors drive relative market values from a composite standpoint which can reveal generalized value trends.

        For specific aircraft types and models, an aircraft's value and its associated lease rate are determined by market conditions, the overall supply and demand for aircraft, and other factors, such as:

  •
  type and age;

  •
  number in service at a given point in time;

  •
  number of airlines operating the aircraft;

  •
  production status;

  •
  size, capacity, and capability;

  •
  number of aircraft that are currently parked or in storage (a result of either market conditions or an operator decision to park the aircraft, either temporarily or permanently); and

  •
  life cycle duration, giving the potential of the aircraft type to be replaced by a newer model.

        Performance against these criteria demonstrates market depth for the asset and thus the ease or difficulty in placing an aircraft with an operator.

        According to AVITAS, newer, in-production models with strong market penetration, good geographic dispersion, and a broad base of operators tend to hold their value better than older, out-of-production types. While all aircraft are expected to lose value during negative market conditions, aircraft with positive characteristics typically maintain a higher value and a higher lease rate over a longer period of time and with less price volatility.

        Lease rates are directly related to values and in fact, tend to be an early indicator of value movements as lease rates react more quickly to market dynamics. On average, lease rate changes precede value changes by six months to a year.

        A useful metric for analyzing value changes is an analysis of constant age aircraft. This metric shows rates of depreciation or appreciation for the same relative age of an aircraft asset over a long-term period. The following Figure shows values over time for a selection of narrowbody aircraft on a ten-year constant age basis. The values are taken from AVITAS's historical Blue Book data which is released twice per year (1st and 2nd half, with a special release made in 2001 following September 11 which is shown below as 2001-3).

Figure 17

Value Analysis of 10 Year Constant Age
Select Narrowbody Aircraft

Source: AVITAS Blue Book of Jet Aircraft Values

        The 737-700NG, 737-800NG, A319-100, and A320-200 are shown. These aircraft, ranging in size from 125 to 180 seats, dominate today's airline landscape as they comprise almost 70% of the current in-service fleet of narrowbody airplanes. Moreover, these aircraft tend to be the workhorses of the airline industry as they perform well across both network hub flow markets as well as in low-cost carrier systems. All major airlines and large LCCs have many of these aircraft in service.

        The 737-800NG has the least value volatility of the types reviewed, a function of a strong operator base along with one engine type which allows for very strong market liquidity. The A320-200 also has a very strong operator base but has two engine types (the V2500 from IAE and the CFM56 from CFM

International) which can split the market and create value volatility. Nevertheless, both of these aircraft types have robust value behavior and represent strong investments.

        The 737-700NG and the A319NG are somewhat more volatile than their larger counterparts, a function of the market's migration to larger aircraft like the 737-800 and the A320. Consequently, these two aircraft types have experienced some value deterioration.

        Overall, the value data in the Figure illustrates that, in general, all aircraft types decline in value after a recession and then increase in value during a recovery period. Of note is that the values of the aircraft types shown have increased at varying degrees over the last three to four years as the result of a generalized recovery for aircraft assets from the financial downturn in 2008-2009. AVITAS expects this upward trend to continue for these aircraft types before peaking in 2018-2019 as the economy and air traffic continue to strengthen over the next several years.

        The next figure demonstrates value trends in the same manner for a select group of intermediate widebody aircraft: 767-300ER, A330-200, and the A330-300. As with the narrowbody aircraft, the aircraft are impacted by the economic cycle where value is typically lost during recessionary periods before recovering in subsequent expansions.

        Over the last three years and on balance, values for the A330-200 and A330-300 have been fairly consistent through the recovery period following the recession of 2008-2009. Both of these aircraft are popular with operators and operating lessors as they provide an efficient combination of size and range. They are popular in Asia, Europe, and the Middle East.

        All widebody aircraft have shown declines in the first half of 2016 due to a combination of softness in some international economies and the availability of cheap financing for new aircraft. Additionally, a large number of leased widebody aircraft are starting to come off lease and are being returned to lessors and manufacturers, which has caused a glut in the market for widebody airplanes. AVITAS expects this trend to reconcile in 2017 and, if oil prices remain relatively low and interest rates increase, widebody airplanes will rebound to their long term Base Value patterns.

        The value trend difference between the 767-300ER and the A330 aircraft is notable as the 767-300ER has seen significant value declines as a result of its older generational vintage and out-of-production status. It is now being replaced with the newest technologically advanced and fuel efficient aircraft models such as the 787 and A350.

Figure 18

Value Analysis of 10-Year Constant Age
Select Widebody Aircraft

Source: AVITAS Blue Book of Jet Aircraft Values

 BUSINESS

Overview

        C2 is a leading global aircraft leasing company focused on acquiring, leasing and managing commercial aircraft. We have been a provider of financial solutions in the commercial aircraft industry for over 40 years, including being among the first providers of operating leases to airlines over 20 years ago. Our strategy is to maintain and grow our diversified portfolio of widely-operated commercial aircraft in order to generate attractive risk-adjusted returns throughout aviation industry cycles. As we have built our business to scale over many years, we have developed deep and long-standing relationships with airlines and aircraft manufacturers, which we use to anticipate demand for aircraft models and to control credit and concentration risk.

        Our managed and on-order portfolio of 471 aircraft as of June 30, 2016, includes 307 aircraft we currently own ("owned" aircraft), 27 aircraft owned by third parties and serviced by us ("serviced" aircraft), 132 aircraft we have committed to purchase ("on-order" aircraft) and five loans we have made that are secured by commercial aircraft ("financed" aircraft). Our owned and serviced portfolio of 334 aircraft makes us one of the world's five largest aircraft lessors by aircraft count as of June 30, 2016, according to Ascend Flightglobal Consultancy ("Ascend"). The total aggregate net book value of our aircraft portfolio was approximately $11 billion as of June 30, 2016, including owned and financed aircraft with an aggregate net book value of approximately $10 billion and serviced aircraft with an aggregate net book value of approximately $1 billion in the two entities that comprise our strategic relationship with CTL. The average age of our owned portfolio, weighted by net book value, was 5.9 years as of June 30, 2016. For the year ended December 31, 2015 and the six months ended June 30, 2016, we reported total revenues of $1.19 billion and $641 million, respectively, and net income of $386 million and $140 million, respectively.

        We actively manage our owned portfolio to include aircraft that we believe have a large number of existing or expected airline operators. As of June 30, 2016, our owned portfolio consisted of narrowbody models, which include the Boeing 737 series and the Airbus A320 series, and which represent approximately 75% of our owned portfolio by aircraft count; select intermediate widebody aircraft, which include the Boeing 787 series and the Airbus A330 and A350 series, and which represent approximately 17% of our owned portfolio by aircraft count; and regional aircraft, which include the Embraer EJet 175 series and the Bombardier CRJ900, and which represent approximately 8% of our owned portfolio by aircraft count. For a more detailed description of the classes of aircraft in our portfolio, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our on-order portfolio as of June 30, 2016 includes 132 aircraft, of which 130 are next-generation Airbus A320neo, A321neo, A330neo, A350-900, and Boeing 737-MAX and 787 family aircraft, which we believe are attractive assets due to the new levels of operating efficiency they will deliver.

        We are a global business headquartered in New York. Through our regional offices in New York, Ft. Lauderdale, Dublin and Singapore, we maintain local connectivity with customers and capital providers in North America, Latin America, Europe and the Asia Pacific region, respectively. We have a corporate support center in Livingston, New Jersey, and small offices in Seattle, Washington and Toulouse, France, where we oversee the manufacturing process for new aircraft we order from Boeing and Airbus, respectively. As of June 30, 2016, our customer base comprised approximately 100 customers in 49 countries.

        We generally lease our aircraft pursuant to net operating leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. As lessor, we receive the investment benefits from, and assume the residual risk of, the aircraft. We select aircraft that we believe have a large universe of existing or potential operators. As a result, we believe that our aircraft will retain a more predictable residual value, have increased marketability and will be less susceptible to asset impairment risk. As of June 30, 2016, 100% of our leases are payable in U.S. dollars, with lease rates on substantially all of our leases fixed for the term of the lease. A typical initial lease term for aircraft we purchase from manufacturers is between eight and twelve years, which provides a high level of predictability to revenues. As of June 30, 2016, the average lease term remaining on the leases in our owned portfolio, weighted by the net book value of the aircraft, was 6.6 years.

        Our business model provides flexibility to adjust to market conditions and manage risk to produce consistent long-term performance throughout aviation industry cycles. We use multiple aircraft acquisition channels to grow, maintaining a strong core book of direct orders from original equipment manufacturers ("OEMs") while opportunistically engaging in sale-leaseback and other secondary market acquisitions. We believe our deep industry relationships and commitment to multiple acquisition channels enable us to both source transactions that are not broadly available to other lessors and work with OEMs to develop and market aircraft that best fit our customers' needs. We seek to lease our aircraft over long time horizons to airlines across many geographies. We believe that this approach to business selection helps mitigate our counterparty and credit risk, provides a broad network through which we can source additional opportunities, and serves as a framework to optimize value at different points during the aviation industry cycle.

        We have participated since 2014 in a strategic relationship with CTL through two corporate entities and have grown the partnership to include 27 aircraft as of June 30, 2016. The strategic relationship enhances our ability to lease aircraft to airlines by combining our aircraft leasing and servicing expertise and origination and marketing capabilities with CTL's knowledge and efficient capital. In addition, because we are paid a servicing fee to manage the assets owned by these entities, we generate fee income through the strategic relationship.

        We seek to proactively manage our portfolio in response to market conditions. We sell assets both to aircraft investors globally, with whom we maintain relationships, as well as to airline customers and other operating lessors. Aircraft sales facilitate management of portfolio concentrations (including allowing us to maintain a young fleet), provide ongoing liquidity in the portfolio, enable us to monetize value in our aircraft and are an effective tool for managing both asset residual value and lease remarketing risk. These portfolio management strategies have historically been successful in mitigating risk, and we have consistently reported net gains on sales of assets.

        To manage risks associated with our business, we have developed a comprehensive risk management platform that uses proprietary asset valuation systems and credit scoring processes. These systems, tools and models, combined with formal risk committees that meet regularly, inform our decision-making process. We seek to mitigate asset, credit and liability risks associated with owning and leasing aircraft through:

  •
  diversification across geographies, aircraft technologies, airline business models and customers, with a particular focus on aviation industry trends affecting individual markets;

  •
  a select investment focus on marketable aircraft types with deep bases of existing and potential operators;

  •
  a consistent approach of entering into longer-term leases with airlines;

  •
  management of the overall timing of lease and debt maturities;

  •
  utilization of our technical expertise to order aircraft that are desirable to a broad universe of customers, ensure end-of-lease returns are in proper condition, and minimize downtime and cost associated with transitioning aircraft among lessees;

  •
  management of funding to minimize exposure to interest rate risk, distribute debt maturities and match funding to new aircraft commitments; and

  •
  a comprehensive risk management framework.

        This combination of asset selection and robust risk management has contributed to above 99% average fleet utilization over the last three fiscal years.

        Our highly experienced executive leadership team is led by our CEO, C. Jeffrey Knittel, and our President, Anthony Diaz. Our senior leadership team has an average of over 18 years of experience in the aircraft leasing industry, covering several industry cycles, and deep and long-standing customer, lender, investor and OEM relationships.

Portfolio

        As of June 30, 2016, our managed and on-order portfolio consisted of 471 aircraft. Our managed portfolio includes 307 owned aircraft, 27 serviced aircraft and five financed aircraft. The serviced aircraft are serviced through our strategic relationship with CTL. Our owned portfolio of 307 aircraft, as of June 30, 2016, included 52 intermediate widebody aircraft, 229 narrowbody aircraft and 26 regional jets. The average age of our owned portfolio, weighted by net book value, is 5.9 years as of June 30, 2016.

        As of June 30, 2016, we have committed to acquire a total of 132 aircraft directly from Airbus and Boeing with a capital commitment of approximately $9.2 billion and with scheduled delivery dates through 2020. Our on-order portfolio as of June 30, 2016 includes 130 next-generation A320neo, A321neo, A330neo, A350-900, 737-MAX, and 787 family of aircraft.

        As of June 30, 2016, our owned and on-order portfolios consisted of the following aircraft, for which we have, or upon delivery will have, the risks and benefits of asset ownership:

Manufacturer	Aircraft Type	Owned Portfolio	On-Order Portfolio	Total
Narrowbody
Airbus	A319-100	28	—	28
Airbus	A320-200	60	—	60
Airbus	A321 family	31	2	33
Airbus	A320/321neo	—	50	50
Boeing	737-800	54	—	54
Boeing	737 MAX 8	—	37	37
Boeing	737-900ER	17	—	17
Boeing	737-700	15	—	15
Boeing	757-200	8	—	8
Embraer	E190	10	—	10
Embraer	E195	6	—	6
Intermediate Widebody
Airbus	A330-200	25	—	25
Airbus	A330-300	15	—	15
Airbus	A330-900neo	—	15	15
Airbus	A350-900	2	12	14
Boeing	787-8	4	—	4
Boeing	787-9	—	16	16
Boeing	767-300ER	6	—	6
Widebody	—	—	—	—
Regional
Bombardier	CRJ 900	14	—	14
Embraer	E175	4	—	4
Other		8	—	8

TOTAL		307	132	439

        The following table sets forth the scheduled delivery dates for our on-order portfolio as of June 30, 2016:

Manufacturer	Model	Remainder of 2016	2017	2018	2019	2020	Total
Airbus	A321ceo	2	—	—	—	—	2
Airbus	A320/321neo	1	13	25	11	—	50
Airbus	A330-900neo	—	—	5	4	6	15
Airbus	A350-900	2	—	—	3	7	12
Boeing	737 MAX 8	—	—	—	20	17	37
Boeing	787-9	—	3	5	6	2	16

Total		5	16	35	44	32	132

Leases and Lessees

        Our top five lessees by percentage of lease revenue for the year ended December 31, 2015 were American Airlines, Inc., Delta Airlines, Inc., Garuda Indonesia, Qantas Airways Limited and Virgin

Blue Airlines Pty Limited. Individually, none exceeded 8% of our revenues and collectively, our top five lessees accounted for less than 26% of our revenues in 2015.

        We benefit from a diverse customer base with a broad geographic distribution. The following chart sets forth the distribution of our lessees by location of each lessee airline's principal place of business as of June 30, 2016, measured by net book value:

(% net book value)
Asia / Pacific	39%
U.S. and Canada	24%
Europe	20%
Latin America	11%
Africa / Middle East	6%

Total	100%

        The expiry of our leases is well distributed over time, with no more than 16% of our leases, measured by aircraft count, expiring in any single year. The following chart sets forth as of June 30, 2016, the number of leases that were scheduled to expire each year by aircraft count:

Year	Number of aircraft with leases expiring
Remainder of 2016	14
2017	27
2018	30
2019	33
2020	49
Thereafter	154

Total	307

        Though we work closely with potential lessees and, where appropriate, develop innovative lease structures tailored to address their specific needs, most of our leases share some common characteristics, including the following:

  •
  fixed lease terms;

  •
  monthly payment in advance, which must be paid under all circumstances, including during periods in which an aircraft is not in operation due to maintenance or grounding;

  •
  absolute and unconditional payment obligations by the lessee, which are not subject to deduction for any withholding, set-off, counterclaim, recoupment, defense or other right the lessee may have against us;

  •
  indemnification obligations requiring lessees to indemnify us for certain tax liabilities relating to the leases and the aircraft, including value-added tax, other than withholdings that arise out of transfers of the aircraft to or by us, due to our corporate structure or due to our gross negligence;

  •
  security deposits, maintenance reserves, return conditions, and other mechanisms to protect the contracted revenue and value of our portfolio;

  •
  obligations that lessees pay for all maintenance, insurance, and other aircraft operational expenses during the lease term; and

  •
  rental rate adjustments based on movements in market rates from contract signing to delivery.

        Lessees are responsible for compliance with applicable laws and regulations with respect to the aircraft. Leases also typically contain extensive provisions regarding our remedies and rights in the event of a default by a lessee.

Competitive Strengths

        We believe we enjoy the benefits of a number of talents and assets, many of which have been developed over our history as an established industry leader.

        Top-five lessor, optimally balancing industry relevance and flexibility.    Our owned and serviced portfolio of 334 aircraft makes us one of the world's five largest aircraft lessors by aircraft count as of June 30, 2016, according to Ascend. We believe this position offers several advantages. On the one hand, we have sufficient size to engage in larger-scale transactions with both manufacturers and airlines, allowing us to purchase large and diverse portfolios of aircraft, source transactions that are not broadly available, and influence aircraft design standards. On the other hand, relative to the largest lessors, we are sufficiently nimble to quickly adjust to market conditions, manage risk throughout aviation industry cycles, maintain a young fleet, and diversify our exposures by customer, geography, OEM and aircraft type.

        In addition, we believe our size makes us influential to key external constituencies, including manufacturers, airlines and capital market participants. We have been placing direct orders with manufacturers for new aircraft since 1999. We have a history of engaging in strategic transactions with manufacturers, including serving as one of the launch customers of the A350, A320neo, A330neo, 787 and 737-MAX. Meanwhile, we have been a valued sale-leaseback buyer-lessor counterparty to airlines due to our willingness to participate in, and our ability to commit quickly to, large portfolio transactions, such as our 2014 sale-leaseback transaction in which we acquired 24 new aircraft from Delta.

        Diverse fleet of modern, widely-operated aircraft.    As of June 30, 2016, our owned fleet of 307 aircraft was comprised, by aircraft count, of 75% narrowbody models, 17% intermediate widebody models and 8% regional jet models. The average age of our owned portfolio, weighted by net book value, was 5.9 years, as of June 30, 2016. Our portfolio is structured to focus on aircraft models that have deep operator bases. For example, 737 family and A320 family aircraft are operated by a combined total of 632 passenger operators globally, as of June 30, 2016, according to Ascend. Consistent with our strategy of owning the most in-demand aircraft, these models comprise 67% of our owned portfolio as of June 30, 2016. We believe our focus on owning a modern, widely-operated portfolio makes our aircraft attractive to airlines and readily deployable at minimal expense into markets around the world and strengthens our ability to re-lease and sell aircraft at each stage of their useful lives.

        Deep, long-standing and valuable industry relationships.    As a result of our legacy of over 40 years of experience in aircraft financing, we have built relationships that have endured through all types of market conditions with both OEMs and our approximately 100 customers in 49 countries as of June 30, 2016.

        We believe our relationships provide us access to key decision makers at airframe and engine manufacturers and major airlines around the world, thereby enabling us to make prompt acquisitions of new aircraft, enter into new leases, and anticipate airlines' longer-term trajectories so as to tailor our fleet and leases to their specific needs. Additionally, we believe our relationships with airframe and engine manufacturers allow us to provide input into their airframe and engine designs to better meet the needs of our airline customers, which in turn enables us to assist those manufacturers in growing their customer bases.

        In addition, we believe our airline relationships give us access to sourcing and leasing opportunities across the globe and throughout the aviation industry cycle. Our 2014 sale-leaseback transaction in which we acquired 24 new aircraft from Delta is just one example of the benefits of these relationships with our customers. Our relationships are similarly strong with OEMs. We have a long history of helping OEMs expand their businesses by placing OEM aircraft with airline customers who have never before operated such aircraft. We believe that the value we add for both airlines and OEMs will continue to reinforce these relationships.

        We expect that the aircraft leasing industry will continue to be relationship-driven, and airframe and engine manufacturers and our airline customers will continue to place a high value on the expertise and experience of our management team, which we believe will help us develop new relationships. At the same time, we plan to use our long-standing contacts to grow our business and continue to add value to both manufacturers and customers. We believe these relationships will help us maintain our leadership position in the aircraft leasing industry over time.

        Strong aircraft delivery pipeline.    Through our strategic and opportunistic approaches to acquiring aircraft and our strong relationship with airframe manufacturers, as of June 30, 2016, we have an on-order portfolio of 132 aircraft to be delivered through 2020, 130 of which are next-generation aircraft. We believe that our strong aircraft delivery pipeline over this period gives us the ability to provide airline customers with a comprehensive multiyear solution to their aircraft leasing and fleet needs. We believe this ability is a competitive advantage in developing, renewing and expanding customer relationships as we have new aircraft available for delivery during periods far earlier than most of our airline customers can obtain new aircraft directly from airframe and engine manufacturers.

        Long-standing business and highly experienced and proven management team with deep aviation and financial institution experience.    Our senior leadership team is led by CEO C. Jeffrey Knittel and President Anthony Diaz, each of whom has over 30 years of experience in the aircraft leasing industry, covering several industry cycles, and deep, long-standing customer, lender, investor and OEM relationships. Our team has been instrumental in building CIT's long-standing commercial air business into one of the largest aircraft lessors in the industry over the nearly 20 years that certain members of our senior management team have been together in various capacities.

Strategy

        Our objective is to build and maintain a balanced and diverse portfolio of attractive commercial aircraft while leveraging our industry relationships and successfully managing our credit and financing risk to deliver attractive risk-adjusted returns throughout aviation industry cycles. Key elements of our strategy to achieve these objectives are as follows:

        Maintain our leadership position in the aircraft leasing marketplace via steady investment into in-demand, modern and widely-operated aircraft.    Our investment strategy is focused on acquiring a fleet of aircraft with strategically diverse technology, capacity and flight capability characteristics that will remain in strong demand throughout industry cycles. Industry experts predict continued growth of the proportion of commercial aircraft under operating leases, and we believe that these favorable industry dynamics present a significant growth opportunity. Yet, we understand the cyclical nature of the aviation industry, and believe that consistent growth drives long-term performance across cycles. Our experience demonstrates that aircraft with a large universe of potential operators have strong long-term value retention characteristics and lower re-marketing risks. We plan to own aircraft that our customers can lease and operate without major upfront costs or significant deviations from their strategic goals. We believe that steadily growing a diverse and in-demand portfolio will enable us to generate stable cash flows over the long term through high utilization rates on attractive lease terms.

        Leverage multiple aircraft procurement channels to optimize growth and performance through the aviation industry cycle.    We intend to continue to utilize multiple procurement channels to source aircraft. We plan to supplement our core acquisition strategy of direct orders from aircraft OEMs, which we believe will provide us with consistent growth, with select sale-leaseback transactions with airlines and opportunistic acquisitions from other lessors or financial institutions. We believe that the utilization of multiple aircraft procurement channels will provide us the flexibility to enhance our portfolio and performance through the cycle as each channel, to a varying degree, can be calibrated to react to, and increase opportunity from, prevailing market conditions.

        Direct Orders from Manufacturers.    As of June 30, 2016, we committed to acquire a total of 132 aircraft directly from Airbus and Boeing, representing all of our on-order portfolio as of that date. Our entire on-order portfolio scheduled for delivery in 2017 or later consists of next-generation aircraft. As of June 30, 2016, our orders include 2 A321ceo, 50 A320/321neo, 15 A330neo, 12 A350-900, 37 737 MAX and 16 787 family aircraft, which are scheduled for delivery between 2016 and 2020. We believe these orders are strategically important as they give us access to highly sought-after, current- and next-generation, fuel-efficient aircraft. We anticipate strong leasing demand from airlines over the course of the useful lives of these aircraft due to their broad appeal. We believe these delivery positions are attractively timed and have the potential to generate significant franchise value. Direct order acquisitions typically require significantly longer lead times than sale-leaseback transactions, generally ranging from four to eight years from the time of order to the scheduled delivery of the aircraft, and require us to make pre-delivery payments.

        Sale-Leaseback.    We opportunistically engage in sale-leaseback transactions as an acquirer when we believe the terms to be advantageous. Under this transaction structure, we commit to acquire either new aircraft that an airline has ordered directly from the OEM, or aircraft already in service, and lease the aircraft to the airline. The sale-leaseback channel provides us with flexibility to manage cycle risk and be responsive to market opportunities and conditions—allowing us to quickly align our portfolio with strategic growth areas and improve credit quality in anticipation of downward cycles. Sale-leaseback transactions are generally completed within nine to eighteen months from the date on which the contract is signed until the scheduled delivery of the aircraft. These transactions, which can range in size from single-aircraft acquisitions to large portfolios, allow us to grow our portfolio and add next-generation technology with limited risk in light of a known, committed lessee. They may also enable us to quickly execute strategic goals in response to changing market dynamics, such as increasing our exposure to stronger credit U.S. carriers whose credit quality is improving faster than carriers in other geographies due to consolidation. Further, such sale-leaseback portfolio transactions open up the possibility of "add-on" acquisitions of individual aircraft by reducing friction costs such that sellers may choose to engage with us exclusively rather than running a market-wide bidding process. As of June 30, 2016, we did not have any commitments to acquire aircraft through sale-leaseback transactions.

        Actively manage our lease portfolio to optimize returns and minimize risk through diversification.    In actively managing our aircraft portfolio, we seek to optimize returns and minimize risks by appropriately and prudently diversifying the types of aircraft we acquire, spreading out over a number of years the termination dates for our leases, achieving geographic diversification, and minimizing our exposure to customer concentration. Through our acquisition of desirable aircraft types with large sets of potential operators, we seek to maximize the mobility of our assets across global markets, which may allow us to achieve a high rate of lease placements on attractive lease terms. Our commitment to proactively selling aircraft facilitates management of our portfolio concentrations by providing ongoing liquidity, and managing asset residual value and lease remarketing risk. We have expertise across multiple disposition channels, including structured portfolio sales. We leverage our marketing expertise to add value throughout the sale process, as the majority of our historical sales have included an already signed lease with an operator, enabling us to realize better outcomes. Through the implementation of our diversification and sales strategies, we believe that we will be in a position to reduce our exposure to industry fluctuations over a particular period of time, economic fluctuations in a particular regional market, changes in customer preferences for particular aircraft, and the credit risk posed by a particular customer.

        Effectively manage risk over the long-term.    We aim to mitigate risk through aviation industry cycles by maintaining a diverse customer base and applying our proprietary risk management models, processes and expertise as we continuously evaluate our portfolio. With approximately 100 customers geographically distributed across 49 countries and, as of June 30, 2016, no single lessee accounting for more than 8% of our 2015 lease revenue, our business model mitigates the risk posed by the deteriorating credit of any individual customer or economic fluctuations in any particular regional market. Our diversity of aircraft types, focus on in-demand models, staggering of lease terms and matched financing reduce the risks posed by changes in preferences for particular aircraft and periodic downturns in lessee demand or broader financing markets. It is our practice to index new aircraft placements to swap rates, so that the lease rate will change in accord with interest rates until it is fixed upon delivery of the aircraft. We believe this practice helps to neutralize the effect of interest rate fluctuations on both us and the lessee during the lag time between aircraft placement and commencement of the lease upon aircraft delivery. Our experienced team uses proprietary analytical systems and credit scoring processes to forecast and identify credit and liability risks. Regular meetings between our risk group and members of other functional teams allow us to detect potentially problematic leases in advance of defaults. Our historical experience indicates that our philosophy of negotiating workouts as early as possible upon recognition of possible credit issues saves costs and mitigates risk. Because the majority of the aircraft in our fleet are models that are in demand, we are typically able to re-lease recovered assets quickly and avoid significant losses. We believe that these risk management practices will help drive our ability to deliver long-term returns.

Financing Strategy

        The successful implementation of our financing strategy is a critical component of the success of our business. The objective of our financing strategy is to provide the capital required to support our business and growth initiatives in a cost-efficient manner while mitigating risks relating to changes in market conditions.

        We intend to fund our business with future earnings and cash flow from operations and an appropriate balance of secured and unsecured debt which may include bank facilities, term loans, corporate bonds or notes, asset-backed facilities, including debt guaranteed by the ECA and Ex-Im, pre-delivery payment or warehouse facilities and other capital market products.

        We aim to operate our business with prudent liquidity and a well-capitalized balance sheet. We actively manage our debt maturity profile and interest rate exposure by generally seeking long-term, fixed rate debt facilities, which we believe best match the characteristics of our assets. We seek to identify markets and products with favorable and flexible terms, as well as to maximize the diversification of funding solutions and to reduce our reliance on any one market or financial institution. We intend to enter into certain financing arrangements prior to or concurrent with the separation. Upon completion of the separation, we expect to have approximately $[    •    ] of outstanding indebtedness, and are targeting an equity to asset ratio of not less than [    •    ]% following the recapitalization to be effectuated as part of the separation. If we enter into any such financing arrangements, they will be described in a subsequent amendment to this information statement.

Competition

        The aircraft leasing industry is highly competitive. We compete in leasing, re-leasing, purchasing and selling our aircraft with other aircraft leasing companies, including AerCap Holdings N.V., GE Capital Aviation Services, AirLease Corporation, BOC Aviation, Aviation Capital Group, and Avolon

Holdings Ltd. We also may encounter competition from other entities that selectively compete with us, including airlines, aircraft manufacturers, financial institutions, aircraft brokers, special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft, and public and private partnerships, investors and funds, including private equity and hedge funds.

        The market for sale-leaseback transactions has become increasingly competitive in recent years. Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. We also compete with other lessors for aircraft financing commitments, which can impact our ability to compete for a leasing transaction. Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee. Some of our competitors have significantly greater financial resources than we have. In addition, some competing aircraft lessors have a lower overall cost of capital, which may allow them to offer better lease terms. However, we believe we compete favorably due to our strong industry relationships, the attractiveness of our fleet, our proactive risk management approach and seasoned management team.

Insurance

        Our lessees are required under our leases to bear responsibility, through an operational indemnity subject to customary exclusions, and to carry insurance for any liabilities arising out of the operation of our aircraft or engines, including any liabilities for death or injury to persons and damage to property that ordinarily would attach to the operator of the aircraft. In addition, our lessees are required to carry other types of insurance that are customary in the air transportation industry, including hull all risks insurance for both the aircraft and each engine whether or not installed on our aircraft, hull war risks insurance covering risks such as hijacking, terrorism, confiscation, expropriation, nationalization and seizure, including by the Government of Registry (if other than the United States or Canada) and aircraft spares insurance and aircraft third-party liability insurance (including war risks), in each case subject to customary deductibles. We are named as an additional insured on liability insurance policies carried by our lessees, and we and/or our lenders are designated as a loss payee in the event of a total loss of the aircraft or engine, as well as numerous other insurance provisions customary in aircraft leasing. We monitor the compliance by our lessees with the insurance provisions of our leases by securing certificates of insurance from the lessees' insurance brokers.

        In addition to the coverage maintained by our lessees, we maintain contingent liability insurance and contingent hull insurance with respect to our aircraft. Such contingent insurance is intended to provide coverage in the event that the insurance maintained by any of our lessees should not be available or is deficient for our benefit as required pursuant to the terms of the lease. Consistent with industry practice, our insurance policies are subject to commercially reasonable limits, deductibles, conditions and exclusions.

        We cannot assure you that we will be insured against all risks, that lessees will at all times comply with their obligations to maintain insurance, that any particular claim will be paid, or that we will be able to maintain our current levels of insurance coverage at commercially reasonable rates in the future.

Regulation

        While the air transportation industry is highly regulated, since we do not operate aircraft, we are generally not directly subject to most of these regulations. Our lessees, however, are subject to extensive regulation under the laws of the jurisdictions in which they are registered and in which they operate. These regulations, among other things, govern the registration, operation and maintenance of our aircraft. Most of our aircraft are registered in the jurisdiction in which the lessee of the aircraft is certificated as an air operator. Our aircraft are subject to the airworthiness and other standards imposed by our lessees' jurisdictions of operation. Laws affecting the airworthiness of aviation assets are generally designed to ensure that all aircraft and related equipment are continuously maintained in proper condition to enable safe operation of the aircraft. Most countries' aviation laws require aircraft to be maintained under an approved maintenance program having defined procedures and intervals for inspection, maintenance and repair.

        We are required to register, and have registered, the aircraft which we acquire and lease to U.S. carriers and to a number of foreign carriers where, by agreement, the aircraft are to be registered in the United States, with the Federal Aviation Administration, or in other countries, with such countries' aviation authorities as applicable. Each aircraft registered to fly must have a "Certificate of Airworthiness", which is a certificate demonstrating the aircraft's compliance with applicable government rules and regulations and that the aircraft is considered airworthy, or a ferry flight permit, which is an authorization to operate an aircraft on a specific route. Our lessees are obligated to maintain the Certificates of Airworthiness for the aircraft they lease and, to our knowledge, all of our lessees have complied with this requirement. When an aircraft is not on lease, we will be required to maintain the certificate or obtain a certificate in a new jurisdiction.

        Significant new requirements with respect to noise, emissions (including greenhouse requirements), fuel efficiency and other aspects of our aircraft or their operation could cause the value of our aircraft portfolio to decrease. Other governmental regulations relating to noise and emissions levels may be imposed not only by the jurisdictions in which our aircraft are registered, possibly as part of the airworthiness requirements, but also in other jurisdictions where our aircraft operate. Any and all of the foregoing regulations could limit the economic life of our aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are permitted, require us to make significant additional investments in our aircraft and engines to make them compliant. Moreover, our lessees' compliance with current or future legislation, regulations, taxes or duties could result in higher costs and lead to higher ticket prices, which in turn could result in lower demand for travel. This could affect our lessees' ability to make rental and other lease payments and could reduce the value we receive for our aircraft upon any disposition, which would have a material adverse effect on our financial condition, cash flow and results of operations.

        In addition, under our leases, we may be required in some instances to obtain specific licenses, consents or approvals for different aspects of the leases. These required items include consents from governmental or regulatory authorities for certain payments under the leases and for the import, re-export or deregistration of the aircraft.

Employees

        We expect to employ approximately [    •    ] persons as of the distribution date. None of these employees are represented by labor unions.

Facilities

        We are a global business headquartered in New York. Through our regional offices in New York, Ft. Lauderdale, Dublin and Singapore, we maintain local connectivity with customers and capital providers in North America, Latin America, Europe and the Asia Pacific region, respectively. We have a corporate support center in Livingston, New Jersey and small offices in Seattle, Washington, and Toulouse, France, where we oversee the manufacturing process for new aircraft we order from Boeing and Airbus, respectively.

Legal Proceedings

        From time to time, we may be involved in litigation and claims incidental to the conduct of our business in the ordinary course. Our industry is also subject to scrutiny by government regulators, which could result in enforcement proceedings or litigation related to regulatory compliance matters. We and a number of our subsidiaries are defendants in judicial and administrative proceedings involving matters incidental to our business. We do not believe that any material liability will be imposed as a result of these matters.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain factors affecting forward-looking statements

        The following discussion and analysis should be read in conjunction with the other sections of this information statement, including the sections entitled "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," "Unaudited Pro Forma Combined Financial Statements," "Business," "Selected Historical Combined Financial Data," and the Combined Financial Statements and the notes thereto and the Interim Combined Financial Statements (Unaudited) and the notes thereto included in this information statement. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and other factors described throughout this information statement and particularly in "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

        We believe that the assumptions underlying the Combined Financial Statements and the Interim Combined Financial Statements (Unaudited) included in the information statement are reasonable. However, the Combined Financial Statements and the Interim Combined Financial Statements (Unaudited) may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, stand-alone company during the periods presented.

Glossary of Terms

        For purposes of this Management's Discussion and Analysis of Financial Condition and Results of Operations, the terms below have the following meanings:

        Aircraft body types are as follows: Narrowbody aircraft are single aisle design and generally have 100 to 225 seats, primarily consisting of the Embraer E190 and E195, Boeing 737 and 757 Series and the Airbus A320 series. Intermediate widebody aircraft are twin aisle design and generally have 225 to 350 seats, primarily consisting of the Boeing 767 and 787 Series and the Airbus A330 Series and A350-900. Large widebody aircraft are twin aisle design and generally have greater than 350 seats, primarily consisting of the Boeing 747 and 777 Series, and the Airbus A350-1000 and A380. Regional aircraft are single aisle design and generally have less than 100 seats, primarily consisting of the Embraer E175 and the Bombardier CRJ Series. Other includes aircraft related equipment, such as engines. See "—Portfolio Composition" for information regarding our leased fleet and order book.

        Average Portfolio Assets ("APA") is computed using period end balances and is the average of Flight equipment held for Operating Leases, Flight equipment held for sale, and Finance Leases and Loans. We use this average for certain key profitability ratios, including return on APA.

        Average Finance Receivables ("AFR") is computed using period end balances and is the average of Finance Lease Receivables and Loans. We use this average to measure Finance Lease and interest revenue as a percentage of AFR and past due delinquencies, Non-performing Assets and allowance for credit losses as a percentage of AFR.

        Average Operating Leases ("AOL") is computed using period end balances and is the average of Flight equipment held for Operating Leases. We use AOL to measure lease rental revenue and depreciation on flight equipment as a percentage of AOL.

        Average Managed Assets ("AMA") is computed using period end balances and is the average of Portfolio Assets and Serviced Assets. We use this average to measure selling, general and administrative expenses as a percentage of AMA.

        Equipment Utilization is the ratio of Leased Aircraft Portfolio net book value on lease or with a commitment to total Leased Aircraft Portfolio net book value.

        Finance Receivables or Finance Leases and Loans include Finance Leases and loans held for investment and do not include amounts contained within assets held for sale.

        Finance Lease is an agreement in which the party who legally owns the property (lessor), which is the Company, permits another party (lessee), which is our customer, to use the aircraft with substantially all of the economic benefits and risks of asset ownership passed to the lessee.

        Fresh-Start Accounting ("FSA") is the result of CIT's emergence from bankruptcy, whereby the financial statements of the "Successor Company" apply the provisions of FSA in accordance with GAAP. Under FSA, a new reporting entity, the "Successor Company", is deemed to be created, and the recorded amounts of assets and liabilities, other than deferred taxes, are adjusted to reflect their fair value. The Combined Financial Statements and the Interim Combined Financial Statements (Unaudited) include the effects of adopting FSA upon CIT's emergence from bankruptcy on December 10, 2009.

        Leased Aircraft Portfolio or Owned Aircraft includes Operating Leases (including those held for sale) and Finance Leases, but excludes assets in our loan portfolio.

        Managed Assets include Portfolio Assets and Serviced Assets.

        Net Operating Loss Carryforward / Carryback ("NOL") is a tax concept, whereby tax losses in one year can be used to offset taxable income in other years, subject to certain limitations. For example, a U.S. federal NOL can first be carried back and applied against taxable income recorded in the two preceding years with any remaining amount being carried forward for the next twenty years to offset future taxable income. The rules pertaining to the number of years allowed for the carryback or carryforward of an NOL varies by jurisdiction.

        Non-accrual Assets include Finance Receivables that are individually evaluated and determined to be impaired, as well as Finance Receivables that are delinquent (generally for 90 days or more), unless they are both well secured and in the process of collection. Non-accrual Assets also include Finance Receivables with revenue recognition on a cash basis because of deterioration in the financial position of the borrower.

        Non-performing Assets include Non-accrual Assets (described above) and repossessed assets.

        On-Order Portfolio includes our commitments to purchase new commercial aircraft from aircraft manufacturers.

        Operating Lease is a lease in which we retain ownership of the asset (flight equipment held for Operating Lease), collect rental payments, recognize depreciation on the asset, and retain the benefits and risks of ownership, including obsolescence.

        Parent Company Net Investment represents the Company's total capital pool. This mainly includes net transfers from/to centralized cash pooling, general financing activities, corporate overhead allocations, and receivables/payables from/to CIT entities deemed to be effectively settled at the time the transactions are consummated.

        Portfolio Assets includes flight equipment held for Operating Leases, flight equipment held for sale, and Finance Leases and Loans.

        Residual Values for Operating Leases is the value to which the asset is depreciated at the end of its estimated useful life, and for Finance Leases is the estimated value of equipment at the end of the lease term.

        Serviced Assets represent flight equipment owned by third parties and managed or serviced by the Company.

Business Overview

        We are a leading global aircraft leasing company focused on acquiring, leasing and managing commercial aircraft. We were formed to own and operate CIT's commercial aircraft leasing business.

        We have been a provider of financial solutions in the commercial aircraft financing industry for over 40 years, including being among the first providers of Operating Leases to airlines over 20 years ago. Our strategy is to actively manage and grow a diversified portfolio of widely-operated commercial aircraft in order to generate attractive risk-adjusted returns throughout aviation industry cycles. We are a global business headquartered in New York. Through our regional offices in New York, Ft. Lauderdale, Dublin, and Singapore, we maintain local connectivity with customers and capital providers in North America, Latin America, Europe and the Asia Pacific region, respectively. We have a corporate support center in Livingston, New Jersey and small offices in Seattle, Washington, and Toulouse, France, where we oversee the manufacturing process for new aircraft we order from Boeing and Airbus, respectively. As of June 30, 2016, our customer base was comprised of approximately 100 customers in 49 countries.

        We generally lease our aircraft pursuant to net Operating Leases that require the lessee to pay for maintenance, insurance, taxes and all other aircraft operating expenses during the lease term. As the lessor, we receive the investment benefits from, and assume the residual risk of, the aircraft. We seek to select aircraft that have a large universe of existing or potential operators.

        As of June 30, 2016, our Managed Assets and On-Order Portfolio consisted of 471 aircraft, including 307 Owned Aircraft, 27 Serviced Assets, 132 aircraft in our On-Order Portfolio and five loans we have made that are secured by commercial aircraft. The 334 aircraft comprising our Leased Aircraft Portfolio and Serviced Assets made us one of the top five largest aircraft lessors by aircraft count as of June 30, 2016, according to Ascend.

        The total aggregate net book value of our Managed Assets was approximately $11 billion as of June 30, 2016, including Portfolio Assets totaling approximately $10 billion in aggregate net book value and Serviced Assets in the two entities that comprise our strategic relationship with CTL of approximately $1 billion in aggregate net book value. The average age of our Leased Asset Portfolio, weighted by net book value, was 5.9 years as of June 30, 2016.

        We focus our Leased Aircraft Portfolio on aircraft where we expect continued broad demand from airline operators: narrowbody models, primarily consisting of the Boeing 737 series, the Embraer E190/195 series and the Airbus A320 series, represent 75% of our Leased Aircraft Portfolio (by aircraft count), and select intermediate widebody aircraft, primarily consisting of the Boeing 787 series and the Airbus A330 and A350 series and to a lesser extent, regional aircraft primarily consisting of the Embraer E175 and the Bombardier CRJ900. Likewise, our On-Order Portfolio as of June 30, 2016 includes 130 next-generation Airbus A320neo, Airbus A321neo, Airbus A350-900, Boeing 737-MAX, Airbus A330neo and Boeing 787 family aircraft. As of June 30, 2016, the average lease term remaining on the leases in our Leased Aircraft Portfolio, weighted by the net book value of the aircraft, was 6.6 years.

        As we are predominately a commercial aircraft leasing business, our results are presented in one reportable segment.

        The analysis that follows reflects our results for the Company on a historical basis. The financial results reflect the Parent Company Net Investment by CIT over the periods presented, and include allocations from CIT for services provided to us. Accordingly, the capital structure and results may not be fully reflective of our operations following the separation from CIT. See the section entitled "Unaudited Pro Forma Combined Financial Statements" for additional information.

Recent Events

        There were no significant recent events impacting our business subsequent to the date of the financial statements.

Key Factors Affecting Our Results of Operations

        Our results are dependent on the aviation industry, which is cyclical, sensitive to prevailing economic conditions and highly competitive. Economic changes as measured by the growth or contraction of GDP can determine changes in passenger activity, and in turn, the demand for aircraft. Airlines are also affected by numerous external factors including fuel prices, political and economic instability, currency volatility, natural disasters, terrorist activities, health concerns, labor actions and other world economic and political events, which can also have an impact on the value of our aircraft.

        According to AVITAS, Passenger traffic, as measured by revenue passenger kilometers, has grown on an average annual basis of 5.5% over the last 20 years and is expected to continue to expand in the next 20 years. Almost one percent of the world's gross domestic product will be spent on air transport in 2016, totaling almost $750 billion. Because of lower fuel prices, new revenue opportunities, and consolidation of carriers, worldwide airlines have become profitable and, according to International Air Transport Association, are expected to produce net profits of $39.4 billion in 2016, which would mark the seventh consecutive year of profits for the world's airlines. These profits cut across all major regions of the world with North American domiciled airlines having the largest share.

        Airlines in mature markets are in the midst of a major aircraft re-fleeting exercise while economic expansion in emerging markets is driving growth. This growth and aircraft replacement dynamic has created large order backlogs at Boeing and Airbus as airlines seek to upgrade their fleets with the new technology offered in the current generation of jets and engines. For Boeing and Airbus alone, orders number more than 12,000 aircraft units which are expected to be delivered over the next decade. This growth is unprecedented in the commercial airline industry. AVITAS expects that the manufacturers will deliver 35,000 commercial aircraft over the next 20 years.

        The aircraft operating lessor market has grown significantly since it was first developed in the 1970s and 1980s. Operating lessors today own or manage almost 40% of the commercial airline fleet, up from about 12% in 1990, according to Boeing. According to AVITAS, the market for operating lessors is competitive, segmented by two mega-size lessors, a cohort of approximately a half-dozen mid-size lessors, and at least 80 smaller lessors. New lessors have emerged—some from emerging markets—and there have been ownership changes for several of the well-established lessors as new owners are attracted by the investment potential for aircraft leases. See "Industry" for more information.

        Our airline customers' ability to address these economic and other factors described above and meet their lease obligations affects our revenues and profitability. Our results may also be impacted by governmental or aviation regulatory changes, aircraft oversupply or technology obsolescence, competition from other leasing companies, the price we pay or receive for aircraft purchased or sold, the number of aircraft purchased or sold in a period, delivery dates of our On-Order Portfolio, and changes in interest rates or credit spreads, which may affect lease rates and borrowing costs and the utilization rate of our aircraft.

Portfolio Composition

        The following table summarizes the product composition for Portfolio Assets including the number of aircraft.

	June 30, 2016		December 31, 2015		December 31, 2014		December 31, 2013
($ thousands)	Net Book Value	Number	Net Book Value	Number	Net Book Value	Number	Net Book Value	Number
By Product:
Operating Leases, including held for sale	$9,778,351	286	$9,769,443	284	$9,309,292	279	$8,379,337	270
Finance Leases	310,988	21	319,032	21	334,784	21	31,715	8
Loans	35,824	5	49,162	9	71,423	11	137,985	17

Total	$10,125,163	312	$10,137,637	314	$9,715,499	311	$8,549,037	295

Our Leased Fleet

        The following table summarizes the aircraft types in our Leased Aircraft Portfolio (Operating Leases and Finance Leases, including held for sale aircraft) at June 30, 2016.

Aircraft Type	Number
Airbus A319/320/321	119
Airbus A330	40
Airbus A350	2
Boeing 737	86
Boeing 757	8
Boeing 767	6
Boeing 787	4
Embraer E 190 / 195	16
Regional, other*	26

Total number of aircraft	307

(*)
Regional, other primarily consists of four Embraer E175 and 14 Bombardier CRJ900 aircraft.

        Our Leased Aircraft Portfolio consisted of 305 aircraft at December 31, 2015.

        The following table presents additional information regarding our scheduled aircraft purchase commitments at June 30, 2016.

Aircraft Type	Remainder of 2016	2017	2018	2019	2020	Total
Airbus A320 /A321neo	1	13	25	11	—	50
Airbus A321ceo	2	—	—	—	—	2
Airbus A330-900neo	—	—	5	4	6	15
Airbus A350 -900	2	—	—	3	7	12
Boeing 737 Max-8	—	—	—	20	17	37
Boeing 787-9	—	3	5	6	2	16

Total number of aircraft	5	16	35	44	32	132

        We had 139 aircraft on scheduled aircraft purchase commitments at December 31, 2015. We have commitments from lessees for all of our aircraft scheduled for delivery in the next 12 months.

        The information presented in the following table by manufacturer and body type is based on our Leased Aircraft Portfolio.

	June 30, 2016		December 31, 2015		December 31, 2014		December 31, 2013
($ thousands)	Net Book Value	Number	Net Book Value	Number	Net Book Value	Number	Net Book Value	Number
By Manufacturer:
Airbus	$6,206,496	161	$6,229,617	161	$5,985,483	160	$5,899,165	167
Boeing	2,996,901	104	2,942,637	102	2,726,044	99	2,053,382	88
Embraer	538,790	21	552,651	21	547,243	20	441,525	16
Other	347,152	21	363,570	21	385,306	21	16,980	7

Total	$10,089,339	307	$10,088,475	305	$9,644,076	300	$8,411,052	278

By Body Type(1):
Narrowbody	$6,203,336	229	$6,110,252	227	$5,742,717	212	$5,973,686	227
Intermediate Widebody	3,441,292	52	3,514,689	52	2,968,811	47	2,310,998	39
Regional and other	444,711	26	463,534	26	932,548	41	126,368	12

Total	$10,089,339	307	$10,088,475	305	$9,644,076	300	$8,411,052	278

Weighted average age of fleet (years)		5.9		5.6		5.4		6.0

(1)
See "—Glossary of Terms" for aircraft body type definitions

Our Customers

        The following table presents our Leased Aircraft Portfolio, by region based on lessee's principal place of business.

	June 30, 2016		December 31, 2015		December 31, 2014		December 31, 2013
($ thousands)	Net Book Value	%	Net Book Value	%	Net Book Value	%	Net Book Value	%
By Region:
Asia / Pacific	$3,910,812	39%	$3,703,998	37%	$3,640,288	38%	$3,068,758	36%
U.S. and Canada	2,386,062	24%	2,410,334	24%	2,134,665	22%	1,308,197	16%
Europe	2,039,217	20%	2,192,462	22%	2,080,571	21%	2,436,546	29%
Latin America	1,124,360	11%	1,152,543	11%	1,022,020	11%	940,310	11%
Africa / Middle East	628,888	6%	629,138	6%	766,532	8%	657,241	8%

Total	$10,089,339	100%	$10,088,475	100%	$9,644,076	100%	$8,411,052	100%

Number of customers		98		95		97		98

        In the aggregate, revenue related to our top five customers for the six months ended June 30, 2016, Aerovias De Mexico, S.A. De C.V., American Airlines, Inc., Delta Airlines, Inc., Qantas Airways Limited, and Virgin Blue Airlines Pty Ltd, accounted for $149 million, or 24%, of our first half 2016 combined rental and finance lease revenue. Individually, these exposures ranged between 4% and 6% as a percentage of first half 2016 combined rental and finance lease revenue. Our top single customer exposure by combined first half revenue in 2016 and 2015 was 6% and 8%, respectively.

        In the aggregate, revenue related to our top five customers for the year ended December 31, 2015, American Airlines, Inc., Delta Airlines, Inc., Garuda Indonesia, Qantas Airways Limited, and Virgin Blue Airlines Pty Ltd, accounted for $298 million, or approximately 26%, of our 2015 combined rental and finance lease revenue. Individually, these exposures accounted for between 3% and 8% as a percentage of 2015 combined rental and finance lease revenue. Our top single customer exposure by combined revenue in 2015, 2014 and 2013 was 8%, 8% and 9%, respectively.

        The following tables present geographic concentration of Operating Lease rental revenue based on lessee's principal place of business for the respective periods.

	Six Months Ended, June 30,				Years ended December 31,
	2016		2015		2015		2014		2013
($ thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Region
Asia / Pacific	$243,470	40%	$221,090	41%	$450,222	41%	$430,676	39%	$379,657	37%
U.S. and Canada	128,683	21%	112,034	20%	227,915	20%	218,478	19%	147,538	14%
Europe	121,177	20%	112,397	20%	224,628	20%	274,774	24%	288,495	28%
Latin America	75,448	12%	60,762	11%	126,340	11%	126,797	11%	125,089	12%
Africa / Middle East	43,211	7%	45,674	8%	90,725	8%	81,499	7%	92,659	9%

Total	$611,989	100%	$551,957	100%	$1,119,830	100%	$1,132,224	100%	$1,033,438	100%

        The following tables set forth revenue attributable to individual countries representing at least 5% of Operating Lease rental revenue for the periods indicated. Dashes indicate revenue below 5% in the respective periods.

	Six Months Ended, June 30,				Years ended December 31,
	2016		2015		2015		2014		2013
($ thousands)					Amount	%	Amount	%	Amount	%
Country
United States	$86,843	14%	$78,143	14%	$158,799	14%	$140,882	12%	$64,394	6%
Australia	$58,172	10%	$74,157	13%	$141,508	13%	$141,057	12%	$136,088	13%
Canada	$41,840	7%	$33,891	6%	$69,116	6%	$77,596	7%	$83,144	8%
Mexico	$36,166	6%	$—	—	$—	—	$—	—	$—	—
Philippines	$28,590	5%	$28,542	5%	$57,098	5%	$—	—	$—	—
China	—	—	—	—	$—	—	$—	—	$57,499	6%
Brazil	—	—	—	—	$—	—	$56,374	5%	$53,012	5%

        Substantially all of our finance leases and loans interest revenue relates to customers in the U.S.

Our Leases

        The following table presents future lease expirations for our Leased Aircraft Portfolio at June 30, 2016 by number of aircraft. The weighted average remaining lease term on the Operating Lease fleet was approximately 7 years.

Aircraft Type	Remainder of 2016	2017	2018	2019	2020	2021+	Total
Airbus A319/320/321	8	12	13	15	26	45	119
Airbus A330	5	4	2	3	6	20	40
Airbus A350	—	—	—	—	—	2	2
Boeing 737	—	8	12	11	8	47	86
Boeing 757	1	1	1	1	4	—	8
Boeing 767	—	1	1	2	1	1	6
Boeing 787	—	—	—	—	—	4	4
Embraer E190/195	—	1	—	1	4	10	16
Regional, other	—	—	1	—	—	25	26

Total number of aircraft	14	27	30	33	49	154	307

        On a contractual basis, measured as a percentage of net book value, Equipment Utilization was 100% at June 30, 2016 with all aircraft on lease or under a commitment to be leased or sold. Equipment Utilization was 100%, 99.1% and 99.7% at December 31, 2015, 2014 and 2013, respectively.

Our Loan Portfolio

        Though we are predominantly an aircraft leasing business, we have periodically invested, and may continue to opportunistically invest, in loans secured by aircraft.

        Our loan portfolio, which totaled $35.8 million before the allowance for credit losses at June 30, 2016, is comprised of five loans to two customers. All of the loans are in a first lien senior position. Our loan portfolio totaled $49.2 million before the allowance for credit losses at December 31, 2015.

Our Serviced Portfolio

        In the fourth quarter of 2014, we entered into a strategic relationship with CTL through the formation of two entities (TC-CIT Aviation Ireland Limited and TC-CIT Aviation U.S., Inc.) to conduct commercial aircraft leasing business. Our Serviced Assets portfolio in these entities consisted of 27 aircraft at June 30, 2016 and 24 aircraft at December 31, 2015. See "—Off-Balance Sheet Arrangements" for more information.

Liquidity and Capital Resources

Financing Strategy

        The successful implementation of our financing strategy is a critical component of the success of our business. The objective of our financing strategy is to provide the capital required to support our business and growth initiatives in a cost efficient manner while mitigating risks relating to changes in market conditions.

        In conjunction with the separation, we intend to refinance the unsecured borrowings from CIT, and Notes Payable to Related Parties, aggregating approximately $[    •    ] at June 30, 2016, with approximately $[    •    ] of unsecured debt from third parties in connection with an overall re-capitalization of the Company. On an ongoing basis, as a stand-alone company, we intend to fund the operations and growth of our business, including new aircraft deliveries, through cash flow from operations and an appropriate balance of secured and unsecured debt, which may include bank facilities, term loans, corporate bonds or notes, asset backed facilities, including debt guaranteed by the Export Credit Agencies ("ECA") and Export-Import Bank of the United States ("Ex-Im"), pre-delivery payment or warehouse facilities, and other capital market products.

        We aim to operate our business with prudent liquidity and a well-capitalized balance sheet with a targeted equity to asset ratio of at least [    •    ]%. We actively manage our debt maturity profile and interest rate exposure by generally seeking long-term, fixed rate debt facilities, which we believe best match the characteristics of our assets. We seek to identify markets and products with favorable and flexible terms, as well as to maximize the diversification of funding solutions and to reduce our reliance on any one market or financial institution.

Secured Borrowings

        As part of our funding strategy, we pledge assets in connection with secured financing transactions. These structured financing transactions do not meet accounting requirements for sale treatment and are recorded as secured borrowings, with the assets remaining on-balance sheet pursuant to GAAP. The debt associated with these transactions is collateralized principally by aircraft equipment. Our secured financing transactions include guarantor programs with ECA and Ex-Im. Our ECA program is in connection with Airbus aircraft purchases, while the Ex-Im program is in connection with Boeing aircraft purchases. Our secured financing transactions include amounts borrowed in connection with facilities with Goldman Sachs International ("GSI") that are structured as total return swaps ("TRS"). For additional information on the GSI TRS, see "—GSI / TRS Structure" and "—Derivatives" below.

        The following table summarizes the carrying values at June 30, 2016 and December 31, 2015 of secured borrowings and related pledged assets.

	June 30, 2016		December 31, 2015
($ thousands)	Secured Borrowing	Pledged Assets	Secured Borrowing	Pledged Assets
ECA	$1,114,615	$2,421,330	$1,199,583	$2,453,178
Ex-Im	219,074	229,201	232,930	231,100
GSI / TRS Facility	557,418	884,439	576,786	897,311
Other	35,341	57,495	82,268	150,627

Total	$1,926,448	$3,592,465	$2,091,567	$3,732,216

        See "—Asset / Liability Management and Hedging" for additional information.

Unsecured Borrowings

        Unsecured borrowings are comprised entirely of intercompany borrowings reflected in Notes Payable to Related Parties on our balance sheet ($1.6 billion as of June 30, 2016 and $1.5 billion at December 31, 2015). We expect to replace these borrowings and substantially increase the amount of unsecured borrowings as part of an overall re-capitalization of the Company to be effectuated as part of the separation from CIT.

GSI / TRS Structure

        CIT is a counterparty to a TRS financing facility with GSI. This facility has been executed by CIT's wholly-owned subsidiaries, CIT Financial Ltd. ("CFL") and CIT TRS Funding B.V. ("BV"). The CFL facility is $1.5 billion and the BV facility is $625 million.

        The GSI facilities were structured as TRS to satisfy the specific requirements set by GSI to obtain its funding commitment. Under the terms of the GSI facilities, CIT raises cash from the issuance of asset backed securitizations ("ABS") to investors designated by GSI under the TRS, equivalent to the face amount of the ABS less an adjustment for any original issue discount which equals the market price of the ABS. CIT is also required to cash collateralize a portion of the face amount of the ABS with GSI as additional collateral prior to funding the ABS through the GSI facilities.

        We participate in the TRS to the extent the ABS we issue are placed as reference obligations in the TRS. Accordingly, the net Interest Expense associated with the Company's ABS has been allocated to us. The allocation of Interest Expense is calculated based on the relative historical facility size of the Company as a portion of CIT's GSI facilities during the carve-out periods. As the GSI facilities are the contractual obligation of CIT, the associated GSI counterparty receivable is not allocated to us.

        CIT is obligated to pay GSI (1) principal in an amount equal to the contractual market price times the amount of principal reduction on the ABS and (2) interest equal to LIBOR times the adjusted qualifying borrowing base of the ABS. On a quarterly basis, CIT pays the fixed facility fee of 2.85% per annum times the maximum facility commitment amount. The GSI Facilities impact Interest Expense on secured borrowings allocated to C2 as a result of the following: (i) ABS Interest Expense, (ii) allocation of interest income from CIT (reduction to Interest Expense) for the difference between ABS Interest Expense and the aforementioned fixed facility fee of 2.85% plus LIBOR, and (iii) allocation of Interest Expense from CIT related to GSI TRS unused line fees, FSA related accretion, and acceleration of FSA upon ABS prepayments.

Derivatives

        We periodically enter into interest rate swaps to match the interest rate characteristics of our assets and liabilities. See "Interim Combined Financial Statements—Note 14, Derivative Financial Instruments" for more information.

        At June 30, 2016 and December 31, 2015, our derivative transactions consisted of interest rate swaps related to secured borrowings, but we may enter into additional interest rate swaps, interest rate caps or floors, forward rate agreements, or other instruments to hedge exposures to interest rate or foreign exchange rate movements.

Capital

        Our capital consists entirely of Parent Company Net Investment that will be re-capitalized as both debt and equity in connection with the separation from CIT. We are targeting an equity to asset ratio of not less than [    •    ]% following the recapitalization to be effectuated as part of the separation from CIT.

Purchase Commitments

        Our aircraft purchase commitments are comprised entirely of obligations to Airbus and Boeing, beginning in 2016 and extending through 2020, totaling $9.2 billion, net of $0.7 billion in amounts on deposit with manufacturers, at June 30, 2016. Our aircraft purchase commitments were $9.6 billion at December 31, 2015. See "—Contractual Obligations" for additional information.

Asset / Liability Management and Hedging

        At June 30, 2016 and December 31, 2015, the Company's Portfolio Assets and debt were predominantly fixed rate as shown in the table below.

June 30, 2016

Portfolio Assets			Debt
($ thousands)	Fixed Rate	Floating Rate		Fixed Rate	Floating Rate
Operating Leases	97%	3%	Notes Payable to Related Parties	100%	—
Finance Leases	100%	—	Secured Financing	92%	8%
Loans	100%	—
Portfolio Assets	98%	2%	Debt	95%	5%
Portfolio Assets	$9,883,186	$241,977	Debt	$3,363,667	$162,680

December 31, 2015

Portfolio Assets			Debt
($ thousands)	Fixed Rate	Floating Rate		Fixed Rate	Floating Rate
Operating Leases	97%	3%	Notes Payable to Related Parties	100%	—
Finance Leases	100%	—	Secured Financing	92%	8%
Loans	100%	—
Portfolio Assets	98%	2%	Debt	95%	5%
Portfolio Assets	$9,890,401	$247,236	Debt	$3,460,957	$177,057

        As discussed in "—Derivatives" above and in addition to the TRS structure previously described, we periodically enter into interest rate swaps to match the interest rate characteristics of our assets and liabilities in order to minimize interest rate risk. At June 30, 2016, and December 31, 2015, we had $35 million and $38 million of notional principal in interest rate swaps, on all of which we receive floating / LIBOR and pay fixed rates of interest.

Results of Operations

        The discussion of our results that follows is based upon Combined Financial Statements and the Interim Combined Financial Statements (Unaudited) that have been prepared from CIT's historical accounting records and are presented on a stand-alone basis as if our operations had been conducted independently from CIT. The operations comprising the Company reflect the combination of various legal entities that do not necessarily have a legal ownership relationship. Accordingly, the Parent Company Net Investment in these operations is shown in lieu of common stock, paid in capital and retained earnings in the Combined Financial Statements and the Interim Combined Financial Statements (Unaudited). Transactions between CIT and the Company are also accounted for through Parent Company Net Investment.

        The Combined Financial Statements and the Interim Combined Financial Statements (Unaudited) include the historical operations, assets, and liabilities of the operations that comprise our business, and all revenues and costs directly attributable to us, including the allocation of certain expenses for functions and services of CIT that were used by us. However, CIT's unsecured debt and its revolving credit facility have not been pushed down to our Combined Balance Sheets because these funds are included as part of CIT's overall treasury management function. Current and deferred income taxes and related tax expense have been determined based on our stand-alone results by applying separate return methodology to our operations in each country as if we were a separate taxpayer.

        The Combined Financial Statements and the Interim Combined Financial Statements (Unaudited) also include the effects of adopting FSA upon CIT's emergence from bankruptcy on December 10, 2009, which required that all assets and liabilities, other than deferred taxes, be stated at fair value.

Results of Operations for the Six months ended June 30, 2016 and 2015

Profitability

        The following table summarizes net income and the respective return on average Portfolio Assets and total assets for the periods presented.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%

Net Income	$139,516	$144,515	$(4,999)	(3)%
Average Portfolio Assets	$10,083,050	$9,465,851	$617,199	7%
Average Total Assets	$11,876,392	$11,293,671	$582,721	5%
Return (annualized) on Average Portfolio Assets ("APA")	2.77%	3.05%
Return (annualized) on Average Total Assets	2.35%	2.56%

        Net Income for the 2016 first half decreased $5.0 million, or 3% from the first six months of the prior year, to $139.5 million, as stronger lease rental revenue was offset by higher depreciation on flight equipment, increased operating lease expense, higher SG&A and reduced gains on disposal of flight equipment. The first half net income trend also reflects an increase in the effective tax rate in 2016 versus 2015.

        Current period returns as a percentage of Portfolio Assets and total assets were reflective of the lower earnings.

        Variances in the individual line items are discussed in more detail in the sections that follow.

Portfolio Assets

        The following table presents the roll forward of our Portfolio Assets for the periods presented.

	Six months ended June 30,
($ thousands)	2016	2015
Beginning of period	$10,137,637	$9,715,499
Order book deliveries	311,568	350,791
Other Portfolio Asset purchases and originations	14,425	26,128
Depreciation and impairment on flight equipment	(222,524)	(199,196)
Portfolio Asset sales	(89,933)	(447,103)
Collections, other activity	(26,010)	(28,579)

End of period	$10,125,163	$9,417,540

        Portfolio Assets declined $12 million in the first half of 2016, as depreciation of flight equipment and the sale of six aircraft were essentially offset by the delivery of seven aircraft from the manufacturer order book.

        Portfolio Assets declined $298 million, or 3%, in the first half of 2015, as depreciation and impairment of flight equipment and the sale of 13 aircraft were in part offset by the delivery of six aircraft from the manufacturer order book.

        The activity in the portfolio asset roll forward table above is reflected in the various average asset balances and ratios presented in the tables that follow. We utilize these ratios in the analysis of rate versus volume variances underlying our performance.

Lease Rental Revenue

        The table below summarizes Operating Lease rental revenue variances as a percentage of combined average flight equipment (including flight equipment both held for lease and held for sale) for the periods presented.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%
Lease Rental Revenue	$611,989	$551,957	$60,032	11%
Average Operating Leases plus Average Operating Lease Equipment Held for Sale	$9,719,299	$9,066,342	$652,957	7%
Lease Rental Revenue (annualized) as a % of Average Operating Leases and Average Operating Lease Equipment Held for Sale	12.59%	12.18%

        Operating Lease rental revenue increased 11% from the prior year during the first six months of 2016, to $612.0 million, reflecting both rate and volume increases. The stronger revenue rate in 2016 as a percentage of AOL was due to a rent settlement from a defaulted lessee in the 2016 first quarter and higher monthly utilization than during 2015.

Finance Lease and Interest Revenue

        The following table summarizes finance lease and interest revenue variances and related AFR ratios for the periods presented.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%
Finance Lease and interest revenue	$12,554	$14,170	$(1,616)	(11)%
Average Finance Leases and Loans (AFR)	$363,751	$399,509	$(35,758)	(9)%
Finance Lease and interest revenue (annualized) as a % of AFR	6.90%	7.09%

        Finance Lease and interest revenue declined $1.6 million from the prior year during the first six months of 2016. The 11% decline, as well as the drop in the revenue percentage from 2015, reflects the continued runoff of this portfolio.

Gains on Disposal of Flight Equipment, net

        The following table presents gains, excluding impairments related to assets transferred to held for sale, and information related to our equipment disposals for the periods presented.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%
Gains on flight equipment sales	$11,202	$28,247	$(17,045)	(60)%
NBV equipment sold	$89,933	$447,103	$(357,170)	(80)%
Number of aircraft sold	6	13	(7)	(54)%

        Flight equipment disposal gains during the 2016 second quarter, reflecting our ongoing portfolio management initiatives, were comparable to the prior year. However the first half trend reflected a higher sales activity level in the first quarter of 2015 versus the current year. We sold six aircraft to TC-CIT Aviation in the six months ended June 30, 2015 which generated a gain on disposal of $11.6 million. We did not sell any aircraft to TC-CIT Aviation in the six months ended June 30, 2016. Gains as a percentage of assets sold were 12% in the first half of 2016, versus 6% in the prior year six months. The weighted average age of equipment sold during the six months ended June 30, 2016 and 2015 was 13 and three years, respectively.

Other Revenue

        Other revenue was $5.4 million in the first half of 2016, up from $2.6 million in the prior year six months. Activity in this line item for both periods was driven primarily by fee income related to our strategic relationship with CTL.

Depreciation on Flight Equipment

        The following table summarizes depreciation expense variances and AOL ratios over the periods presented.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%
Depreciation on flight equipment	$222,314	$196,643	$25,671	13%
Average Operating Leases	$9,651,875	$8,819,818	$832,057	9%
Depreciation (annualized) as a % of Average Operating Leases	4.61%	4.46%

        Flight equipment depreciation for the first half of 2016 increased $25.7 million, or 13%, from the prior year, largely reflecting the higher asset base. The increase in the depreciation rate reflected the impact of emerging technology on existing fleet Residual Values.

Impairment on Flight Equipment

        Flight equipment impairment declined to $0.2 million during the first half of 2016 from $2.6 million in the prior year six months. The 2015 activity was due to impairment charges recorded on the transfer of flight equipment to held for sale consistent with the higher level of sales activity in the prior year.

Interest Expense

        The following table presents the components of Interest Expense and the percentages of the respective borrowings for the periods presented, and average borrowings and average rate for secured borrowings.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%
Secured borrowings	$32,971	$35,852	$(2,881)	(8)%
Related party debt	41,124	30,954	10,170	33%
Guarantee fee	7,845	9,024	(1,179)	(13)%
Allocated from CIT, other	89,387	97,761	(8,374)	(9)%

Total Interest Expense	$171,327	$173,591	$(2,264)	(1)%

Average borrowing—secured	$2,056,475	$2,339,639	$(283,164)	(12)%
Interest rate—secured	3.21%	3.06%

        Interest Expense declined $2.3 million, or 1%, for the first six months of 2016 to $171.3 million. Higher interest expense on related party debt was offset by reductions in the other borrowing categories, reflecting a change in CIT's funding mix.

        Our secured borrowing transactions include guarantor programs with ECA and Ex-Im. Our ECA program is in connection with Airbus aircraft purchases, while our Ex-Im program is in connection with Boeing aircraft purchases. Our other secured borrowing transactions include amounts related to facilities with GSI that are structured as a TRS. Interest Expense on related party debt corresponds to "Notes Payable to Related Parties", while Interest Expense "Allocated from CIT" relates to revolving credit facilities with CIT reflected in Parent Company Net Investment. Interest Expense Allocated from CIT was determined based on Company funding requirements and historical average rates based on CIT's unsecured notes. CIT's unsecured debt has not been pushed down to the balance sheet because these funds are included as part of CIT's overall treasury management function. Accordingly, Interest Expense Allocated from CIT does not correlate to Company borrowings reported on the Combined Balance Sheets. The guarantee fees included in Interest Expense represent payments to CIT for its guarantee of secured borrowing obligations related to the ECA and Ex-Im facilities. Interest Expense Allocated from CIT in the first half of 2016 reflected an average borrowing base reported in Parent Company Net Investment of $3.9 billion compared to $4.3 billion for the first half of 2015. The interest expense associated with the borrowing base in Parent Company Net Investment allocated by CIT is impacted by CIT's funding and liquidity profiles. The weighted average blended rate of the borrowing base reported in Parent Company Net Investment and Notes Payable to Related Parties was 5.20% and 5.14% in the first half of 2016 and 2015, respectively. Notes Payable to Related Parties averaged approximately $1.5 billion and $1.1 billion in the first half of 2016 and 2015, respectively. The related party Interest Expense trend reflected mix and level of Notes Payable to Related Parties.

        Interest Expense Allocated from CIT, related party debt and guarantee fees will be replaced with Interest Expense related to incremental unsecured debt in connection with a recapitalization of Parent Company Net Investment to be effectuated as part of the separation from CIT. We are targeting an equity to asset ratio of not less than [    •    ]% following the recapitalization.

Provision for Credit Loss (Recovery)

        Consistent with the retention of credit risk, versus retention of equipment residual risk by the Company with an Operating Lease (and the financial statement classification as a financial asset, versus a physical asset), the ALLL and provision for credit losses apply to Finance Receivables. The residual risk related to flight equipment on Operating Lease is addressed via periodic residual reviews and impairment reviews which are further described in "—Critical Accounting Estimates—Flight Equipment." See "—Glossary of Terms" for more information.

        The following table summarizes the provision for credit losses and selected credit metrics over the periods presented.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%
Provision for credit loss (recovery)	$5,171	$(1,609)	$6,780	(421)%
Allowance for loan and lease losses (ALLL)	$1,979	$3,555	$(1,576)	(44)%
60+ Delinquency (DQ)	—	—
Non-performing finance receivables (NP)	—	—
Finance Receivables (FR)	$346,812	$386,829	$(40,017)	(10)%
ALLL % of FR	0.57%	0.92%

        The provision for credit losses for the 2016 first half included a $5.9 million charge-off in the prior quarter related to all of the active loan balances with one specific customer. Absent this factor, the provision reflected an income statement credit in both periods presented for allowance reversals corresponding to improved portfolio credit quality and portfolio runoff. The trend in the allowance as a percentage of Finance Receivables over the periods also reflects the current year charge-off.

Operating Lease Expense

        Operating Lease expense increased to $21.5 million in the first half of 2016 from $13.2 million in the prior year six months. Amounts in both periods reflected costs of maintenance and spare parts incurred in connection with re-leasing an aircraft and during the transition between leases. The second quarter 2016 expense was elevated due to end-of-lease charges associated with five aircraft.

Selling, General and Administrative Expense

        The following table summarizes the components of Selling, General and Administrative Expense ("SG&A") and related variances for the periods presented. SG&A includes both employee and other direct expenses as well as the allocation of expenses to the Company by CIT.

	Six months ended June 30,		Variance from Prior Year
($ thousands)	2016	2015	$	%
Employee costs	$21,516	$24,077	$(2,561)	(11)%
Other direct expenses	4,902	5,670	(768)	(14)%
Allocated expense from CIT	44,717	30,785	13,932	45%

Total SG&A	$71,135	$60,532	$10,603	18%

Average managed Assets (AMA)	$11,167,524	$10,020,136	$1,147,388	11%
SG&A % (annualized) of Revenue	11.10%	10.14%
SG&A % of AMA	1.27%	1.21%

        The allocation of SG&A from CIT includes directly and indirectly allocated costs that are charged to the Company based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of time-use surveys, average Portfolio Assets, headcount, or other measures as determined appropriate. Direct allocated costs represent specific services or functions that are attributable to the Company based on actual and/or estimated usage or consumption. These costs include costs associated with information systems, accounting, purchasing, legal, facilities, marketing, business analysis support and other financial services such as treasury and audit. Indirect allocated costs represent general corporate level services provided to the Company and other affiliates by CIT. Corporate level services include technology management, finance, human resources, legal, communications, treasury, audit, purchasing, facilities, board governance, and other corporate-related expenses.

        SG&A increased $10.6 million (18%) from the prior year for the first half to $71.1 million in the first half of 2016. The trend reflects an increase in expense allocations from CIT partially offset by lower direct expenses. The increase in the allocation of expense from CIT primarily reflected $13 million of 2016 costs related to the commercial aircraft leasing business separation initiative from CIT. Employee expense trends include headcount directly attributable to the business, which totaled 134 at June 30, 2016, 141 at March 31, 2016, 130 at June 30, 2015 and 129 at March 31, 2015. The decline in other direct expenses from the prior year for the first half included an elevated level of sales and use tax in the first quarter of 2015.

Provision for Income Taxes

        The following table provides the Company's actual effective income tax rate and additional information related to the provision for income taxes for the periods presented.

	Six months ended June 30
($ thousands)	2016	2015
Provision for income taxes, before discrete items	$17,958	$13,880
Discrete items	215	(15)

Provision for income taxes	$18,173	$13,865

Effective tax rate	11.5%	8.8%

        The income tax provision before impact of discrete items was higher in the six months ended June 30, 2016 as compared to the year-ago six months period primarily driven by the recognition of deferred federal and state income tax expense on domestic earnings.

        The interim period income tax expense is based on a projection of the Company's annual effective tax rate. This annual effective tax rate is applied to the year to date consolidated pre-tax income to determine the interim provision for income taxes before discrete items. The change in the effective tax rate each period is impacted by a number of factors, including the relative mix of domestic and international earnings. The actual year end 2016 effective tax rate may vary from the currently projected tax rate due to changes in these factors.

Other Income

        Other income increased to $5.3 million during the 2016 first half from $5.0 million in the prior year six months, as the current year amount included incremental settlement proceeds related to a lease cancellation prior to aircraft delivery in connection with a customer bankruptcy.

Share of Earnings from Unconsolidated Equity Investment

        Share of earnings from unconsolidated equity investment, net of tax relates entirely to our share of net income related to the strategic relationship with CTL. The year-over-year improving trend is consistent with the higher asset base (serviced asset portfolio).

Cash Flows

        The following table summarizes our cash flow changes for the periods presented.

	Six months ended June 30,		Variance from Prior Year
($ thousands) Net cash flows provided by / (used in)	2016	2015	$	%
Operations	$364,918	$302,125	$62,793	21%
Investing activities	(452,872)	111,357	(564,229)	(507)%
Financing activities	68,058	(533,293)	601,351	(113)%

Decrease in cash & equivalents	$(19,896)	$(119,811)	$99,915	(83)%

        We fund our business primarily with CIT investment and cash flow from operations, as operating cash flows exceed reported net income due to the fact that depreciation and impairment on our flight equipment are non-cash charges. As a result, the year-over-year trend in operating cash flows principally reflects the respective levels of earnings before depreciation and impairment.

        Cash was utilized in investing activities during the first half of 2016, versus cash provided from investing activities in 2015. This swing was primarily the result of elevated levels of Portfolio Assets sales and cash provided by changes in restricted cash and equivalents in 2015. The overall decrease in investing activities in the first half of 2016 versus the prior year was largely offset by the change in cash provided by financing activities in 2016, reflecting a change in CIT funding mix, including changes in cash provided and used by notes payable from related parties.

Results of Operations for the Years Ended December 31, 2015, 2014 and 2013

Profitability

        The following table summarizes net income and the respective return on average Portfolio Assets and total assets for the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015	2014
Net Income	$385,662	$361,845	$300,258	$23,817	$61,587	7%	21%
Average Portfolio Assets	$9,517,366	$9,280,725	$8,356,276	$236,641	$924,449	3%	11%
Average Total Assets	$11,686,515	$10,878,311	$10,044,903	$808,204	$833,408	7%	8%
Return on Average Portfolio Assets ("APA")	4.05%	3.90%	3.59%
Return on Average Total Assets	3.30%	3.33%	2.99%

        Net income for the year ended December 31, 2015 increased $23.8 million, or 7%, to $385.7 million in 2015 from $361.8 million in 2014, and included a $117 million discrete tax benefit corresponding to the reversal of a deferred tax valuation allowance related to the Company's ability to utilize U.S. federal and state NOLs. Pretax income declined in 2015 from the prior year primarily due to the combination of increased depreciation on flight equipment, increased Interest Expense, higher Operating Lease costs and higher SG&A expenses.

        Net income for the year ended December 31, 2014 increased $61.6 million, or 21%, from 2013, as increased rental revenue and lower SG&A expenses were in part offset by increased depreciation on flight equipment. The provision for income taxes was a net expense in both 2014 and 2013 ($26 million and $32 million) with minimal discrete items in both years.

        Variances in the individual line items are discussed in more detail in the sections that follow.

Portfolio Assets

        The following table presents the roll forward of our Portfolio Assets for the periods presented.

	Years ended December 31,
($ thousands)	2015	2014
Beginning of period	$9,715,499	$8,549,037
Order book deliveries	1,268,775	1,240,762
Other Portfolio Asset purchases and originations	498,473	1,128,888
Depreciation and impairment on flight equipment	(405,870)	(397,393)
Portfolio Asset sales	(821,435)	(704,193)
Collections, other activity	(117,805)	(101,602)

End of period	$10,137,637	$9,715,499

        Portfolio Assets increased $422 million, or 4% in 2015 from 2014. We took order book deliveries of 18 aircraft in 2015 and 21 aircraft in 2014. Other Portfolio Asset purchases in 2015 consisted primarily of $423 million of aircraft purchases made pursuant to purchase lease-back arrangements, versus $775 million in purchase lease-back arrangements and $312 million in Finance Lease new business in 2014. Equipment dispositions primarily consisted of 21 aircraft in 2015 and 27 aircraft in

2014. Included in Portfolio Assets is $35 million of assets held for sale at December 31, 2015 and $392 million at December 31, 2014.

        Portfolio Assets increased $1.2 billion, or 14%, in 2014 from 2013 as increases in Operating Leases and Finance Leases were in part offset by a $67 million reduction in loans. Aircraft purchases included both new deliveries and a higher level of spot market purchases and other origination activity. Equipment dispositions included 27 aircraft ($704 million) in 2014 versus 25 ($748 million) in 2013.

        The activity in the portfolio asset roll forward table above is reflected in the various average asset balances and ratios presented in tables that follow. We utilize these ratios in the analysis of rate versus volume variances underlying our performance.

Lease Rental Revenue

        The table below summarizes Operating Lease rental revenue variances as a percentage of combined average flight equipment (including flight equipment held for lease and held for sale) over the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015		2014
Lease Rental Revenue	$1,119,830	$1,132,224	$1,033,438	$(12,394)	$98,786	(1%	)	10%
Average Operating Leases plus average Operating Lease Equipment Held for Sale	$9,125,179	$8,972,878	$8,081,404	$152,301	$891,474	2%		11%
Lease Rental Revenue as a % of Average Operating Leases and Average Operating Lease Equipment Held for Sale	12.27%	12.62%	12.79%

        Operating Lease rental revenue declined $12.4 million in 2015, or 1%, from $1.132 billion in 2014, as an increase in the asset base was offset by lower average monthly utilization and lease rates, the latter of which reflects continued re-pricing in a low interest rate environment and pricing pressure / market demand for certain assets, including the A320 aircraft family. During the three year period, approximately 50% of the portfolio was re-priced following renewal and remarketing activities.

        The increased Operating Lease rental revenue in 2014 from 2013 was due to additional aircraft under lease, as AOL increased 11% from the prior year (to $9.0 billion in 2014). This favorable impact of a higher asset base was offset by rental rate compression, as the Operating Lease rental revenue as a percentage of AOL and average Operating Lease equipment held for sale declined to 12.62% from 12.79% in 2013.

Finance Lease and Interest Revenue

        The following table summarizes interest income variances and AFR ratios over the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015		2014
Finance Lease and interest revenue	$27,471	$35,311	$30,745	$(7,840)	$4,566	(22%	)	15%
Average Finance Leases and Loans ("AFR")	$392,187	$307,847	$274,871	$84,340	$32,976	27%		12%
Finance Lease and interest revenue as a % AFR	7.00%	11.47%	11.19%

        Finance Lease and interest revenue decreased $7.8 million, or 22%, from $35.3 million in 2014 primarily due to prepayment of certain accounts in 2014, which were carried at a discount. Absent the prepayment benefits, the portfolio yield was comparable year over year.

        Finance Lease and interest revenue increased $4.6 million, or 15%, from $30.7 million in 2013, as the 2014 amount included the prepayment of selected accounts, and associated FSA discount acceleration.

Gain on Disposal of Flight Equipment, net

        The following table presents gains, excluding impairments related to assets transferred to held for sale, and information related to our equipment disposals for the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015		2014
Gains on flight equipment sales	$36,367	$34,529	$41,131	$1,838	$(6,602)	5%		(16%	)
NBV equipment sold	$821,435	$704,193	$748,272	$117,242	$(44,079)	17%		(6%	)
Number of aircraft sold	21	27	25	(6)	2	(22%	)	8%

        Flight equipment disposal gains, reflecting our ongoing portfolio management initiatives, increased 5% in amount during 2015 from 2014, as summarized in the table above, but were down as a percentage of NBV sold. Gains as a percentage of assets sold were 4.4% in 2015, versus 4.9% in 2014. The weighted average age of equipment sold during 2015 and 2014 were 4.0 and 6.9 years, respectively.

        Flight equipment disposal gains in 2014 declined $6.6 million, or 16%, from 2013 to $34.5 million. Gains as a percentage of assets sold were 4.9% in 2014, versus 5.5% in 2013. The weighted average age of equipment sold during 2014 and 2013 were 6.9 and 5.2 years, respectively.

Other Revenue

        Other revenue increased $5.3 million from 2014 to $6.5 million in 2015. This increase was driven primarily by $5.7 million in additional fee income related to our strategic relationship with CTL.

        Other revenue increased $0.3 million from 2013 to $1.3 million in 2014. This increase was driven primarily by fee income related to our strategic relationship with CTL that was formed in the fourth quarter of 2014.

Depreciation on Flight Equipment

        The following table summarizes Flight Equipment Depreciation expense variances and AOL ratios over the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015	2014
Flight Equipment Depreciation	$397,832	$374,497	$321,347	$23,335	$53,150	6%	17%
Average Operating Leases	$8,953,116	$8,757,844	$7,928,207	$195,272	$829,637	2%	10%
Depreciation as a % of Average Operating Leases	4.44%	4.28%	4.05%

        Flight Equipment Depreciation increased $23.3 million, or 6%, in 2015 from 2014, reflecting the higher asset base and higher depreciation resulting from the impact of emerging technology on fleet Residual Values.

        Flight Equipment Depreciation expense increased $53.2 million, or 17%, in 2014 from 2013 consistent with the higher asset base. Depreciation expense as a percentage of Average Operating Lease equipment increased to 4.28% in 2014 from 4.05% in 2013, reflecting depreciation resets on selected aged aircraft.

Impairment on Flight Equipment

        The following table summarizes Flight Equipment Impairment variances over the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands) Charges related to:	2015	2014	2013	2015	2014	2015	2014
Held for Sale Transfers	$3,628	$19,459	$17,826	$(15,831)	$1,633	(81)%	9%
Periodic Impairment Assessments	4,410	3,437	2,032	973	1,405	28%	69%

Flight Equipment Impairment	$8,038	$22,896	$19,858	$(14,858)	$3,038	(65)%	15%

        Flight equipment impairment, which includes charges relating to both held for sale transfers and periodic impairment assessments, declined $14.9 million, or 65%, from $22.9 million in 2014 to $8.0 million in 2015. The decline from 2014 was driven by transfers to held for sale, as charges related to impairment reviews increased modestly in 2015. The 2015 held for sale charges related to seven aircraft, while the 2014 held for sale charges corresponded to 15 aircraft and selected engines.

        Flight equipment impairment increased $3.0 million, or 15%, from $19.9 million in 2013 to $22.9 million in 2014. Amounts in both periods primarily related to transfers of equipment to held for sale.

Interest Expense

        The following table presents the components of Interest Expense and the percentages of the respective borrowings over the periods presented, and average borrowings and average rate for secured borrowings.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015	2014
Secured borrowings	$70,893	$67,667	$78,649	$3,226	$(10,982)	5%	(14)%
Related party debt	63,239	69,111	49,177	(5,872)	19,934	(8)%	41%
Guarantee fees	17,610	19,853	21,252	(2,243)	(1,399)	(11)%	(7)%
Allocated from CIT, other	183,382	142,854	155,457	40,528	(12,603)	28%	(8)%

Interest expense, net	$335,124	$299,485	$304,535	$35,639	$(5,050)	12%	(2)%

Secured borrowings
Average borrowing	$2,266,665	$2,401,983	$2,508,060	$(135,318)	$(106,077)	(6)%	(4)%
Interest rate	3.13%	2.82%	3.14%

        Our secured borrowing transactions include guarantor programs with ECA and Ex-Im. Our ECA program is in connection with Airbus aircraft purchases, while our Ex-Im program is in connection with Boeing aircraft purchases. Our other secured borrowing transactions include amounts related to facilities with GSI that are structured as a TRS. The increased average rate on secured borrowings in 2015 reflected a refinancing benefit in the prior year. See "—Liquidity and Capital Resources" for additional information.

        Interest Expense on related party debt corresponds to Notes Payable to Related Parties, while Interest Expense Allocated from CIT relates to revolving credit facilities with CIT reflected in Parent Company Net Investment and other indirect funding costs. Interest Expense Allocated from CIT was determined based on Company funding requirements and historical average rates based on CIT's unsecured notes. CIT's unsecured debt has not been pushed down to the Combined Balance Sheets because these funds are included as part of CIT's overall treasury management. Accordingly, Interest Expense Allocated from CIT does not correlate to reported Company borrowings on the Combined Balance Sheets.

        The guarantee fees included in Interest Expense represent payments to CIT for its guarantee of secured borrowing obligations related to the ECA and Ex-Im facilities.

        Interest Expense increased $35.6 million from 2014 to $335.1 million in 2015, consistent with the increase in Portfolio Assets. The increase was driven primarily by Interest Expense Allocated from CIT, reflecting increased borrowing base, as there was a mix change away from secured and related party borrowings in 2015 versus the prior year, despite the overall increase in funded assets. Interest Expense Allocated from CIT in 2015 reflected an average borrowing base reported in Parent Company Net Investment of $3.6 billion compared to $3.1 billion in 2014. The interest expense associated with the borrowing base in Parent Company Net Investment allocated by CIT is impacted by CIT's funding and liquidity profiles. Notes Payable to Related Parties averaged approximately $1.5 billion and $1.3 billion in 2015 and 2014, respectively. The weighted average blended rate of the borrowing base reported in Parent Company Net Investment and Notes Payable to Related Parties was 5.15% in 2015 and 5.14% in 2014.

        Interest Expense declined $5.1 million, 2%, from 2013 to $299.5 million in 2014, reflecting both the acceleration of FSA accretion in connection with the TRS and the funding benefit in connection with refinancing secured debt.

        Interest Expense Allocated from CIT, related party debt and guarantee fees will be replaced with Interest Expense related to incremental unsecured debt in connection with a recapitalization of Parent Company Net Investment to be effectuated as part of the separation from CIT. We are targeting an equity to asset ratio of not less than [    •    ]% following the recapitalization.

Reduction to Provision for Credit Losses

        Consistent with the retention of credit risk, versus retention of equipment residual risk by the Company with an Operating Lease (and the financial statement classification as a financial asset, versus a physical asset), the ALLL and provision for credit losses applies to Finance Receivables. The residual risk related to flight equipment on Operating Lease is addressed via periodic residual reviews and impairment reviews which are further described in "—Critical Accounting Estimates—Flight Equipment." See "—Glossary of Terms" for more information.

        The following table summarizes the provision for credit losses and selected credit metrics over the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015	2014
Reduction to Provision for credit losses	$(2,478)	$(6,386)	$(11,059)	$3,908	$4,673	(61)%	(42)%
Allowance for credit losses (ALLL)	$2,686	$5,164	$11,550	$(2,478)	$(6,386)	(48)%	(55)%
60+ Delinquency ("DQ")	—	—	—
Non-performing Finance Receivables ("NP")	—	—	—
Finance Receivables ("FR")	$368,194	$406,207	$169,700	$(38,013)	$236,507	(9)%	139%
ALLL % of FR	0.73%	1.27%	6.81%

        The provision for credit losses was an income statement credit in all years reflecting no finance receivable charge-offs and net reductions in the allowance for credit losses. The trend in the allowance as a percentage of Finance Receivables over the three year period reflects improved portfolio credit quality and new business originations.

        The reduction in the allowance as a percentage of Finance Receivables in 2014 from 2013 reflects the credit rating upgrade of a large North American customer account in addition to investment in higher quality Finance Leases in 2014.

Operating Lease Expense

        The following table summarizes Operating Lease expense variances over the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015	2014
Operating Lease expense	$45,788	$25,097	$31,528	$20,691	$(6,431)	82%	(20)%

        Operating Lease expense increased $20.7 million to $45.8 million in 2015, up from $25.1 million in 2014, primarily reflecting episodic charges in the fourth quarter of 2015 related to select remarketed aircraft following customer defaults.

        Operating Lease expense decreased $6.4 million, or 20% from $31.5 million in 2013 to $25.1 million in 2014. Amounts in both periods reflected costs of routine aircraft operation and costs of maintenance and spare parts incurred in connection with re-leasing an aircraft and during the transition between leases.

Selling, General and Administrative Expense

        The following table summarizes the components of SG&A and related variances for the periods presented. SG&A includes both employee and other direct expenses as well as the allocation of expenses to the Company by CIT.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands)	2015	2014	2013	2015	2014	2015	2014
Employee expenses	$43,300	$39,430	$40,749	$3,870	$(1,319)	10%	(3)%
Other direct expenses	9,187	7,345	6,840	1,842	505	25%	7%
Allocated expenses from Parent	65,283	60,516	70,268	4,767	(9,752)	8%	(14)%

Total SG&A	$117,770	$107,291	$117,857	$10,479	$(10,566)	10%	(9)%

Average Managed Assets ("AMA")	$10,223,197	$9,322,925	$8,356,276	$900,272	$966,649	10%	12%
SG&A as a % of Revenue	9.89%	8.92%	10.65%
SG&A as a % of AMA	1.15%	1.15%	1.41%

        The allocation of SG&A from CIT includes directly and indirectly allocated costs that are charged to the Company based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of time-use surveys, average Portfolio Assets, headcount, or other measures as determined appropriate. Directly allocated costs represent specific services or functions that are attributable to the Company based on actual and/or estimated usage or consumption. These costs include costs associated with information systems, purchasing, legal, facilities, marketing, business analysis support, accounting, and other financial services such as treasury and audit. Indirectly allocated costs represent general corporate level services provided to the Company and other affiliates by CIT. Corporate level services include technology management, finance, human resources, legal, communications, treasury, audit, purchasing, facilities, board governance, and other corporate-related expenses.

        SG&A, while up in amount in 2015 from 2014, was flat with the prior year as a percentage of AMA. Employee costs reflect headcount directly attributable to the business, which totaled 144 employees at December 31, 2015, as well as other employee-related costs. Other direct expenses increased by $1.8 million, and 2015 includes structuring costs prior to aircraft sales to the strategic partnership. The 2015 increase in the allocation of expenses from CIT was primarily due to information technology / data processing-related charges and allocation of corporate severance costs resulting from streamlining CIT's senior management structure.

        The $10.6 million (9%) decline from $117.9 million in 2013 to $107.3 million in 2014 in SG&A expenses was driven largely by a $10 million reduction in the allocation of expense from CIT, largely legal and information technology-related.

  Provision for Income Taxes

        The following tables summarize the reconciliation of the U.S. federal statutory rate to the Company's actual effective income tax rate and additional information related to benefit (provision) for income taxes for the periods presented.

Percentage of Pretax Income—Years Ended December 31

	2015			2014			2013
($ thousands)	Pretax Income	Income tax expense (benefit)	Percent of pretax income	Pretax Income	Income tax expense (benefit)	Percent of pretax income	Pretax Income	Income tax expense (benefit)	Percent of pretax income
Federal income tax rate	$300,404	$105,141	35.0%	$388,197	$135,869	35.0%	$331,990	$116,196	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit		448	0.2		4,937	1.3		1,460	0.4
Lower tax rates applicable to non-U.S. earnings		(72,186)	(24.0)		(67,016)	(17.3)		(61,472)	(18.5)
Unrecognized tax (benefit) expense		(32)	(0.0)		(32,158)	(8.3)		2,317	0.7
Deferred income taxes on international earnings		332	0.1		5	0.0		2	0.0
Valuation allowances		(117,208)	(39.0)		(8,406)	(2.2)		(30,611)	(9.2)
Other		(1,753)	(0.7)		(6,879)	(1.7)		3,840	1.2

Effective Tax Rate		$(85,258)	(28.4)%		$26,352	6.8%		$31,732	9.6%

	Years Ended December 31,
	2015	2014	2013
Provision for income taxes, before discrete items	$31,950	$25,299	$29,415
Discrete items	(117,208)	1,053	2,317

Provision for income taxes	$(85,258)	$26,352	$31,732

Effective tax rate	(28.4)%	6.8%	9.6%

        The overall 2015 tax benefit was driven by a discrete tax benefit of $117.2 million corresponding to a reduction to the U.S. federal and state deferred tax asset valuation allowance after considering forecast of future U.S. taxable income to support the Company's ability to utilize the U.S. federal and state NOLs. The 2015 tax provision before discrete items reflected taxes on earnings of certain international operations and federal and state income taxes in the U.S. The income tax provision before the impact of discrete items was higher in 2015, as compared to the prior years, primarily due to the consequence of the change in the geographic mix of earnings year over year.

        The 2014 income tax provision of $25.3 million, excluding discrete items, reflected income tax expense on the earnings of international operations and no U.S. federal and state income tax expense in the U.S. Income tax benefits were not recognized on prior year domestic losses due to uncertainties related to future utilization of NOL carry-forwards. During 2014, we reduced the U.S. federal and state valuation allowances in the normal course as we recognized U.S. taxable income. This taxable income reduced the deferred tax asset on NOLs, and, when combined with a concurrent increase in net deferred tax liabilities, which are mainly related to accelerated tax depreciation on the Operating Lease portfolios, resulted in a reduction in the net deferred tax asset and corresponding reduction in the valuation allowance. The 2014 net discrete tax expense of $1.1 million is related to changes in international uncertain tax positions. The discrete items also reflected a $33.3 million tax benefit related to changes in uncertain tax positions due to the resolution of open tax matters, fully offset by a corresponding increase in the U.S. federal and state valuation allowance.

        The 2013 income tax provision of $31.7 million reflected income tax expense on the earnings of certain international operations and no U.S. federal and state income tax expense in the U.S. A tax benefit was not recognized on any prior year domestic losses because management concluded that it did not currently meet the criteria to recognize these tax benefits considering the then recent history of domestic losses. During 2013, we reduced the U.S. federal and state valuation allowances in the normal course. Included in the 2013 tax provision was approximately $2.3 million of tax expense associated with the establishment of an uncertain tax position reserve related to our international operations.

        Beginning in 2016, the Company expects to report deferred income tax expense on its domestic earnings after the 2015 release of its domestic valuation allowances on net deferred tax assets. Management expects that this will result in a global effective tax rate in the range of 10-15% for 2016. Beginning in 2017, the global effective tax rate will reflect the mix of domestic and international earnings following the recapitalization and separation from CIT. However, there will be a minimal impact on cash taxes paid until the related NOL carryforward is fully utilized.

        See "Combined Financial Statements—Note 17, Income Taxes" for more information.

Other Income

        Other income includes items not directly related to ongoing portfolio earning activities that are more episodic in nature. Reported amounts in this caption increased from $7.8 million in 2014 to $9.1 million in 2015, as 2015 included settlement proceeds related to a lease cancellation prior to aircraft delivery in connection with a customer bankruptcy.

        Other income decreased $2.0 million from $9.8 million in 2013 to $7.8 million in 2014, reflecting a modest decrease in a number of non-recurring items, including fees in connection with termination of leases prior to aircraft delivery and proceeds from sale of stock obtained on work-out related claims.

Share of Earnings from Unconsolidated Equity Investment

        Our share of net income from the strategic relationship with CTL is reflected in Share of earnings/(loss) from unconsolidated equity investment. Our share of CTL income in 2015 was $3.2 million versus a $0.1 million loss in 2014, as 2014 reflected the formation of the strategic relationship and corresponding origination (start-up costs) of the strategic relationship in the fourth quarter of 2014.

Cash Flows

        The following table summarizes our unrestricted cash flow changes over the periods presented.

	Years ended December 31,			Variance from Prior Year—Amount		Variance from Prior Year—%
($ thousands) Net cash flows provided by / (used in)	2015	2014	2013	2015	2014	2015	2014
Operations	$690,422	$807,139	$668,006	$(116,717)	$139,133	(14)%	21%
Investing activities	(796,669)	(1,656,135)	(673,775)	859,466	(982,360)	(52)%	146%
Financing activities	(79,709)	1,039,225	64,378	(1,118,934)	974,847	(108)%	1514%

Increase / (decrease) cash & cash equivalents	$(185,956)	$190,229	$58,609	$(376,185)	$131,620	(198)%	225%

        Unrestricted cash was $150.8 million, $336.8 million and $146.6 million at December 31, 2015, 2014 and 2013, respectively.

        We fund our business primarily with CIT investment and cash flow from operations. Operating cash flows exceed reported net income due to the fact that depreciation and impairment on our flight equipment are non-cash charges. As a result, the trend in operating cash flows over the three year period principally reflects the respective levels of earnings before depreciation and impairment.

        Cash utilized in investing activities was approximately $1.0 billion higher in 2014 than in both 2015 and 2013, reflecting higher equipment spot market purchases and $313 million in investment in Finance Leases in 2014 versus minimal Finance Lease investment in the other two years.

        Cash provided by financing activities in 2014 was similarly above 2015 and 2013 and included $640 million in secured debt financing proceeds. Financing activity in 2014 also included approximately

$900 million in incremental Parent Company Net Investment and related party notes, versus negligible amounts in both 2015 and 2013.

Contractual Obligations

        The table below presents future contractual payments related to secured debt outstanding at June 30, 2016 and December 31, 2015 and does not reflect the planned recapitalization of the Parent Company Net Investment to be effectuated as part of the separation from CIT.

        Payments for the years ended ($ thousands)

	Total	Remainder of 2016	2017	2018	2019	2020+
June 30, 2016
Secured borrowings	$1,966,339	132,913	261,284	145,734	280,385	$1,146,023
Related party notes	$1,560,008	25,110	169,737	—	397,091	$968,070

	Total	2016	2017	2018	2019	2020+
December 31, 2015
Secured borrowings	$2,137,467	271,958	274,598	295,636	280,480	$1,014,795
Related party notes	$1,500,547	54,140	142,815	20,000	449,511	$834,081

        The table below summarizes our scheduled order book related to aircraft purchase commitments at June 30, 2016 and December 31, 2015.

        Commitment expiration for the years ended ($ thousands)

	Total	Remainder of 2016	2017	2018	2019	2020
June 30, 2016
Aircraft purchase commitments(1)	$9,224,000	212,000	700,500	2,234,500	3,276,900	$2,800,100
December 31, 2015
Aircraft purchase commitments(1)	$9,588,100	448,700	712,800	2,178,100	3,433,600	$2,814,900

(1)
Aircraft purchase commitments are net of amounts on deposit with manufacturers

Contractual Receipts

        The table below summarizes future contractual minimum payments related to our Operating Lease and Finance Lease portfolios as of June 30, 2016 and December 31, 2015.

        Minimum Future Lease Receipts for the years ended ($ thousands)

	Total	Remainder of 2016	2017	2018	2019	2020+
June 30, 2016
Operating Leases	$7,253,589	597,844	1,086,640	975,672	872,291	$3,721,142
Finance Leases(2)	$362,134	19,036	38,072	38,072	38,072	$228,882

	Total	2016	2017	2018	2019	2020+
December 31, 2015
Operating Leases	$7,307,355	1,165,442	1,062,458	955,034	855,335	$3,269,086
Finance Leases(2)	$381,170	38,072	38,072	38,072	38,072	$228,882

(2)
Net of debt payments related to leveraged leases.

Off-Balance Sheet Arrangements

        We have not established any unconsolidated entities for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes. However, we have established subsidiaries, created other partnership arrangements or trusts for the purpose of leasing aircraft or facilitating borrowing relationships.

        In the fourth quarter of 2014, we entered into a strategic relationship with CTL through the formation of two entities (TC-CIT Aviation Ireland Limited and TC-CIT Aviation U.S., Inc) to conduct commercial aircraft leasing business. As of December 31, 2015, we had sold 19 aircraft to the TC-CIT Aviation entities in transactions with an aggregate value approximating $0.8 billion. We are responsible for arranging future aircraft acquisitions, negotiating leases, servicing the portfolio and administering the entities. We also made and maintain a 30% minority equity investment in the entities, and our equity investment was approximately $59 million at June 30, 2016 and $49 million at December 31, 2015. We have determined that we are not the primary beneficiary in the arrangement, and therefore these entities are not consolidated in our financial statements. CTL made and maintains a majority equity interest in and currently acts as the lender to each of the entities. At June 30, 2016, 27 aircraft were in these entities.

Qualitative and Quantitative Disclosures about Market Risk

        We are subject to a variety of risks that may arise through our business activities, including the following principal forms of risk:

  •
  Asset risk is the equipment valuation and residual risk of lease equipment owned by the Company that arises from fluctuations in the supply and demand for the underlying leased equipment. We are exposed to the risk that, at the end of the lease term, the value of the asset will be lower than expected, resulting in either reduced future lease income over the remaining life of the asset or a lower sale value. We manage asset risk through systematic impairment reviews and the monitoring of Equipment Utilization rates, residual realization and asset sale gains and losses. We seek to mitigate this risk by maintaining a relatively young fleet of assets with diverse operator bases, which can facilitate attractive lease and utilization rates. A 10 basis point (0.1%) reduction in the net book value of our lease portfolio at June 30, 2016 and December 31, 2015 would result in reductions in income before income taxes of approximately $10.1 million in both periods.

  •
  Credit risk is the risk of loss (including the incurrence of additional expenses) when a customer does not meet its financial obligations to the Company. Credit risk may arise from lending, leasing, and/or counterparty activities. We manage credit risk through the establishment of underwriting standards, credit extension approvals and portfolio management responsibilities, including credit grading and problem loan and lease management. We measure and monitor credit risk by measuring client and geographic concentrations, and delinquency and non-performing asset rates and trends. A 100 basis point (1%) increase in the allowance for credit loss ratio to Finance Leases and Loans, from 0.57% at June 30, 2016 and 0.73% at December 31, 2015 would result in reductions in income before income taxes of approximately $3.5 million and $3.7 million, respectively.

  •
  Market risk includes interest rate and foreign currency risk. Interest rate risk is the risk that fluctuations in interest rates will have an impact on our earnings and equity value. Interest rate risk arises primarily from lending, leasing, investment, and funding activity, as assets and liabilities re-price at different times and by different amounts as interest rates change. We evaluate and monitor interest rate risk by assessing the terms and interest rate characteristics of our asset, debt and derivative portfolios. As of June 30, 2016 and December 31, 2015, both our assets and debt and borrowing liabilities were predominantly fixed rate. As a result, our earnings and equity value are not at significant risk to near-term changes in interest rates. Foreign exchange risk is the risk that fluctuations in exchange rates between currencies can have an economic impact on our non-dollar denominated assets and liabilities. As the functional currency for domestic and substantially all foreign operations is U.S. dollar, foreign currency transaction gains and losses are not significant to the Company's operations.

  •
  Liquidity risk is the risk that the Company, through CIT, has an inability to maintain adequate cash resources and funding capacity to meet its obligations, including under stress scenarios. We maintain committed financing facilities and generate operating cash flow in the normal course of business. Our cash flow from operations generally exceeds our reported net income, given the level of depreciation expense on flight equipment. We perform cash forecasts designed to identify material movements in cash flows that include the application of stress scenarios to measure the resiliency of the liquidity position and to identify stress points that require remedial action.

Governance and Supervision

        We have operated under CIT's Risk Governance Framework that is designed to promote appropriate risk identification, measurement, monitoring, management and control for a bank holding company. Following the separation, a majority of our board of directors will be independent directors. The board of directors will have the following committees—Audit, Nominating & Governance and Compensation. See the sections entitled "Directors—Director Independence" and "Directors—Committees of the Board of Directors."

        We plan to establish a governance structure that will include various management committees which will be overseen by the board of directors or Executive Committee. These committees will be organized and chartered to oversee the risks in the business to include:

  •
  Executive Committee—organizational strategy, operating risk, compliance;

  •
  Investment Committee—portfolio strategy, asset risk, credit risk;

  •
  Capital Committee—capital strategy, liquidity risk, market risk;

  •
  Disclosure Committee—reporting and public disclosure matters; and

  •
  Ethics Committee—employee fraud, other employee matters.

Critical Accounting Estimates

        The preparation of financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities, reported amounts of income and expense and the disclosure of contingent assets and liabilities. The following estimates, which are based on relevant information available at the end of each period, include inherent risks and uncertainties related to judgments and assumptions made. We consider the estimates to be critical in applying our accounting policies, due to the existence of uncertainty at the time the estimate is made, the likelihood of changes in estimates from period to period and the potential impact on the financial statements.

        Management believes that the judgments and estimates utilized in the following critical accounting estimates are reasonable. We do not believe that different assumptions are more likely than those utilized, although actual events may differ from such assumptions. Consequently, our estimates could prove inaccurate, and we may be exposed to charges to earnings that could be material.

        Flight Equipment—Our flight equipment is principally under Operating Leases. Operating Lease equipment is carried at cost less accumulated depreciation and is depreciated to its estimated residual value using the straight-line method over the estimated useful life of the asset, generally 15 years from the date of manufacture or longer for purchased aged equipment. The full economic lives of flight equipment approximate 20 - 25 years. Estimated Residual Value is based on management's assessment of value and expectations of future demand for each aircraft type and third-party appraiser values at the end of useful life. We generally bear greater residual risk in Operating Lease transactions (versus Finance Lease transactions) as the duration of an Operating Lease is shorter relative to the equipment useful life than a Finance Lease. Management performs periodic reviews of Residual Values, with other than temporary reduction to Residual Value recognized as an increase to depreciation expense rate prospectively for Operating Leases, or as an adjustment to yield for Finance Leases with the portion of the yield adjustment related to prior periods recognized in the current period. Data regarding current equipment values, including appraisals, and historical residual realization experience are among the factors considered in evaluating estimated Residual Values. Direct Financing Leases are recorded at the aggregated future minimum lease payments plus estimated Residual Values less unearned finance income.

        A review for impairment of individual flight equipment held for Operating Lease is performed at least annually or when events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Impairment of assets is determined by comparing the carrying amount to future undiscounted net cash flows expected to be generated. If an asset is impaired, the impairment is the amount by which the carrying amount exceeds the estimated fair value of the asset and the fair value of the asset becomes the new cost basis of the flight equipment and is depreciated over its remaining useful life. Fair value is based upon discounted cash flow analysis and available market data. Current lease rentals, as well as relevant and available market information (including third-party sales for similar equipment and published appraisal data), are considered in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair value in measuring impairment.

        Derivative Financial Instruments / Fair Value Determination—We enter into interest rate swaps through CIT that are valued using models that incorporate inputs such as interest rate curves. Readily observable market inputs to models can be validated to external sources, including industry pricing services, or corroborated through recent trades, broker dealer quotes, yield curves, or other market-related data. As such, these derivative instruments are valued using a Level 2 methodology.
        Allowance for Credit Losses—The allowance for credit losses is reviewed for adequacy based on portfolio collateral values and credit quality indicators, including charge-off experience, levels of past due loans and Non-performing Assets, and evaluation of portfolio diversification and concentration, as well as economic conditions to determine the need for a qualitative adjustment. We review Finance Receivables periodically to determine the probability of loss, and record charge-offs after considering such factors as delinquencies, the financial condition of obligors, the value of underlying collateral, as well as third-party credit enhancements such as guarantees and recourse to manufacturers.

        The allowance is sensitive to the risk ratings assigned to Finance Leases and Loans in our portfolio. While we believe the risk ratings utilized in the allowance calculations are appropriate, the process of determining the level of the allowance for credit losses requires a high degree of judgment. Others given the same information could reach different reasonable conclusions.

        Recognition of Deferred Tax Assets—The determination of whether or not to maintain valuation allowances on certain reporting entities' deferred tax assets requires significant judgment and an analysis of all positive and negative evidence to determine whether it is more likely than not that these future benefits will be realized. ASC 740-10-30-18 states that "future realization of the tax benefit of an existing deductible temporary difference or NOL carryforward ultimately depends on the existence of sufficient taxable income within the carryback and carryforward periods available under the tax law."

As such, we considered the following potential sources of taxable income in our assessment of a reporting entity's ability to recognize its net deferred tax asset:

  •
  Taxable income in carryback years;

  •
  Future reversals of existing taxable differences (deferred tax liabilities);

  •
  Prudent and feasible tax planning strategies; and

  •
  Future taxable income forecasts.

        Through the second quarter of 2015, we maintained a full valuation allowance against our U.S. net deferred tax asset. During the third quarter of 2015, management concluded that it was more likely than not that the Company will generate sufficient future taxable income within the applicable carryforward periods to realize its U.S. net deferred tax asset. This conclusion was reached after weighing all of the evidence and determining that the positive evidence outweighed the negative evidence, which included consideration of:

  •
  The U.S. group's transition into a three-year (12 quarter) cumulative income position in the third quarter of 2015, resulting in management's ability to significantly increase the reliance on future taxable income forecasts;

  •
  Management's forecast of future U.S. taxable income supporting partial utilization of the U.S. federal and state NOLs prior to their expiration;

  •
  Management's consideration of future tax planning strategies; and

  •
  U.S. federal and state NOLs not expiring until 2021 through 2035.

        The forecast of future taxable income reflects a view of growth and returns that management believes is more likely than not of being realized.

        Goodwill—In accordance with ASC 350, goodwill is assessed for impairment at least annually, or more frequently, if events occur that would indicate a potential reduction in the fair value below its carrying value. Impairment exists when the carrying amount of goodwill exceeds its implied fair value.

        The determination of goodwill fair value requires management to make certain estimates about discount rates, future expected cash flows (that may reflect collateral values), market conditions and other future events that are highly subjective in nature.

        We perform the goodwill impairment analysis utilizing estimated fair value based on peer price to earnings ("PE") and tangible book value ("TBV") multiples. With respect to PE analysis, we use both a current PE and forward PE method. The current PE method is based on annualized income after taxes and actual peers' multiples as of the respective point in time. The forward PE method is based on forecasted income after taxes and forward peers' multiples as of the respective point in time. The TBV method is based on the reporting unit's estimated equity carrying amount and peer ratios. The analysis also considers a control premium, which is management's estimate of how much a market participant would be willing to pay over the market fair value for control of the business.

Non-GAAP Measurements

        The SEC has adopted regulations that apply to any public disclosure or release of material information that includes a non-GAAP financial measure. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain non-GAAP financial measures. We have included non-GAAP financial measures in an effort to provide additional information and insight regarding operating results and financial position of the business. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.

        The tables below present a reconciliation of non-GAAP financial information.

Owned Aircraft, Portfolio Assets and Managed Assets

	As of
($ thousands)	June 30, 2016	December 31, 2015	December 31, 2014	December 31, 2013
Finance Leases(1)	$310,988	$319,032	$334,784	$31,715
Flight Equipment Held for Operating Leases, net	9,685,548	9,734,789	8,917,738	8,230,656
Flight Equipment Held for Sale	92,803	34,654	391,554	148,681

Leased Aircraft Portfolio or Owned Aircraft	10,089,339	10,088,475	9,644,076	8,411,052
Loans(1)	35,824	49,162	71,423	137,985

Portfolio Assets	10,125,163	10,137,637	9,715,499	8,549,037
Serviced Assets	1,099,776	1,016,172	371,716	—

Managed Assets	$11,224,939	$11,153,809	$10,087,215	$8,549,037

(1)
Before allowance for credit losses

        Portfolio Assets, Leased Aircraft Portfolio or Owned Aircraft, and Managed Assets are measures utilized in the development of certain profitability and expense ratios that management uses to measure operating trends and progress.

 MANAGEMENT

Executive Officers Following the Distribution

        The following table sets forth the individuals who are expected to serve as our executive officers following the completion of the separation. While our executive officers are currently officers and employees of CIT, after the separation, none of these individuals will be employees or executive officers of CIT.

Name	Age	Position
C. Jeffrey Knittel	57	Chief Executive Officer
Anthony Diaz	57	President
Barbara C. Galaini	58	Chief Accounting Officer
Stephen Klimas	45	Chief Financial Officer
Christopher H. Paul	48	General Counsel and Secretary
Jennifer Villa-Tennity	41	Chief Risk Officer

        C. Jeffrey Knittel.    C. Jeffrey Knittel will serve as C2's Chief Executive Officer. Mr. Knittel is currently President of CIT Transportation Finance, which includes commercial and business aerospace, rail and maritime finance subsidiaries. Mr. Knittel joined CIT in 1986. He was previously a member of the aviation finance team of Manufacturers Hanover Leasing Corporation, which merged with CIT, and before that, was with the Cessna Finance Company. Mr. Knittel has long-standing relationships across the aviation industry, is a former President and current member of the Board of Governors of the Wings Club and previously served on the Board of Trustees of Embry-Riddle Aeronautical University. Mr. Knittel is a member of the Board of the USO of Metropolitan New York and is the former Chairman of the Board of Just One Break, a not-for-profit institution for the disabled which was founded by Eleanor Roosevelt. Mr. Knittel received a Bachelor's degree in Aviation Management from Embry-Riddle Aeronautical University. He also graduated from the University of Pennsylvania's Wharton School of Business, Advanced Management Program.

        Anthony Diaz.    Anthony Diaz will serve as C2's President. Mr. Diaz is currently President of CIT Commercial Aerospace. Mr. Diaz joined CIT in 1987 in his current role, where he is responsible for airline marketing, OEM relationships, new aircraft configurations and technical services. Prior to joining CIT, from 1981 until 1987, Mr. Diaz was with Cessna Finance Corporation in aviation finance and with People Express Airlines and Continental Airlines in a variety of operational and financial capacities. Mr. Diaz currently serves on the Board of the International Society of Transport Aircraft Traders (ISTAT). Mr. Diaz holds a Bachelor's degree from Embry-Riddle Aeronautical University and an AS from the State University of New York at Farmingdale.

        Barbara C. Galaini.    Barbara Galaini will serve as C2's Chief Accounting Officer. Ms. Galaini is currently the Senior Vice President and Controller of CIT Transportation Finance. Ms. Galaini joined CIT in 1991 and has held various finance and controllership positions, including Head of SEC Reporting and Business CFO, within the Transportation Finance and Commercial Finance business segments. Prior to joining CIT, Ms. Galaini held various audit positions, including audit manager for Manufacturers Hanover Leasing Company, which later merged with CIT. She is a member of the NJSCPA, AICPA, and currently serves on the accounting committee of the Equipment Financing and Leasing Association, where she regularly speaks at accounting conferences, contributes articles for the association's periodicals and has participated in their guest lecture series. In addition, she previously served on the AICPA committee that updated the financial services audit guide. Ms. Galaini is a Certified Public Accountant and holds both a Bachelor of Science degree in Accounting and a Bachelor of Arts degree in American Studies and Economics from Douglass College, Rutgers University, where as an alumna, she has participated in the college's career development initiatives. She is also a recipient of the YWCA's Academy of Women Achiever's award.

        Stephen Klimas.    Stephen Klimas will serve as C2's Chief Financial Officer. Mr. Klimas is currently the Chief Financial Officer for CIT Transportation Finance segment of CIT Group. Previously, Mr. Klimas served as CIT's Senior Vice President of Investor Relations, having co-founded the department concurrent with CIT's 2002 initial public offering. During his tenure in Investor Relations, Mr. Klimas led all facets of the group and helped drive the company's successful 2009 restructuring and re-listing on the NYSE. Prior to Investor Relations, Mr. Klimas spent four years in CIT's Treasury department where he held various roles including Vice-President, Capital Markets where he managed the company's global debt programs, derivative portfolio and short-term investments. Prior to joining CIT, Mr. Klimas was employed by Beneficial Management Corporation where he held various Treasury positions after completing the company's financial management training program. Mr. Klimas earned his Bachelor's degree in finance from the College of New Jersey and MBA from Lehigh University.

        Christopher H. Paul.    Christopher Paul will serve as C2's General Counsel and Secretary. Mr. Paul is currently General Counsel of CIT Commercial Aerospace and Secretary of CIT Bank, N.A. In his 22 years practicing law, Mr. Paul has gained significant experience in commercial transactions, corporate governance, M&A and corporate finance. Mr. Paul joined CIT in 2010 and previously served as CIT's Chief Corporate Counsel and Chief M&A Counsel. In these roles, Mr. Paul was a key member of the team that changed CIT's business mix and restructured CIT's balance sheet following the company's emergence from bankruptcy. He was also responsible for CIT's subsidiary governance program and the delivery of legal services supporting many of CIT's corporate functions, including Corporate Development, Strategy, Treasury and Tax. Prior to joining CIT, Mr. Paul was a partner with the international law firm of McDermott Will & Emery LLP in its New York office. Mr. Paul received his Bachelor's degree from Colgate University and his law degree from The University of Connecticut School of Law. He is admitted to the bar in New York, Connecticut and New Jersey.

        Jennifer Villa-Tennity.    Jennifer Villa-Tennity will serve as C2's Chief Risk Officer. Ms. Villa-Tennity is currently Senior Vice President, Chief Credit Officer for CIT Commercial Aerospace. Ms. Villa-Tennity joined CIT in 1998 as an Analyst in the Credit/Risk Management Department and has subsequently held a variety of positions within the credit and risk management functions. Prior to joining CIT, Ms. Villa-Tennity worked as an Investment Banking Associate at Gordian Group, a distressed M&A and advisory firm. Ms. Villa-Tennity is a member of Women in Aviation, International and ISTAT and is active with the alumni associations of Princeton University and Kappa Kappa Gamma sorority. Ms. Villa-Tennity is a graduate of Princeton University where she earned a Bachelor's degree in Economics as well as a certificate in Political Economy.

 DIRECTORS

Board of Directors Following the Distribution

        We are in the process of identifying the persons who are expected to serve on our board of directors following the completion of the separation and will include information concerning those persons in an amendment to this information statement. All of the nominees will be presented to our sole stockholder, CIT, for election prior to the completion of the separation.

        Following the separation, C2's directors will be divided into three classes, as equal in number as possible, until the annual meeting of stockholders to be held in 2020. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which we expect to hold in 2017. The directors designated as Class II directors will have terms expiring at the following year's annual meeting of stockholders, which we expect to hold in 2018, and the directors designated as Class III directors will have terms expiring at the following year's annual meeting of stockholders, which we expect to hold in 2019. At the first annual meeting of stockholders following the separation, which we expect to hold in 2017, directors in Class I will be elected to serve for a term of three years. Commencing with the second annual meeting of stockholders following the separation, which we expect to hold in 2018, directors for each class will be elected to serve for a term of one year. At any annual meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote.

Director Independence

        Our Corporate Governance Guidelines will require that a substantial majority of our board of directors be composed of directors who meet the independence criteria established by the NYSE. For a director to be considered independent, the board of directors must affirmatively determine that neither the director nor any of such director's immediate family has a material relationship with the company (either directly, or as a partner, stockholder, or executive officer of an organization that has a relationship with CIT). In making its determination, the board of directors will consider all relevant facts and circumstances, both with respect to the director and with respect to any persons or organizations with which the director has an affiliation, including immediate family members. The board of directors will also consider the specific independence criteria for directors as defined by the NYSE.

        In furtherance of the board of directors' commitment to maintaining the independence of our independent directors, the board of directors expects to implement a charitable contributions policy. The policy will require that if any charitable contribution proposed to be made by the company to an organization in which a director is affiliated exceeds the lesser of (i) $25,000 or (ii) 2% of the charitable organization's most recently reported annual consolidated gross revenues, such contribution will be subject to the approval of the Nominating & Governance Committee of the board of directors. In determining whether to approve any such contribution, the Nominating & Governance Committee will consider whether the donation would impair the director's independence.

        Our board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating & Governance Committee, will make a determination as to which members are independent. References to "the company" above include any subsidiary in a consolidated group with C2. The terms "immediate family member" and "executive officer" above are expected to have the same meanings specified for such terms in the NYSE listing standards.

Committees of the Board of Directors

        Effective upon the completion of the distribution, our board of directors will have the following standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Our board of directors is expected to adopt a written charter for each of the committees. These charters will be posted on our website in connection with the distribution. Each board committee will:

  •
  conduct its duties consistent with its written charter, which it will review and update (if appropriate) at least annually;

  •
  conduct a self-evaluation annually;

  •
  cooperate and coordinate with the other board committees on areas where the substance of their activities overlap; and

  •
  regularly report to the board of directors.

        Audit Committee.    We are in the process of determining the members of the Audit Committee. Our board of directors is expected to determine that at least one member of the Audit Committee is an "audit committee financial expert" for purposes of the rules of the SEC, and that each member of the Audit Committee is financially literate as required by the rules of the NYSE. In addition, we expect that the board of directors will determine that each of the members of the Audit Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act, and in accordance with our Corporate Governance Guidelines. The Audit Committee will assist the board of directors in its oversight of financial reporting practices and the quality and integrity of our financial reports, including compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function. The Audit Committee will also appoint our independent registered public accounting firm, provide oversight of our internal audit function, oversee the adequacy and effectiveness of our accounting and financial controls and the guidelines and policies that govern the process by which we undertake financial, accounting and audit risk assessment and risk management.

        Compensation Committee.    We are in the process of determining the members of the Compensation Committee. Our board of directors is expected to determine that each member of the Compensation Committee will be independent, as defined by the rules of the NYSE and in accordance with our Corporate Governance Guidelines. In addition, we expect that the members of the Compensation Committee will qualify as "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and as "outside directors" for purposes of Section 162(m) of the Code. The Compensation Committee will discharge the board of directors' responsibilities relating to compensation of our directors and executives and will have overall responsibility for our compensation plans, principles and programs. The Compensation Committee's duties and responsibilities will include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of our CEO and other senior executives. The Compensation Committee will also be responsible for reviewing and discussing with management the Compensation Discussion and Analysis disclosures contained in our proxy statements. The Compensation Committee will have primary responsibility for administering our equity incentive plans and in that role will be responsible for approving equity grants to our senior executives. The Compensation Committee will have the sole discretion, under its charter, to retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor, and will be responsible for the appointment, compensation, and oversight of any such consultant, counsel or advisor.

        Nominating & Governance Committee.    We are in the process of determining the members of the Nominating & Governance Committee. Our board of directors is expected to determine that each of the members of the Nominating & Governance Committee will be independent, as defined by the rules of the NYSE and in accordance with our Corporate Governance Guidelines. The Nominating & Governance Committee will be charged with identifying individuals qualified to become board members, recommending to the board candidates for election or re-election to the board of directors, and considering from time to time the board committee structure and makeup. The Nominating & Governance Committee will also monitor our human resources practices, including our performance in diversity and equal employment opportunity, monitor our performance in meeting our obligation of fairness in internal and external matters, take a leadership role with respect to our corporate governance practices, oversee the self-evaluation of the board of directors and its committees and oversee the succession process for our Chief Executive Officer, executive officers and senior managers.

Compensation Committee Interlocks and Insider Participation

        During the year ended December 31, 2015, we were not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as our executive officers were made by CIT, as described in the section of this information statement captioned "Executive Compensation."

Corporate Governance

  Stockholder Recommendations for Director Nominees

        Our amended and restated bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors. We expect that our board of directors will adopt a policy concerning the evaluation of stockholder recommendations of board candidates by the Nominating and Governance Committee. In addition to this advance notice procedure, our amended and restated bylaws will include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of our outstanding common stock for at least three consecutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors serving on the board of directors as of the nomination deadline.

  Corporate Governance Guidelines

        The board of directors is expected to adopt a set of Corporate Governance Guidelines in connection with the separation to assist it in guiding our governance practices. These practices will be regularly re-evaluated by the Nominating & Governance Committee in light of changing circumstances to continue serving the company's best interests and the best interests of its stockholders.

  Communicating with the Board of Directors

        Our Corporate Governance Guidelines will include procedures by which any person who has a concern about our governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, our stockholders will be able to communicate with the board of directors regarding any topic of current relevance to our business. Any of the foregoing communications should be submitted in writing to the Audit Committee, or the non-management directors as a group by writing to them, c/o C2's General Counsel, 505 Fifth Avenue, New York, NY 10017, or by email to [    •    ]. C2's General Counsel will forward such communications to the intended recipient and will retain copies for C2's records. C2's General Counsel reserves the right not to forward to board members any abusive, threatening or otherwise inappropriate materials or any other communications intended solely to market services or products to directors or C2.

  Director Qualification Standards

        Under our Corporate Governance Guidelines our board of directors is expected to adopt a diversity policy to seek diversity in its members with respect to background, skills and expertise, industry knowledge and experience. The Corporate Governance Guidelines are expected to set forth general criteria for nomination and re-nomination to our board of directors, including:

  •
  judgment, integrity, commitment, and candor;

  •
  leadership and decision-making experience in complex organizations, including corporations, financial institutions, and government, education, and military institutions;

  •
  expertise, knowledge, and skills useful for overseeing our business; and

  •
  diversity of background, perspectives, skills and experience.

        When considering directors for re-nomination, the Nominating & Governance Committee will also consider attendance, preparedness, participation and candor.

        The Nominating & Governance Committee will review with our board of directors the skills, characteristics and diversity of background appropriate for our directors. When seeking to fill board vacancies, the Nominating & Governance Committee will evaluate the skills and characteristics of the existing directors, including the diversity of background, perspectives, and experience of the directors, to identify any gaps that should be filled. The Nominating & Governance Committee will then utilize that information to guide its search for new director nominees.

  Executive Sessions

        Our Corporate Governance Guidelines will provide that the independent directors should, as they deem appropriate, meet in regularly scheduled executive sessions without management.

  Code of Business Conduct

        In connection with the distribution, we will adopt a Code of Business Conduct that will require our business activities to be conducted in compliance with applicable laws and regulations, and ethical principles and values. All of our directors, officers, and employees will be required to read, understand and abide by the requirements of the Code of Business Conduct. The Code of Business Conduct will be accessible on our website. Any additions or amendments to the Code of Business Conduct, and any waivers of the Code of Business Conduct for executive officers or directors, will be posted on the corporate governance page of our website, and similarly provided without charge upon written request.

  Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

        In accordance with the Sarbanes-Oxley Act of 2002, we expect that our Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

  Procedures for Approval of Related Person Transactions

        C2's board of directors is expected to adopt a "Related Person Transactions Policy" for the review and approval of "related person transactions," which will be defined under such policy as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which C2 was or is to be a participant, the amount involved exceeds or is expected to exceed $120,000 in a single calendar year, and an executive officer, director, director nominee, or a

5% beneficial owner of any class of C2's voting securities (or any of their respective immediate family members) had or will have a direct or indirect material interest, other than the following:

  •
  interests arising solely from the related person's position as a director or limited partner, or from the direct or indirect ownership by the related person, and all other related persons, in the aggregate of less than a 10% equity interest in another corporation or organization that is a participant in the transaction;

  •
  amounts due from related persons to C2 for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments, and for other indebtedness transactions in the ordinary course of business;

  •
  interests arising solely from the ownership of a class of C2's equity securities, if all holders of that class of equity securities receive the same benefit on a pro rata basis;

  •
  transactions where price is determined by competitive bid, or where the service is rendered as a common carrier or public utility at rates fixed pursuant to law;

  •
  transactions that involve compensation to a director, or compensation to executive officers, approved by the board of directors;

  •
  interests arising solely from the related person's position as an executive officer or director of another entity that is a participant in the transaction, where (a) the related person and his or her immediate family members own in the aggregate less than a 5% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction, and (c) the amount involved in the transaction equals less than 2% of the annual gross revenues of each of C2 and the other entity that is a participant in the transaction.

        It is expected that under this written policy, any proposed related person transaction would be considered at the next meeting of the Nominating & Governance Committee, but if it were not desirable for C2 to wait until the next meeting, the transaction would be submitted to the Chairperson of the Nominating & Governance Committee for approval, subject to reporting any such approval at the next Nominating & Governance Committee meeting. In either case, the benefits to C2, the availability of other sources of comparable products or services, the terms of the transaction, the terms available to unrelated third parties, and whether the transaction was undertaken in the ordinary course of business, would be considered. It is expected that the Nominating & Governance Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of C2 and its stockholders, as the Nominating & Governance Committee determines in good faith. In certain circumstances, if the Chief Executive Officer, Chief Financial Officer or General Counsel of C2 becomes aware of a related person transaction that has not been previously approved or ratified under the policy, the Nominating & Governance Committee will determine if rescission of the transaction is appropriate, and will request that the Chief Financial Officer evaluate CIT's controls and procedures to ascertain the reason the transaction was not submitted to the Nominating & Governance Committee or its Chairperson for prior approval.

        C2 may enter into certain transactions with affiliates, other than directors and executive officers. It is anticipated that such transactions will be entered into on an arm's-length basis at a fair market value for the transaction.

  Stock Ownership Policy

        We believe that significant stock ownership by our directors and officers further aligns their interests with those of our stockholders. Accordingly, it is expected that our Corporate Governance

Guidelines will include a stock ownership policy requiring our directors and officers to meet certain stock ownership thresholds.

  Hedging, Margin Accounts and Pledged Securities

        It is expected that our directors and employees will be prohibited from entering into financial transactions to hedge their ownership interest in our securities, including trading in publicly traded options, puts, calls, collars or other derivative instruments related to our stock or debt. Our directors and employees will also be prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        In accordance with the requirements of Item 402 of Regulation S-K, this Compensation Discussion and Analysis ("CD&A") describes the executive compensation programs applicable during 2015 to the individuals who are expected to be the Named Executive Officers ("NEOs") of C2, as well as a summary of the executive compensation programs that are expected to apply to such individuals following the separation and distribution.

        Until the effective date of the separation and distribution, C2 will be a wholly-owned subsidiary of CIT, and CIT's Compensation Committee of the Board of Directors ("CIT's Committee") and senior management will remain responsible for compensation strategy and oversight. Following the separation and distribution, C2's Board of Directors (the "C2 Board") and senior management will review its executive compensation programs and practices and will adopt new compensation arrangements.

        This CD&A is divided into two main parts:

  •
  CIT 2015 Executive Compensation—This section focuses on CIT's executive compensation programs and decisions during 2015, while C2 was part of CIT, as applicable to C2's expected NEOs (who are identified below).

  •
  C2 Executive Compensation Arrangements—This section discusses the executive compensation arrangements at C2 that will initially apply to C2's NEOs.

        The CD&A contains non-GAAP financial measures, which are identified with an asterisk the first time they appear in the CD&A. For more information about how these measures are calculated, see "—Non-GAAP Financial Measures and Other Definitions."

C2's Expected Named Executive Officers

        The individuals listed in the table below are expected to be executive officers of C2 following the separation and distribution, and are considered C2's NEOs for 2015 for the purposes of this information statement.

Name	Title During 2015	Title Following Separation and Distribution
C. Jeffrey Knittel	President, CIT Transportation & International Finance	Chief Executive Officer
Stephen Klimas	Senior Vice President & Chief Financial Officer, Transportation & International Finance	Chief Financial Officer
Anthony Diaz	Executive Vice President & President, Commercial Air	President
Christopher H. Paul	Senior Vice President, Chief Corporate Counsel and Secretary, CIT Bank	General Counsel and Secretary
Barbara C. Galaini	Senior Vice President and Controller, Transportation & International Finance	Chief Accounting Officer

        Mr. Knittel is the only NEO who was an executive officer of CIT. Certain of CIT's compensation elements and benefits described below as being applicable to CIT's executive officers, therefore, did not apply to the other NEOs.

 CIT 2015 EXECUTIVE COMPENSATION

Total Direct Compensation Awarded

        During 2015, CIT's senior management and CIT's Committee established total direct compensation ("TDC") targets for members of CIT's Executive Management Committee, of which Mr. Knittel was the only NEO who was a member, and Operating Committee, of which Mr. Diaz was the only NEO who was a member. These targets, reflecting salary, annual short-term incentive and long-term incentive for the applicable year, were restructured in 2015 to shift a significant portion of incentive opportunity from short-term to long-term performance entirely in the form of Performance Share Units ("PSUs"). Consistent with other non-executive employees at CIT, TDC targets were not established during 2015 for Messrs. Klimas and Paul and Ms. Galaini, and their compensation generally consisted of annual base salary and short-term incentives which included cash and Performance-Based Restricted Stock Units ("PBRSUs") determined based on CIT's overall 2015 business results and individual performance. Annual short-term incentives are awarded after the end of the performance year, and long-term incentives are awarded, as applicable, in the first quarter at the beginning of the performance period and are ultimately earned based on performance over three years.

			Awarded Based on Annual Performance							% of TDC
($000s) Name	Year	Annual Salary	Cash	PBRSUs	Total	% of Target	Long- Term Incentive		Total Direct Comp.	Perf-Based	Deferred Equity
C. Jeffrey Knittel	2015	$600	$1,090	$—	$1,090	104%		$2,350	$4,040	85%	58%
	2014	$500	$1,210	$1,540	$2,750	122%		$750	$4,000	88%	57%
Anthony Diaz	2015	$500	$575	$—	$575	85%		$825	$1,900	74%	43%
	2014	$400	$707	$643	$1,350	n/a		$150	$1,900	79%	42%
Stephen Klimas	2015	$300	$184	$141	$325	n/a	$	n/a	$625	52%	23%
	2014	$300	$184	$141	$325	n/a	$	n/a	$625	52%	23%
Christopher H. Paul	2015	$240	$209	$121	$330	n/a	$	n/a	$570	58%	21%
	2014	$240	$212	$123	$335	n/a	$	n/a	$575	58%	21%
Barbara C. Galaini	2015	$225	$110	$60	$170	n/a	$	n/a	$395	43%	15%
	2014	$225	$116	$64	$180	n/a	$	n/a	$405	44%	16%

        We believe that the TDC values above, which are consistent with those communicated to the NEOs for the respective performance years but which differ from the values for 2014 and 2015 in the Summary Compensation Table beginning on page 173, fairly represent the components of compensation awarded to each NEO in respect of performance during 2014 and 2015. Additional information regarding compensation for each NEO for 2015 is further described below, as well as in the footnotes and narrative accompanying the Summary Compensation Table and other required tables that follow.

        In 2015, CIT rebalanced the incentive program applicable to certain executives, including Messrs. Knittel and Diaz, away from short-term incentive toward long-term incentive, which impacts the SEC disclosure because both 2014 PBRSUs and 2015 PSUs are required to be reported in the same year, as shown in the chart below for Mr. Knittel.

CEO Total Direct Compensation Target, Awarded and Reported

2015 Business & Financial Milestones

        In August 2015, CIT completed the acquisition of OneWest, creating a commercial bank holding company with more than $65 billion in assets and $30 billion in deposits. Through the combination of CIT's pre-existing national lending and leasing platform with OneWest's wholesale lending and branch banking franchise, CIT has created a differentiated provider of banking services for small and middle market businesses. CIT's banking subsidiary now operates an Internet banking franchise, as well as a network of 70 retail branches throughout Southern California. CIT's 2015 performance and business highlights also included the following achievements:

Growing CIT Bank and Deposit Capability

Expand Commercial Banking Franchise

•

OneWest acquisition closed on August 3, 2015 adding 70 retail branches in Southern California and over $20 billion of assets and $14 billion of deposits.

•

Enhanced products and service offerings by adding consumer banking, private banking, and corporate cash management, as well as additional deposit products and capabilities.

•

CIT Bank, N.A. funded most of the U.S. lending and leasing volume.

Maintain Strong Risk Management Practices

•

Allowance for loan losses was $360 million (1.14% of finance receivables, 1.35% excluding loans subject to loss sharing agreements with the FDIC).

•

Maintained stable liquidity, with cash, investments, and the unused portion of the revolving credit facility representing 16% of assets.

•

Strong capital ratios with Common Equity Tier 1 ratio of 12.7%.

•

Continued strengthening CIT's ability to meet the enhanced prudential standards applicable to Systemically Important Financial Institutions ("SIFIs").

Strategic Franchise Operations

•

Financing and leasing assets increased significantly, reflecting the acquisition of OneWest.

•

Completed Mexico and Brazil exits, U.K. Equipment Finance closed January 2016.

•

Strategic sales of Canada and China businesses underway.

Realize Embedded Value

•

Accelerate the utilization of U.S. net operating loss carry-forward.

•

Cash and investment portfolio positioned to benefit from rising interest rates.

•

Exploring strategic alternatives for Commercial Air business.

Return Excess Capital	• Returned nearly $650 million of capital to stockholders through dividends and the repurchase of 11.6 million shares.

2015 Compensation Program

        The following total direct compensation components, as applicable, were used in the 2015 compensation structure for the NEOs. The structure applicable to Messrs. Knittel and Diaz was rebalanced in 2015 away from short-term incentive toward long-term incentive and is described further below:

*
This CD&A contains non-GAAP financial measures, which are identified with an asterisk in the first place in which they appear. For information about how these measures are calculated, see "—Non-GAAP Financial Measures and Other Definitions" beginning on page 159.

Base Salary

• About 15% to 57% of TDC • Fixed • Cash	Base salary represents a fixed part of TDC and is meant to provide a level of predictable income that reflects each executive's responsibilities, expertise, and experience. The base salaries for Messrs. Knittel and Diaz were increased in 2015 by CIT's Committee to $600,000 and $500,000, respectively, with corresponding decreases to short-term incentive targets in connection with changes to CIT's short-term incentive structure, described more fully below. Base salaries for the other NEOs remained unchanged during 2015.

Short-Term Incentive

• About 27% to 58% of TDC • Performance-based • Cash (and deferred PBRSUs, as applicable) • Granted after performance year in Q1 2016	Short-term incentive ("STI") awards are determined at year-end based on annual performance and were earned only to the extent individual performance met or exceeded in aggregate the executive's annual goals and objectives, which were set at the beginning of the year.

During 2015, CIT changed its STI structure for Messrs. Knittel and Diaz, consistent with other members of CIT's Executive Management Committee and Operating Committee, to reduce the target opportunity to no more than 175% of base salary and to provide that it will be entirely cash-based. However, a portion of the short-term incentive is issued in PBRSUs if necessary to achieve at least 50% deferral of an executive officer's total incentive. STI awards can be earned between 0% and 150% of target based on a year-end assessment of performance against an annual scorecard, as described further below.

STI awards for the remaining NEOs were payable partially in cash and partially in deferred PBRSUs. No PBRSUs are awarded unless an executive earns an STI award. All employees who are not members of the Executive Management Committee or Operating Committee are subject to a formulaic weighting between cash and PBRSUs, with an increasingly larger portion allocated to PBRSUs at higher STI values.

2015 Deferred PBRSUs

        Between 35% and 43%% of the 2015 annual short-term incentive was paid in PBRSUs for the NEOs, other than Messrs. Knittel and Diaz. The PBRSUs are deferred over a period of three years and will increase or decrease in value in connection with the movement of CIT's common stock price, and accumulate the equivalent value of dividends that may be declared and become issuable during the vesting period. The PBRSUs are scheduled to vest in three equal installments over three years if the cumulative Adjusted Pre-Tax Income* for the year immediately prior to each vesting date is positive. If cumulative Adjusted Pre-Tax Income for the prior year is negative, CIT's Committee may determine whether a portion, if any, of the PBRSUs will vest.

        In addition, all or a portion of the PBRSUs may be canceled, and PBRSUs that have vested within the prior 12 months may be recovered, as described more fully below under "CIT's Pay Practices—Clawback Provisions."

Long-Term Incentive

• Performance-based • Two types of PSUs • Earned over three years • Subject to forfeiture and/or recoupment	A greater proportion of CIT's executives' total direct compensation has continued to shift to long-term incentives ("LTI"), with a renewed focus on the performance metrics used to align CIT's go-forward strategy and continued long-term growth, as well as appropriate risk balancing.

In particular, PSUs link executive compensation with CIT's financial performance over a three-year period while maintaining a significant portion of total compensation in equity ownership. PSUs complement CIT's other compensation elements by incentivizing executives to focus on growth and profitability over the three-year period, with clawbacks designed to discourage inappropriate or excessive risk. LTI is structured to be earned through two different forms of PSUs: (1) 50% in PSUs—EPS/ROA, based on fully diluted earnings per share ("EPS") and adjusted pre-tax return on assets*, and (2) 50% in PSUs-ROTCE, based on adjusted pre-tax return on tangible common equity ("ROTCE")*, with a credit provision modifier based on credit losses as a percentage of average earning assets[8] ("Credit Provision")* to further strengthen risk balancing.

Grant of 2015 PSU Awards

        During 2015, PSUs were awarded by CIT to members of the Executive Management Committee and Operating Committee, including Messrs. Knittel and Diaz, for the 2015-2017 performance period with the following grant date target values: Mr. Knittel—$2,300,000 and Mr. Diaz—$825,000. As described above, CIT's Committee determined to increase executive officers' (including Mr. Knittel's and Mr. Diaz's) target long-term incentive opportunity to emphasize the importance of delivering sustained financial performance results. Messrs. Klimas, Paul, and Ms. Galaini did not receive PSU awards during 2015.

        The 2015 PSU awards become payable only if CIT achieves the applicable performance targets for the 2015-2017 performance period, while also managing risk. PSU share payouts may increase or decrease from the target grant, with the actual number of shares payable ranging from 0% to a maximum of 150% of target. The number of PSUs that ultimately may vest is based on performance against the following pre-established performance measures: (i) 50% based on fully diluted EPS (weighted 37.5%) and pre-tax ROA (weighted 12.5%), subject to three-year cliff vesting; and (ii) 50% based on pre-tax ROTCE with a credit provision modifier to enhance risk balancing, subject to ratable vesting over the three-year performance period.

        Each performance measure has a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved for either performance measure, then no portion of the PSU target will be payable. Achievement against each performance measure is calculated independently, and when added together results in a maximum of 150% of target.

        All or a portion of PSUs may be canceled during the performance period, and vested PSUs may be recovered for a period following the performance period, as described more fully below under "—CIT's Pay Practices—Clawback Provisions."

2015 Special One-Time Integration Awards

• Recognition for successful integration of OneWest • Awarded as either cash or CIT equity-based awards earned over two years	Mr. Paul and Ms. Galaini each received special one-time integration awards for 2015, in recognition of their efforts to help successfully integrate OneWest following the closing of the acquisition. Mr. Paul's award was granted in the form of PBRSUs with a grant date value of $100,000 vesting ratably on the first two anniversaries of grant, subject to a pre-tax performance hurdle and Mr. Paul's continued employment. Ms. Galaini received $25,000 payable 100% in cash.

2015 Performance Determinations

Funding of CIT Short-Term Incentive Pool Based on Pre-Tax Income

        In February 2015, CIT's Committee determined that aggregate 2015 annual short term incentive pool funding for all employees of CIT globally would be calculated based on a specified achievement of pre-tax income. CIT's Committee believes that using pre-tax income provides an objective measure that strengthens the link between CIT's overall performance and overall employee compensation levels. Annual short-term incentive pool funding covers all employees (including the NEOs), other than employees who participate in commission-based sales incentive plans (less than 15% of total incentive expense). For performance below threshold, CIT's Committee maintains the discretion to award up to the threshold amount of STI funding, after consideration of relevant facts and circumstances.

        Because of the significant impact of the acquisition of OneWest on CIT's financial performance and since the timing of the acquisition was uncertain, the 2015 target was based on the stand-alone CIT business and with the expectation that targets would be adjusted as necessary to take the acquisition into account. Following the closing of the acquisition, CIT's Committee considered a number of potential approaches to measuring performance for the year. One of the significant factors considered by CIT's Committee was that the accelerated pace of integration prevented the preparation of reasonable stand-alone CIT financial performance for the full year. CIT's Committee ultimately concluded to measure actual results as compared to plan for stand-alone CIT for the first three quarters of 2015. CIT's Committee also determined to separately evaluate full year performance to ensure that the results for the two periods were consistent. The adjustment resulted in the following matrix:

	Threshold	Target	Maximum	Performance (as adjusted)
1Q - 3Q Pre-Tax Income	$365M	$504M	$639M	$444.5M
2015 STI Pool Funding	$85M	$131M	$174M	$114.7M

        For the first three quarters of 2015, CIT's adjusted pre-tax income ("Adjusted Pre-Tax Income"*) was $444.5 million, representing 88% of target. Adjustments were made to reduce the benefit of restructuring charges that were lower than plan and to exclude one-time losses (OneWest transaction costs, international portfolio impairment, impairment on certain assets held for sale and currency translation adjustment on the UK and Mexico portfolio sales). The final allocation of short-term incentives was based on individual performance assessments against pre-determined goals and objectives, and ultimately the final pool allocation was approximately 85% of target.

Short-Term Incentive Annual Scorecard Goals & Determinations

        A significant portion of the 2015 goals and objectives for Messrs. Knittel and Diaz were based on measurable, objective goals. Goals (and any sub-goals), whether quantitative or qualitative, were assigned a weighting, and rated on a scale from "Does Not Meet" to "Significantly Exceeds," with each rating corresponding to an associated payout level for that goal (0% to a maximum of 150%, interpolated for quantitative goals). The remaining NEOs are responsible for developing goals through a company-wide annual performance management process, which are reviewed during the year and assessed at year end by management.

        Mr. Knittel's performance for 2015, as well as his pay determination, was reviewed and approved by CIT's Committee and is provided below. As described above, in light of the OneWest acquisition, CIT's Committee used the 2015 targets and results for quantitative goals to reflect the first nine months of 2015 for stand-alone CIT and business units, consistent with the methodology and approach adopted by CIT's Committee for the 2015 short-term incentive pool funding formula. Qualitative performance was assessed for the full 2015 calendar year. In exercising discretion, CIT's Committee rounded the amount of the calculated short-term incentive to the nearest $5,000.

Mr. Knittel (Chief Executive Officer Following Separation and Distribution)

        Mr. Knittel's goals were grouped into quantitative (financial/credit) and qualitative (strategic/operational, risk/regulatory/compliance, and talent management) goal categories. CIT company-wide goals represented 30% of the total within the financial/credit goal category, with 70% aligned with individual business segment/unit performance. The following table shows performance against CIT company-wide goals, which resulted in the following payout percentages:

CIT, Company-Wide Goals 1Q - 3Q	Weighting (% of Financial/ Credit)	Threshold	Target	Maximum	Performance (as adjusted)	Payout Percentage
Pre-Tax Income	10%	$365M	$504M	$584M	$444.5M	77%
Provision for Credit Losses (% of AEA*)	10%	1.4%	0.68% - 0.45%	n/a	0.27%	100%
Funded New Business Volume	10%	$5.5B	$8.0B	$9.9B	$7.5B	89%

        CIT's Committee also evaluated Mr. Knittel's individual goals. The table below summarizes the weighted payouts based on performance against his annual scorecard.

	Weighting	Target STI	Weighted % Achieved	Calculated STI Value	Actual STI Value
		$1,050,000	104%	$1,087,805	$1,090,000
A. Financial/Credit (incl. Shared/Company)	50%	$525,000	54%
B. Strategic/Operational	30%	$315,000	30%
C. Risk/Regulatory/ Compliance	10%	$105,000	10%
D. Talent Management	10%	$105,000	10%

        In particular, CIT's Committee noted the following 2015 accomplishments:

  •
  Financial/Credit (including Shared/Company):    Performance targets for Transportation & International Finance ("TIF") were exceeded, with pre-tax income, funded new business volume achieved at better than plan, and provision for credit losses (as a percentage of average earning assets) also achieved at better than plan (but capped at 100% of target). Based on a weighting of 30% shared, company-wide goals/70% TIF, payout for this category was 54%.

  •
  Strategic/Operational:    Met goals through the integration and growth of Nacco Rail in Europe; the expansion of the strategic relationship with CTL, growth in Maritime Finance; and the sales of the UK business and planned exit from China, which resulted in a payout of 30% for this category.

  •
  Risk/Regulatory/Compliance:    Met goals by maintaining proactive compliance culture, successfully limiting risk exposure in multiple jurisdictions; supported overall audit and compliance initiatives, resulting in a payout of 10% for this category.

  •
  Talent Management:    Met goals by continuing to strengthen employee engagement levels through implementation of targeted action plans. Implemented employee skill assessment program, providing employees with targeted areas for development to improve their effectiveness, resulting in a payout of 10% for this category.

Other NEOs

        Based on the foregoing, including the 2015 business and financial milestones outlined above, CIT's management determined that the following STI amounts were appropriate given their assessment of individual NEO performance, the financial performance of CIT and the businesses and functional areas for which they are responsible, and CIT's progress towards the goals of its strategic plan:

Name	Cash	PBRSUs	Total STI	% of Target
Anthony Diaz	$575,000	$—	$575,000	85%
Stephen Klimas	$183,750	$141,250	$325,000	n/a
Christopher H. Paul	$209,100	$120,900	$330,000	n/a
Barbara C. Galaini	$109,650	$60,350	$170,000	n/a

        Management did not establish specific individual performance metrics or compensation targets for the NEOs, other than for Mr. Diaz, at the beginning of the year. However, each NEO met with his or her manager to outline and discuss the key factors that would be considered when assessing performance at the end of the year. The following individual accomplishments were considered when making individual annual short-term incentive determinations for each of the other NEOs for 2015, within the funding of the overall CIT Short-Term Incentive Pool Based on Pre-Tax Income at 88% of target, as described above:

Mr. Diaz

  •
  Financial/Credit:    Performance targets for Commercial Air were exceeded, with pre-tax income, funded new business volume, and provision for credit losses (as a percentage of average earning assets) achieved at better than plan; performance also reflected shared, company-wide performance for pre-tax income, provision for credit losses and funded new business volume described above.

  •
  Strategic/Operational:    Met goals through the expansion of the strategic relationship with CTL, and actively managed the aircraft portfolio to maximize utilization, as well as non-spread income (including gain on sale) and new business generation.

  •
  Risk/Regulatory/Compliance:    Met goals by operating within Risk Appetite and Limit Framework, maintaining strong compliance and control culture and supporting overall audit and compliance initiatives.

  •
  Talent Management:    Maintained employee engagement levels through implementation of targeted action plans, evidenced by low employee turnover in a competitive environment.

    Continued focus on diversity in hiring, retention and promotions with the business' global workforce.

Mr. Klimas

  •
  Financial/Credit:    Met expense target and other financial targets; successfully partnered with Treasury to execute new financings and reduce funding costs for TIF.

  •
  Strategic/Operational:    Supported growth of European rail franchise, the strategic relationship with CTL and the maritime businesses; coordinated financial analysis leading to the planned exit of non-transportation-related businesses in Canada and China; evaluated adjacency within Transportation sector for potential expansion.

  •
  Risk/Regulatory/Compliance:    Set control-oriented tone and cultivated culture of transparency within TIF, and met goals for satisfactory compliance and audit financial control processes within TIF.

  •
  Talent Management:    Realigned finance resources to better support business growth and development; enhanced succession planning within TIF finance team.

Mr. Paul

  •
  Financial/Credit:    Managed operating expenses to meet budget for areas of responsibility within Legal organization.

  •
  Strategic/Operational:    Exceeded goals, including efforts leading up to and through the acquisition of OneWest Bank; successful integration of the Board of Directors and subsidiary governance functions of CIT and OneWest.

  •
  Risk/Regulatory/Compliance:    Met goals to limit risk exposure, including the monitoring and reporting processes related to inappropriate risk taking; supported the Risk Management and Regulatory Compliance Committees of the Board, and CIT's Regulatory Relations Group.

  •
  Talent Management:    Met goals by continuing to support the professional growth of employees through structured performance management and informal mentoring.

Ms. Galaini

  •
  Financial/Credit:    Met goals by contributing to cash management strategies and prepared CGFI balance sheet for transition to Aerospace; reviewed and incorporated industry changes in non-US GAAP reporting, and broadened policy and procedures documentation with expanded financial reporting and control commentary.

  •
  Strategic/Operational:    Provided accounting guidance and review for business growth; prepared analysis related to strategic alternatives for Commercial Air; evaluated impact to yield related to retrofits for railcars; performed financial analysis and provided project coordination for the UK Equipment Finance sale, and financial analysis for the planned exit of non-transportation-related businesses in China.

  •
  Risk/Regulatory/Compliance:    Advanced legal entity reporting & analytics with strengthened front-end control processes and accounting awareness; strengthened controls related to international rail business; streamlined audit process and testing with enhanced transactional, portfolio, and exception reporting.

  •
  Talent Management:    Met goals to promote employee engagement, and enhance business and industry knowledge for staff through targeted internal and external initiatives; expanded industry and peer relationships.

Earned 2013 PSU Awards

        The 2013 PSUs were designed to continue to reward growth and profitability over a three-year period (2013-2015), with clawbacks for discouraging excessive risk-taking. The performance metrics (Average Net Finance Margin, weighted 50% and Aggregate Committed Lending Volume*, weighted 50%) and targets were established in 2013 consistent with CIT's strategic initiatives. As described above, the performance targets were adjusted to reflect targets and results for the first nine months of 2015 for standalone CIT results. In addition, performance targets also were adjusted to take into account the change to the calculation of average earning assets(1) in connection with the acquisition of OneWest:

Goal	Threshold (25%)	Target (100%)	Maximum (150%)	Performance (as adjusted)
Average Adjusted Net Finance Margin	2.45%	3.19%	3.68%	3.53%
Aggregate Committed Lending Volume	$15.3 billion	$30.9 billion	$46.5 billion	$35 billion

(1)
The components of average earning assets prior to adjustment (financing receivables, operating leases, assets held for sale and credit balances of factoring clients) were revised to add interest-bearing cash, investment securities, securities purchased under agreements to resell, and indemnification assets.

        The 2013 PSUs were earned at 124% of target based on these results. Mr. Knittel is the only NEO who received 2013 PSUs, which represented 14% of his target 2013 total direct compensation.

Earned 2015 PSUs-ROTCE (1st Installment)

        In 2015, CIT's Committee granted PSUs to Messrs. Knittel and Diaz, 50% of which vest based on achievement of EPS/ROA targets and 50% of which vest based on achievement of ROTCE performance goals. The PSUs-EPS/ROA cliff vest at the end of the three-year performance period and the PSUs-ROTCE vest one-third at the end of each year of the three-year performance period.

        The 2015 PSUs-ROTCE will be earned each year during the 2015-2017 performance period between 0% to a maximum of 150% of target based on pre-tax ROTCE, as shown below, subject to a credit provision modifier which was included to enhance risk-balancing:

2015:	2016:	2017:
1/3 earned based on 2015 pre-tax ROTCE	1/3 earned based on average 2015 & 2016 pre-tax ROTCE	1/3 earned based on average 2015, 2016 & 2017 pre-tax ROTCE

        If the minimum threshold level pre-tax ROTCE is not met, no PSUs-ROTCE will be earned by their terms, although CIT's Committee has the discretion to determine that a portion of the PSUs-ROTCE, not to exceed 50% of target, are earned after taking into consideration relevant facts and circumstances. In addition, earnout of the PSUs-ROTCE will be adjusted upwards or downwards by up to 25% based on a modifier that measures provision for credit losses as a percentage of average earning assets (but not below 50% if threshold ROTCE is achieved and not above 150% in any case).

        The first installment of the 2015 PSUs-ROTCE vested at the end of 2015. For the three-year performance period, CIT's Committee established a target ROTCE range of 7.5%-9.5%, a threshold of 4.0% and a maximum of 13.0%. A target range was implemented to enhance risk balancing, based on input from CIT's Chief Risk Officer and feedback from CIT's regulators, in part by eliminating the leverage up or down for potential payouts around an appropriate range above and below CIT's three-year plan target.

Goal	Threshold	Target	Maximum	Performance (as adjusted)
Adjusted Pre-tax ROTCE*	4.0% (50% earned)	7.5% - 9.5% (100% earned)	13.0% (150% earned)	7.2%
Credit Provision (modifier)	=>136bps (–25%)	68bps - 45bps (+0%)	22.6bps (+25%)	27bps

        For the reasons previously discussed, CIT's Committee determined 2015 performance on the basis of stand-alone CIT performance for the first nine months of 2015 (and adjusted goals accordingly) and, as contemplated by the terms of the award, after considering restructuring changes and one-time gains and losses. The adjusted 2015 ROTCE was 7.2%, slightly below the target range, resulting in 97% of target payout for 2015. In addition, CIT's Committee determined not to give effect to the credit provision modifier, in light of the current economic and credit environment. The credit provision was favorable relative to target and would have otherwise resulted in a payout of approximately 117% absent CIT's Committee's adjustment.

CIT's Pay Practices

        The following principles guide CIT's executive compensation programs and compensation philosophy: attract, retain and motivate high quality executives and staff; pay for performance / meritocracy; reinforce the long-term view of CIT's performance and value creation; and make compensation decisions in accordance with strong governance, oversight, and risk management.

What We Do:	What We Don't Do:

✓

Short-term incentives are performance-based.

✓

Short-term incentive pools are funded based on Pre-Tax Income performance, and earned only if the individual attains minimum pre-established goals.

✓

A significant portion of NEOs' short-term incentive is based on measurable, objective goals.

✓

PSUs (long-term incentive) are deferred over three years, vest based on performance against pre-established goals, and are subject to clawback provisions that extend beyond vesting.

✓

Executives are required to comply with stock ownership and retention requirements.

✓

CIT's Committee receives input from an independent compensation consultant.

✗

No guaranteed bonus arrangements for NEOs.

✗

No golden parachute tax gross-ups for NEOs.

✗

No participation in executive pension arrangements for executives hired after 2006.

✗

No perquisites other than car and driver for CIT's CEO.

✗

No repricing of underwater stock options, grants of discounted stock options or grants of stock options with reload provisions.

✗

No single-trigger change of control provisions in equity-based awards granted after 2010.

✗

No hedging of CIT securities, including equity-based compensation awards, for NEOs.

Clawback Provisions

        CIT has had cancellation / recoupment provisions on equity-based awards in place since 2010. These provisions are broadly similar for each type of equity-based award and the provisions in the 2015 awards are summarized below:

        PBRSUs—PBRSUs are deferred performance-based restricted stock units that are granted in connection with CIT's STI program for executives who are not members of CIT's Executive

Management Committee or Operating Committee, and are still granted to members of such committees if necessary to meet CIT's requirement that at least 50% of each executive officer's total incentive is deferred. Both unvested awards and awards that have vested within the prior 12 months are subject to forfeiture/recoupment in the event of: (1) a material restatement of CIT's financials; (2) circumstances resulting from "detrimental conduct"; (3) materially inaccurate financials or other performance metrics; (4) violation of CIT's risk policies and practices; (5) failure to identify, raise, or assess risks material to CIT or its business activities; and/or (6) breach of non-compete, non-solicit, confidential information or inventions, or proprietary property covenants in any agreement. Unvested PBRSUs are also subject to forfeiture if the grantee retires from CIT to work for a competitor.

        PSUs—Unvested awards, awards that have vested but not yet been delivered, and vested 2015 PSUs-ROTCE for 12 months following vesting, are subject to forfeiture, as applicable, if any of the above (1)-(6) events applicable to PBRSUs occur. Beginning with the 2015 awards, unvested PSUs are also subject to forfeiture if the grantee retires from CIT to work for a competitor.

        Additionally, vested PSU awards, other than 2015 PSUs-ROTCE, which are described above, may be recovered for two years following the end of the three-year performance period in the event of the following: (1) the same (1)-(6) events applicable to PBRSUs listed above; (2) CIT's Total Classified Exposure* exceeds a pre-determined threshold; and/or (3) a consolidated, pre-tax GAAP loss* occurs for either of the two years following the end of the performance period as a result of credit losses incurred with respect to loan and lease transactions originated and booked during the performance period. Total Classified Exposure and pre-tax GAAP loss are discussed under "—Non-GAAP Financial Measures and Other Definitions."

        In each case, any determination will be made in the sole discretion of CIT's Committee or its designee based on the underlying facts and circumstances. For PBRSUs, "detrimental conduct" generally includes conduct that constitutes "cause," fraud, gross negligence, or other wrongdoing or malfeasance. For PSUs, "detrimental conduct" also generally includes a misdemeanor involving moral turpitude or a felony; any act or failure to act that may cause material injury to CIT; or violation of banking laws or regulations.

Severance and Change of Control Arrangements

        Agreement with Mr. Knittel.    As of the end of 2015, Mr. Knittel's employment agreement included a provision that allowed him to terminate his employment with CIT for "Good Reason," including, but not limited to, failure by CIT to offer to renew his employment agreement prior to its expiration. On December 7, 2015, CIT's Committee approved the extension of Mr. Knittel's employment agreement until December 31, 2016 with no changes to any other provisions. The principal provisions of Mr. Knittel's employment agreement as of the end of 2015 are described under "Narrative Information Relating to Potential Payments upon Termination or Change of Control." As described further below under "—C2 Executive Compensation Arrangements—Employment Agreement with Jeffrey Knittel", on July 5, 2016, CIT Aerospace LLC, which will be a subsidiary of C2 as of the distribution date, entered into a new employment agreement with Mr. Knittel, which supersedes his prior employment agreement.

        Broad-Based Employee Severance Plan.    Prior to the effective date of the separation and distribution, and as of the end of 2015, in the event of a qualifying termination of employment, the NEOs, other than Mr. Knittel, are eligible to receive severance under CIT's Employee Severance Plan. CIT's Employee Severance Plan was adopted in 2013 to better align CIT with market practice, ensure continuity of management during mergers and acquisitions, and attract and retain highly valued employees. All of CIT's U.S. employees are eligible to participate in the plan. Under the plan, the NEOs are generally eligible to receive a cash severance amount equal to 20 weeks of base salary (39 weeks for Mr. Diaz) plus two additional weeks of base salary per year of continuous service with

CIT, a prorated short-term incentive bonus, a payment equal to 102% of the cost of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for the participant's severance period, which the COBRA amount will be increased to cover applicable taxes, and certain outplacement services. Under the plan, the NEOs are generally eligible to receive written notice of termination for a minimum period of 12 weeks or, like other eligible participants and at CIT's discretion, compensation in lieu of written notice. In the event of a qualifying change of control termination, Mr. Diaz is generally eligible under the Plan, based on his role, to receive a cash severance amount equal to one times the sum of base salary plus short-term incentive bonus, a prorated short-term incentive bonus, a payment equal to 102% of COBRA premiums for a maximum of 12 months (notwithstanding any statutory limitations on the length of COBRA coverage), for which COBRA amount will be increased to cover applicable taxes, and certain outplacement services. For more detail about CIT's Employee Severance Plan, see "Narrative Information Relating to Potential Payments upon Termination or Change of Control" below.

Other Benefits

        CIT's benefits programs are comparable to the programs provided generally by companies in CIT's peer group and in the financial services industry. Executives participate on the same basis as other employees in CIT's benefits plans, including retirement arrangements, healthcare coverage, life and accident insurance, and disability coverage. CIT's retirement arrangements are further described under "Narrative Information Relating to Retirement Arrangements for Named Executive Officers" following the "Pension Benefits" table that appears later in this Proxy Statement. Messrs. Knittel and Diaz are the only NEOs who participate in the Executive Retirement Plan, which has been closed to new participants since 2006. Other than grandfathered benefits under the Executive Retirement Plan, benefits payable under CIT's Retirement and Supplemental Retirement Plans were frozen as of December 31, 2012.

        Since 2010, executive perquisites, such as financial planning, executive physicals, and benefits programs have not been made available to executives.

        During 2015, CIT's Board of Directors approved an amendment to existing, unvested equity award agreements under CIT's Long-Term Incentive Plan to change the definition of retirement. Under the existing definition, "retirement" is defined as an employee electing to retire upon attaining age 55 with at least 11 years of service to CIT or age 65 with at least five years of service to CIT. The terms of the existing, unvested awards were amended to expand the definition of retirement eligibility to include employees attaining age 60 with at least six years of service to CIT. As a result of this change, the retirement eligibility for the NEOs was not impacted.

Role of CIT's Committee

        CIT's Committee is composed entirely of independent directors, as determined under the criteria established by NYSE and CIT corporate governance guidelines. CIT's Committee oversees compensation and benefits policies for CIT's executive officers and other employees, the performance and compensation of CIT's executive officers, and succession planning. A key function of CIT's Committee oversight is to ensure, together with the Risk Management Committee, that such programs appropriately balance risk and financial results and do not encourage excessive risk taking. The responsibilities of CIT's Committee are outlined in its charter, which can be found on CIT's website at http://www.cit.com/about-cit/corporate-governance/board-committees/index.htm.

        Compensation recommendations for CIT's NEOs, other than for CIT's CEO, are made by CIT's CEO to CIT's Committee. These recommendations reflect CIT's CEO's assessment of each executive based on business or functional results, as well as the achievement of strategic corporate priorities, overall company results and individual performance. The role of management in supporting CIT's CEO in making such recommendations is more fully described below under "Role of Senior Management." CIT's Committee reviews CIT's CEO's recommendations, assesses the recommendations for reasonableness, and approves all compensation changes affecting CIT's executive officers in its sole discretion.

        CIT's Committee separately considers the performance of CIT's CEO, and following a review and discussion, submits a compensation recommendation to the full Board for approval.

Role of Independent Compensation Advisers

        CIT's Committee engages Pay Governance, a compensation consulting firm, to advise it on all matters relating to CIT's executive officers' compensation and benefits, including the determination of annual NEO compensation described above. CIT's Committee has determined that Pay Governance is independent, after assessing its provision of services, fees, conflict of interest policies, relationships with CIT's Committee members, company stock ownership, and relationships with executive officers, in accordance with SEC rules and the NYSE guidelines. CIT's Committee directly retains Pay Governance independently from CIT's management, and CIT does not utilize Pay Governance or any of its affiliates for any other purpose. No specific instructions or directions were provided to Pay Governance by CIT regarding the performance of their duties. Representatives from Pay Governance attend CIT's Committee meetings regularly and conduct studies of compensation issues related to the design of CIT's executive officer compensation programs at the request of CIT's Committee. Pay Governance and CIT's Committee rely on data from multiple sources to provide a frame of reference for compensation decisions, such as: multiple third-party competitive market surveys (which may include Equilar, McLagan, Mercer and Towers Watson); publicly available information (peer group proxy statements); and historical compensation data for executive officers.

        CIT's Committee has authorized Pay Governance to interact with CIT's management to obtain or confirm information, as needed, on behalf of CIT's Committee. During 2015, CIT did not engage any consulting firm to advise management in generating data and analysis for its presentations and recommendations to CIT's Committee related to compensation decisions for CIT's executive officers.

Role of Senior Management

        The recommendation for overall 2015 annual short-term incentive funding was made by CIT's senior management team, including CIT's CEO, Chief Financial Officer ("CFO"), Chief Human Resources Officer, and Chief Risk Officer ("CRO"). Business segment and corporate function pool allocations were recommended based on management's assessment of performance against pre-established 2015 goals and objectives, an overall risk assessment, as well as market competitiveness. Company-wide incentive funding and final pool allocations were approved by CIT's Committee and reviewed by CIT's CRO. Members of CIT's Executive Management Committee, as well as other senior managers, are responsible for making incentive recommendations for eligible employees. The annual recommendation process is coordinated by CIT's Corporate Human Resources personnel.

Role of Risk Management

        CIT's CRO and other senior members of CIT's Risk Management Group are fully integrated in the overall design and operation of CIT's incentive compensation arrangements. In addition, Risk Management partners with Human Resources to coordinate regular joint interaction with CIT's Committee and the Risk Management Committee to support strong governance and oversight regarding issues related to risk balancing within CIT's incentive compensation practices. Risk

Management and Human Resources work closely to maintain and evolve the approach to balancing risk and incentives. Key areas of focus include:

  •
  Executive Management Goals—reviewing incentive compensation design and identifying specific risk goals for senior executives, including the NEOs, and "covered employees" (as defined below under "—CIT's Pay Practices—Identification of Covered Employees");

  •
  Overall Short-Term Incentive Funding—identifying credit / risk metrics and other qualitative risk factors to be evaluated with financial performance, and to be used to determine overall incentive funding and allocation to businesses;

  •
  Executive Management Compensation—developing and enhancing the design of CIT's equity awards, including appropriate revisions to performance measures, clawback triggers, leverage, and vesting provisions;

  •
  Compensation Policies and Procedures—developing compensation policies and procedures supporting CIT's business objectives that are consistent with CIT's risk appetite and framework, and regulatory requirements;

  •
  Covered Employees—developing and maintaining a framework for identifying individual and groups of "covered employees" who may expose CIT to material risks, and foster strong awareness of risk balancing for incentive arrangements; and

  •
  Annual Assessment—reviewing and proactively identifying and/or assessing risks associated with CIT's incentive compensation arrangements.

        Since 2009, CIT has conducted an annual assessment of the risks associated with CIT's incentive compensation arrangements. In 2014, CIT established a governing body within CIT management to oversee incentive compensation monitoring and validation (the Incentive Compensation Review Committee). During 2015, Risk Management, together with Internal Audit, evaluated each business segment focusing on outlier behaviors and performance across four broad categories: outsized losses, transparency, risk balancing, and support for risk initiatives. Overall rankings for each segment were determined based on the rating scale, with input solicited from across the risk and audit organizations, including: Credit Risk, Operational Risk, Credit Review, Problem Loan Management, Model Risk, Insurance Risk, Vendor Risk, Information Risk, Business Continuity and Disaster Recovery, Compliance and Internal Audit. Based on this assessment, as well as ongoing coordination with Human Resources in monitoring risk balancing activities, CIT's CRO and the Head of Enterprise Risk Management independently determined that none of CIT's incentive compensation plans encourage imprudent or excessive risk and presented their findings at two joint meetings of the Compensation and Risk Management Committees, prior to both the determination of initial short-term incentive pools and the finalization of the short-term incentive pools. Prior to finalizing incentive recommendations as described above, risks were assessed to determine if any employees: (1) failed to show due regard for the risk inherent in their business activity; (2) failed to balance risk with financial results; or (3) exposed the firm to imprudent risks.

        CIT's management, CIT's Committee, and the Risk Management Committee have reviewed CIT's compensation policies and plans for significant risks as they apply to all employees across CIT's business segments to determine whether they encourage imprudent or excessive risk-taking that may expose CIT to material business risks. In addition to reviewing the annual short-term incentive structure funding and process, including CIT's equity-based award design, they reviewed the long-term incentive structure and business segment sales incentive plans (which included a high- level review of legacy OneWest group incentive plans). Based on a discussion of the review, the Compensation and Risk Management Committees concluded that CIT's compensation plans for employees do not encourage risk-taking that is reasonably likely to have a material adverse effect on CIT.

CIT's Peer Companies and Benchmarking

        With the assistance of Pay Governance, in 2013 CIT's Committee identified a group of 19 peer companies, listed in the chart below, to use for benchmarking purposes. During 2015, CIT's Committee reviewed the peer group again with Pay Governance, and no changes were made. This group of 19 companies, listed below, represents a cross section of U.S.-based, publicly traded financial services companies with a generally non-proprietary focus, i.e., whose primary business is to serve institutional and/or retail clients.

BB&T Corp.	Huntington Bancshares Inc.	People's United Financial, Inc.
City National Corp.(1)	KeyCorp	Regions Financial Corp.
Comerica Inc.	Legg Mason	SLM Corp.
Discover Financial Services	M&T Bank Corp.	SunTrust Banks
Fifth Third Bancorp	New York Community Bancorp	TCF Financial
First Horizon National	Northern Trust Corp.	Zions Bancorporation
Fiserv, Inc.

(1)
City National Corp. was acquired by Royal Bank of Canada in 2015.

        In particular, the peer group was used in CIT's decision-making for 2015 actual and 2016 target total compensation levels for CIT's CEO, and CFO (roles for which public information is readily available).

        Due to the varied nature of CIT's businesses, certain of the peer companies are classified differently from CIT under the Global Industry Classification Standard, which is broadly used in the financial community to group similar companies. To assess the competitiveness of CIT's executive compensation program, compensation data for peer companies is analyzed as it is presented in annual proxy materials, as well as multiple third-party competitive market surveys provided by compensation consulting firms such as McLagan, Mercer and Towers Watson (which we refer to as "market data").

        While CIT's Committee considers external market data, it does not target a specific market position when determining executive compensation levels. In addition to referencing market data, as described above, CIT's Committee considered current year performance and overall incentive pool funding, prior year compensation history and compensation levels of other CIT executives to provide context for 2015 compensation recommendations.

Use of Discretion

        CIT's compensation philosophy incorporates a strong link between incentive pay and a combination of short-term and long-term, company-wide, business and individual performance. Discretion plays a major role in many aspects of the incentive compensation arrangements, including pool funding and pool allocations. However, the use of discretion is not arbitrary, and generally is intended to be supported by a clear link to performance and risk management. CIT maintains a Use of Discretion policy that covers the requirements governing the consistent use of discretion for incentive compensation, and related procedures applicable to all employees.

Identification of Covered Employees

        CIT is subject to regulatory guidance and rules that focus on both the design and transparency of incentive compensation arrangements. It is important that incentive compensation be risk-sensitive and not encourage imprudent or excessive risk-taking. The primary objectives of CIT's Covered Employee Identification Framework (the "Framework") are to provide a systematic methodology to identify: (1) risks inherent in job families and sub-families; (2) individual or groups of non-executive employees who have the potential to expose the firm to a material amount of risk (collectively, "covered employees"); and (3) duration of risks. The Framework is based on an assessment of six categories of inherent risk (i.e., market risk; liquidity risk; credit risk; operational risk; legal/compliance risk; and reputational risk), which align with the regulatory guidance on sound incentive compensation policies and appropriately categorize risks for CIT.

Equity Ownership and Retention

        CIT's Executive Equity Ownership and Retention Policy requires executives to own a minimum level of CIT common stock equal to the greater of: (1) a specific multiple of base salary (i.e., 6x for the CEO, 3x for other NEOs, and 1x for other executives), or (2) 50% of the shares received on vesting or exercise of CIT equity-based awards for the duration of his or her employment with CIT, after any shares withheld to cover income tax withholding obligations. The value of stock owned is calculated using the greater of: (1) the closing price of CIT common stock, or (2) a calculated per-share value based on the three-year average closing price of CIT common stock (or the average stock price for such shorter period of time that CIT's common stock has been continuously publicly traded on a national securities exchange) on any given measurement date.

        The policy applies to a broad group of senior executives, including all of CIT's executive officers. Executives have five years to meet the minimum ownership requirement. Messrs. Knittel and Diaz are the only two NEOs who are subject to the requirements of the Equity Ownership and Retention Policy, and met these requirements during 2015.

Timing of Annual Equity Incentive Grants

        Since 2006, CIT has maintained a written Equity Compensation Award Policy that governs the timing for granting all equity-based awards, which may be approved at any regularly scheduled meeting of CIT's Committee or the Board. Grants approved at any meeting of CIT's Committee or the Board that coincides with a quarterly earnings release will be granted effective as of the close of trading on the NYSE on the second trading day after CIT publicly announces such earnings.

        Equity-based awards may also be granted in connection with hiring an employee. Such grants are generally made on the first day that the recipient is employed by us provided such date does not occur during a securities trading black-out period; in such case, the grant will be made on the day on which the applicable black-out period expires.

Tax Deductibility of Compensation Expense

        Section 162(m) of the Code, limits the tax deduction for compensation in excess of $1 million paid to CIT's CEO and to each of the other three highest paid executive officers, other than CIT's CFO. The $1 million deduction limit generally does not apply, however, to compensation that is "performance-based" and provided under a stockholder-approved plan. CIT's Committee considers the tax deductibility of compensation in CIT's plan design, as appropriate. In 2015, CIT's stockholders approved CIT's 2015 Executive Incentive Plan, which is intended to permit CIT to grant cash- and equity-based awards intended to meet the deductibility requirements of Section 162(m). In addition, "performance-based" equity-based awards may be granted under CIT's Long-Term Incentive Plan. CIT retains the discretion to award or pay non-deductible compensation if it deems it in the best interests of CIT.

Non-GAAP Financial Measures and Other Definitions

        Adjusted Net Finance Margin is calculated as Adjusted Net Finance Revenue as a percentage of AEA. Net Finance Revenue and AEA are non-GAAP measures. The following table presents the reconciliation of Net Finance Revenue and Margin to Adjusted Net Finance Revenue and Margin for CIT, excluding the estimated impact of the OneWest transaction (for 2015).

	Nine Months Ended September 30 (CIT standalone)
			Years Ended December 31(1)
	2015 (% annualized)
(dollars in millions)			2014		2013
Net Finance Revenue	$1,162.2	3.79%	$1,420.8	3.49%	$1,388.0	3.69%
Est. Impact of OneWest Transaction	(134.7)	(0.44)%	n/a	n/a	n/a	n/a
Accelerated FSA Net Discount/(Premium) on Debt Extinguishments and Repurchases	n/a	n/a	34.7	0.09%	34.6	0.09%

Adjusted Net Finance Revenue (CIT standalone)	$1,027.5	3.35%	$1,455.5	3.58%	$1,422.6	3.78%

(1)
In conjunction with the OneWest Transaction, CIT changed its approach of measuring its margin to include other revenue generating assets in AEA, such as interest-earning cash deposits, investments, and the newly acquired indemnification assets. These additional balances have grown in significance, or are new due to the acquisition, and are now included in CIT's determination of AEA. Prior period balances and percentages have been updated to conform to the current period presentation.

        Adjusted Pre-Tax Income is calculated as Pre-Tax Income including income from discontinued operations. The following table presents the reconciliation of reported Pre-Tax Income to Adjusted Pre-Tax Income for the nine months of 2015 for CIT, excluding the estimated impact of the OneWest transaction.

(dollars in millions)	Nine Months Ended September 30
Pre-Tax Income (Reported)	$437.5
Est. Impact of OneWest Transaction	(49.2)
Pre-Tax Income (CIT standalone)	388.3
Adjustments for benefit of restructuring charges lower than plan and other one-time losses(1)	56.2

Adjusted Pre-Tax Income (CIT standalone)	$444.5

(1)
One-time losses include: OneWest transaction costs, international portfolio impairment, impairment on certain assets held for sale and currency translation adjustment on UK and Mexico portfolio sales.

        Adjusted Pre-Tax ROTCE is computed by dividing adjusted pre-tax income for the period by average tangible common equity for the same period. The following table presents the calculation of adjusted pre-tax ROTCE for CIT, excluding the estimated impact of the OneWest transaction.

(dollars in millions)	Nine Months Ended September 30
Adjusted Pre-Tax Income (CIT standalone)	$444.5
Average Tangible Common Equity (CIT standalone)	8,230

Adjusted Pre-Tax ROTCE	7.2%

        AEA is computed using month-end balances and is the average of the sum of finance receivables (defined below), operating lease equipment, financing and leasing assets held for sale, interest-bearing cash, securities purchased under agreements to resell, investments, and indemnification assets, less the credit balances of factoring clients.

        Classified Assets means the Credit Exposure for all assets with a regulatory rating of "substandard" or worse, as determined by CIT under the Regulatory Credit Classifications process.

        Committed Lending Volume represents the dollar amount of funding that CIT is committed to lend under the terms of an agreement, including amounts that may be drawn down or due to be contractually funded in the future.

        Credit Exposure means the sum of the book balance of loans and capital leases, any off balance sheet exposure, unused commitments to extend credit, scheduled lease term depreciation for operating leases, the carrying value of any equity investments and the carrying value of repossessed assets or off-lease equipment.

        Credit Provision (provision for credit losses as % of AEA) reflects loss adjustments related to loans recorded at amortized cost, off-balance sheet commitments, and indemnification agreements as a percentage of AEA. AEA is a non-GAAP measure. In conjunction with the OneWest Transaction, the provision for credit losses also includes the impact of the mirror accounting principal related to the indemnification agreements. The following table presents the reconciliation of reported credit provision to adjusted credit provision for the nine months of 2015.

	Nine Months Ended September 30
(dollars in millions)	2015 (% annualized)
Provision for Credit Losses (Reported)	$102.9	0.34%
Est. Impact of OneWest Transaction	(20.7)	(0.07)%

Provision for Credit Losses (CIT standalone)	$82.2	0.27%

        Finance Receivables include loans, capital lease receivables and factoring receivables held for investment, and do not include amounts contained within Assets Held for Sale ("AHFS").

        Fully Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding, increased by the weighted average potential impact of dilutive securities. CIT's potential dilutive instruments include unvested RSU and PBRSU grants, PSU grants, and stock options.

        Pre-Tax GAAP losses, for the clawback provisions under PSUs, are determined after excluding the impact of (1) adjustments to or impairment of goodwill or other intangible assets; (2) changes in accounting principles during the performance period; (3) Fresh Start Accounting charges and prepayment charges related to the prepayment or early extinguishment of CIT's debt; (4) restructuring or business recharacterization activities, including, but not limited to, terminations of office leases, or reductions in force, that are reported by CIT; and (5) any other extraordinary or unusual items as determined by CIT's Committee.

        Pre-Tax ROA is computed by dividing pre-tax income for the period by AEA for the same period.

        Total Classified Exposure means consolidated credit exposure for all Classified Assets as a percentage of CIT's total Consolidated Credit Exposure excluding loss share assets, i.e., OneWest acquired mortgages and reverse mortgages.

 C2 EXECUTIVE COMPENSATION ARRANGEMENTS

Generally

        C2's Compensation Committee ("C2's Committee") has not yet been established and therefore has not established a specific set of objectives or principles for C2's compensation programs. Until the effective date of the separation and distribution, CIT's Committee and senior management will continue to make certain compensation decisions and take actions regarding the compensation of the NEOs. Following the separation and distribution, such decisions will be made by C2's Committee and senior management.

        We expect that C2's initial executive compensation programs and practices will be similar to those in place at CIT immediately prior to the separation and distribution. However, after the separation and distribution, C2's Committee and senior management will be able to evaluate its compensation and benefit programs and may make adjustments as necessary to meet prevailing business needs.

        In connection with the separation and distribution, C2 plans to adopt an omnibus-style incentive plan under which various awards, including in respect of C2 common stock, may be granted to C2 employees and directors, the expected terms of which are described below. C2 also plans to adopt stock ownership guidelines in connection with the separation and distribution.

C2 2016 Omnibus Incentive Plan

        Prior to the separation and distribution, C2 will adopt the C2 2016 Omnibus Incentive Plan (the "C2 Omnibus Plan"), which will become effective as of the date of the separation and distribution. The summary of the C2 Omnibus Plan set forth below is qualified in its entirety by reference to the complete text of the C2 Omnibus Plan, which is filed as Exhibit [    •    ] to the registration statement on Form 10 of which this information statement is a part. The terms of the C2 Omnibus Plan that will be in effect following the separation and distribution have not yet been finalized; changes to the C2 Omnibus Plan, some of which may be material, may be made prior to the separation and distribution.

Key Highlights

Purpose	The purposes of the C2 Omnibus Plan are to:

•

Assist C2 in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to C2.

•

Promote the long-term success of C2 and increase stockholder value by providing grantees with incentives to contribute to C2's long-term growth and profitability. We believe that equity-based compensation aligns grantees' interests with those of C2 stockholders by offering them an opportunity to obtain a proprietary interest in C2.

•

Permit the grant of performance-based awards designed to meet the requirements of Section 162(m) of the Internal Revenue Code ("Section 162(m)" and the "Code"), as discussed in more detail below.

Omnibus Plan
The C2 Omnibus Plan is an omnibus-style plan, allowing for both:

•

stock-based awards (including options, stock appreciation rights, restricted stock awards, RSUs, dividend equivalents and other stock-based awards) and

•

cash awards (including short- and long-term awards).

Eligible Grantees
All employees, non-employee directors, and consultants of C2 and its subsidiaries (including grants to former employees, non-employee directors and consultants solely with respect to their last year of service).
Annual Limits

•

Performance-Based Awards:    Aggregate performance-based awards to any one employee in a calendar year may not exceed [•] shares of C2 common stock or, in the event such award is paid in cash, the equivalent cash value on the first day of the performance period (as determined by the plan administrator).

•

Options and Stock Appreciation Rights; Incentive Stock Options:    No grantee may be granted options or stock appreciation rights covering in excess of [•] shares of C2 common stock in any calendar year. The maximum number of shares of C2 common stock available under the C2 Omnibus Plan for the grant of stock options intended to be incentive stock options ("ISOs") is [•].

•

Non-Employee Director Awards:    Aggregate awards to any one non-employee director in a calendar year may not exceed $[•] based on the fair market value of the awards as of the grant date.

Plan Administrator	C2's Committee (or its permitted delegate(s)), unless otherwise determined by the C2 Board.
Term	Ten years from the effective date of the separation and distribution (subject to earlier termination).

Best Practices

        The C2 Omnibus Plan reflects current best practices in corporate governance and equity compensation, including:

  •
  Minimum vesting period of one year generally applicable to equity-based awards.

  •
  No single-trigger change-in-control vesting of employee awards.

  •
  No "evergreen" provision and limited shares authorized.

  •
  No grants of stock options or stock appreciation rights below 100% of fair market value.

  •
  No repricing of underwater stock options or stock appreciation rights.

  •
  No dividends or dividend equivalents paid on performance awards unless goals are satisfied.

  •
  All awards are subject to clawback policies.

  •
  No liberal share recycling.

  •
  No hedging transactions or transfer to an unrelated party for value.

Section 162(m)

        Section 162(m) will generally limit C2's tax deductions with respect to compensation in excess of $1 million per year paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer), subject to certain exceptions. The C2 Omnibus Plan is intended to allow the issuance of awards that satisfy the "performance-based compensation" exception under Section 162(m) ("Qualified Performance-Based Awards") in the case of stock- and cash-based awards that are subject to the attainment of the following performance metrics:

  •
  Income or operating income measures (including pre-tax income, net income, finance income, interest income, other income, and before or after risk-adjustment, before or after allocation of all or a part of corporate overhead and/or compensation or other similar measures).

  •
  Cash flow measures (including cash flow, free cash flow, cash flow return on investment (in each case before or after dividends) or other similar measures).

  •
  Revenue measures (including net revenue, interest revenue, operating lease revenue, net finance revenue, asset yields and funding costs, other revenue or other similar measures).

  •
  Gross profit or operating profit measures (including earnings, net earnings, operating earnings, EBITDA or other similar measures).

  •
  Return measures (including return on investment, assets, net assets, earning assets, average earning assets, equity, common equity, tangible common equity, capital, total capital, tangible capital, invested capital, or total stockholder return or other similar measures).

  •
  Book value or tangible book value measures.

  •
  Measures of enterprise value or share price.

  •
  Measures of achievement of expense targets (including operating and interest expense, cost reductions, working capital, cash levels or general expense ratio).

  •
  Measures of economic value added.

  •
  Market share measures.

  •
  Margin measures (including net finance margin, gross margin, operating margin, cash flow margin or other similar measures).

  •
  Measures of managed assets (including new business volume (funded or committed), financing and leasing assets, growth in managed assets or other similar measures).

  •
  Measures of efficiency (including operating efficiency, productivity ratios or other similar measures).

  •
  Objective measures of customer satisfaction.

  •
  Measures of balance sheet or capital markets achievements (including asset/liability composition, debt reductions, debt ratings, debt maturity profile, leverage ratios, liquidity (levels of cash securities purchased under resale agreement, committed and available funding facilities, regulatory capital ratios, ratings achievements or other similar measures)).

  •
  Implementation, completion or attainment of measurable objectives with respect to products or projects (including infrastructure transformation or other projects), acquisitions and divestitures, recruiting and maintaining personnel / employee engagement or regulatory profile or other similar measures.

  •
  Measures of risk (including credit risk (net charge-offs, non-accrual loans, classified assets and delinquencies, loan loss reserve, credit provision), market risk (net interest income sensitivity, economic value of equity), equipment and residual risk (equipment utilization, market value of equipment relative to book value, gains/losses on equipment sales) or other similar measures).

        All awards may (but are not required to) be issued as performance-based awards designed to meet the requirements of Section 162(m). The performance metrics may be used on an absolute or relative basis to measure the performance of C2 as a whole, any business unit(s) and/or any subsidiary(ies) or any combination thereof, as C2's Committee may deem appropriate. Any of the performance metrics may be determined on a per share basis (either basic or fully diluted), or as a percentage/ratio of another performance metric, be determined on a pre- or post-tax basis, or compared to the performance of a group of peer or comparator companies, or a published or special index that C2's Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

        Except as otherwise expressly provided, all financial terms are used above as defined under GAAP or such other objective principles, as may be designated by C2's Committee, and may provide for such objectively determinable adjustments, modifications or amendments, as C2's Committee may determine appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (1) determined to be extraordinary or unusual in nature or infrequent in occurrence; (2) related to the disposal of a business or a portion of a business; (3) related to a change in accounting principle under Generally Accepted Accounting Principles; (4) related to discontinued operations; or (5) attributable to the business operations of any entity acquired by C2 during the calendar year). Separate performance metrics may be established by C2's Committee or a subsidiary, division, or individual thereof, and different performance metrics may be given different weights. To the extent permissible for awards to satisfy the "qualified performance-based compensation" exemption under Section 162(m), C2's Committee may establish other subjective or objective goals, including individual performance goals, which it deems appropriate, for purposes of applying negative discretion in determining the award amount.

About the 2016 Plan

Available Shares

        The C2 Omnibus Plan provides for the issuance of cash-based awards and stock-based awards. The total number of shares of C2 common stock that may be granted under the C2 Omnibus Plan is [    •    ] shares.

Administration

        The C2 Omnibus Plan generally will be administered by a committee (the "Committee") appointed by the C2 Board, which will be C2's Committee unless the C2 Board determines otherwise. This Committee may allocate among its members and/or delegate to any person who is not a member of the Committee or to any administrative group within C2 any of its powers, responsibilities and duties. Among other things, the Committee will determine the persons who will receive awards under the C2 Omnibus Plan, the time when awards will be granted, the terms of such awards, and the number of shares of C2 common stock, if any, that will be subject to the awards. The C2 Board, in its sole discretion, also may grant awards or administer the C2 Omnibus Plan.

        If the C2 Board decides that it is appropriate for compensation realized from awards to be considered qualified performance-based compensation under Section 162(m), the C2 Omnibus Plan will be administered by a committee or subcommittee of the C2 Board made up of two or more directors, each of whom is an "outside director" within the meaning of Section 162(m). Nothing in the C2 Omnibus Plan requires that awards satisfy the requirements of Section 162(m).

Eligibility

        The Committee may grant awards to current employees, non-employee directors or consultants of C2 and its subsidiaries, or, solely with respect to their final year of service, former employees, non-employee directors or consultants.

Types of Awards

        The C2 Omnibus Plan provides for grants of stock-based and cash-based awards. Each stock-based award and, to the extent determined appropriate by the Committee, cash-based award will be evidenced by an award agreement, which will govern that award's terms and conditions.

        Non-Employee Director Awards.    The C2 Omnibus Plan allows for grants of stock-based and cash-based awards to non-employee directors of C2 and its consolidated subsidiaries for their service as directors. The aggregate value of any such awards granted to any one non-employee director in respect of a particular calendar year may not exceed $[    •    ], based on the fair market value of stock-based awards and the value of cash awards, in each case determined on the grant date.

        Stock Options.    A stock option entitles the recipient to purchase shares of C2 common stock at a fixed exercise price. Stock options granted under the C2 Omnibus Plan may be options intended to be ISOs under Sections 421 or 422 of the Code or options not intended to be (or not qualifying as) an ISO (a "nonstatutory stock option"). The exercise price per share of C2 common stock will be determined by the Committee but will not be less than the fair market value of C2 common stock on the grant date. Fair market value will be the closing price of C2 common stock on the NYSE on the grant date (or the trading day immediately prior to the grant date if such date is not a trading day). Stock options must be exercised within 10 years from the grant date. The C2 Omnibus Plan provides that C2 may not reset the exercise price for stock options (other than certain awards that are assumed, converted or substituted under the C2 Omnibus Plan as a result of C2's acquisition of another company).

        In addition, ISOs may only be granted to C2 employees. The aggregate fair market value, determined at the time of grant, of ISOs that are exercisable for the first time by a grantee during any calendar year may not exceed $100,000. Notwithstanding the foregoing, no ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of C2's total combined voting power or that of any of C2's affiliates unless (i) the exercise price is at least 110% of the fair market value of C2 common stock on the grant date and (ii) the term of the ISO does not exceed five years from the grant date.

        Stock Appreciation Rights.    A stock appreciation right may entitle the recipient to receive shares of C2 common stock, cash, or other property equal in value to the appreciation of the C2 common stock over the exercise price specified in the award agreement. The exercise price per share of C2 common stock will be determined by the Committee, but will not be less than the fair market value of C2 common stock on the grant date. Fair market value will be the closing price of C2 common stock on the NYSE on the grant date (or the trading day immediately prior to the grant date if such date is not a trading day). Stock appreciation rights must be exercised within 10 years from the grant date. The C2 Omnibus Plan provides that C2 may not reset the exercise price for stock appreciation rights (other than certain awards that are assumed, converted, or substituted under the C2 Omnibus Plan as a result of C2's acquisition of another company).

        Restricted Shares.    A restricted share is a share of C2 common stock that is subject to transfer and/or forfeiture restrictions. The recipient of a restricted share will have the rights of a stockholder, including voting and dividend rights, subject to any restrictions and conditions specified in the award agreement. No dividends, however, will be paid at a time when any performance-based goals that apply to an award of restricted shares have not been satisfied.

        RSUs.    An RSU is an unfunded, unsecured right to receive a share of C2 common stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the award agreement. The recipient will have only the rights of a general unsecured creditor of C2 and no rights as a stockholder of C2 until the C2 common stock underlying the RSUs, if any, is delivered.

        Other Stock-Based Awards.    The Committee may grant other types of equity-based or equity-related awards (including, without limitation, the grant or offer for sale of unrestricted shares of C2 common stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such awards may entail the transfer of actual shares of C2 common stock to award recipients or may be settled in cash, and may include awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

        Dividend Equivalent Rights.    A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of C2 common stock if those shares were owned by the recipient. The conditions and restrictions for payments in connection with dividend equivalent rights will be specified in the award agreement. A dividend equivalent right may be granted alone or in connection with another award. Under the C2 Omnibus Plan, no payments will be made in respect of dividend equivalent rights at a time when any applicable performance goals relating to the dividend equivalent right or the related award have not been satisfied.

        Cash-Based Awards.    The Committee may grant cash-based awards in such amounts and subject to such terms and conditions as the Committee may determine. Cash-based awards may be in the form of Qualified Performance-Based Awards (as discussed below) and other cash awards, including retainers and meeting-based fees.

        Qualified Performance-Based Awards.    The C2 Omnibus Plan is intended to permit the issuance of Qualified Performance-Based Awards; however, nothing in the C2 Omnibus Plan requires that awards satisfy the requirements of Section 162(m). In all cases, the maximum number of Qualified Performance-Based Awards that may be granted to any one individual under the C2 Omnibus Plan in any calendar year will be [    •    ] shares of C2 common stock or, if such Qualified Performance-Based Award is paid in cash, the equivalent cash value thereof (determined on the first day of the applicable performance period). To the extent that awards are intended to be Qualified Performance-Based Awards, the objective performance goals will be based on one or more of the performance metrics discussed above in "Section 162(m) of the Code."

Shares Subject to Plan; Other Limitations of Awards

        Available shares of C2 common stock may be either authorized but unissued shares of C2 common stock or shares of C2 common stock previously issued and reacquired by C2. If any award that is granted under the C2 Omnibus Plan is forfeited, expires, or is settled for cash, then the shares of C2 common stock covered by such forfeited, expired, or settled award will again become available to be delivered pursuant to awards granted under the C2 Omnibus Plan. Available shares of C2 common stock under a stockholder approved plan of an acquired company may be used for awards under the

C2 Omnibus Plan and do not reduce the number of available shares of C2 common stock, subject to applicable stock exchange requirements. The payment of dividend equivalent rights in cash in conjunction with any outstanding award will not be counted against the shares of C2 common stock available for issuance under the C2 Omnibus Plan. Substitute awards or adjusted awards issued in connection with the spin-off that were originally granted under the CIT equity plans will not be counted against the shares of C2 common stock available for issuance under the C2 Omnibus Plan.

        The following shares of C2 common stock will not be added back to the available shares: (1) shares of C2 common stock withheld from an award (other than stock options or stock appreciation rights) to cover tax withholding obligations; (2) shares of C2 common stock withheld in payment of the exercise price of a stock option; and (3) shares of C2 common stock repurchased by C2 with proceeds from the exercise of a stock option.

        No more than [    •    ] shares underlying stock options or stock appreciation rights may be granted to any one individual in any calendar year. In addition, the maximum number of shares available under the C2 Omnibus Plan for the grant of stock options intended to be ISOs for the purposes of compliance with Sections 421 and 422 of the Code is [    •    ].

        The Committee will adjust the number of shares of C2 common stock issuable under the C2 Omnibus Plan (and any limits on the number of stock-based awards that may be granted to a particular individual under the C2 Omnibus Plan) and the terms of any outstanding awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares (or issuance of shares of stock other than shares of C2 common stock) resulting from certain corporate transactions that affect the capitalization of C2.

Minimum Vesting Condition

        Generally, any stock-based award granted under the C2 Omnibus Plan must have a minimum vesting period of not less than one year, except that no minimum vesting period will apply to stock-based awards granted in lieu of an employee's salary or a non-employee director's cash retainer. The Committee may not exercise discretion to accelerate the vesting of an award subject to the minimum vesting condition, except in the case of the grantee's death, disability, retirement, or as otherwise permitted in the event of a change of control. However, up to 5% of the available shares of C2 common stock may be granted pursuant to stock-based awards with a vesting period of less than one year.

Change of Control

        The Committee may include provisions in any award agreement relating to a change of control, including the acceleration of the vesting or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding awards; provided, however, that any acceleration of vesting may only occur if (i) the change of control occurs and (ii) the grantee's employment is terminated by C2 or its successor without "cause" or by the grantee for "good reason" (in each case, as defined in the applicable award agreement), in either case, within two years after a change of control. In the event such a "double-trigger" termination event occurs, unless the award agreement provides otherwise, the grantee's outstanding awards will fully vest (including lapsing of all restrictions and conditions, with performance-based awards vesting at the target level or, if no target level is specified, the maximum level). With respect to a grantee who is a non-employee director, in the event of a change of control, all outstanding awards will become fully vested (including lapsing of all restrictions and conditions), and, as applicable, exercisable upon the change of control.

        In connection with a change of control, the Committee may also (1) settle awards for an amount (as determined in the sole discretion of the Committee) of cash or securities (in the case of stock options and SARs that are settled, the amount paid shall be equal to the in-the-money spread value, if any, of such awards), (2) provide for the assumption or issuance of substitute awards, (3) modify the terms of awards to add events, conditions, or circumstances upon which the awards will vest or restrictions thereon will lapse, (4) deem any performance conditions satisfied at target, maximum or actual performance, or provide for the performance conditions to continue (as adjusted by the Committee), or (5) after giving written notice to affected grantees, provide that all outstanding stock options or SARs may be exercisable as to all shares subject thereto (to the extent then exercisable) exclusively within a period preceding the consummation of the change of control, and that any stock options or SARs not exercised during such period will terminate and cease to be effective as of the consummation of the change of control.

        For purposes of the C2 Omnibus Plan, a "change of control" generally means:

  •
  individuals who constitute the C2 Board on the effective date of the separation and distribution (or subsequent directors whose appointment, election or nomination was approved or recommended by at least a majority vote of such directors or directors whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the C2 Board;

  •
  any person is or becomes a beneficial owner of 35% or more of C2's voting securities (for this purpose, person is as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934);

  •
  consummation of a merger or consolidation, other than (1) a merger or consolidation which would result in the voting securities of C2 outstanding immediately prior to such merger or consolidation continuing to represent more than 50% of the combined voting power of the outstanding securities of the entity resulting from such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of C2 in which no person becomes the beneficial owner of 35% or more of the combined voting power of C2's then-outstanding securities;

  •
  a sale of all or substantially all of C2's assets; or

  •
  C2's stockholders approve a plan of complete liquidation or dissolution of C2.

Amendment and Termination

        The C2 Board may from time to time suspend, discontinue, revise, or amend the C2 Omnibus Plan in any respect whatsoever, except that, subject to certain exceptions, the C2 Omnibus Plan and award agreements under the C2 Omnibus Plan may not be amended to materially adversely impact the rights of a grantee without his or her consent. Unless otherwise determined by the C2 Board, stockholder approval of any suspension, discontinuance, revision, or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency, except that stockholder approval will be required for any amendment to the C2 Omnibus Plan that materially increases the benefits available under the C2 Omnibus Plan or any amendment to permit the sale or other disposition of an award to an unrelated third party for value or if the amendment would reduce the exercise price of outstanding stock options or stock appreciation rights.

        Unless previously terminated by the C2 Board, the C2 Omnibus Plan will terminate on, and no more awards may be granted under the C2 Omnibus Plan after, the tenth anniversary of the effective date of the C2 Omnibus Plan, but any outstanding award will remain in effect until the underlying shares (or cash, other securities or other property) are delivered or the award lapses.

Clawback

        Awards under the C2 Omnibus Plan will be subject to any clawback or recapture policy that C2 may adopt from time to time, to the extent provided in such policy or as may be required by applicable law.

Right of Offset

        The C2 Board has the right to offset against C2's obligation to deliver shares of C2 common stock (or cash, other securities or other property) with respect to any award granted under the C2 Omnibus Plan any outstanding amounts the recipient then owes to C2 and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

Nonassignability; No Hedging

        Except to the extent otherwise provided in any award agreement, no award (or any rights or obligations thereunder) granted to any person under the C2 Omnibus Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. As described above, any amendment of the C2 Omnibus Plan to permit the sale or other disposition of an award to an unrelated third party for value will require stockholder approval.

Other Terms of Awards

        No recipient of any award under the C2 Omnibus Plan will have any of the rights of a holder of C2 common stock with respect to shares subject to an award until the delivery of the shares (or in the case of an award of restricted or unrestricted shares, the grant or registration in the name of the grantee of such shares pursuant to the applicable award agreement, but then only as the Committee may include in the applicable award agreement). Awards under the C2 Omnibus Plan may be granted in lieu of, or determined by reference to, cash incentive and/or other compensation.

U.S. Federal Income Tax Aspects

        The following is a brief description of the current federal income tax treatment generally arising with respect to grants of awards under the C2 Omnibus Plan for grantees subject to taxation in the United States. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local, or foreign tax consequences.

        Incentive Stock Options.    A grantee will not be subject to tax upon the grant of an ISO or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in a grantee's alternative minimum taxable income. Whether a grantee is subject to the alternative minimum tax will depend on his or her particular circumstances. A grantee's basis in the shares received will be equal to the exercise price paid, and the grantee's holding period in such shares will begin on the day following the date of exercise.

        If a grantee disposes of the shares on or after the later of (1) the second anniversary of the grant date of the ISO, and (2) the first anniversary of the date of exercise of the ISO (the "statutory holding period"), he or she will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and his or her basis in the shares.

        If a grantee disposes of the shares before the end of the statutory holding period, he or she will have engaged in a "disqualifying disposition." As a result, he or she will be subject to tax: (1) on the excess of the fair market value of the shares on the date of exercise (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income, and (2) on the excess, if any, of the amount realized on such disqualifying disposition over the fair market value of the shares on the date of exercise, as capital gain. If the amount realized from a disqualifying disposition is less than the exercise price paid (i.e., a grantee's basis) and the loss sustained upon such disposition would otherwise be recognized, a grantee will not recognize any ordinary income from such disqualifying disposition and instead will recognize a capital loss. In the event of a disqualifying disposition, the amount recognized by a grantee as ordinary income is generally deductible by C2.

        Nonstatutory Stock Options.    A grantee will not be subject to tax upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to the grantee as ordinary income, and such amount is generally deductible by C2. This amount of income will be subject to income tax withholding and employment taxes. A grantee's basis in the shares received will equal the fair market value of the shares on the date of exercise, and the grantee's holding period in such shares will begin on the day following the date of exercise.

        Stock Appreciation Rights.    A grantee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares received will be taxable to the grantee as ordinary income, and such amount generally will be deductible by C2. This amount of income will be subject to income tax withholding and employment taxes. The grantee's basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and the grantee's holding period in such shares will begin on the day following the date of exercise.

        Restricted Shares.    A grantee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the "restrictions") under the C2 Omnibus Plan unless the grantee makes the election referred to below. Upon lapse of the restrictions, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse, and such income will be subject to income tax withholding and employment taxes. The grantee's basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and the grantee's holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions, they will be includible in the grantee's income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

        If permitted by the applicable award agreement and the C2 Omnibus Plan, a grantee may elect, within 30 days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares awarded, determined on the grant date (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If a grantee makes this election, the grantee's holding period will begin the day after the grant date, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the grantee upon the lapse of the restrictions. However, if the grantee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the grantee (even though the grantee previously recognized income with respect to such forfeited shares).

        In the taxable year in which a grantee recognizes ordinary income on account of shares awarded to the grantee, C2 generally will be entitled to a deduction equal to the amount of income recognized by the grantee. In the event that the restricted shares are forfeited by the grantee after having made the Section 83(b) election referred to above, C2 generally will include in its income the amount of its original deduction.

        Restricted Stock Units.    A grantee will not be subject to tax upon the grant of an RSU. Upon vesting of the RSU, the fair market value of the shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the cash and/or shares underlying the RSUs, the grantee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by C2. This amount of income will generally be subject to income tax withholding on the date of distribution. The grantee's basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and the grantee's holding period in such shares will begin on the day following the date of distribution. If any dividend equivalent amounts are paid to the grantee, they will be includible in the grantee's income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

        Disposition of Shares.    Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, a grantee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the grantee's basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months.

        Cash Awards.    A grantee who receives a cash award will not recognize any taxable income for federal income tax purposes upon grant of the award. Any cash received pursuant to the award will be treated as compensation income received by the grantee generally in the year in which the grantee receives such cash, and such amount will generally be deductible by C2.

        Additional Medicare Tax.    A grantee will also be subject to a 3.8% tax on the lesser of (1) his or her "net investment income" for the relevant taxable year, and (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the grantee's circumstances). The grantee's net investment income generally includes net gains from the disposition of shares.

        Section 409A of the Code.    If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties.

        Section 162(m).    In general, Section 162(m) denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its "covered employees," subject to certain exceptions. The C2 Omnibus Plan is intended to permit the issuance of awards that will satisfy the "performance-based compensation" exception under Section 162(m) in the case of stock options, stock appreciation rights and other stock-based and cash-based awards that are subject to the attainment of performance goals.

New Plan Benefits

        Awards granted under the C2 Omnibus Plan will be subject to the Board of Director's discretion. The Committee has not determined future awards or who might receive them. As a result, the benefits that will be awarded or paid under the C2 Omnibus Plan to C2's employees are not currently determinable.

Employment Agreement with Jeffrey Knittel

        On July 5, 2016, CIT Aerospace LLC, which will be a subsidiary of C2 as of the distribution date, and C. Jeffrey Knittel entered into an employment agreement, which replaces the prior employment agreement between CIT and Mr. Knittel, which expired on December 31, 2015.

        Under the employment agreement, Mr. Knittel will serve as President—Transportation Finance of CIT Aerospace LLC/CIT, and upon the separation and distribution, Mr. Knittel will become chief executive officer of C2. In consideration for Mr. Knittel's services, he will have a target total annual compensation opportunity for the 2016 and 2017 fiscal years of not less than $4,000,000, which will be comprised of the following:

  •
  Base Salary.  Not less than $600,000 per year, which amount would increase to $750,000 per year upon the separation and distribution;

  •
  Short-Term Incentive.  With respect to each performance year during the Term, Mr. Knittel will have a target opportunity of 100% of his annual base salary (although for the 2016 performance year, the short-term incentive will be no less than $1,090,000); and

  •
  Long-Term Incentive.   Mr. Knittel will be eligible to participate in long-term incentive plans on the same basis as similarly situated executives.

        In addition, Mr. Knittel will be eligible for employee benefits on the same basis as similarly situated executives and will continue to be eligible to participate in CIT's New Executive Retirement Plan until the separation and distribution. He will receive two years of additional age and service credit (subject to any maximums in the plan) upon the separation and distribution or an earlier termination of employment without cause or for good reason.

        In connection with the distribution, Mr. Knittel will be eligible for a transaction success award with a grant date fair value of $8 million. The award will be provided (a) 50% in the form of performance-based restricted stock units in respect of the common stock of C2, which would vest on the third anniversary of the separation and distribution, subject to Mr. Knittel's continued employment and the satisfaction of performance goals determined by the board of directors (or a committee thereof) of C2, and (b) 50% in the form of time-based restricted stock units in respect of the common stock of C2, which will vest in equal installments on the first three anniversaries of the separation and distribution, subject to Mr. Knittel's continued employment. Upon a termination of employment without cause or for good reason prior to the applicable vesting dates, the time-based restricted stock units would vest in full, while the performance-based restricted stock units would be eligible for prorated vesting, subject to satisfaction of the applicable performance goals.

        Upon a termination of employment without cause or for good reason not in connection with a change in control of CIT, Mr. Knittel would be eligible for a cash severance payment equal to the sum of his base salary and target short-term incentive opportunity and certain other severance benefits payable under the terms of the CIT Employee Severance Plan. If the termination of employment occurred prior to the completion of the separation and distribution, Mr. Knittel would also be entitled to a cash payment of $8 million in lieu of the transaction success award, subject to the completion of the separation and distribution.

        Upon a termination of employment without cause or for good reason following a change in control of CIT but prior to the separation and distribution, Mr. Knittel would also be entitled to the change-in-control severance payments and benefits payable under the terms of the CIT Employee Severance Plan. He would not be entitled to any payment in respect of the transaction success award.

        Mr. Knittel is subject to restrictions on competition with CIT and its affiliates, hiring employees of CIT and its affiliates and disparaging CIT and its affiliates through the end of the Term. He is also subject to a perpetual confidentiality covenant. The term of the employment agreement expires December 31, 2017.

 EXECUTIVE COMPENSATION TABLES

        The following tables, accompanying footnotes, and narrative provide information about compensation paid to the NEOs as described in the Compensation Discussion and Analysis.

Summary Compensation Table

        The table below sets forth compensation information for the NEOs relating to 2015, 2014, and 2013, as applicable, in accordance with SEC rules.

        Pursuant to SEC rules, the Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year end, even if awarded for services in that year. SEC rules require disclosure of cash compensation to be included in the year earned, even if payment is made after year end.

        For 2013 and 2014, CIT's STI program had both a cash component and an equity-based component, which was granted shortly after year end. For 2015, CIT revised the STI program for Messrs. Knittel and Diaz to reduce the target opportunity to no more than 175% of salary and to pay earned awards entirely in cash. CIT replaced the lost 2015 short-term incentive opportunity with long-term incentive opportunity, which was granted in the first quarter of 2015. As a result, short-term and long-term annual compensation awards are disclosed in each row of the table as follows:

2015

•

"Non-Equity Incentive Plan" is the entire 2015 STI for Messrs. Knittel and Diaz. The other NEOs received part of their incentive in the form of cash, which is shown in the "Bonus" column, and PBRSUs, which are required to be reported in the 2016 Summary Compensation Table.

•

"Stock Awards" includes both the PSUs awarded as 2015 LTI and the PBRSUs awarded in 2015 as the equity component of 2014 STI.

2014

•

"Non-Equity Incentive Plan" and "Bonus" are only the cash component of 2014 STI for Mr. Knittel and the other NEOs, respectively.

•

"Stock Awards" includes both the PSUs awarded as 2014 LTI and the PBRSUs awarded in 2014 as the equity component of the 2013 STI.

2013

•

"Non-Equity Incentive Plan" is only the cash component of 2013 STI.

•

"Stock Awards" includes both the PSUs awarded as 2013 LTI and the PBRSUs awarded in 2013 as the equity component of the 2012 STI.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
C. Jeffrey Knittel	2015	$590,385	$—	$3,890,000	$1,090,000	$1,191,107	$16,751	$6,778,243
President, Transportation &	2014	$501,923	$—	$2,087,500	$1,210,000	$982,832	$19,051	$4,801,306
International Finance	2013	$501,923	$—	$1,652,500	$1,037,500	$—	$21,360	$3,213,283
Stephen Klimas	2015	$302,115	$183,750	$141,250	$—	$5,663	$13,914	$646,692
Senior Vice President & Chief	2014	$293,942	$183,750	$104,250	$—	$6,838	$17,320	$606,100
Financial Officer, Transportation &	2013	$225,865	$195,750	$67,500	$—	$5,414	$17,345	$511,874
International Finance
Anthony Diaz	2015	$489,680	$—	$1,468,000	$575,000	$1,238,142	$16,751	$3,787,573
Executive Vice President & President,	2014	$401,539	$707,000	$772,000	$—	$815,246	$19,051	$2,714,836
Commercial Air	2013	$394,039	$578,000	$540,000	$—	$520,969	$21,360	$2,054,368
Christopher H. Paul	2015	$241,692	$209,100	$122,750	$—	$667	$16,244	$590,453
Senior Vice President, Legal,	2014	$240,731	$212,250	$95,000	$—	$847	$18,331	$567,159
Corporate and M&A	2013	$236,915	$167,000	$78,900	$—	$613	$20,934	$504,362
Barbara C. Galaini	2015	$226,587	$109,650	$63,650	$—	$15,167	$16,131	$431,185
Senior Vice President and Controller,	2014	$225,865	$116,350	$62,000	$—	$18,475	$18,354	$441,044
Transportation & International	2013	$225,865	$113,000	$60,000	$—	$13,794	$20,890	$433,549
Finance

(1)
The amounts shown represent the salaries earned through December 31 of each year. Messrs. Knittel and Diaz received an increase resulting in an annual base salary rate of $600,000 and $500,000 effective February 18, 2015, respectively. Messrs. Klimas and Paul and Ms. Galaini receive annual base salaries at the rate of $300,000, $240,000 and $225,000, respectively.

(2)
The cash component of the 2015 short-term incentive, as more fully described in the Compensation Discussion and Analysis, awarded to each of Messrs. Klimas and Paul and Ms. Galaini, is reported in the bonus column. Messrs. Knittel and Diaz received 2015 short-term incentives payable 100% in cash, which are reported in the "non-equity" incentive column of this table.

(3)
Amounts in this column represent the aggregate grant date fair value of stock awards (PBRSUs and PSUs at target, as applicable) granted during 2015, 2014, and 2013, and computed in accordance with ASC 718. The amounts shown do not represent the actual value realized by each named executive officer in each year. The number of PBRSUs and target number of PSUs awarded to each NEO, as applicable, was determined by dividing the dollar amount of each award by the closing price of CIT common stock on the respective date of grant. If performance against pre-established EPS and Pre-Tax ROA targets, or Pre-Tax ROTCE targets, for the PSUs granted in 2015 result in the maximum number of PSUs vesting, as more fully described in the Compensation Discussion and Analysis, the NEOs would be entitled to a maximum award at 150% of target, with grant date fair values as follows: Mr. Knittel—$3,525,000; and Mr. Diaz—$1,237,500. Messrs. Klimas and Paul and Ms. Galaini were not granted PSUs in 2015.

(4)
2015 amounts shown represent the difference between the cumulative actuarial present value of accumulated pension benefits on December 31, 2015 and December 31, 2014 under three retirement arrangements maintained by CIT: the New Executive Retirement Plan of CIT Group Inc. (the "Executive Retirement Plan" which has been closed to new participants since 2006), of which Messrs. Knittel and Diaz are the only named executive officers to participate, the CIT Supplemental Retirement Plan (the "Supplemental Retirement Plan"), and the CIT Retirement Plan (the "Retirement Plan"). The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified plans. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible salaried employees in the United States. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan was frozen for all employees, including the NEOs. These retirement arrangements are discussed in further detail under the heading "Narrative Information Relating to Retirement Arrangements for Named Executive Officers" that follows the Pension Benefits Table in this Proxy Statement.

(5)
None of the NEOs receive any above-market or preferential earnings in respect of any plan or benefit provided by CIT.

(6)
The following supplemental table sets forth for 2015 the components of income reported as All Other Compensation above, based on the incremental cost to CIT of providing the benefit:

Name	401(k) Match Supplemental Employer Contribution	Life Insurance	Total
C. Jeffrey Knittel	$15,900	$851	$16,751
Stephen Klimas	$13,102	$812	$13,914
Anthony Diaz	$15,900	$851	$16,751
Christopher H. Paul	$15,504	$740	$16,244
Barbara C. Galaini	$15,452	$679	$16,131

401(k) Match / Supplemental Employer Contribution

        Matching employer contributions under the CIT Group, Inc. Savings Incentive Plan, CIT's 401(k) plan (the "Savings Incentive Plan"), consist of up to a 6% match of pre-tax and Roth contributions by each executive, up to the annual limits established by the Internal Revenue Service, as well as a supplemental employer contribution feature. The amounts shown represent matching contributions only, as no supplemental contribution was made for 2015.

Life Insurance

        Amounts shown above represent company-paid life insurance premiums on behalf of each named executive officer. The named executive officers are covered by life insurance policies under the same terms as other full-time and part-time U.S. employees working at least 20 hours per week. The life insurance benefit for covered employees is equal to one times annual benefits pay up to a maximum benefit of $500,000. Benefits pay is generally equal to a covered employee's base salary plus an average of other pay during the preceding 36 months.

Grants of Plan Based Awards

        The table below sets forth equity and non-equity compensation awards granted to C2's NEOs during the year ended December 31, 2015. In accordance with SEC rules, the table does not include awards granted during 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units		Granted Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Award Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Jeffrey Knittel	1/28/15	1/20/15							35,080	(4)	$1,540,000
	2/19/15	2/19/15				6,403	25,610	38,415			$1,175,000
	2/19/15	2/19/15				12,805	25,610	38,415			$1,175,000
	2/19/15	2/19/15	$—	$1,050,000	$1,575,000
Stephen Klimas	1/28/15	1/20/15							3,218	(4)	$141,250
Anthony Diaz	1/28/15	1/20/15							14,647	(4)	$643,000
	2/19/15	2/19/15				2,248	8,991	13,487			$412,500
	2/19/15	2/19/15				4,496	8,991	13,487			$412,500
	2/19/15	2/19/15	$—	$675,000	$1,012,500
Christopher H. Paul	1/28/15	1/20/15							2,796	(4)	$122,750
Barbara C. Galaini	1/28/15	1/20/15							1,450	(4)	$63,650

(1)
Plan-based compensation awards are granted to employees by action of CIT's Committee. Approvals for 2015 target short-term incentive for Mr. Knittel and Mr. Diaz; 2014 PBRSU and 2015 PSU awards for all NEOs, as applicable; and the associated grant dates are shown in the table above.

(2)
Represents target 2015 short-term incentive awards. As discussed in the Compensation Discussion and Analysis, short-term incentive targets are payable in cash, and may increase or decrease from the target value with actual payouts ranging from 0% to 150%. Actual amounts paid in cash for 2015 performance are included in the Non-Equity Incentive Plan Compensation column of the 2015 Summary Compensation Table.

(3)
Represents two forms of PSUs granted in 2015 for the 2015 - 2017 performance period. PSU payouts may increase or decrease from the target grant, with actual payouts ranging from 0% to 150% of the target grant based on performance against pre-established Pre-Tax ROA and EPS targets (PSUs—ROA/EPS) subject to three-year cliff vesting, and Pre-Tax ROTCE (PSUs—ROTCE) vesting ratably over three years. The threshold amount shown assumes the lowest thresholds attainable are met, resulting in a payout of 25% of the target number of PSUs—ROA/EPS granted and 50% of the target number of PSUs—ROTCE granted. If performance thresholds are not met, then the payout would be 0% of the PSUs granted.

(4)
Represents the portion of 2014 annual short-term incentives in the form of PBRSUs, granted during 2015. These PBRSUs are scheduled to vest one-third per year over three years subject to an additional performance hurdle (if cumulative Adjusted Pre-Tax Income for the prior three years is negative, CIT's Committee will determine whether a portion, if any, of the PBRSUs will vest). PBRSUs granted during 2016, if any, in respect of 2015 performance are not included in the table above in accordance with SEC rules.

(5)
Stock awards are valued in accordance with ASC 718, based on the closing price of CIT common stock on each respective date of grant and awards subject to performance conditions are determined based on the probable outcome of such conditions.

Narrative Disclosure to 2015 Summary Compensation Table and 2015 Grants of Plan-Based Equity Awards Table

Total Compensation

        Total Compensation values shown in the Summary Compensation Table are presented in accordance with SEC rules. The Total Direct Compensation amounts approved by CIT's Committee or senior management, and awarded to the NEOs for 2015 performance, regardless of when paid or granted, are presented in and further described in the Compensation Discussion and Analysis.

Performance-Based Restricted Stock Units

        Each of the NEOs received a grant of PBRSUs on January 28, 2015 in respect of performance during 2014. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, following a qualifying termination within two years of a change of control, or if employment is terminated by Mr. Knittel for "good reason" or by CIT "without cause" (in each case, as defined in Mr. Knittel's employment agreement and more fully described below under the heading, "Employment Agreements, Non-Competition, Non-Solicitation and Confidentiality Agreements and Double Trigger Change of Control"), in which case awards will immediately vest in full. For employees who resign and meet the "retirement" criteria, or who are terminated involuntarily without cause, awards continue to vest over time on their original schedules.

        Each PBRSU includes a dividend equivalent right, pursuant to which the holder of the award is entitled to receive a cumulative amount upon vesting/settlement equal to any dividends paid to the holder of a share of CIT common stock during the vesting period. PBRSU awards are also subject to forfeiture during the vesting period and to a clawback for a period of 12 months following vesting. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

Performance Share Units

        Messrs. Knittel and Diaz received a target grant of two forms of PSUs (PSUs—ROE/EPS and PSUs—ROTCE) on February 19, 2015 for the 2015-2017 performance period. PSUs—ROE/EPS are not earned or vested until the end of the three-year performance period and only if certain pre-tax ROA and fully diluted EPS performance metrics are met. PSUs—ROTCE are earned each year during the three-year performance period based on pre-tax ROTCE, subject to a credit provision modifier. Actual payouts will range from 0% to 150% of target. Unvested awards are forfeited on termination of employment, except in certain circumstances, such as death, disability, or following a qualifying termination within two years of a change of control, in which case the target number of awards will immediately vest in full.

        PSU awards for 2015 - 2017 are subject to forfeiture during the performance period, and the PSUs—ROA/EPS are also subject to clawback for a period of two years following the end of the performance period. Such forfeiture and clawback provisions are further described in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year End

        The following table summarizes information on equity-based awards that were unvested and outstanding for each NEO at December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
C. Jeffrey Knittel	63,716	(3)	$2,529,525	75,734	(4)	$3,006,640
Stephen Klimas	5,199	(5)	$206,400	—		$—
Anthony Diaz	27,542	(6)	$1,093,417	21,122	(7)	$838,543
Christopher H. Paul	4,738	(8)	$188,099	—		$—
Barbara C. Galaini	2,783	(9)	$110,485	—		$—

(1)
Shares are valued based on a $39.70 share price, the closing price of CIT common stock on December 31, 2015, and assumes achievement of performance conditions at 100% of target.

(2)
The amounts shown represent PSU awards, assuming a payout at 100% of target. Actual payouts will be determined at such time that CIT's Committee certifies, following the end of each respective performance period, that the relevant performance measures were achieved. PSU awards are generally expected to be reviewed by CIT's Committee no later than March 15 of the year immediately following the end of the respective performance period.

(3)
The amount shown includes 35,080 RSUs granted on January 28, 2015 that are scheduled to vest in three equal installments in 2016, 2017 and 2018, 18,666 RSUs representing two unvested installments granted on February 20, 2014 that are scheduled to vest in equal installments in 2016 and 2017, and 9,970 RSUs representing the final installment granted on January 30, 2013 that is scheduled to vest on February 1, 2016. Installments are scheduled to vest on February 1 in each respective year.

(4)
The amount shown includes 51,220 PSUs granted during 2015 and linked with the 2015-2017 performance period, 15,700 PSUs granted during 2014 and linked with the 2014-2016 performance period, and 8,813 PSUs granted during 2013 and linked with the 2013-2015 performance period.

(5)
The amount shown includes 3,217 RSUs granted on January 28, 2015 that are scheduled to vest in three equal installments in 2016, 2017 and 2018, 1,455 RSUs representing two unvested installments granted on February 20, 2014 that are scheduled to vest in equal installments in 2016 and 2017, and 527 RSUs representing the final installment granted on January 30, 2013 that is scheduled to vest on February 1, 2016. Installments are scheduled to vest on February 1 in each respective year.

(6)
The amount shown includes 14,647 RSUs granted on January 28, 2015 that are scheduled to vest in three equal installments in 2016, 2017 and 2018, 8,681 RSUs representing two unvested installments granted on February 20, 2014 that are scheduled to vest in equal installments in 2016 and 2017, and 4,214 RSUs representing the final installment granted on January 30, 2013 that is scheduled to vest on February 1, 2016. Installments are scheduled to vest on February 1 in each respective year.

(7)
The amount shown includes 17,982 PSUs granted during 2015 and linked with the 2015-2017 performance period, and 3,140 PSUs granted during 2014 and linked with the 2014-2016 performance period.

(8)
The amount shown includes 2,796 RSUs granted on January 28, 2015 that are scheduled to vest in three equal installments in 2016, 2017 and 2018, 1,326 RSUs representing two unvested installments granted on February 20, 2014 that are scheduled to vest in equal installments in 2016 and 2017, and 616 RSUs representing the final installment granted on January 30, 2013 that is scheduled to vest on February 1, 2016. Installments are scheduled to vest on February 1 in each respective year.

(9)
The amount shown includes 1,450 RSUs granted on January 28, 2015 that are scheduled to vest in three equal installments in 2016, 2017 and 2018, 865 RSUs representing two unvested installments granted on February 20, 2014 that are scheduled to vest in equal installments in 2016 and 2017, and 468 RSUs representing the final installment granted on January 30, 2013 that is scheduled to vest on February 1, 2016. Installments are scheduled to vest on February 1 in each respective year.

Option Exercises and Stock Vested(1)

        The following table provides information about stock options that were exercised and stock units and/or awards that vested during 2015.

Name	Number of Shares Acquired on Vesting(1)(#)		Value Realized On Vesting($)(2)
(a)	(d)		(e)
C. Jeffrey Knittel	50,263	(3)	$2,239,932	(4)
Stephen Klimas	1,812	(5)	79,410	(6)
Anthony Diaz	13,922	(5)	610,056	(6)
Christopher H. Paul	1,860	(5)	81,507	(6)
Barbara C. Galaini	1,317	(5)	57,724	(6)

(1)
None of the NEOs have outstanding stock options, and no stock options were exercised by any of the named executive officers during 2015.

(2)
The value shown was determined by multiplying the aggregate number of RSUs on each specific vesting date by the closing price of CIT common stock on that date, or the last trading date immediately preceding the vesting date in the event the vesting date occurred on a non-trading date.

(3)
Represents 18,155 PSUs that vested on February 19, 2015 and 32,108 RSUs that vested on February 1, 2015.

(4)
Reflects the closing price of CIT common stock of $45.88 and $43.82 on February 19, 2015, and January 30, 2015, respectively.

(5)
Reflects RSUs that vested on February 1, 2015.

(6)
Reflects the closing price of CIT common stock of $43.82 on January 30, 2015.

2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
C. Jeffrey Knittel	CIT Group Inc. Retirement Plan(2)	29.17		$389,692
	Supplemental Retirement Plan(3)	29.17		$669,328
	Executive Retirement Plan(4)	32.17		$6,129,769
				$7,188,789
Stephen Klimas	CIT Group Inc. Retirement Plan(2)	13.33		$140,117
	Supplemental Retirement Plan(3)	13.33		$16,713
	Executive Retirement Plan(4)	n/a	$	n/a
				$156,830
Anthony Diaz	CIT Group Inc. Retirement Plan(2)	24.50		$315,656
	Supplemental Retirement Plan(3)	24.50		$342,739
	Executive Retirement Plan(4)	27.50		$5,012,664
				$5,671,059
Christopher H. Paul	CIT Group Inc. Retirement Plan(2)	1.33		$13,289
	Supplemental Retirement Plan(3)	1.33		$5,312
	Executive Retirement Plan(4)	n/a	$	n/a
				$18,601
Barbara C. Galaini	CIT Group Inc. Retirement Plan(2)	26.92		$306,515
	Supplemental Retirement Plan(3)	26.92		$107,143
	Executive Retirement Plan(4)	n/a	$	n/a
				$413,658

(1)
The actuarial present value of accumulated benefits was computed on the basis of the same actuarial assumptions, with the exception of turnover, retirement, and pre-retirement mortality, as used to compute the accumulated benefit obligation as of December 31, 2015 and as stated in CIT's Annual Report on Form 10-K filed with the SEC on March 7, 2016, in "Note 20—Retirement, Postretirement and Other Benefit Plans" to the consolidated financial statements. With regard to turnover, retirement, and pre-retirement mortality, the present values of the accumulated benefits payable under the Retirement Plan and the Supplemental Retirement Plan have been computed based on the assumption that the executive would remain employed by CIT until age 65 (the normal retirement age as defined in both plans) and then retire and collect the accumulated benefit. The present values of the accumulated benefits payable under the Executive Retirement Plan (which has been closed to new participants since 2006) assumes Messrs. Knittel and Diaz would remain employed by CIT through age 60 (the youngest age at which benefits can be received without any reduction) or the youngest age of benefit eligibility, and then retire and collect the accumulated benefit. Eligibility to receive early retirement benefits is more fully described under the heading, "Narrative Information Relating to Retirement Arrangements for Named Executive Officers" in this Proxy Statement.

(2)
The Retirement Plan is a tax-qualified plan and is further described under the heading "Narrative Information Related to Retirement Arrangements for Named Executive Officers" in this Proxy Statement.

(3)
The Supplemental Retirement Plan is a nonqualified plan and is further described under "Narrative Information Related to Retirement Arrangements for Named Executive Officers" in this Proxy Statement.

(4)
The Executive Retirement Plan is a nonqualified plan and is further described under "Narrative Information Relating to Retirement Arrangements for Named Executive Officers" in this Proxy Statement. Messrs. Knittel and Diaz are the only NEOs who are participants in the Executive Retirement Plan.

Narrative Information Relating to Retirement Arrangements for Named Executive Officers

        In addition to the Savings Incentive Plan, CIT maintained two retirement arrangements during 2015 under which the NEOs are eligible to receive benefits: the Retirement Plan and the Supplemental Retirement Plan. Effective December 31, 2012, participation in and employer contributions to the Retirement Plan and Supplemental Retirement Plan were frozen for all employees, including the NEOs. CIT also maintains a third retirement arrangement, the Executive Retirement Plan, which has been closed to new participants since 2006. Messrs. Knittel and Diaz are the only NEOs eligible to participate in the Executive Retirement Plan. The Retirement Plan is a tax-qualified defined benefit pension plan that covers eligible employees in the United States. The Executive Retirement Plan and the Supplemental Retirement Plan are nonqualified defined benefit pension plans.

        Each of the NEOs, other than Mr. Paul, vested in his or her retirement benefits that were accumulated through December 31, 2012, under the Retirement and Supplemental plans upon conversion of their accrued benefit effective January 1, 2001. Mr. Paul vested in his retirement benefits effective September 30, 2013.

        Under the Executive Retirement Plan, participating named executive officers will be eligible for early retirement benefits upon reaching 55 years of age with ten years of benefit service. Messrs. Knittel and Diaz became eligible on September 6, 2013 and November 18, 2013, respectively.

Retirement Plan

        Through December 31, 2012, when participation was frozen, the Retirement Plan covered all officers and employees in the United States who had one year of service and were 21 years of age or older. The Retirement Plan was revised in 2000 to convert to a "cash balance" formula, which became effective January 1, 2001. Under the cash balance formula, except for certain grandfathered participants, each participant's accrued benefit as of December 31, 2000 was converted to a lump sum amount and each year thereafter, through December 31, 2012, the participant's account balance was credited with a percentage of the participant's annual benefits pay depending on the participant's period of service as follows:

Period of Service	% of Annual Benefits Pay
1 - 9 years	5
10 - 19 years	6
20 - 29 years	7
30 years or more	8

        For purposes of the Retirement Plan, annual benefits pay generally means annual base salary, certain annual incentive awards, sales incentives, and commissions, subject to certain limits under the plan and imposed under the Code. Account balances under the cash balance portion of the Retirement Plan also continue to receive annual interest credits which continue after December 31, 2012 when participation was frozen and until cumulative benefits are paid, subject to certain government limits. For 2015, the interest crediting rate was 2.75%. Upon termination after three years of employment or upon retirement, a participant's benefit under the Retirement Plan is generally payable, at the election of the participant, in an annuity or lump sum.

        Messrs. Knittel, Klimas and Diaz, and Ms. Galaini began earning benefits under the cash balance formula effective January 1, 2001. Mr. Paul began earning benefits under the cash balance formula in 2011.

        Effective December 31, 2012, participation in and contributions based on eligible annual benefits pay to the Retirement Plan were frozen.

Supplemental Retirement Plan

        Through December 31, 2012, when participation was frozen, the Supplemental Retirement Plan covered employees of CIT whose benefits under the Retirement Plan were limited by operation of the Tax Code. Each of the NEOs participates in the Supplemental Retirement Plan. Any benefits under the Supplemental Retirement Plan are paid in a lump sum following a participant's termination of employment with CIT. However, in order to comply with Section 409A of the Code ("Section 409A"), benefits accrued under the Supplemental Retirement Plan through December 31, 2008 for active participants in the Executive Retirement Plan will be "frozen" and remain payable, according to the operation of the plan, as a lump-sum payment upon separation from service. Supplemental Retirement Plan benefits will continue to accrue after December 31, 2008, according to the operation of the plan, but the portion earned after 2008 will be payable in the form of an annuity.

        Effective December 31, 2012, participation and contributions based on eligible annual benefits pay to the Supplemental Retirement Plan were frozen.

        Mr. Knittel generally is entitled to receive an additional two years of age and service credit under the Supplemental Retirement Plan, in the event Mr. Knittel's employment is terminated by him for "good reason" or by CIT "without cause" (in each case, as defined in his employment agreement and as further described under the heading, "Potential Payments Upon Termination or Change of Control" in this Proxy Statement).

Executive Retirement Plan

        The Executive Retirement Plan has been closed to new participants since 2006. Messrs. Knittel and Diaz participate in the Executive Retirement Plan; C2's other NEOs do not participate in the Executive Retirement Plan. The Executive Retirement Plan provides for an annual retirement benefit based upon a formula that takes into account the executive's final base compensation and years of benefit service with CIT. The annual retirement benefit under the Executive Retirement Plan formula is determined as final base compensation multiplied by the sum of 50% for the first 10 years of benefit service, plus 2% for each of the following years of benefit service up to maximum of 20 years. Final base compensation is defined as the highest base compensation for any consecutive twelve-month period in the five years prior to retirement. Benefit service generally means service taken into account for purposes of the Retirement Plan. The benefit under the Executive Retirement Plan formula is reduced by the actuarial equivalent value of the benefits payable under the Supplemental Retirement Plan, the Retirement Plan, the Supplemental Savings Plan, the Flexible Retirement Contribution Account under the Savings Incentive Plan, and certain predecessor plans of CIT.

        Benefits under the Executive Retirement Plan are paid in the form of an annuity for life beginning at an executive's normal retirement date. Normal retirement date is defined as age 65 with at least ten years of benefit service. An executive who is age 55 and who has at least ten years of benefit service may also elect to retire early with a benefit determined under the Executive Retirement Plan formula that is reduced by 1/2% for each month that payments begin before reaching age 60. Executives may elect to have benefits under the Executive Retirement Plan paid in the form of a joint and survivor annuity over the combined lives of the executive and the executive's beneficiary, or as a life annuity.

        No benefits are payable under the Executive Retirement Plan if an executive terminates employment prior to attaining ten years of benefit service, except in situations where the Board elects to terminate the plan or a Change of Control has occurred. Under certain circumstances, if an executive terminates employment with ten years of service and prior to attaining age 55, the benefit under the plan is paid in a lump sum.

        The Executive Retirement Plan also provides a death benefit for participating executives in the event he/she dies while actively employed by CIT. The amount of this benefit is generally equal to three times base salary. CIT has purchased corporate-owned life insurance to fund this benefit and the retirement benefits payable under the Executive Retirement Plan. Messrs. Knittel and Diaz remain eligible to receive a death benefit under the Executive Retirement Plan.

        Mr. Knittel generally is entitled to receive an additional two years of age and service credit under the Executive Retirement Plan, in the event Mr. Knittel's employment is terminated by him for "Good Reason" or by CIT "Without Cause" (in each case, as defined in his employment agreement and as further described under the heading, "Potential Payments Upon Termination or Change of Control" in this Proxy Statement).

Other Plans

        The Savings Incentive Plan covers all officers and employees in the United States who are 18 years of age or older. Under this tax-qualified defined contribution plan, CIT matches 100% of a participant's own pre-tax and Roth contributions to the plan up to the first 6% of eligible pay. Additionally, certain participants who were eligible and elected to remain covered under the Retirement Plan's Traditional Retirement Formula receive Flexible Retirement Contributions by CIT under the Savings Incentive Plan. Flexible Retirement Contributions of up to 3% of eligible pay are made as of December 31 each year, provided the participant is employed by CIT on December 31, left CIT at or after age 55, or died or became disabled during the year. The excess of any Flexible Retirement Contributions limited by operation of the Code are contributed under the SSP, further described under the heading, "—Narrative Information Relating to Nonqualified Deferred Compensation." In addition to the company match, an annual discretionary supplemental employer contribution was introduced to the Savings Incentive Plan effective January 1, 2013. Annual contributions, which will range from 0% to 3% of eligible pay (including base salary and most cash-based incentive awards), are fully funded by CIT. Eligible employees who were hired on or before September 30 of the plan year and are employed on the last day of the plan year (December 31) will be eligible to receive a discretionary supplemental employer contribution. No discretionary supplemental employer contribution was made for 2015. All contributions under the Savings Incentive Plan are subject to Internal Revenue Service wage limits.

        Section 409A of the Code requires the payment of the portion of benefits earned after December 31, 2004 for executive officers under the Executive Retirement Plan, the Supplemental Retirement Plan and the Supplemental Savings Plan (including potentially each of the named executive officers) to be delayed for six months if the officer's employment ends for any reason other than death or disability. Payments that are delayed because of this tax law earn interest at a short-term rate until paid to the officer.

2015 Nonqualified Deferred Compensation

Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Balance at Last FYE ($)
C. Jeffrey Knittel	$—	$158	(1)	$6,563	(1)
Stephen Klimas	$—	$—		$—
Anthony Diaz	$—	$79	(1)	$3,260	(1)
Christopher H. Paul	$—	$—		$—
Barbara C. Galaini	$—	$—		$—

(1)
The amounts shown represent earnings during 2015 and the balance at December 31, 2015 in the SSP. SSP balances reflect accrued benefits prior to the conversion of the Retirement Plan to a "cash balance" formula in 2001. Messrs. Knittel and Diaz are the only named executives who participate in the SSP.

Narrative Information Relating to Nonqualified Deferred Compensation

Supplemental Savings Plan

        Participants in the SSP receive an allocation of amounts that could not be contributed to the Flexible Retirement Contribution account under the Savings Incentive Plan because of limits imposed under the Code. Such amounts are notionally invested in the same investments as the participant's Flexible Retirement Contributions under the Savings Incentive Plan. However, in order to comply with Section 409A, the notional investment return under the SSP changed for active participants in the Executive Retirement Plan only, from the rate of investment return under the Savings Incentive Plan to a fixed rate of return as of December 31, 2008. The interest rate used to determine such notional investment return under the SSP is equal to the interest on 20-year Treasury Constant Maturities. Payments are made in a lump sum following the participant's separation from service. Messrs. Knittel and Diaz are the only named executives who participate in the SSP.

Narrative Information Relating to Potential Payments upon Termination or Change of Control

        In accordance with SEC rules, the following section describes the severance and change-of-control arrangements that were applicable to the NEOs as of December 31, 2015. As described in more detail under "—C2 Executive Compensation Arrangements" above, in connection with the separation and distribution, CIT and its affiliates entered into new arrangements with, and adopted new arrangements covering, the NEOs that will apply following the separation and distribution.

CIT Employee Severance Plan

        In 2015, other than for Mr. Knittel, none of the NEOs was party to an employment agreement with CIT or its affiliates, and as such, their employment with CIT was "at will." None of the remaining NEOs have agreements that provide for cash severance payments upon termination of employment or in connection with a change of control. In 2013, CIT adopted the CIT Employee Severance Plan, which covers all of its U.S. employees.

        Under the severance plan, the NEOs were generally eligible to receive a cash severance amount equal to 20 weeks of base salary (39 weeks for Mr. Diaz) plus two additional weeks of base salary per year of continuous service with CIT, a prorated short-term incentive bonus, a payment equal to 102% of the cost of premiums for coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for the participant's severance period, which COBRA amount would have been increased to cover applicable taxes, and certain outplacement services. Under the plan, the NEOs were generally eligible to receive written notice of termination for a minimum period of 12 weeks or, like other eligible participants and at CIT's discretion, pay in lieu of written notice. In the event of a qualifying change of control termination, Mr. Diaz was generally eligible under the plan, based on his role, to receive a cash severance amount equal to one times the sum of base salary plus short-term incentive bonus, a prorated short-term incentive bonus, a payment equal to 102% of COBRA premiums for a maximum of 12 months (notwithstanding any statutory limitations on the length of COBRA coverage), which COBRA amount will be increased to cover applicable taxes, and certain outplacement services.

Mr. Knittel

  Compensation and Benefits

        Mr. Knittel's employment agreement, as amended and restated, provides for the payment of an annual base salary to be reviewed when the salaries of all CIT executive officers are reviewed. Once Mr. Knittel's salary is increased, it may not later be reduced. Mr. Knittel is also entitled to an annual bonus opportunity based on the performance of CIT and his business unit, in accordance with CIT's incentive plans and programs (with a target bonus of at least 100% of annual base salary). Mr. Knittel's employment agreement provides for his participation in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans generally available to senior executives. In addition, Mr. Knittel's employment agreement provides for continued participation in CIT's Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of Mr. Knittel's employment agreement.

  Termination and Change of Control Arrangements

        In the event Mr. Knittel's employment is terminated by him for "Good Reason" or by CIT "Without Cause" (in each case, as defined in his employment agreement), Mr. Knittel generally is entitled to receive a prorated bonus, continued salary and bonus for two years, continued benefits for up to two years, two years of age and service credit under all relevant CIT retirement plans, and outplacement services. In addition, all of Mr. Knittel's outstanding equity compensation awards will fully vest and he generally will have two years to exercise outstanding stock options.

        In the event of a termination due to death or disability, Mr. Knittel (or his estate) is entitled to a lump sum payment equal to the sum of his annual base salary, a prorated bonus payment, full accelerated vesting with respect to outstanding equity compensation awards, and amounts due under CIT's general benefits plans and programs, if any. In addition, for a termination due to disability, Mr. Knittel is entitled to continue to accrue age and service credit through retirement for purposes of CIT's retirement plans. In the event of a termination due to retirement, Mr. Knittel is entitled to a pro-rated bonus payment.

  Change of Control

        In the event of a Change of Control (as defined in Mr. Knittel's employment agreement), the term of his employment agreement will be extended to the second anniversary of the Change of Control. In addition, since being amended in 2014, his employment agreement: (1) provides Mr. Knittel with severance benefits equivalent to those provided under the CIT Employee Severance Plan following a change of control for similarly situated executives, as if he were eligible for benefits under the CIT Employee Severance Plan; and (2) aligns the definition of "good reason" in the event of a change of control in his employment agreement with the definition under the CIT Employee Severance Plan.

  Restrictive Covenants

        Mr. Knittel's employment agreement also contains certain non-competition and non-solicitation obligations. While employed by CIT and for one year following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, (i) knowingly engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, or (ii) disparage or publicly criticize CIT or any of its affiliates. In addition, while employed by CIT and for two years following termination of employment for any reason, Mr. Knittel may not, without the written consent of the Board, hire any person who was employed by CIT or one of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring or solicit, entice, persuade, or induce any person or entity doing business with CIT to terminate such relationship or to refrain from extending or renewing the same.

Mr. Diaz

        Mr. Diaz is party to CIT's standard Non-Competition, Non-Solicitation, and Confidentiality Agreement covering senior executives. Under the terms of such agreement, an executive shall not, (i) during employment with CIT and for one year thereafter, without CIT's prior written consent, engage directly or indirectly in any competing business, (ii) directly or indirectly attempt to solicit any client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT, (iii) directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT, or (iv) during and after employment will take reasonable measures to protect CIT confidential information from unauthorized use or disclosure.

Potential Payments upon Termination or Change of Control

        As described above, CIT has entered into certain agreements and/or maintains certain plans that will require CIT to provide compensation to certain of the NEOs in the event of a termination of employment of the NEO or a change of control of CIT. The amount of compensation payable to each NEO in each situation is listed in the table below, based on the assumption that the triggering event took place on December 31, 2015.

        Amounts shown below do not include payments and benefits to the extent they are generally provided to all U.S. employees under each situation listed including disability benefits, life insurance payable upon death during employment, retiree medical and life insurance benefits, and vested balances under the 401(k) plan. The amounts also do not include pension benefits, set forth in the Pension Plan Table, or SSP balances shown in the Nonqualified Deferred Compensation Table.

Termination Reason	Name	Severance(1)		Value of Unvested Equity-Based Awards(2)		Present Value of Incremental Pension Benefits(3)		Present Value of Incremental Health/Welfare Benefits(4)		Total(5)
Retirement	C. Jeffrey Knittel		$1,123,750		$5,536,165	$	n/a	$	n/a		$6,659,915
	Stephen Klimas	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
	Anthony Diaz	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
	Christopher H. Paul	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
	Barbara C. Galaini	$	n/a	$	n/a	$	n/a	$	n/a	$	n/a
Good Reason or Involuntary Without Cause	C. Jeffrey Knittel		$4,571,250		$5,536,165		$1,047,212		$99,753		$11,254,380
	Stephen Klimas		$724,260		$206,400	$	n/a	$	n/a		$930,660
	Anthony Diaz		$1,993,822		$1,931,960	$	n/a	$	n/a		$3,925,782
	Christopher H. Paul		$533,557		$188,099	$	n/a	$	n/a		$721,656
	Barbara C. Galaini		$485,630		$110,485	$	n/a	$	n/a		$596,115
Death	C. Jeffrey Knittel		$1,723,750		$5,536,165	$	n/a		$1,800,000		$9,059,915
	Stephen Klimas	$	n/a		$206,400	$	n/a	$	n/a		$206,400
	Anthony Diaz	$	n/a		$1,931,960	$	n/a		$1,500,000		$3,431,960
	Christopher H. Paul	$	n/a		$188,099	$	n/a	$	n/a		$188,099
	Barbara C. Galaini	$	n/a		$110,485	$	n/a	$	n/a		$110,485
Disability	C. Jeffrey Knittel		$1,723,750		$5,536,165	$	n/a	$	n/a		$7,259,915
	Stephen Klimas	$	n/a		$206,400	$	n/a	$	n/a		$206,400
	Anthony Diaz	$	n/a		$1,931,960	$	n/a	$	n/a		$1,931,960
	Christopher H. Paul	$	n/a		$188,099	$	n/a	$	n/a		$188,099
	Barbara C. Galaini	$	n/a		$110,485	$	n/a	$	n/a		$110,485
Change of Control	C. Jeffrey Knittel		$9,055,974		$5,536,165		$1,047,212		$99,753		$15,739,104
	Stephen Klimas		$724,260		$206,400	$	n/a	$	n/a		$930,660
	Anthony Diaz		$3,193,822		$1,931,960	$	n/a	$	n/a		$5,125,782
	Christopher H. Paul		$533,557		$188,099	$	n/a	$	n/a		$721,656
	Barbara C. Galaini		$485,630		$110,485	$	n/a	$	n/a		$596,115

(1)
For Mr. Knittel, represents the prorated bonus payable (cash component of his short-term incentive) pursuant to his employment agreement, plus one times his annual base salary in the event of death or disability, plus two times his combined annual base salary plus average cash component of his short-term incentive for 2014 and 2013 in the event of a termination for "Good Reason" or "Without Cause" (each as defined in his employment agreement) other than following a change of control.

  Messrs. Klimas, Diaz, and Paul and Ms. Galaini are eligible to receive severance benefits pursuant to the CIT Employee Severance Plan, which generally covers all U.S. employees. In the event of a qualifying termination (other than following a change of control), Messrs. Klimas, Diaz, and Paul and Ms. Galaini would be entitled to a severance amount equal to (1) 52 weeks base salary (32 weeks for Mr. Paul), plus (2) a pro-rated severance bonus, plus (3) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT for a minimum of 12 weeks, plus (4) the estimated value of applicable premiums (at 102% of the applicable rate) for 52 weeks (32 weeks for Mr. Paul) for continued medical, vision, prescription drug and dental coverage under CIT-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which COBRA amount will be increased to cover applicable taxes.

  In the event of a qualifying termination following a change of control, Messrs. Knittel and Diaz, would be entitled to a severance amount equal to (1) 52 weeks (104 weeks for Mr. Knittel) base salary, plus (2) a pro-rated severance bonus, plus (3) one times (two times for Mr. Knittel) his average two of the three highest short-term incentives for the three preceding calendar years, plus (4) at the discretion of CIT, 12 weeks of base salary in lieu of written notice of termination from CIT for a minimum of 12 weeks, plus (5) the estimated value of applicable premiums (at 102% of the applicable rate) for two years for continued medical, vision, prescription drug and dental coverage under company-sponsored health coverage plans on a self-pay basis in accordance with COBRA, which COBRA amount will be increased to cover applicable taxes.

(2)
Generally, represents unvested equity-based awards that are calculated based on $39.70, the closing price of CIT's common stock on December 31, 2015. For employees who resign and meet the "retirement" criteria, or who are terminated involuntarily without cause, awards continue to vest over time on their original schedule. In the event of death, disability or a qualifying termination following a change of control, awards vest immediately. The awards are subject to the clawback provisions described in the Compensation Discussion and Analysis.

(3)
Amounts shown represent the present value of incremental two years age and service credit above the pension benefits set forth in the Pension Plan table, in the event of an involuntary termination of employment other than for cause, pursuant to Mr. Knittel's employment agreement. Present values of the incremental benefits under the Executive Retirement Plan and Supplemental Retirement Plan are based on FASB ASC Topic 715 assumptions of a discount rate of 4.00%, and the Generational PPASex Distinct Annuitant table.

(4)
Includes, as applicable to Mr. Knittel pursuant to his employment agreement, (a) the estimated value of medical, dental and vision coverage premiums for individual policies to provide coverage for a period of two years; (b) the estimated cost of company provided basic group life insurance that provides one times base salary plus the cost of accidental death and dismemberment insurance that provides one times base salary (the base salary is capped at $500,000 under the plan); and (c) the estimated cost to purchase individual disability insurance policy coverage for a period of two years. In the event of death, the amount shown for Mr. Knittel represents three times annual base salary pursuant to the Executive Retirement Plan.

(5)
Mr. Knittel's employment agreement was amended in December 2009 to remove his contractual gross-up related to any excise taxes pursuant to Section 280G of the Code. Therefore, no estimate for any such gross-up calculation is included in the amounts shown in the table above.

 DIRECTOR COMPENSATION

        C2 is in the process of determining the director compensation practices it will have in place following the completion of the separation and will include information concerning those practices in an amendment to this information statement.

 RELATIONSHIP WITH CIT FOLLOWING THE SEPARATION AND DISTRIBUTION

Agreements with CIT

        Following the separation and distribution, C2 and CIT will operate separately, each as an independent public company. In connection with the separation, C2 will enter into various agreements to effect the separation and provide a framework for its relationship with CIT after the separation, such as a separation and distribution agreement, transition services agreement, a tax matters agreement, and an employee matters agreement. These agreements will provide for the allocation between C2 and CIT of CIT's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after C2's separation from CIT and will govern certain relationships between C2 and CIT after the separation. Forms of the agreements listed above have been or will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

        The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, "distribution date" refers to the date on which CIT distributes C2 common stock to the holders of CIT common stock.

        In addition to the above agreements, C2 and CIT will enter into lease and sublease agreements with CIT for facilities in Livingston, New Jersey and New York, New York, respectively. These lease agreements, individually and in the aggregate, are not material to C2's business.

Separation Agreement

  Transfer of Assets and Assumption of Liabilities

        The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of C2 and CIT as part of the separation of CIT into two companies, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, that subject to the terms and conditions contained therein:

  •
  certain assets (whether tangible or intangible) related to the C2 business, which are referred to as the "C2 Assets," will be transferred to C2, including:

  •
  equity interests in certain CIT subsidiaries that hold assets related to the C2 business;

  •
  customer, distribution, supplier, maintenance, lease, purchase and vendor contracts exclusively related to the C2 business, and or portions or such contracts to the extent they relate to the C2 business;

  •
  rights to technology, software and intellectual property exclusively used in the C2 business;

  •
  exclusive rights to information exclusively related to the C2 business and non-exclusive rights to information related to the C2 business;

  •
  rights and assets expressly allocated to C2 pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;

  •
  permits exclusively used in the C2 business; and

  •
  other assets that are included in the C2 pro forma balance sheet (subject to any disposition of such assets subsequent to the date of the pro forma C2 balance sheet);

  •
  certain liabilities related to the C2 business or the C2 Assets, which are referred to as the "C2 Liabilities," will be retained by or transferred to C2; and

  •
  all of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the C2 Assets and C2 Liabilities (such assets and liabilities, other than the C2 Assets and the C2 Liabilities, referred to as the "CIT Assets" and "CIT Liabilities," respectively) will be retained by or transferred to CIT.

        Except as expressly set forth in the separation agreement or any ancillary agreement, neither C2 nor CIT will make any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the separation, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either C2 or CIT, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an "as is," "where is" basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

        Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that, if the transfer or assignment of certain assets and liabilities to C2 or CIT, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, C2 or CIT, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse C2 or CIT, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

  The Distribution

        The separation agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, CIT will distribute to its stockholders that hold CIT common stock as of the record date for the distribution all of the issued and outstanding shares of C2 common stock on a pro rata basis. Stockholders will receive cash in lieu of any fractional shares.

  Conditions to the Distribution

        The separation agreement will provide that the distribution is subject to satisfaction (or waiver by CIT) of certain conditions. These conditions are described under "The Separation and Distribution—Conditions to the Distribution." CIT has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

  Financing

        The separation agreement will govern certain obligations of CIT and C2 with respect to C2's entrance into financing arrangements prior to or concurrently with the separation and distribution.

  Claims

        In general, each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

  Releases

        The separation agreement will provide that C2 and its affiliates will release and discharge CIT and its affiliates from all liabilities assumed by C2 as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to C2's business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. CIT and its affiliates will release and discharge C2 and its affiliates from all liabilities retained by CIT and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.

        These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, and certain other agreements, including the transfer documents in connection with the separation.

  Indemnification

        In the separation agreement, C2 will agree to indemnify, defend and hold harmless CIT, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

  •
  the C2 Liabilities;

  •
  the failure of C2 or any other person to pay, perform or otherwise promptly discharge any of the C2 Liabilities, in accordance with their respective terms, whether prior to, at, or after the distribution;

  •
  except to the extent relating to a CIT Liability, any guarantee, indemnification or contribution obligation for the benefit of C2 by CIT that survives the distribution;

  •
  any breach by C2 of the separation agreement or any of the ancillary agreements; and

  •
  any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part, in this information statement (as amended or supplemented), or in certain other disclosure documents, other than any such statements or omissions directly relating to information regarding CIT, provided to C2 by CIT, for inclusion therein.

        CIT will agree to indemnify, defend and hold harmless C2, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

  •
  the CIT Liabilities;

  •
  the failure of CIT or any other person to pay, perform, or otherwise promptly discharge any of the CIT Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution;

  •
  except to the extent relating to a C2 Liability, any guarantee, indemnification or contribution obligation for the benefit of CIT by C2 that survives the distribution;

  •
  any breach by CIT of the separation agreement or any of the ancillary agreements; and

  •
  any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding CIT, provided to C2 by CIT, for inclusion in the registration statement of which this information statement forms a part, in this information statement (as amended or supplemented), or in certain other disclosure documents.

        The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

  Insurance

        The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies and insurance policies to be acquired in connection with the distribution with respect to occurrences prior to the distribution date. The separation agreement will also set forth procedures for the administration of insured claims under specified insurance policies and addresses certain other insurance matters.

  Further Assurances

        In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both C2 and CIT will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

  Non-Solicitation; Non-Compete

        The separation agreement provides that for a period of one year following the distribution, neither C2 nor CIT will solicit for hire any person who was an employee of the other party (or its subsidiaries) immediately prior to the distribution date, subject to certain exceptions. The separation agreement also provides that for a period of one year following the distribution, CIT and its subsidiaries will not engage in the commercial aircraft leasing business anywhere in the world, subject to certain exceptions including with respect to CIT's lending businesses and its actions in its role as a fiduciary for customers.

  Dispute Resolution

        The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between C2 and CIT related to the separation or distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of C2 and CIT, who will engage in good-faith negotiation. If such efforts are not successful, either C2 or CIT will be able to bring litigation in the Commercial Division of the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York.

  Expenses

        Except as will be expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost and expense.

  Other Matters

        Other matters that will be governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

  Termination

        The separation agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole discretion of CIT without the approval of any person, including stockholders of C2 or CIT. If the separation agreement is terminated, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the separation agreement will not be able to be terminated except by an agreement in writing signed by both CIT and C2.

Transition Services Agreement

        C2 and CIT will enter into a transition services agreement prior to the distribution pursuant to which CIT and its subsidiaries and C2 and its subsidiaries will provide services to each other on an interim, transitional basis. The services to be provided include, among others, information technology, certain tax matters and certain financial functions. The agreed upon charges for such services will generally be intended to allow the servicing party to recover all costs and expenses of providing such services.

        The transition services agreement will terminate upon the earliest to occur of (a) the last date on which either C2 or CIT is obligated to provide any service under the agreement, (b) the mutual written agreement of C2 and CIT, or (c) two years following the distribution date. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject generally to a minimum notice period of [    •    ] days, and effective only at month end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.

        Pursuant to the transition services agreement, C2 and CIT will establish a transition committee, which will consist of an equal number of members from CIT and C2. The transition committee will establish procedures to monitor and manage matters arising out of the transition services agreement.

        Under the transition services agreement, each of C2 and CIT will agree to use commercially reasonable efforts to eliminate its dependency on the services as soon as reasonably practicable.

Tax Matters Agreement

        C2 and CIT will enter into a tax matters agreement that will govern the parties' respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

        In addition, the tax matters agreement will impose certain restrictions on C2 and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the qualification of the distribution and certain related transactions under Sections 355 and certain other relevant provisions of the Code. The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, does not so qualify.

        If a failure of the distribution to qualify as a tax-free transaction for U.S. federal income tax purposes is attributable to C2's action or inaction after the distribution or CIT's action or inaction, as the case may be, or any event (or series of events) involving the assets or stock of C2 after the distribution or the assets or stock of CIT, as the case may be, the resulting liability will be borne in full by C2 or CIT, respectively.

Employee Matters Agreement

        C2 and CIT will enter into an employee matters agreement prior to the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

        The employee matters agreement will provide that, unless otherwise specified, CIT generally will be responsible for liabilities associated with employees who will be employed by CIT following the separation and former employees of CIT (including those who were employed by the C2 businesses), and C2 will be responsible for liabilities associated with employees who will be employed by C2 following the separation (collectively, the "C2 Allocated Employees"). C2 will also retain certain liabilities related to former employees of its non-U.S. subsidiaries who provided services to the C2 businesses as well as all assets and liabilities related to the CIT Group Finance Ireland Pension Scheme.

  Employee Benefits Generally

        C2 Allocated Employees will be eligible to participate in C2 benefit plans as of the separation in accordance with the terms and conditions of the C2 plans as in effect from time to time. In connection with the separation and distribution, C2 has generally agreed to establish welfare benefit arrangements that are of the same type as those provided by CIT to C2 Allocated Employees immediately prior to the separation and a 401(k) retirement plan, although the terms of particular arrangements may vary from those provided by CIT. In general, C2 will credit each C2 Allocated Employee as of the effective time of the distribution with his or her service with CIT prior to the separation for all purposes under the C2 benefit plans to the same extent such service was recognized by CIT for similar purposes and so long as such crediting does not result in a duplication of benefits.

  Treatment of Equity-Based Compensation

        The employee matters agreement will provide for the conversion of the outstanding awards granted under CIT's equity compensation programs into adjusted awards relating to shares of CIT and/or C2 common stock, as described above under the heading "The Separation and Distribution—Treatment of Equity-Based Compensation." The adjusted awards generally will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original CIT award immediately before the separation.

Lease and Sublease Agreements

        C2 and CIT will enter into lease and sublease agreements on arm's-length terms prior to the distribution, pursuant to which C2 will lease or sublease office space from CIT. Specifically, C2 will lease portions of property owned by CIT in Livingston, New Jersey and will sublease portions of property leased by CIT in New York, New York.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of material U.S. federal income tax consequences of the contribution by CIT of the commercial aircraft leasing business (and other assets) to C2 and the distribution by CIT of all of C2's outstanding common stock to its stockholders. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date of this information statement, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements herein.

        The separation and distribution is conditioned upon the receipt of an opinion of outside counsel to CIT to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (a) the separation and the distribution should qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and (b) the distribution should qualify for non-recognition of gain or loss to CIT and CIT's stockholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares.

        This summary addresses the material U.S. federal income tax consequences of the separation and distribution to the extent they are consummated in accordance with the separation and distribution agreement and as described in this information statement. This summary does not purport to be a complete description of all U.S. federal income tax consequences of the separation and the distribution nor does it address the effects of any state, local or foreign tax laws or U.S. federal tax laws other than those relating to income taxes on the separation and the distribution. The tax treatment of a CIT stockholder may vary depending upon that stockholder's particular situation, and certain stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, governmental agencies or instrumentalities, mutual funds, broker-dealers, partners in partnerships that hold common shares in CIT, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their CIT common shares as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who received CIT common shares upon the exercise of employee stock options or otherwise as compensation, stockholders that have a functional currency other than the U.S. dollar, and stockholders who are subject to alternative minimum tax) may be subject to special rules not discussed below. In addition, this summary addresses the U.S. federal income tax consequences to a CIT stockholder who, for U.S. federal income tax purposes, is a U.S. person and not to a CIT stockholder who is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Finally, this summary does not address the U.S. federal income tax consequences to those CIT stockholders who do not hold their CIT common shares as capital assets within the meaning of Section 1221 of the Code nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).

        THIS SUMMARY IS NOT INTENDED TO BE, AND IT SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE SEPARATION AND DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

        Subject to the discussion below regarding Section 355(e) of the Code:

  •
  neither C2 nor CIT should recognize any gain or loss upon the separation and the distribution of C2 common stock, and no amount should be includable in the income of CIT or C2 as a result of the separation and the distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns;

  •
  a CIT stockholder should not recognize any gain or loss, and no amount should be includable in income, as a result of the receipt of C2 common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of C2 common stock (as described below);

  •
  a CIT stockholder's aggregate tax basis in such stockholder's CIT common shares following the distribution and in C2 common stock received in the distribution (including any fractional share interest in C2 common stock for which cash is received) should equal such stockholder's tax basis in its CIT common shares immediately before the distribution, allocated between CIT common shares and C2 common stock (including any fractional share interest in C2 common stock for which cash is received) in proportion to their fair market values on the distribution date;

  •
  a CIT stockholder's holding period for C2 common stock received in the distribution (including any fractional share interest in C2 common stock for which cash is received) should include the holding period for that stockholder's CIT common shares; and

  •
  a CIT stockholder who receives cash in lieu of a fractional share of C2 common stock in the distribution should be treated as having sold such fractional share for cash, and should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the CIT stockholder's adjusted tax basis in the fractional share. That gain or loss should be long-term capital gain or loss if the stockholder's holding period for its CIT common shares exceeds one year at the time of the distribution.

        U.S. Treasury regulations provide that if a CIT stockholder holds different blocks of CIT common shares (generally CIT common shares purchased or acquired on different dates or at different prices), the aggregate basis for each block of CIT common shares purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of C2 common stock received in the distribution in respect of such block of CIT common shares and such block of CIT common shares, in proportion to their respective fair market values on the distribution date. The holding period of the shares of C2 common stock received in the distribution in respect of such block of CIT common shares will include the holding period of such block of CIT common shares. If a CIT stockholder is not able to identify which particular shares of C2 common stock are received in the distribution with respect to a particular block of CIT common shares, for purposes of applying the rules described above, the stockholder may designate which shares of C2 common stock are received in the distribution in respect of a particular block of CIT common shares provided that such designation is consistent with the terms of the distribution. CIT stockholders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

        U.S. Treasury regulations also require certain CIT stockholders who receive C2 common stock in the distribution to attach to the stockholder's U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

        Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to CIT (but not CIT's stockholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions)

pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value, in CIT or C2. For this purpose, any acquisitions of CIT common shares or C2 common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although CIT or C2 may be able to rebut such presumption.

        Payments of cash to holders of CIT common shares in lieu of fractional shares may be subject to information reporting and backup withholding, currently at a rate of 28%, unless a stockholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax. Amounts withheld as backup withholding may be refunded or credited against a stockholder's U.S. federal income tax liability, provided that the required information is timely supplied to the IRS.

        In connection with the distribution, C2 and CIT will enter into a tax matters agreement pursuant to which C2 will agree to be responsible for certain tax liabilities and obligations following the distribution. For a description of the tax matters agreement, see "Relationship with CIT Following the Separation and Distribution—Tax Matters Agreement."

        The foregoing is a summary of material U.S. federal income tax consequences of the separation and the distribution under current law and particular circumstances. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        We intend to enter into certain financing arrangements prior to or concurrent with the separation. Upon completion of the separation, we expect to have approximately $[    •    ] of outstanding indebtedness, and are targeting an equity to asset ratio of not less than [    •    ]% following the recapitalization to be effectuated as part of the separation. If we enter into any such financing arrangements, they will be described in a subsequent amendment to this information statement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the distribution, all of the outstanding shares of our common stock will be owned beneficially and of record by CIT. Following the distribution, we expect to have outstanding an aggregate of approximately [    •    ] shares of common stock based upon approximately [    •    ] shares of CIT common stock outstanding on [    •    ], excluding treasury shares and assuming no exercise of CIT options or vesting of CIT restricted stock units, and applying the distribution ratio.

Security Ownership of Certain Beneficial Owners

        The following table reports the number of shares of our common stock that we expect will be beneficially owned, immediately following the completion of the distribution by each person who will beneficially own more than 5% of our common stock. The table is based upon information available as of [    •    ] as to those persons who beneficially own more than 5% of CIT's common stock and an assumption that, for every [    •    ] shares of CIT common stock held by such persons, they will receive one share of C2 common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Share Ownership of Executive Officers and Directors

        The following table sets forth information, immediately following the completion of the distribution, calculated as of [    •    ], based upon the distribution of one share of C2 common stock for every [    •    ] shares of CIT common stock, regarding (1) each expected director and executive officer of C2 and (2) all of C2's expected directors and executive officers as a group. The address of each director, director nominee and executive officer shown in the table below is c/o C2 Aviation Capital, Inc., [    •    ], Attention: Secretary.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class

*
Less than one percent.

(1)
Pursuant to SEC regulations, shares receivable through the exercise of CIT stock options that are exercisable, and shares issuable pursuant to CIT restricted stock units that will vest, within 60 days after [    •    ] are deemed to be beneficially owned as of [    •    ]. For purposes of this table, shares of CIT common stock underlying such options and restricted stock units are treated as outstanding as of [    •    ] and converted into C2 shares based upon the distribution ratio.

 DESCRIPTION OF C2'S CAPITAL STOCK

        Our certificate of incorporation and bylaws will be amended and restated prior to the completion of the distribution. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution, which you must read for complete information on our capital stock as of the time of the distribution. We have not yet finalized the terms of our certificate of incorporation and bylaws. Forms of our certificate of incorporation and bylaws as they are expected to be in effect at the time of the distribution will be included as exhibits to a subsequent amendment to this registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the DGCL.

General

        Our authorized capital stock consists of [    •    ] shares of common stock, par value $0.01 per share, and [    •    ] shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, we expect that approximately [    •    ] shares of our common stock will be issued and outstanding, based on approximately [    •    ] shares of CIT common stock issued and outstanding on [    •    ], and that no shares of preferred stock will be issued and outstanding.

Common Stock

        Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the company, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

        Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of our common stock will be fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL, and by our certificate of incorporation, to issue up to [    •    ] shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors will have the discretion, subject to limitations prescribed by the DGCL and by our certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Election of Directors

        Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, as equal in number as possible, until the annual meeting of stockholders to be held in 2020. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which we expect to hold in 2017. The directors designated as Class II directors will have terms expiring at the following year's annual meeting of stockholders, which we expect to hold in 2018, and the directors designated as Class III directors will have terms expiring at the following year's annual meeting of stockholders, which we expect to hold in 2019. At the first annual meeting of stockholders following the separation, which we expect to hold in 2017, directors in Class I will be elected to serve for a term of three years. Commencing with the second annual meeting of stockholders following the separation, which we expect to hold in 2018, directors for each class standing for election will be elected to serve for a term of one year. At any annual meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote.

Removal of Directors

        Our amended and restated certificate of incorporation will provide that until the 2020 annual meeting of stockholders, our stockholders may only remove C2 directors for cause. Beginning with the 2020 annual meeting of the stockholders, when the board will no longer be divided into classes, directors may be removed from office at any time, with or without cause.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire the company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and are intended to encourage persons seeking to acquire control of the company to first negotiate with our board of directors. We believe that the benefits of increased protection of C2's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Delaware Anti-Takeover Statute.    We will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

        Classified Board.    As described in "Description of C2's Capital Stock—Election of Directors," our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes until the annual meeting of stockholders to be held in 2020, with directors for each class elected beginning at the 2018 annual meeting to be elected to serve for a term of one year. As a result of this structure, prior to the 2019 annual meeting of stockholders, it would take at least two elections of directors for any individual or group to gain control of C2's board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of C2.

        Removal of Directors.    Our amended and restated certificate of incorporation will provide that until the 2020 annual meeting of stockholders, our stockholders may only remove C2 directors for cause. Beginning with the 2020 annual meeting of the stockholders, when the board will no longer be divided into classes, directors may be removed from office at any time, with or without cause.

        Amendments to Certificate of Incorporation.    Our amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least 66 2/3% of our voting stock then-outstanding is required to amend certain provisions relating to the number, term and removal of directors, the filling of board vacancies, the calling of special meetings of stockholders, stockholder action by written consent, and director and officer indemnification.

        Size of Board of Directors and Vacancies.    Our amended and restated certificate of incorporation will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will, if the board of directors at such time is classified, be appointed for a term of office of the class to which such director has been appointed expires, or if the board of directors at such time is not classified, be appointed for a term expiring at the next annual meeting of stockholders, and, in each case, until his or her successor has been elected and qualified.

        Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation will expressly eliminate the right of our stockholders to act by written consent. Stockholder action may only take place at an annual or a special meeting of our stockholders.

        Special Stockholder Meetings.    Our amended and restated certificate of incorporation will provide that the board of directors may call special meetings of our stockholders. In addition, the chairman of the board of directors or the secretary of the Company may call a special meeting at the request in writing of stockholders holding at least 25% of the voting power of our issued and outstanding common stock.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

        Undesignated Preferred Stock.    The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation will expressly authorize us to carry directors' and officers' insurance to protect the company, its directors, officers and certain employees against some liabilities.

        The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the company and its stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

        Our amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of C2, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of C2 to C2 or C2's stockholders, creditors or other constituents, any action asserting a claim against C2 or any director or officer of C2 arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim against C2 or any director or officer of C2 governed by the internal affairs doctrine.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

Listing

        We intend to apply to list our shares of common stock on the NYSE under the symbol "CTWO."

Sale of Unregistered Securities

        On June 1, 2016, C2 issued 100 shares of its common stock to CIT pursuant to Section 4(2) of the Securities Act. C2 did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

        After the distribution, the transfer agent and registrar for our common stock will be [    •    ].

    [    •    ]
    [        •    ]
    [        •    ]
    Toll Free:    [        •    ]
    Toll:    [        •    ]

 WHERE YOU CAN FIND MORE INFORMATION

        C2 has filed a registration statement on Form 10 with the SEC with respect to the shares of C2 common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to C2 and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

        As a result of the distribution, C2 will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

        C2 intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which this information statement has referred you. C2 has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

 C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)
Combined Financial Statements
December 31, 2015, 2014 and 2013
(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
CIT Group Inc.

        In our opinion, the accompanying combined balance sheets and the related combined statements of income, comprehensive income, changes in parent company net investment and cash flows present fairly, in all material respects, the financial position of C2 Aviation Capital, Inc. a business of CIT Group Inc. and Subsidiaries, (the "Company") at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 30, 2016

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Combined Balance Sheets

(Dollars in thousands)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$150,839	$336,795
Restricted cash and cash equivalents	498,271	627,714
Finance leases and loans, net of allowance for credit losses	365,508	401,043
Flight equipment held for operating leases, net of accumulated depreciation	9,734,789	8,917,738
Flight equipment held for sale	34,654	391,554
Deposits on flight equipment purchases	695,962	733,497
Goodwill	112,500	112,500
Other intangibles, net of accumulated amortization	16,911	15,175
Notes receivable from related parties	1,672	—
Unconsolidated equity method investment	49,260	14,182
Other assets	144,359	18,109

Total Assets	$11,804,725	$11,568,307

Liabilities
Accounts payable, accrued expenses and other liabilities	$305,494	$303,252
Rentals received in advance	70,950	54,151
Security deposits	158,111	183,944
Maintenance reserves	979,975	921,202
Borrowings from secured financing, net of debt issuance costs	2,091,567	2,354,946
Notes payable to related parties	1,500,547	1,311,280

Total Liabilities	5,106,644	5,128,775

Commitments and Contingencies (Note 20)
Parent Company Net Investment
Parent company net investment	6,715,085	6,455,072
Accumulated other comprehensive loss	(17,004)	(15,540)

Total Parent Company Net Investment	6,698,081	6,439,532

Liabilities and Parent Company Net Investment	$11,804,725	$11,568,307

The accompanying notes are an integral part of these Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Combined Statements of Income

(Dollars in thousands)

	December 31, 2015	December 31, 2014	December 31, 2013
Revenues
Lease rental revenue, net	$1,119,830	$1,132,224	$1,033,438
Finance lease and interest revenue, net	27,471	35,311	30,745
Gain on disposal of flight equipment, net	36,367	34,529	41,131
Other revenue	6,537	1,278	972

Total Revenues	1,190,205	1,203,342	1,106,286

Expenses
Depreciation on flight equipment	397,832	374,497	321,347
Impairment of flight equipment	8,038	22,896	19,858
Interest expense, net (related party amounts of $80,849, $88,964, and $70,429, respectively)	335,124	299,485	304,535
Reduction to provision for credit loss	(2,478)	(6,386)	(11,059)
Operating lease expense	45,788	25,097	31,528
Selling, general and administrative expenses	117,770	107,291	117,857

Total Expenses	902,074	822,880	784,066

Other Income	9,076	7,831	9,770
Income before income taxes and income of investments accounted for under the equity method	297,207	388,293	331,990
Benefit (provision) for income taxes	85,258	(26,352)	(31,732)
Share of earnings (loss) from unconsolidated equity method investment, net of tax	3,197	(96)	—

Net Income	$385,662	$361,845	$300,258

The accompanying notes are an integral part of these Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Combined Statements of Comprehensive Income

(Dollars in thousands)

	December 31,
	2015	2014	2013
Net Income	$385,662	$361,845	$300,258

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(1,463)	(21,146)	9,718
Unrealized (loss) gain on available-for-sale investments	(1)	(391)	394

Total other comprehensive (loss) income	(1,464)	(21,537)	10,112

Comprehensive Income	$384,198	$340,308	$310,370

The accompanying notes are an integral part of these Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Combined Statements of Changes in Parent Company Net Investment

(Dollars in thousands)

	Parent Company Net Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2012	$5,433,187	$(4,115)	$5,429,072
Net income	300,258	—	300,258
Net change in Parent Company Net Investment	(265,032)	—	(265,032)
Foreign currency translation adjustments, net of tax	—	9,718	9,718
Unrealized gain (loss) on available-for-sale investments, net of tax	—	394	394

Balance at December 31, 2013	$5,468,413	$5,997	$5,474,410

Net income	361,845	—	361,845
Net change in Parent Company Net Investment	624,814	—	624,814
Foreign currency translation adjustments, net of tax	—	(21,146)	(21,146)
Unrealized gain (loss) on available-for-sale investments, net of tax	—	(391)	(391)

Balance at December 31, 2014	$6,455,072	$(15,540)	$6,439,532

Net income	385,662	—	385,662
Net change in Parent Company Net Investment	(125,649)	—	(125,649)
Foreign currency translation adjustments, net of tax	—	(1,463)	(1,463)
Unrealized gain (loss) on available-for-sale investments, net of tax	—	(1)	(1)

Balance at December 31, 2015	$6,715,085	$(17,004)	$6,698,081

The accompanying notes are an integral part of these Combined Financial Statement.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Combined Statements of Cash Flows

(Dollars in thousands)

	December 31,
	2015	2014	2013
Cash Flows from Operations
Net income	$385,662	$361,845	$300,258
Adjustments to reconcile net income to net cash flows from operations:
Depreciation on flight equipment	397,832	374,497	321,347
Impairment of flight equipment	8,038	22,896	19,858
Equity in (earnings) losses from unconsolidated equity method investment	(3,197)	96	—
Provision for credit recovery	(2,478)	(6,386)	(11,059)
Unrealized gain on derivatives	(240)	(2,014)	(10,120)
Security deposits and maintenance reserves included in earnings	(13,290)	(17,252)	(11,190)
Stock-based compensation	7,182	5,120	5,426
Deferred taxes	(94,416)	21,457	24,708
Accretion and amortization, net	24,726	55,085	31,893
Gain on disposal of flight equipment	(36,367)	(34,529)	(41,131)
Changes in operating assets and liabilities:
Other assets	1,325	730	6,622
Accounts payable, accrued expenses and other liabilities	(1,154)	16,831	26,257
Rentals received in advance	16,799	8,763	5,137

Net cash flows provided by operations	690,422	807,139	668,006

Cash Flows from Investing Activities
Acquisition and improvement of flight equipment held for operating lease	(1,262,113)	(1,498,883)	(884,458)
Payments for deposits on flight equipment purchases	(476,032)	(465,139)	(590,768)
Proceeds from disposal of flight equipment	804,727	638,533	677,214
Investment in finance leases and loans	—	(312,500)	(3,060)
Collections on finance leases and loans	45,658	107,365	174,656
Investment in unconsolidated equity method investees	(36,680)	(26,964)	—
Notes receivable from related parties	(1,672)	—	—
Net change in restricted cash and cash equivalents	129,443	(98,547)	(47,359)

Net cash flows used in investing activities	(796,669)	(1,656,135)	(673,775)

Cash Flows from Financing Activities
Proceeds from debt financing	—	640,000	64,562
Payments in reduction of debt financing and debt issuance costs	(273,114)	(645,962)	(283,684)
Security deposits and maintenance reserve receipts	305,572	311,578	276,269
Security deposits and maintenance reserve disbursements	(164,026)	(140,461)	(106,747)
Payments on leveraged lease debt	(7,646)	(7,283)	(6,937)
Notes payable to related parties	194,212	285,586	381,655
Net transfers (to) from Parent	(134,707)	595,767	(260,740)

Net cash flows (used in) provided by financing activities	(79,709)	1,039,225	64,378

Net (decrease) increase in cash and cash equivalents	(185,956)	190,229	58,609
Cash and cash equivalents at beginning of period	336,795	146,566	87,957

Cash and cash equivalents at end of period	$150,839	$336,795	$146,566

Supplementary Cash Flow Disclosure
Cash paid during the period for interest, including capitalized interest of $28,535, $25,970, and $24,559 for the years ended December 31, 2015, 2014, and 2013, respectively	$157,370	$119,252	$127,707
Cash paid during the period for income taxes	$9,190	$3,841	$4,708
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for operating lease to held for sale	$111,931	$922,741	$591,065
Buyer furnished equipment, capitalized interest, and deposits on flight equipment purchases applied to acquisition of flight equipment purchases	$554,167	$589,389	$407,533

The accompanying notes are an integral part of these Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements

(Dollars in thousands)

Note 1. Description of the Business

        The accompanying Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the C2 Aviation Capital, Inc. ("we", "our", "C2", or the "Company"), a business of CIT Group Inc. and Subsidiaries (the "Parent" or "CIT"). C2 did not operate as a separate, stand-alone entity and is comprised of certain wholly owned legal entities of the Parent for which C2 is the sole business as well as components of legal entities of the Parent in which C2 operates independently of, but in conjunction with, other business of the Parent. Historically, C2 operated within the Transportation Finance (TF) segment as a business of the Parent, and C2's results of operations have been reported in the Parent's Consolidated Financial Statements.

        C2 provides aircraft leasing, lending, and asset management services. The Company's primary clients include global and regional airlines around the world. Offices are located in the United States (U.S.), Europe, and Asia.

Note 2. Basis of Presentation

        Throughout the period covered by the Combined Financial Statements, C2 operated as a business of the Parent. Consequently, stand-alone financial statements have not been historically prepared for C2. The accompanying Combined Financial Statements have been prepared from the Parent's historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from the Parent.

        The Combined Financial Statements reflect the combination of various legal entities that do not necessarily have a legal ownership relationship. As such, the Parent's equity investment in the Company is presented as Parent Company Net Investment in lieu of common stock, paid in capital and retained earnings. The Combined Financial Statements include the historical operations and cost basis of assets and liabilities of the C2 business.

        The Combined Statements of Income include all revenues and costs directly attributable to C2, including the allocation of certain expenses for functions and services from the Parent that were used by C2. Costs for certain functions and services performed by the Parent are directly charged to C2 based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of time-use surveys, average earning assets, headcount, or other measures as determined to be appropriate. All charges and allocations of cost for facilities, functions, and services performed by Parent organizations have been deemed paid by C2 to Parent in the period in which the cost was recorded in the Combined Statements of Income.

        As more fully described in Note 17—Income Taxes, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of C2 by applying Accounting Standards Codification 740, Income Taxes (ASC 740), issued by the Financial Accounting Standards Board (FASB). While the Company is included in the consolidated U.S. federal and certain state income tax returns of CIT, the income tax provision in the Combined Statements of Income has been calculated as if the Company filed a separate tax return. In general, C2 does not maintain taxes payable to and from the respective jurisdictions in which the Company operates. Accordingly, the Company is

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 2. Basis of Presentation (Continued)

deemed to settle the current tax balances immediately through the Parent Company Net Investment account.

        Transactions between Parent and C2 are accounted for through Parent Company Net Investment (see Note 5—Relationship with Parent and Related Entities for additional information). Transactions between Parent and C2 are deemed to have been settled immediately through Parent Company Net Investment and are shown as a net change in this account.

        All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management of Parent and C2 believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations, and cash flows of C2 in the future or if C2 had been a separate, stand-alone entity during the periods presented. Actual costs that would have been incurred if C2 had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, such as the division of shared services in corporate stewardship, legal, finance, human resources, information systems and marketing, among others. The Company believes that the Combined Financial Statements include all adjustments necessary for a fair presentation of C2.

        The Combined Financial Statements include the effects of adopting Fresh Start Accounting (FSA) upon the Parent's emergence from bankruptcy on December 10, 2009, based on a convenience date of December 31, 2009. Adoption of FSA at emergence from bankruptcy required that all assets and liabilities, other than deferred taxes, be stated at fair value.

Note 3. Summary of Significant Accounting Policies

        These Combined Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP). The significant accounting policies described below, together with the other notes that follow, are an integral part of the Combined Financial Statements.

  a)    Preparation of Combined Financial Statements

        The accounting and financial reporting policies of C2 conform to GAAP and the preparation of the Combined Financial Statements is in conformity with GAAP, which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. We believe that the estimates, assumptions and judgments involved in lease revenue, flight equipment residual value, flight equipment impairment, allowance for credit losses, and accounting for income taxes have the greatest potential impact on our Combined Financial Statements.

        The functional currency for domestic and substantially all foreign operations is the U.S. dollar. As such, foreign currency transaction gains and losses are not significant to the Company's operations.

        The Company manages its business and analyzes and reports its results of operations, on the basis of one operating segment—leasing, lending and management of commercial aircraft.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

  b)    Basis of Combination

        In preparing the Combined Financial Statements all significant intercompany accounts and transactions within C2 have been eliminated. All significant intercompany transactions with the Parent are deemed to have been settled in the period incurred through Parent Company Net Investment.

  c)    Cash and Cash Equivalents

        The Company manages and controls certain cash and cash equivalent accounts as well as participates in the Parent's centralized cash management and financing programs. As part of these programs, cash on hand held by domestic entities is swept or transferred to the Parent which is reflected in Parent Company Net Investment. The cash and cash equivalents presented in the Combined Balance Sheets consists of the cash and cash equivalents managed and controlled by C2. The Company considers cash and cash equivalents to be cash on hand and highly liquid investments with original maturity dates of 90 days or less.

        Both unrestricted cash and cash equivalents and restricted cash and cash equivalents are comprised of cash in banks and interest-bearing deposits with banks and investments in money market funds. Restricted cash and cash equivalents are primarily related to pledged security deposits, maintenance reserves, and rental payments associated with secured aircraft financing arrangements.

  d)    Flight Equipment

        Flight equipment held for operating lease is carried at cost less accumulated depreciation and impairment charges and is depreciated to its estimated residual value using the straight-line method over the estimated useful life of the asset, generally 15 years from the date of manufacture or longer for purchased aged equipment. Estimated residual value is based on management's assessment of value and expectations of future demand for each aircraft type and third party appraiser values at end of useful life. The costs of improvements to flight equipment are capitalized if the improvement increases the long-term value of the flight equipment or extends the useful life of the flight equipment. We depreciate capitalized costs over the estimated useful life.

        Lease acquisition costs including lessee specific aircraft modifications and other direct costs in connection with the lease transactions are capitalized and amortized as adjustments to lease rental revenue over the lease term.

        We review estimated useful lives and residual values of aircraft periodically based on our knowledge and external factors coupled with market conditions to determine if they are appropriate and record adjustments to depreciation prospectively on an aircraft by aircraft basis as necessary. Changes in the assumptions for useful lives or residual values for aircraft could have a significant impact on the Company's results of operations and financial condition.

        A review for impairment of individual flight equipment held for operating lease is performed at least annually or when events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Impairment of assets is determined by comparing the carrying amount to future undiscounted net cash flows expected to be generated over the remaining useful life

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

of the asset. If an asset is impaired, the impairment is the amount by which the carrying amount exceeds the estimated fair value of the asset and the fair value of the asset becomes the new cost basis of the flight equipment and is depreciated over its remaining useful life. Fair value is based upon discounted cash flow analysis and available market data. Current lease rentals, as well as relevant and available market information (including third party sales for similar equipment, and published appraisal data), are considered both in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair value in measuring impairment.

        Management evaluates all contemplated aircraft sale transactions to determine whether all the required criteria have been met to classify aircraft as flight equipment held for sale. Management uses judgment in evaluating these criteria. Aircraft classified as flight equipment held for sale are recognized at the lower of the carrying amount or estimated fair value less estimated cost to sell. Depreciation is no longer recognized on these assets and any further adjustments to the carrying value are recorded in Impairment of flight equipment in the Combined Statements of Income.

  e)    Finance Leases and Loans

        C2 extends credit to customers through a variety of financing arrangements including finance leases and loans.

        Finance leases include direct finance leases and leveraged leases. Direct finance leases are recorded at the aggregate of future minimum lease payments plus estimated residual values of the flight equipment at the lease end date less unearned finance income. Unearned income is amortized to interest income using the effective interest method and recognized in Finance lease and interest revenue in the Combined Statements of Income. Finance leases that are mainly financed at inception with nonrecourse borrowings and that meet certain criteria are accounted for as leveraged leases. Leveraged leases are recorded at the aggregate of rentals receivable net of that portion of the rental applicable to principal and interest on the nonrecourse debt, plus estimated residual value of the leased asset less unearned income. Unearned income is recognized as lease interest income at a level rate of return on the leveraged lease net investment.

        Loans are classified as held for investment (HFI) when the Company has the intent and ability to hold for the foreseeable future or until maturity. Loans classified as HFI are recorded at amortized cost. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to interest income over the contractual lives of the related loans. If the Company no longer has the intent and ability to hold the loans for the foreseeable future, then the loans are transferred to asset held for sale (AHFS) at the lower of cost or estimated fair value. Once classified as AHFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as a reduction to Other Income. For loans classified as AHFS, the amortization of loan discounts and premiums and loan deferred net origination fees or costs ceases.

        Collectability of finance leases and loans is evaluated periodically. The evaluation of the collectability of the finance leases and loans considers the credit of the lessee or borrower and the value of the underlying flight equipment. An allowance for credit losses is established if there is

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

evidence that we will be unable to collect amounts due according to the original contractual terms of the finance lease or loan.

Non-accrual

        The recognition of interest income (including accretion) on finance leases and loans is suspended and an account is placed on non-accrual status when the financial condition of the borrower has deteriorated and full collection of all principal and interest due is doubtful or scheduled payment of principal and interest has been delinquent for 90 days or more, unless the account is both well secured and in the process of collection. To the extent the estimated cash flows, including fair value of collateral, does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against interest income. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. Finance leases and loans that are on cash basis non-accrual do not accrue interest income. However, payments designated by the borrower as interest payments may be recorded as interest income. To qualify for this treatment, the remaining recorded investment in the finance lease or loan must be deemed fully collectable.

Charge-off of Finance Leases and Loans

        Charge-offs on finance leases and loans are recorded after considering such factors as the borrower's financial condition, the value of underlying collateral and guarantees, and the status of collection activities. Such charge-offs are deducted from the carrying value of the related finance leases and loans.

        Charge-offs on finance leases and loans are reflected in the Provision for credit losses. Collections on accounts previously charged off are recorded as recoveries in the Provision for credit losses. Collections on accounts previously charged off prior to transfer to AHFS are recorded as recoveries in Other Income.

Delinquency

        A finance lease and loan is considered past due for financial reporting purposes if default of contractual principal or interest exists for a period of 30 days or more. Past due finance leases and loans consist of both finance leases and loans that are still accruing interest as well as finance leases and loans on non-accrual status.

Allowance for Credit Losses

        The allowance for credit losses is intended to provide for credit losses inherent in the HFI finance leases and loans portfolio and is periodically reviewed for adequacy. The allowance for credit losses is determined based on three key components: (1) specific allowances for finance leases and loans that are impaired, based upon the value of underlying collateral or projected cash flows, or observable market price, (2) non-specific allowances for estimated losses inherent in the portfolio based upon the expected loss over the loss emergence period, and (3) allowances for estimated losses inherent in the

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

portfolio based upon economic risks, industry and geographic concentrations, and other factors. Impairment occurs when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to contractual terms of the agreement. Impairment is measured as the shortfall between estimated value and recorded investment in the finance leases and loans, with the estimated value determined using fair value of collateral and other cash flows if the finance lease and loan is collateralized, the present value of expected future cash flows discounted at the contract's effective interest rate, or observable market prices. Changes to the allowance for credit losses are recorded in Provision for credit losses.

        Determining an appropriate allowance for credit losses requires significant judgment that may change based on management's ongoing process in analyzing the credit quality of the Company's HFI finance lease and loan portfolio.

  f)    Capitalized Interest

        The Company makes scheduled pre-delivery progress payments with respect to flight equipment on forward order with aircraft manufacturers. Interest on the pre-delivery payments is capitalized during aircraft construction. The capitalized interest is included in Deposits on flight equipment purchases in periods prior to aircraft purchase. The aircraft pre-delivery payments balance and related capitalized interest are included in the equipment cost of the aircraft upon aircraft delivery.

  g)    Goodwill and Other Identified Intangibles

        The Company's goodwill balance represents C2's portion of the Parent's goodwill associated with FSA which resulted from the excess of the Parent's reorganization equity value over the fair value of tangible and identifiable intangible assets, net of liabilities in connection with the emergence from bankruptcy in December 2009. Goodwill is not amortized but it is subject to impairment testing at the reporting unit on an annual basis, or more often if events or circumstances indicate there may be impairment.

        Lease intangible assets relate to the above market operating lease contracts recorded in FSA or in acquisitions of aircraft with in-place leases, net of amortization. Lease liabilities relate to below market operating lease contracts. These lease intangible assets and lease liabilities are amortized on a straight line basis which results in a lower or greater lease rental revenue, respectively, over the remaining term of the lease agreements. Management evaluates definite lived intangible assets for impairment when events and circumstances indicate that the carrying amounts of those assets may not be recoverable. We currently do not have any lease liabilities. Refer to Note 9—Goodwill and Intangible Assets for discussion of lease intangibles.
        In connection with the acquisition of aircraft with in-place leases, the Company evaluates whether a maintenance right asset or liability should be recorded separate from the acquired aircraft. A maintenance right intangible asset represents the fair value of our contractual right under a lease to receive an aircraft in an improved maintenance condition as compared to the maintenance condition on the acquisition date. Maintenance right assets are recorded within Other intangibles, net of accumulated amortization, in the Combined Balance Sheets. A maintenance liability would represent

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

our obligation to pay the lessee for the difference between the lease end contractual maintenance condition of the aircraft and the actual maintenance condition of the aircraft on the acquisition date. We currently do not have maintenance liabilities. Refer to Note 9—Goodwill and Other Intangible Assets for discussion of maintenance rights intangibles.

        When the aircraft is returned at lease expiry and the contractually specified maintenance conditions have been met, the maintenance right asset is relieved. Maintenance right expense is recorded in Operating lease expenses in the Company's Combined Statements of Income in accordance with our planned major maintenance policy. The maintenance right asset is also removed if the lessee pays a cash compensation payment at lease expiry rather than completing contractually specified maintenance work.

  h)    Unconsolidated Equity Method Investment

        Investments in which C2 is deemed to exert significant influence, but not control, are accounted for using the equity method of accounting. Under the equity method of accounting, the Company's share of earnings or (losses) from investments is included in the Combined Statements of Income. The carrying amount of the equity method investment is reflected in Unconsolidated equity method investment in the Combined Balance Sheets.

  i)    Security Deposits

        In most lease contracts the lessee has the obligation to provide a security deposit, either by a deposit of cash or by providing an unconditional and irrevocable letter of credit. The deposits are non-refundable during the term of the lease and are held by the Company as security for the timely and faithful performance by the lessee of all of its obligations under the lease. Amounts held in respect of security deposits are recorded as Security deposits on the Combined Balance Sheets. Security deposits are returned to the lessee at lease termination or taken into income if the lessee fails to perform under its lease.

  j)    Borrowings from Secured Financing and Deferred Debt Issuance Costs

        Long-term secured financing is carried at the principal amount borrowed, including unamortized discounts less debt issuance costs. The Company amortizes the amount of the discount or premium over the period the debt is outstanding using the effective interest method. The costs we incur for issuing debt are capitalized and amortized as an increase to Interest expense over the life of the debt using the effective interest method. The Company has early adopted ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30). See Note 4—New Accounting Pronouncements for additional information.

  k)    Rental of Flight Equipment

        The Company leases flight equipment under net operating leases and reports rental income ratably over the life of each lease. Operating leases with fixed rentals or step rentals are recognized on a straight-line basis over the term of the lease. Lease agreements for which base rent is based on floating

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

interest rates are included in minimum lease payments based on the floating interest rate existing at the inception of the lease; any increases or decreases in lease payments that result from subsequent changes in the floating interest rate are contingent rentals and are recorded as increases or decreases in lease rental revenue in the period of the interest rate change.

        Rent receivables include unpaid, current lessee obligations under existing operating lease contracts and are recorded with Other assets. Rentals received, but unearned, under the lease agreements are recorded as Rentals received in advance until earned.

        Management monitors all lessees with past due lease payments and evaluates relevant operational and financial issues facing those lessees. If collection is not reasonably assured, the customer is placed on non-accrual status, and revenue is recognized when cash payments are received.

  l)    Maintenance Reserves and Operating Lease Expenses

        Under our aircraft leases, the lessee is responsible for maintenance and repairs and other operating expenses related to our flight equipment during the term of the lease. Under the provisions of some of our leases, the lessee is required to pay maintenance reserves during the lease term which are calculated with reference to the utilization of the airframe, engines and other major life-limited components during the lease. The determination as to whether a lessee is required to pay maintenance reserves during the lease term, or pay an end of lease maintenance adjustment at the end of lease term, depends on a variety of factors, including the creditworthiness of the lessee, alternatives such as letters of credit and prevailing market conditions.

        Payments of maintenance reserves to the lessee upon the receipt of evidence of qualifying maintenance work are charged against the existing maintenance reserves balance. Under most of the leases, the maintenance reserves balance outstanding at the end of the lease term is not returned to the lessee. Income recognition related to maintenance reserves collected and not used during the life of the lease is deferred to the extent management estimates costs will be incurred by subsequent lessees performing scheduled maintenance. Upon the disposition of an aircraft, any excess maintenance reserves that exist are recognized when determining a gain or loss on disposal of flight equipment.

        In certain instances, such as when an aircraft is not subject to a lease, we may incur maintenance and repair expenses for our aircraft. Maintenance and repair expenses are recorded in operating lease expense. Such costs may include costs of routine aircraft operation and costs of maintenance and spare parts incurred in connection with re-leasing an aircraft and during the transition between leases. We may be obligated to make additional payments to the lessee for maintenance related expenses, primarily related to usage of major life-limited components existing at the inception of the lease ("lessor maintenance contributions") during the lease term or at end of lease term when the aircraft is returned to us in better condition than at lease inception. We expense the costs of planned major maintenance activities, such as lessor maintenance contributions, that exceed the maintenance reserve balance.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

  m)    Derivative Financial Instruments

        C2 may use derivative financial instruments to manage its exposure to interest rate risks. Derivatives are recognized on the Combined Balance Sheets at their fair value, which includes consideration of the credit rating and risk of the counterparty of the derivative contract. C2 considers both the quantitative and qualitative factors when determining our counterparty credit risk.

        Derivative contracts may include interest rate swap agreements, interest rate caps or floors, forward rate agreements, or other instruments to hedge exposures to interest rate.

        All derivative instruments are recorded at their respective fair value. Derivatives that do not qualify for hedge accounting are presented in the Combined Balance Sheets in Other assets or Accounts payable, accrued expenses and other liabilities, but with their resulting gains or losses recognized in Other Income in the Combined Statements of Income. For non-qualifying derivatives with periodic interest settlements, the Company reports interest expense with other changes in fair value in Other Income in the Combined Statements of Income.

        Net cash received or paid under derivative contracts in any reporting period is classified as operating cash flow in our Combined Statements of Cash Flows.

  n)    Fair Value Measurement

        Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We measure the fair value of our derivatives on a recurring basis and measure the fair values of flight equipment held for lease, flight equipment held for sale, cash and cash equivalents, restricted cash and cash equivalents, loans, secured borrowings, related party receivables and payables, other assets and other liabilities on a non-recurring basis (see Note 19—Fair Value Measurements for additional information).

  o)    Employee Benefits

        C2's employees participate in defined benefit pension and other post-employment benefit plans sponsored by CIT and accounted for by C2 in accordance with accounting guidance for defined benefit pension and other post-employment benefit plans. A proportionate share of the cost is reflected in these Combined Financial Statements. Assets and liabilities of such plans are retained by CIT. The expense related to the current employees of C2 as well as the expense related to retirees of C2 are included within Selling, general and administrative expenses in the Combined Statements of Income (see Note 15—Pension and Other Post-Retirement Benefits for additional information).

        CIT sponsors defined contribution plans, which qualify under section 401(k) of the Internal Revenue Code and cover substantially all U.S. employees, which C2 employees participate in. C2 offers a defined contribution plan for its non-U.S. employees. Defined contribution expenses are included within Selling, general and administrative expenses in the Combined Statements of Income (see Note 14—Selling, General, and Administrative Expenses for additional information).

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

  p)    Accounting for Stock-Based Compensation

        The Parent maintains certain equity-settled and cash-settled stock-based compensation plans under which it receives services from employees as consideration for equity instruments of the Parent. These Combined Financial Statements include both the expense of employees within the Company as well as expenses of the Parent that were allocated to C2 for stock-based compensation. These expenses are reported within Selling, general and administrative expenses in the Combined Statements of Income.

        The stock-based compensation expense is based on the estimated grant-date fair value and is recognized over the vesting period (requisite service period), net of estimated forfeitures.

  q)    Income Taxes

        Income taxes as presented herein attribute current and deferred income taxes of CIT to C2's stand-alone financial statements in a manner that is systematic and consistent with the asset and liability method prescribed by ASC 740. Accordingly, C2's income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the Consolidated Financial Statements of CIT may not be included in the separate Combined Financial Statements of C2. Similarly, the tax treatment of certain items reflected in the separate Combined Financial Statements of C2 may not be reflected in the Consolidated Financial Statements and tax returns of CIT; therefore, such items as net operating losses, credit carry forwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in CIT's Consolidated Financial Statements.

        The breadth of C2's operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating the taxes that C2 will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal, state and international tax audits in the normal course of business.

        The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of C2's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. It is C2's policy to include accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes.

        In general, the taxable income (loss) of various C2 entities was included in CIT's consolidated tax returns, where applicable in jurisdictions around the world. As such, separate income tax returns were not prepared for many C2 entities. Consequently, income taxes currently payable are deemed to have been remitted to CIT, in cash, in the period the liability arose and income taxes currently receivable are

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 3. Summary of Significant Accounting Policies (Continued)

deemed to have been received from CIT in the period that a refund could have been recognized by C2 had C2 been a separate taxpayer.

  r)    Variable Interest Entities

        A Variable Interest Entity (VIE) is a corporation, partnership, limited liability company, or any other legal structure used to conduct activities or hold assets. These entities lack sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties; have equity owners who either do not have voting rights or lack the ability to make significant decisions affecting the entity's operations; and/or have equity owners that do not have an obligation to absorb the entity's losses or the right to receive the entity's returns.

        An entity is required to consolidate a VIE if it is the primary beneficiary, which is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE's economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

        VIEs that are deemed to be part of C2's operations based on the principles of combination have been included in these Combined Financial Statements.

Note 4. New Accounting Pronouncements

Credit Losses

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). This standard requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for loan losses. The ASU requires earlier recognition of credit losses while also providing additional transparency about credit risk. The ASU is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. C2 is currently evaluating the effect of this ASU on its financial statements and disclosures.

Stock Compensation

        In March 2016, the FASB issued Accounting Standards Update (ASU) 2016-09, Compensation—Stock Compensation (Topic 718). The update amends the guidelines for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The standard is effective for annual and interim periods beginning January 1, 2017, and early adoption is permitted. C2 is evaluating the impact the ASU will have on its financial statements and disclosures.

Leases

        In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), which is intended to increase transparency and comparability of accounting for lease

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 4. New Accounting Pronouncements (Continued)

transactions. The ASU will require all leases to be recognized on the Combined Balance Sheets as lease assets and lease liabilities.

        Lessor accounting remains similar to the current model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. Lessees will need to recognize a right of use asset and a lease liability for virtually all of their leases. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For Statements of Income purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit thresholds.

        The ASU will require both quantitative and qualitative disclosures regarding key information about leasing arrangements.

        The standard is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. C2 is currently evaluating the effect of this ASU on its financial statements and disclosures.

Debt Issuance Costs

        The Company early adopted FASB ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30). The standard simplifies the presentation of debt issuance costs, which requires debt issuance costs to be presented in the Combined Balance Sheets as a direct deduction from the associated debt liability. The guidance in the new standard is limited to the presentation of debt issuance costs and does not affect the recognition and measurement of debt issuance costs. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The new guidance is applied on a retrospective basis. The adoption of this standard did not have a material impact on the Company's Combined Financial Statements.

Amendments to the Consolidation Analysis

        In February 2015, FASB issued ASU No. 2015-02, Consolidation, Amendments to the Consolidation Analysis (Topic 810). The standard amends the guidelines for determining whether certain legal entities should be consolidated and reduces the number of consolidation models. This new standard is effective for interim and annual periods beginning on January 1, 2016. A reporting enterprise is permitted to apply either a modified retrospective approach or full retrospective application. The Company will adopt ASU 2015-02 effective January 1, 2016 under the modified retrospective approach. Based on C2's re-assessment of its VIEs under the amended guidance, the adoption of this ASU did not have a significant impact on C2's financial statements or disclosures.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 4. New Accounting Pronouncements (Continued)

Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern

        On August 27, 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40). The standard requires management of public companies to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern and, if so, disclose that fact. Management should evaluate whether there are conditions or events, considered in the aggregate, that raises substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued, when applicable). The standard is effective for annual periods ending after December 15, 2016 and interim periods thereafter, and early adoption is permitted. We believe the adoption of the guidance is not expected to have a material impact on our Combined Financial Statements and related disclosures.

Revenue Recognition

        On May 28, 2014, the FASB and the International Accounting Standards Board (IASB) (collectively, the Boards), jointly issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. The standard is effective for public entities beginning after December 15, 2017. The standard allows for either "full retrospective" adoption, meaning the standard is applied to all of the periods presented, or "modified retrospective" adoption, meaning the standard is applied only to the most current period presented in the financial statements. We are in the process of determining the impact the standard will have on our Combined Financial Statements and related disclosures.

Note 5. Relationship with Parent and Related Entities

        Historically, C2 has been managed and operated by CIT. Accordingly, certain shared costs have been allocated to C2 and reflected as expenses in the stand-alone Combined Financial Statements. Management believes the allocation methodologies are a reasonable reflection of the utilization of services provided to or the benefits received by C2 during the periods presented. The expenses reflected in the Combined Statements of Income may not be indicative of expenses that will be incurred by C2 in the future.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 5. Relationship with Parent and Related Entities (Continued)

        The following table summarizes the Company's allocation of the shared costs and related party expenses for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
Direct allocation	$9,740	$8,776	$14,542
Indirect allocation	55,543	51,740	55,726

Allocation of Selling, general and administrative expenses	65,283	60,516	70,268
Allocation of interest expense	199,337	156,659	168,057
Allocation of interest income from Total Return Swap (TRS)	(12,461)	(63,056)	(30,323)

Total allocated expenses, net	252,159	154,119	208,002

Interest expense on related party debt, net	63,239	69,111	49,177
Guarantee fees paid to Parent	17,610	19,853	21,252

Total related party expenses, net	80,849	88,964	70,429

Total allocated and related party expenses, net	$333,008	$243,083	$278,431

Allocation of Selling, General and Administrative Expenses

        The Combined Statements of Income include direct and indirect expense allocations of costs associated with information systems, accounting, other financial services such as treasury and audit, purchasing, human resources, legal, investor relations, facilities, corporate stewardship, marketing, business analysis support, and restructuring costs. These costs are allocated to C2 based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of time-use surveys, average earning assets, headcount, or other measures as determined appropriate. These costs are reflected within Selling, general and administrative expenses on the Combined Statements of Income.

        Directly allocated costs represent specific services or functions that are attributable to the Company based on actual and/or estimated usage or consumption. These costs include costs associated with information systems, accounting, other financial services such as treasury and audit, purchasing, legal, facilities, marketing, and business analysis support.

        Indirectly allocated costs represent general corporate level services provided to the Company and other affiliates by CIT. Corporate level services include technology management, finance, human resources, legal, communications, treasury, audit, purchasing, facilities, board governance, and other corporate-related expenses.

Allocation of Interest Expense

        CIT operates a centralized treasury and debt management function to finance the operations of CIT and its subsidiaries. The interest cost of the funding provided by the Parent is allocated to C2 and other CIT entities as part of the Parent's allocation process, based upon historical average rates associated with CIT's unsecured debt and other financing contracted by the Parent. The Parent

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 5. Relationship with Parent and Related Entities (Continued)

allocated interest to the Company amounting to $199,337, $156,659 and $168,057 for the years ended December 31, 2015, 2014 and 2013, respectively. The allocated interest expense on unsecured debt is reflected within Interest expense, net. The Parent's unsecured debt has not been pushed down to the C2 Combined Financial Statements because these funds are included as part of the Parent's overall treasury management function.

Allocation of Interest Income from Total Return Swap

        CIT is a counterparty in a TRS financing facility with Goldman Sachs International (GSI). This facility has been executed by CIT's wholly-owned subsidiaries, CIT Financial Ltd. (CFL) and CIT TRS Funding B.V. (BV). The CFL facility is $1,500,000 and the BV facility is $625,000.

        The GSI facilities were structured as a TRS to satisfy the specific requirements set by GSI to obtain its funding commitment. Under the terms of the GSI facilities, CIT raises cash from the issuance of asset backed securitizations (ABS) to investors designated by GSI under the TRS, equivalent to the face amount of the ABS less an adjustment for any Original Issue Discount (OID), which equals the market price of the ABS. CIT is also required to deposit a portion of the face amount of the ABS with GSI as additional collateral prior to funding ABS through the GSI facilities.

        Amounts deposited with GSI can increase or decrease over time depending on the market value of the ABS and/or changes in the ratings of the ABS. CIT and GSI engage in periodic settlements based on the timing and amount of coupon, principal and any other payments actually made by CIT on the ABS. Pursuant to the terms of the TRS, GSI is obligated to return those same amounts to CIT plus a proportionate amount of the initial deposit. CIT is obligated to pay GSI (1) principal in an amount equal to the contractual market price times the amount of principal reduction on the ABS and (2) interest equal to LIBOR times the adjusted qualifying borrowing base of the ABS. On a quarterly basis, CIT pays the fixed facility fee of 2.85% per annum times the maximum facility commitment amount.

        The Company participates in the TRS to the extent the ABS issued under its secured borrowings are placed as reference obligations in the TRS. Accordingly, the net interest income associated with the Company's ABS which were placed as reference obligation under the TRS has been allocated to the Company. The allocation of net interest income is calculated based on the relative historical facility size of the Company as a portion of the Parent's GSI facilities during the carve-out periods. The allocated net interest income included in Interest expense, net in the Combined Statements of Income was $12,461, $63,056, and $30,323 for the years ended December 31, 2015, 2014 and 2013, respectively. As the GSI facilities are the contractual obligation of the Parent, the associated GSI receivable and derivative are not allocated to the Company.

Interest on Related Party Debt

        Historically, C2 entered into formal internal debt transactions in the form of notes payable and receivable with CIT and affiliates of CIT. The Company's Notes payable to related parties was $1,500,547 and $1,311,280 as of December 31, 2015 and 2014. The Company's Notes receivable from related parties of $1,672 and zero as of December 31, 2015 and 2014, respectively. The Notes payable

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 5. Relationship with Parent and Related Entities (Continued)

to and Notes receivable from related parties are supported by legal agreements. The Company recognized interest expense, net of interest income, amounting to $63,239, $69,111 and $49,177 for the years ended December 31, 2015, 2014 and 2013, respectively. This related party net interest expense is reflected within Interest expense, net.

Guarantee Fees Paid to Parent

        CIT serves as a guarantor of payments for certain secured borrowings. As a result, certain dependencies arose in relation to the Parent and the Company in order for the Company to conduct its operations and meet its financial obligations as they became due. The Company paid a guarantee fee to the Parent for facilities guaranteed by one of the European Export Credit Agencies (ECA) and the Export-Import Bank of the United States (EXIM). These fees amounted to $17,610, $19,853 and $21,252 for the years ended December 31, 2015, 2014 and 2013, respectively, and is reflected within Interest expense, net on the Combined Statements of Income.

Related Party Purchases and Sales

        There were no significant purchases or sales to or from related parties during the periods covered by the Combined Financial Statements, except for the sale of aircraft to TC-CIT Aviation. Refer to Note 10—Unconsolidated Equity Method Investment for additional information.

Parent Company Net Investment

        The Company's total capital pool is reflected as Parent company net investment in the Combined Balance Sheets. This mainly includes the net transfers to and transfers from centralized cash pooling and general financing activities, corporate overhead allocations, and receivables/payables from/to CIT entities deemed to be effectively settled at the time the transactions are consummated.

        CIT uses a centralized approach to domestic cash management under which cash deposits are transferred to CIT on a daily basis and are pooled with other domestic CIT entities. The Company does not specifically distinguish transfers to or from other CIT entities, but rather considers such amounts to be part of a capital pool that is included within Parent Company Net Investment in the Combined Financial Statements.

Note 6. Flight Equipment

        As of December 31, 2015, the Company had 283 aircraft held for operating lease, of these aircraft 278 were on lease and five aircraft were off-lease. At December 31, 2014, the Company had 265 aircraft held for operating lease, of these aircraft 264 were on lease and one aircraft was off-lease.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 6. Flight Equipment (Continued)

        Flight equipment held for operating lease consists of the following:

	December 31, 2015	December 31, 2014
Flight equipment	$13,699,272	$12,465,158
Less accumulated depreciation	(3,964,483)	(3,547,420)

Flight equipment held for operating lease, net	$9,734,789	$8,917,738

        Flight equipment are assessed for recoverability in accordance with ASC 360, Property, Plant, and Equipment (ASC 360), at each reporting period or whenever events or changes in circumstances indicate that their carrying value may not be recoverable.

        As of December 31, 2015 the Company had one aircraft and other equipment with a carrying value of $34,654 which met the criteria of ASC 360 to be classified as held for sale (HFS) and as of December 31, 2014 the Company had 14 aircraft and other equipment with a carrying value of $391,554 which met the criteria to be classified as HFS.

        An impairment charge has been recorded for the years ended December 31, 2015, 2014, and 2013 of $8,038, $22,896, and $19,858, respectively, which includes impairment related to Flight Equipment held for sale and Flight Equipment held for use.

Note 7. Finance Leases and Loans, net

        The following table describes the components of Finance leases and loans, net of allowances for credit losses on our Combined Balance Sheets:

	December 31, 2015	December 31, 2014
Finance leases	$319,032	$334,784
Loans	49,162	71,423

Total finance leases and loans	368,194	406,207
Allowances for credit losses	(2,686)	(5,164)

Finance leases and loans, net	$365,508	$401,043

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 7. Finance Leases and Loans, net (Continued)

        The following table lists the components of finance leases as of:

	December 31, 2015	December 31, 2014
Total lease payments to be received, net of debt payments for leveraged leases(1)	$381,170	$419,250
Estimated residual values of leased flight equipment (unguaranteed)	81,100	83,120
Unamortized initial direct costs	300	329
Less: Unearned income	(143,538)	(167,915)

Finance leases	$319,032	$334,784

(1)
Includes leveraged lease third party non-recourse debt payable of $34,831 and $42,530 at December 31, 2015, and 2014, respectively.

        At December 31, 2015, minimum future lease receipts on finance leases, net of debt payments for leveraged leases, are as follows:

Minimum future receipts
2016	$38,072
2017	38,072
2018	38,072
2019	38,072
2020	45,809
Thereafter	183,073

Total	$381,170

Credit Quality Information

        Obligor risk ratings are reviewed on a regular basis by the Company and are adjusted as necessary for updated information affecting borrower/lessee ability to fulfill their obligations. Substantially the entirety of our financing receivables portfolio is secured financing and we assess the overall quality of the portfolio based on the potential risk of loss measure. The metric incorporates both the borrower's credit quality along with any related collateral protection.

        Our internal risk ratings process is an important source of information in determining our allowance for credit losses and represents a comprehensive approach to evaluate risk in our financing receivables portfolio. In deriving our internal risk ratings, we stratify our portfolio into 12 distinct categories of default risk which, more broadly, break down into four main categories.

        Our proprietary PD (Probability of Default) model to assess obligor credit quality, keyed around certain financial metrics and qualitative factors, maps to a percentage probability of default over a 12-month time horizon.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 7. Finance Leases and Loans, net (Continued)

        Our process starts by developing an internal risk rating for our borrowers, which is based upon our proprietary models using data derived from borrower financial statements, agency ratings, payment history information, and other borrower characteristics. We then evaluate the potential risk of loss for the specific lending transaction in the event of borrower default, which takes into account such factors as applicable collateral value, historical loss and recovery rates for similar transactions, and our collection capabilities. Our internal risk ratings process and the models we use are subject to regular monitoring and internal controls. The frequency of rating updates is set by our credit risk policy, which requires annual Risk Committee approval.

        As described above, financing receivables are assigned one of 12 risk ratings based on our process and then these are grouped by similar characteristics into four broader categories as outlined in the table below. PDs 1-3 and 4-6 are generally characterized by high credit quality borrowers with low risk of borrower default. PDs 7-9 are characterized by borrowers with weaker credit quality while PD 10-12 borrowers are generally much higher risk.

        For our secured financing receivables portfolio, our collateral position and ability to work out problem accounts mitigate our losses. Our asset managers have deep industry expertise that enables us to identify the optimum approach to default situations. We price risk premiums for weaker credits at origination, closely monitor changes in creditworthiness through our risk ratings and watch list process, and are engaged early with deteriorating credits to minimize economic loss. Loans within the lower tier categories are reviewed and monitored regularly, and classified as impaired when it is probable that they will not pay in accordance with contractual terms.

        The following table summarizes finance leases and loans by PD classification:

	PD 1 - 3	PD 4 - 6	PD 7 - 9	PD 10 - 12	Total
Grade:
December 31, 2015
Finance Leases	$—	$287,532	$31,500	$—	$319,032
Loans	—	24,482	24,680	—	49,162

Total	$—	$312,014	$56,180	$—	$368,194

December 31, 2014
Finance Leases	$—	$302,702	$32,082	$—	$334,784
Loans	—	—	52,419	19,004	71,423

Total	$—	$302,702	$84,501	$19,004	$406,207

Past Due and Non-Accrual Finance Leases and Loans

        As of December 31, 2015 and 2014 there were no non-accrual or past due balances.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 7. Finance Leases and Loans, net (Continued)

Allowance for Credit Losses

        The Company maintains an allowance for credit losses for estimated credit losses in its HFI finance leases and loans portfolio. The allowance is adjusted through Provision for credit losses, which is charged against current period earnings, and reduced by any charge-offs for losses, net of recoveries.

	December 31,
	2015	2014
Allowance for credit losses, beginning of year	$5,164	$11,550
Reduction to provision for credit loss	(2,478)	(6,386)

Allowance for credit losses, end of year	$2,686	$5,164

Note 8. Lease Rental Revenue

        At December 31, 2015 the Company had contracted to receive the following minimum cash lease rentals under non-cancellable operating leases. Excluded from this table are variable rentals calculated on asset usage levels, re-leasing rentals, and expected sales proceeds from remarketing equipment at lease expiration, all of which are components of operating lease profitability.

Minimum Lease Rentals Due

Years Ended December 31,
2016	$1,165,442
2017	1,062,458
2018	955,034
2019	855,335
2020	730,901
Thereafter	2,538,185

Total	$7,307,355

Note 9. Goodwill and Other Intangible Assets

Goodwill

        Goodwill represents C2's portion of the Parent's goodwill associated with the Parent's emergence from bankruptcy in December 2009. For all periods presented goodwill was $112,500.

        Goodwill is not amortized but it is subject to impairment testing at the reporting unit on an annual basis, or more often if events or circumstances indicate there may be impairment. C2 performed Step 1 goodwill impairment testing by comparing the estimated fair value with the carrying value, including goodwill. The Company estimated the fair value of the reporting unit based on peer price to earnings (PE) and tangible book value (TBV) multiples for publicly traded companies comparable to the reporting unit. Management concluded, based on performing the Step 1 analysis, that the fair value

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 9. Goodwill and Other Intangible Assets (Continued)

of the reporting unit exceeded the respective carrying value, including goodwill. As the results of the Step 1 test showed no indication of impairment in C2, the Company did not perform Step 2 of the impairment test.

Intangible Assets

        The intangible assets consist of the following:

	December 31, 2015	December 31, 2014
Lease intangibles	$12,821	$15,175
Maintenance rights intangibles	4,090	—

Total Intangible Assets	$16,911	$15,175

        The following table presents the changes in details of lease intangible assets and related amortization.

Lease Intangibles
December 31, 2013	$23,086
Amortization	(7,911)

December 31, 2014	$15,175
Additions	3,043
Amortization	(5,397)

December 31, 2015	$12,821

        The lease intangible assets are amortized as an offset to rental income over the remaining life of the leases, generally five years or less. Gross lease intangibles were $39,674 and $47,433 at December 31, 2015 and 2014, respectively. Additionally, accumulated amortization for lease intangibles totaled $26,853 and $32,258 at December 31, 2015 and 2014, respectively. Gross lease intangibles and accumulated amortization exclude fully amortized lease intangible assets. Projected amortization for the years ended December 31, 2016 through December 31, 2020 is approximately $4,013, $2,908, $2,222, $1,890, and $1,704, respectively.

        On December 31, 2015, the Company acquired an aircraft with an in-place lease with end of lease return conditions which require the lessee to perform lease end maintenance work or make cash compensation payments to bring the aircraft into a specified maintenance condition. Accordingly, a maintenance right intangible asset of $4,090 was recognized. As of December 31, 2014, there were no maintenance right intangible assets.

        No impairment was identified relating to the lease intangible or maintenance right intangible asset.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 10. Unconsolidated Equity Method Investment

        On October 21, 2014, C2 entered into an agreement with Century Tokyo Leasing Corporation to participate in a joint venture formed as TC-CIT Aviation Ireland Limited and TC-CIT Aviation U.S., Inc. (collectively TC-CIT Aviation) for the purpose of investing in commercial aircraft and leasing them to airlines around the globe. C2 is responsible for arranging future aircraft acquisitions, negotiating leases, servicing the portfolio and administering the entities. The Company's non-controlling interest in TC-CIT Aviation is 30% and it is accounted for as an investment under the equity method of accounting. As of December 31, 2015 and 2014, the Company's investment in TC-CIT Aviation was $49,260 and $14,182, respectively.

        For the years ended December 31, 2015 and 2014 the Company recognized $3,197 and ($96) respectively, in equity earnings from its investment in TC-CIT Aviation, including the amortization of deferred gains on the sale of aircraft to TC-CIT Aviation.

        C2 sold 19 aircraft to TC-CIT Aviation, with 10 sold in 2015 and nine sold in 2014. The sale of the aircraft generated a gain, for which only a portion was recognized in the Combined Statements of Income for the years ended in December 31, 2015 and 2014 of $11,580 and $29,702 respectively. The remaining portion of the gain was deferred and is being realized ratably over the depreciation period of the sold aircraft. The investment in TC-CIT Aviation in the Combined Balance Sheets is net of the unrealized deferred gain from the sale of aircraft.

Note 11. Accounts Payable, Accrued Expenses, and Other Liabilities

        The following table describes the principal components of accounts payable, accrued expenses and other liabilities on our Combined Balance Sheets as of:

	December 31, 2015	December 31, 2014
Deferred income tax liability	$163,495	$145,760
Valuation adjustment relating to orderbook commitments	73,072	120,390
Accrued expenses	21,704	22,717
Miscellaneous other	47,223	14,385

Total accounts payable, accrued expenses and other liabilities	$305,494	$303,252

        The valuation adjustment relating to orderbook commitments was recorded in FSA to reflect the fair value of aircraft purchase contracts with manufacturers outstanding at December 2009. When the associated aircraft are purchased, the cost basis of the aircraft is reduced by the associated valuation adjustment relating to orderbook commitments.

Note 12. Borrowings from Secured Financing

        Set forth below are borrowings and pledged assets, the latter of which represent the collateral for the secured borrowings and primarily includes Flight Equipment held for operating leases and Restricted cash and cash equivalents. These borrowings and pledged assets are primarily owned by VIEs that form part of the Combined Financial Statements. Creditors of these entities received

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 12. Borrowings from Secured Financing (Continued)

ownership in the VIEs and/or security interests in the assets. These entities which hold pledged assets are intended to be bankruptcy remote so that such assets are not available to creditors of C2 or any affiliates of C2 until and unless the related secured borrowings have been fully discharged. These transactions do not meet accounting requirements for sales treatment and are recorded as secured borrowings.

        At December 31, 2015, the secured borrowings had a weighted average interest rate of 3.77%, which ranged from 1.60% to 6.11% with maturities ranging from 2017 through 2025. As stated in Note 2—Basis of Presentation above, the Combined Financial Statements include the effects of adopting FSA. A FSA fair value adjustment on secured borrowings was recorded at that time and is amortized to interest expense over the term of the secured borrowing. FSA adjustments, net of amortization, included within the Borrowing from secured financings in the Combined Balance Sheet are $6,598 and $9,260 at December 31, 2015 and 2014, respectively.

        The following table presents the carrying value of Borrowings from secured financings and related pledged assets:

	December 31, 2015		December 31, 2014
	Secured Borrowing	Pledged Assets	Secured Borrowing	Pledged Assets
Borrowings from secured financing	$2,137,467	$3,732,216	$2,411,720	$3,914,421
Less: Debt issuance cost	(45,900)	—	(56,774)	—

Total	$2,091,567	$3,732,216	$2,354,946	$3,914,421

Contractual Maturities—Secured Borrowings

2016	$271,958
2017	274,598
2018	295,636
2019	280,480
2020	275,791
Thereafter	739,004

Contractual Maturities	$2,137,467

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 13. Interest Expense, Net

        The following table shows the components of Interest expense, net for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
Interest expense on secured borrowings(1)	$70,893	$67,667	$78,649
Interest expense on related party debt	63,239	69,111	49,177
Guarantee fees paid to Parent(2)	17,610	19,853	21,252
Allocated interest expense from Parent	199,337	156,659	168,057
Other	96	139	227
Less: capitalized interest	(28,535)	(25,970)	(24,559)

Interest expense, net	322,640	287,459	292,803

Amortization of debt issuance costs	12,484	12,026	11,732

Interest expense, net	$335,124	$299,485	$304,535

(1)
Interest expense on secured borrowings include the allocation of net interest income associated with the TRS. Refer to Note 5—Relationship with Parent and Related Entities for additional information.

(2)
The Parent served as a guarantor of payments for certain secured borrowings, and as a result, the Company pays guarantee fees to the Parent. Refer to Note 5—Relationship with Parent and Related Entities for additional information.

Note 14. Selling, General and Administrative Expenses

        The following table shows the components of Selling, general and administrative expenses for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
Employee expenses	$43,300	$39,430	$40,749
Other direct expenses	9,187	7,345	6,840
Allocated expenses from Parent(1)	65,283	60,516	70,268

Total	$117,770	$107,291	$117,857

(1)
Refer to Note 5—Relationship with Parent and Related Entities for additional discussion on the components of allocated expenses from Parent.

Note 15. Pension and Other Post-Retirement Benefits

        CIT offers various long-term benefits to its employees. Where permitted by applicable law, CIT reserves the right to change, modify or discontinue the plans.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 15. Pension and Other Post-Retirement Benefits (Continued)

        CIT offers plans that are shared amongst its businesses, including C2. In these cases, the participation of employees in these plans is reflected in these financial statements as though C2 participates in a multiemployer plan with CIT. A proportionate share of the cost is reflected in these Combined Financial Statements. Assets and liabilities of such plans are retained by CIT.

Defined Benefit Plans

        CIT has both funded and unfunded noncontributory defined benefit pension plans covering certain U.S. and non-U.S. employees, each of which is designed in accordance with practices and regulations in the related countries. Retirement benefits under defined benefit pension plans are based on an employee's age, years of service and qualifying compensation.

        CIT's largest plan is the CIT Group Inc. Retirement Plan (the Plan). C2's employees represent approximately 3% of total participants in the Plan.

        CIT also maintains a U.S. noncontributory supplemental retirement plan, the CIT Group Inc. Supplemental Retirement Plan (the Supplemental Plan), for participants whose benefit in the Plan is subject to Internal Revenue Code limitations, and an Executive Retirement Plan, which has been closed to new members since 2006.

        Effective December 31, 2012, CIT amended the Plan and the Supplemental Plan to freeze benefits earned. Due to the freeze, future service cost accruals and credits for services were discontinued under both plans. However, accumulated balances under the cash balance formula continue to receive periodic interest, subject to certain government limits.

        At December 31, 2015, all Plan participants are vested in both plans. Upon termination or retirement, participants under the "cash balance" formula have the option of receiving their benefit in a lump sum, deferring their payment to age 65 or converting their vested benefit to an annuity. Traditional formula participants can only receive an annuity upon a qualifying retirement.

        The Company recorded credit of $60, expense of $56, and credit of $7 for the years ended December 31, 2015, 2014 and 2013, respectively, relating to the Company's employees' participation in CIT sponsored plans.

Postretirement Benefits

        CIT provides healthcare and life insurance benefits to eligible retired employees. For most eligible retirees, healthcare is contributory and life insurance is noncontributory. The U.S. retiree healthcare plan pays a stated percentage of most medical expenses, reduced by a deductible and any payments made by the government and other programs. The U.S. retiree healthcare benefit includes a maximum limit on CIT's share of costs for employees who retired after January 31, 2002. All postretirement benefit plans are funded on a pay-as-you-go basis.

        Effective December 31, 2012, CIT amended its postretirement benefit plans to discontinue benefits. Due to the freeze, future service cost accruals were reduced. CIT no longer offers retiree medical, dental and life insurance benefits to those who did not meet the eligibility criteria for these benefits by December 31, 2013. Employees who met the eligibility requirements for retiree health

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 15. Pension and Other Post-Retirement Benefits (Continued)

insurance by December 31, 2013 will be offered retiree medical and dental coverage upon retirement. To receive retiree life insurance, employees must have met the eligibility criteria for retiree life insurance by, and must have retired from Company on or before, December 31, 2013.

        The Company recorded credit of $13, expense of $3 and expense of $39 for the years ended December 31, 2015, 2014 and 2013, respectively, relating to the Company's employees' participation in CIT sponsored postretirement benefit plans.

Defined Contribution Plans

        CIT sponsors several defined contribution plans, which qualify under section 401(k) of the Internal Revenue Code and cover substantially all U.S. employees. Generally, employees may contribute a portion of their eligible compensation, as defined, subject to regulatory limits and plan provisions, and CIT matches these contributions up to a threshold. During 2015, the Board of Directors of CIT approved amendments to reduce the Company match on eligible contributions effective January 1, 2016. Participants are also eligible for an additional discretionary company contribution.

        Most of the Company's U.S. employees are eligible to participate in CIT's defined contribution plan. The Company recorded expense of $560 in 2015, $750 in 2014 and $880 in 2013 related to this plan.

        Additionally, C2 has a defined contribution plan covering eligible non-U.S. employees. The net defined contribution plan expense recognized was $521, $407 and $411, respectively, for the years ended December 31, 2015, 2014 and 2013.

Note 16. Stock-Based Compensation

        In 2009, CIT adopted the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the LTIP). Under the LTIP, the issued and unvested awards consist of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). As the Company receives employee services in consideration for the participation of the Company's employees in these plans, a share-based payment expense for the awards granted to the Company's employees has been reflected in the Combined Statements of Income.

        The fair value of RSUs and PSUs are based on the fair market value of CIT's common stock on the date of grant. Compensation is recognized over the vesting period (requisite service period), which is generally three years for RSUs, under the graded vesting method, where each vesting tranche of the award is amortized separately as if it were a separate award. Compensation expense for PSUs that cliff vest are recognized over the vesting period, which is three years, and on a straight line basis.

        The Company's share-based compensation has been derived from the stock-based awards granted by CIT to the Company's employees. As the stock-based compensation plans are CIT's plans, the amounts have been recognized through Parent company net investment on the Combined Balance Sheets.

        Stock-based compensation expense relating to the Company's employees was $7,182, $5,120 and $5,426 in 2015, 2014 and 2013 respectively. The related tax benefit recognized was $2,386 in 2015,

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 16. Stock-Based Compensation (Continued)

$1,635 in 2014 and $1,773 in 2013. Stock-based compensation expense is classified in Selling, general and administrative expenses.

        RSUs are generally granted annually at the discretion of the Parent, but may also be granted during the year to new hires or for retention or other purposes. RSUs granted to employees during 2015 and 2014 generally were scheduled to vest either one third per year for three years or 100% after three years. Beginning in 2014, RSUs granted to employees were also subject to performance-based vesting based on the Parent's pretax income results.

        Parent awarded two forms of PSUs to certain senior executives during 2015, versus one form during 2014. The first form of 2015 PSUs, "2015 PSUs-Return on Average Earning Assets (ROA) / Earnings Per Share (EPS)," are broadly similar to the design on the 2014 PSU awards, which may be earned at the end of a three-year performance period from 0% to 150% of target based on performance against two pre-established performance measures: fully diluted EPS (weighted 75%) and pretax ROA (weighted 25%). The second form of 2015 PSUs, "2015 PSUs- Return on Tangible Common Stockholders Equity (ROTCE)," are earned in each year during a three-year performance period from 0% to a maximum of 150% of target based on pretax ROTCE as follows: (1) one-third based on the pretax ROTCE for the first year of the performance period; (2) one-third based on the average pretax ROTCE for the first two years of the performance period; and (3) one-third based on the three-year average ROTCE during the performance period. Performance measures have a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved, then no portion of the PSU target will be payable. Achievement against either performance measure is calculated independently of the other performance measure and each measure is weighted equally.

        The fair value of RSUs and PSUs that vested and settled in stock during 2015, 2014 and 2013 was $3,789, $3,066 and $2,257, respectively.

        A summary of RSU and PSU awards for each of the three years ended December 31, is as follows:

	2015	2014	2013
Awards granted	158,829	81,211	75,266
Weighted average grant date fair value	$44.39	$47.77	$42.66
Weighted average vesting period	3 years	3 years	3 years

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 16. Stock-Based Compensation (Continued)

        The following table summarizes RSU and PSU activity for the year ended December 31, 2015 for Company employees:

	Share units	Weighted average grant date fair value
Unvested at January 1, 2015	170,256	$44.48
PSUs—Granted	60,298	45.19
RSUs—Granted	98,531	43.90
Forfeited	—	—
Vested / settled	(85,575)	42.54

Unvested at December 31, 2015	243,510	$45.10

        Unrecognized compensation cost related to unvested RSU and PSU grants of $2,501 at December 31, 2015 is expected to be recognized as expense over a weighted-average period of 1.8 years.

Note 17. Income Taxes

        Although C2 was historically included in consolidated income tax returns of the Parent, C2's income taxes are computed and reported herein under the "separate return method." Use of the separate return method may result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in Combined Financial Statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g., net operating loss carry forwards, which were actually reflected in the Parent's Consolidated Financial Statements may or may not exist at the standalone C2 level.

        Furthermore, the Combined Financial Statements do not reflect any amounts due to or due from the Parent for income tax related matters as it is assumed that all such amounts were settled on December 31st of each year.

        The following table presents the U.S. and non-U.S. components of income before (benefit) provision for income taxes:

Income Before Benefit (Provision) for Income Taxes

	Year ended December 31,
	2015	2014	2013
U.S. Operations	$20,211	$132,643	$82,607
Non-U.S. operations	280,193	255,554	249,383

Income before benefit / (provision)	$300,404	$388,197	$331,990

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 17. Income Taxes (Continued)

        The (benefit) provision for income taxes is comprised of the following:

(Benefit) Provision for Income Taxes

	Year ended December 31,
	2015	2014	2013
Current U.S. federal income tax provision	$—	$3,099	$—
Deferred U.S. federal income tax (benefit) / provision	(89,337)	—	—

Total federal income tax (benefit) / provision	(89,337)	3,099	—

Current state and local income tax provision	—	—	—
Deferred state and local income tax (benefit) / provision	(22,759)	—	—

Total state and local income tax (benefit) / provision	(22,759)	—	—

Total non-U.S. income tax provision	26,838	23,253	31,732

Total (benefit) / provision for income taxes	$(85,258)	$26,352	$31,732

        A reconciliation from the U.S. Federal statutory rate to the Company's actual effective income tax rate is as follows:

Percentage of Pretax Income Years Ended December 31

	2015			2014			2013
	Pretax Income	Income tax expense (benefit)	Percent of pretax income	Pretax Income	Income tax expense (benefit)	Percent of pretax income	Pretax Income	Income tax expense (benefit)	Percent of pretax income
Federal income tax rate	$300,404	$105,141	35.0%	$388,197	$135,869	35.0%	$331,990	$116,196	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit		448	0.2		4,937	1.3		1,460	0.4
Lower tax rates applicable to non-U.S. earnings		(72,186)	(24.0)		(67,016)	(17.3)		(61,472)	(18.5)
Unrecognized tax (benefit) expense		(32)	(0.0)		(32,158)	(8.3)		2,317	0.7
Deferred income taxes on international earnings		332	0.1		5	0.0		2	0.0
Valuation allowances		(117,208)	(39.0)		(8,406)	(2.2)		(30,611)	(9.2)
Other		(1,753)	(0.7)		(6,879)	(1.7)		3,840	1.2

Effective Tax Rate		$(85,258)	(28.4)%		$26,352	6.8%		$31,732	9.6%

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 17. Income Taxes (Continued)

        The tax effects of temporary differences that give rise to deferred income tax assets and liabilities are presented below:

Components of Deferred Income Tax Assets and Liabilities

	December 31,
	2015	2014
Deferred Tax Assets:
Net operating loss (NOL) carry forwards	$690,707	$610,888
FSA adjustments—aircraft contracts	27,551	45,079
Other	6,400	6,767

Total gross deferred tax assets	724,658	662,734

Deferred Tax Liabilities:
Operating leases	(738,764)	(657,453)
Non-U.S. unremitted earnings	(32,944)	(32,612)
Other	(4,884)	(1,469)

Total deferred tax liabilities	(776,592)	(691,534)

Total net deferred tax liability before valuation allowances	(51,934)	(28,800)
Less: Valuation allowances	—	(117,208)

Net deferred tax liability after valuation allowances	$(51,934)	$(146,008)

        The deferred tax assets and deferred tax liabilities recorded on the Combined Balance Sheet are based on a tax jurisdictional basis, whereas the amounts presented above are on worldwide basis categorized by the deferred tax asset and liability components. The deferred tax assets of $111,561 and ($248) are recorded in Other assets on the Combined Balance Sheet as of December 31, 2015 and 2014, respectively. The deferred tax liabilities of $163,495 and $145,760 are recorded in Accounts payable, accrued expenses and other liabilities on the Combined Balance Sheet as of December 31, 2015 and 2014, respectively. This results in a net balance of ($51,934) and ($146,008) as of December 31, 2015 and 2014, respectively, as presented above.

Net Operating Loss Carry-forwards

        As of December 31, 2015, C2 has deferred tax assets (DTAs) totaling $690,707 on its global NOLs. This includes: (1) a DTA of $364,290 relating to its cumulative U.S. federal NOLs of $1,040,830; (2) DTAs of $33,118 relating to cumulative state NOLs of $1,224,556, and (3) DTAs of $293,299 relating to cumulative non-U.S. NOLs of $2,345,148.

        The U.S. federal NOL's will expire beginning in 2031 through 2035 and the U.S. state NOL's will begin to expire starting in 2021. While most of the non-U.S. NOLs have no expiration date, a small portion will expire over various periods, including an insignificant amount expiring in 2020.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 17. Income Taxes (Continued)

        Prior to December 31, 2014, C2 had not previously recognized any tax benefit on its prior year U.S. federal and U.S. state NOLs due to uncertainties related to its ability to realize its net deferred tax assets in the future. Due to these uncertainties, combined with three years of cumulative losses by the U.S. business, C2 had concluded that it did not meet the criteria to recognize its U.S. deferred tax assets, inclusive of the deferred tax assets related to U.S. federal and state NOLs. Accordingly, C2 maintained a valuation allowance of $117,208 against its net deferred tax assets at December 31, 2014 ($96,015 U.S. federal and $21,193 U.S. state).

        The determination of whether or not to maintain valuation allowances on certain reporting entities' DTA requires significant judgment and an analysis of all positive and negative evidence to determine whether it is more likely than not that these future benefits will be realized. ASC 740-10-30-18 states that "future realization of the tax benefit of an existing deductible temporary difference or NOL carry-forward ultimately depends on the existence of sufficient taxable income within the carryback and carry-forward periods available under the tax law." As such, C2 considered the following potential sources of taxable income in its assessment of a reporting entity's ability to recognize its net DTA:

  •
  Taxable income in carryback years,

  •
  Future reversals of existing taxable temporary differences (deferred tax liabilities),

  •
  Prudent and feasible tax planning strategies, and

  •
  Future taxable income forecasts.

        Through the second quarter of 2015, C2 maintained a full valuation allowance against its U.S. net DTA. During the third quarter of 2015, management concluded that it was more likely than not that C2 will generate sufficient future taxable income within the applicable carry-forward periods to realize its U.S. net DTA. This conclusion was reached after weighing all of the evidence and determining that the positive evidence outweighed the negative evidence, which included consideration of:

  •
  The U.S. group transitioned into a 3-year (12 quarter) cumulative income position in the third quarter of 2015, resulting in C2's ability to significantly increase the reliance on future taxable income forecasts.

  •
  Management's forecast of future U.S. taxable income supporting partial utilization of the U.S. federal NOLs prior to their expiration,

  •
  Management's consideration of future tax planning strategies, and

  •
  U.S. federal NOLs not expiring until 2031 through 2035.

        The forecast of future taxable income for C2 reflects a view of growth and returns that management believes is more likely than not of being realized.

        Post-2015, the Company's ability to recognize DTAs is evaluated on a quarterly basis to determine if there are any significant events that would affect our ability to utilize existing DTAs. If events are identified that affect our ability to utilize our DTAs, valuation allowances may be adjusted accordingly.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 17. Income Taxes (Continued)

Indefinite Reinvestment Assertion

        As of December 31, 2015, Management continues to assert its intent to indefinitely reinvest its international earnings for international subsidiaries in select jurisdictions. If the undistributed earnings of the select international subsidiaries were distributed, additional domestic and international income tax liabilities would result. However, it is not practicable to determine the amount of such taxes because of the variability of multiple factors that would need to be assessed at the time of any assumed distribution.

        During 2015, C2 increased the U.S. federal deferred income tax liabilities by $332. As of December 31, 2015, the Company has a recorded deferred tax liability of $32,944 for U.S. and non-U.S. taxes associated with the potential future repatriation of undistributed earnings of certain non-U.S. subsidiaries.

Liabilities for Unrecognized Tax Benefits

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits

	Liabilities for Unrecognized Tax Benefits	Interest/ Penalties	Total
Balance at December 31, 2014	$2,580	$791	$3,371
Additions for tax positions related to prior years	—	239	239
Reductions for tax positions of prior years	(272)	—	(272)

Balance at December 31, 2015	$2,308	$1,030	$3,338

        During the year ended December 31, 2015, the Company recorded a net $33 reduction on uncertain tax positions, including interest and penalties. The majority of the net reduction related to prior years' uncertain tax positions and primarily comprised of the following items: 1) a $272 decrease associated with an uncertain tax position taken on certain prior-year non-U.S. income tax returns, and 2) a $239 tax increase due to the accrual of interest and penalties related to uncertain tax positions taken on certain prior year international non-U.S. tax returns. As of December 31, 2015, the accrued liability for interest and penalties is $1,030. The Company recognizes accrued interest and penalties on unrecognized tax benefits in income tax expense.

        The entire $3,338 of unrecognized tax benefits including interest and penalties at December 31, 2015 would lower the Company's effective tax rate, if realized. The Company does not believe that the total unrecognized tax benefits before interest and penalties will decrease prior to December 31, 2016.

Income Tax Audits

        Upon audit, taxing authorities may challenge all or part of an uncertain income tax position. While C2 has no history of tax audits on a standalone basis, the Parent is routinely audited by federal, state,

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 17. Income Taxes (Continued)

and foreign taxing authorities. Accordingly, the Parent (and C2) regularly assesses the outcome of potential examinations in each of the taxing jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. The reserves are adjusted, from time to time, based upon changing facts and circumstances, such as the progress of a tax audit. The effective income tax rate reflects changes to the tax contingency reserves that C2 considers appropriate. It is reasonably possible that changes to C2's global unrecognized tax benefits could be significant; however, due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months cannot be made.

Note 18. Derivative Financial Instruments

        As part of managing economic risk and exposure to interest rate risk, the Company enters into derivative transactions in over-the-counter markets with financial institutions. The Company does not enter into derivative financial instruments for speculative purposes.

        The following table presents fair values and notional values of derivative financial instruments, which consist of interest rate swaps related to secured financing:

	December 31, 2015			December 31, 2014
	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Non-Qualifying Hedges
Interest Rate Derivatives	$38,089	$—	$(1,013)	$43,336	$—	$(1,254)

Total Non-Qualifying Hedges	$38,089	$—	$(1,013)	$43,336	$—	$(1,254)

        The following table presents a summary of our derivative portfolio including the gross amounts of recognized financial assets and liabilities; the amounts offset in the combined balance sheet; the net amounts presented in the combined balance sheet; the amounts subject to an enforceable master netting arrangement or similar agreement that were not included in the offset amount above; and the

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 18. Derivative Financial Instruments (Continued)

amount of cash collateral received or pledged. Substantially all of the derivative transactions are under an International Swaps and Derivatives Association (ISDA) agreement.

				Gross Amounts Not Offset in the Combined Balance Sheet
		Gross Amount Offset in the Combined Balance Sheet	Net Amount Presented in the Combined Balance Sheet
	Gross Amount of Recognized Liabilities			Derivative Financial Instruments(1)	Cash Collateral Pledged / (Received)(1)	Net Amount
December 31, 2015
Derivative liabilities	$(1,013)	—	$(1,013)	—	—	$(1,013)
December 31, 2014
Derivative liabilities	$(1,254)	—	$(1,254)	—	—	$(1,254)

(1)
The Company's derivative transactions are governed by ISDA agreements that allow for net settlements of certain payments as well as offsetting of all contracts ("Derivative Financial Instruments") with a given counterparty in the event of bankruptcy or default of one of the two parties to the transaction. We believe our ISDA agreements meet the definition of a master netting arrangement or similar agreement for purposes of the above disclosure.

        The following table presents the impact of derivatives on the Combined Statements of Income:

		Year ended December 31,
	Loss Recognized	2015	2014	2013
Non Qualifying Hedges:
Interest Rate Derivatives	Other Income	$(1,000)	$(2,033)	$(614)

Total Derivatives—Combined Statements of Income impact		$(1,000)	$(2,033)	$(614)

Note 19. Fair Value Measurements

        C2 measures the fair value of its financial assets and liabilities and certain non-financial assets in accordance with ASC 820, Fair Value Measurements, which defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. The Company categorizes its financial instruments, based on the priority of inputs to the valuation techniques, according to the following three tier fair value hierarchy:

  Level 1—Quoted prices available in active markets for identical assets or liabilities as of the reported date.

  Level 2—Observable market data. Inputs include quoted prices for similar assets, liabilities (risk adjusted) and market-corroborated inputs, such as market comparable, interest rates, yield curves and other items that allow value to be determined.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 19. Fair Value Measurements (Continued)

  Level 3—Unobservable inputs from the Company's own assumptions about market risk developed based on the best information available, subject to cost benefit analysis. Inputs may include the Company's own data.

        When there are no observable comparable data, inputs used to determine value are derived through extrapolation and interpolation and other Company specific inputs such as projected financial data and the Company's own views about the assumptions that market participants would use.

        The following table summarizes the Company's assets and liabilities measured at estimated fair value on a recurring basis.

	Total	Level 1	Level 2	Level 3
December 31, 2015
Liabilities
Derivative liabilities at fair value	$(1,013)	$—	$(1,013)	$—

Total	$(1,013)	$—	$(1,013)	$—

December 31, 2014
Liabilities
Derivative liabilities at fair value	$(1,254)	$—	$(1,254)	$—

Total	$(1,254)	$—	$(1,254)	$—

        Derivative Assets and Liabilities—The Company's financial derivatives consist of interest rate derivatives. These are valued using models that incorporate inputs, such as interest rate curves and volatility. Readily observable market inputs to models can be validated to external sources, including industry pricing services, or corroborated through recent trades, yield curves, or other market-related data. As such, these derivative instruments are valued using a Level 2 methodology. In addition, these derivative values incorporate an assessment of the risk of counterparty nonperformance, measured based on the Company's evaluation of credit risk.

        The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in the observability of key inputs to a fair value measurement may result in a transfer of assets or liabilities between Level 1, 2 and 3. The Company's policy is to recognize transfers in and transfers out as of the end of the reporting period. For the years ended December 31, 2015 and 2014, there were no transfers into or out of Level 1, Level 2 or Level 3.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 19. Fair Value Measurements (Continued)

        The following table presents financial instruments measured at estimated fair value on a non-recurring basis for which a non-recurring change in fair value had been recorded during the year ended December 31, 2014.

	Total	Level 1	Level 2	Level 3	Total Gains and (Losses)
December 31, 2014
Flight equipment held for sale	$151,853	$—	$—	$151,853	$(9,868)

Total	$151,853	$—	$—	$151,853	$(9,868)

        At December 31, 2015, there were no financial instruments measured at estimated fair value on a non-recurring basis for which a change in fair value was recorded during the year end December 31, 2015.

        Flight Equipment Held for Sale—Flight equipment held for sale are recorded at the lower of cost or fair value on the Combined Balance Sheets. As there is no liquid secondary market for the flight equipment held for sale in the Company's portfolio, the fair value is estimated based on a binding contract, current letter of intent, or other third-party valuation, or using internally generated valuations or discounted cash flow technique, all of which are Level 3 inputs. The estimated fair value of flight equipment held for sale with impairment at December 31, 2015 was $0.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 19. Fair Value Measurements (Continued)

Fair Values of Financial Instruments

        The carrying values and estimated fair values of financial instruments presented below exclude leases and certain other assets and liabilities, which are not required for disclosure.

		Estimated Fair Value
	Carrying Value
Financial Instruments		Level 1	Level 2	Level 3	Total
December 31, 2015
Financial Assets
Cash and cash equivalents	$150,839	$150,839	$—	$—	$150,839
Restricted cash and cash equivalents	498,271	498,271	—	—	498,271
Loans (excluding leases)	49,162	—	—	49,613	49,613
Notes receivable from related parties	1,672	—	—	1,674	1,674
Other assets subject to fair value disclosure(1)	17,399	—	—	17,399	17,399
Financial Liabilities
Derivative liabilities at fair value	(1,013)	—	(1,013)	—	(1,013)
Secured Borrowings	(2,099,268)	—	(572,988)	(1,609,900)	(2,182,888)
Notes payable to related parties	(1,500,547)	—	—	(1,498,756)	(1,498,756)
Other liabilities subject to fair value disclosure(2)	(16,237)	—	—	(16,237)	(16,237)
December 31, 2014
Financial Assets
Cash and cash equivalents	$336,795	$336,795	$—	$—	$336,795
Restricted cash and cash equivalents	627,714	627,714	—	—	627,714
Loans (excluding leases)	71,423	—	—	70,476	70,476
Notes receivable from related parties	—	—	—	—	—
Other assets subject to fair value disclosure(1)	6,693	—	—	6,693	6,693
Financial Liabilities
Derivative liabilities at fair value	(1,254)	—	(1,254)	—	(1,254)
Secured Borrowings	(2,363,593)	—	(623,700)	(1,861,078)	(2,484,778)
Notes payable to related parties	(1,311,280)	—	—	(1,366,403)	(1,366,403)
Other liabilities subject to fair value disclosure(2)	(15,386)	—	—	(15,386)	(15,386)

(1)
Other assets subject to fair value disclosure primarily include accrued interest receivable and miscellaneous receivables. These assets have carrying values that approximate fair value generally due to the short-term nature and are classified as Level 3.

(2)
Other liabilities subject to fair value disclosure include accounts payable, accrued liabilities and miscellaneous liabilities. The fair value of these approximate carrying value and are classified as Level 3.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 19. Fair Value Measurements (Continued)

        The methods and assumptions used to estimate fair value of each class of financial instruments are explained below:

        Cash and cash equivalents; Restricted cash and cash equivalents—The carrying values of cash and cash equivalents are at face amount. The impact of the time value of money from the unobservable discount rate for restricted cash is inconsequential as of December 31, 2015 and December 31, 2014. Accordingly, cash and cash equivalents and restricted cash and cash equivalents approximate estimated fair value and are classified as Level 1.

        Loans—As there is no liquid secondary market for the loans in C2's portfolio, the fair value is estimated based on discounted cash flow analyses which use Level 3 inputs at both December 31, 2015 and December 31, 2014. In addition to the characteristics of the underlying contracts, key inputs to the analysis include interest rates, prepayment rates, and credit spreads. For the loan portfolio, the market based credit spread inputs are derived from instruments with comparable credit risk characteristics obtained from independent third-party vendors. As these Level 3 unobservable inputs are specific to individual loans, management does not believe the sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of the loan. The fair value of loans as of December 31, 2015 was 100.9% of carrying value. The fair value of loans as of December 31, 2014 was 98.7% of carrying value.

        Notes receivable from and Notes payable to related parties—In the normal course of business, the Company enters into notes with related parties, for which fair value is determined using a discounted cash flow analysis. The future expected cash flows are discounted at current rates for new issuances and borrowings of similar notes. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these notes are classified as Level 3.

        Derivatives—The estimated fair values of derivatives were calculated using observable market data and represent the gross amount receivable or payable to terminate, taking into account current market rates, which represent Level 2 inputs. See Note 18—Derivative Financial Instruments for notional principal amounts and fair values.

        Borrowings from secured financing—Approximately $583,333 par value at December 31, 2015 and $623,333 par value at December 31, 2014 were valued using market inputs, which are Level 2 inputs. Where market estimates were not available for approximately $1,547,536 and $1,779,127 par value at December 31, 2015 and December 31, 2014, respectively, values were estimated using a discounted cash flow analysis with a discount rate approximating current market rate for issuances by C2 of similar debt, which are Level 3 inputs.

Note 20. Commitments and Contingencies

Commitments

        The Company's purchase commitments relate to the purchase of commercial aircraft. Commitments to purchase new commercial aircraft are predominantly with Airbus Industries (Airbus) and The Boeing Company (Boeing). The Company may also commit to purchase aircraft directly from

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 20. Commitments and Contingencies (Continued)

an airline. Flight equipment purchases are contracted for specific models, using baseline aircraft specifications at fixed prices, which reflect discounts from list prices prevailing at the time of commitment. The delivery price of an aircraft may change depending on final specifications. Equipment purchases are recorded at the delivery date. The estimated commitment amounts in the subsequent table are based on contracted purchase prices reduced for deposits on flight equipment to date and exclude buyer furnished equipment selected by the lessee. Aircraft deliveries are scheduled periodically through 2020. Commitments exclude unexercised options to order additional aircraft.

        As of December 31, 2015, we had commitments to acquire a total of 139 new aircraft for delivery through 2020 as follows:

Aircraft Type	2016	2017	2018	2019	2020	Total
Airbus A320, A321 NEO	4	10	25	11	—	50
Airbus A321 CEO	6	—	—	—	—	6
Airbus A330 NEO	—	—	5	4	6	15
Airbus A350-900	2	—	—	3	7	12
Boeing 737-800	3	—	—	—	—	3
Boeing 737 Max-8	—	—	—	20	17	37
Boeing 787-9	—	3	4	7	2	16

Total	15	13	34	45	32	139

        Commitments for the acquisition of these aircraft and other equipment at an estimated purchase price (including adjustments for inflation) reduced by pre-delivery payments to date and exclude buyer furnished equipment selected by lessee of approximately $9,588,100 as of December 31, 2015 are as follows:

Years ending December 31,
2016	$448,700
2017	712,800
2018	2,178,100
2019	3,433,600
2020	2,814,900

Total	$9,588,100

Contingencies

        The Company is involved, and from time to time in the future may be involved, in a number of pending and threatened judicial, regulatory, and arbitration proceedings relating to matters that arise in connection with the conduct of its business (collectively Litigation).

        In accordance with applicable accounting guidance, the Company establishes reserves for Litigation when those matters present loss contingencies as to which it is both probable that a loss will occur and the amount of such loss can be reasonably estimated.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 20. Commitments and Contingencies (Continued)

        Based on currently available information, the Company believes that the results of Litigation that is currently pending, taken together, will not have a material adverse effect on the Company's financial condition, and is not material to the Company's operating results or cash flows for any particular period.

Note 21. Concentration of Risk

        The following table presents the Company's geographic concentration of net book value of the aggregate of Flight equipment held for operating leases, Flight equipment held for sale and Finance leases by region. The classification of regions is determined based on the lessee's principal place of business.

	December 31, 2015		December 31, 2014
	Net Book Value	%	Net Book Value	%
By Region:
Asia / Pacific	$3,703,998	37%	$3,640,288	38%
U.S. and Canada	2,410,334	24%	2,134,665	22%
Europe	2,192,462	22%	2,080,571	21%
Latin America	1,152,543	11%	1,022,020	11%
Africa / Middle East	629,138	6%	766,532	8%

Total	$10,088,475	100%	$9,644,076	100%

        The following tables present geographic concentration of Lease rental revenue, net based on lessee's principal place of business for the respective periods:

	Years ended December 31,
	2015		2014		2013
Region	Amount	%	Amount	%	Amount	%
Asia / Pacific	$450,222	41%	$430,676	39%	$379,657	37%
U.S. and Canada	227,915	20%	218,478	19%	147,538	14%
Europe	224,628	20%	274,774	24%	288,495	28%
Latin America	126,340	11%	126,797	11%	125,089	12%
Africa / Middle East	90,725	8%	81,499	7%	92,659	9%

Total	$1,119,830	100%	$1,132,224	100%	$1,033,438	100%

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Combined Financial Statements (Continued)

(Dollars in thousands)

Note 21. Concentration of Risk (Continued)

        The following tables set forth revenue attributable to individual countries representing at least 5% of Lease rental revenue, net by year for the periods indicated:

	Years ended December 31,
	2015		2014		2013
Country(1)	Amount	%	Amount	%	Amount	%
United States	$158,799	14%	$140,882	12%	$64,394	6%
Australia	$141,508	13%	$141,057	12%	$136,088	13%
Canada	$69,116	6%	$77,596	7%	$83,144	8%
Mexico	$—	—	$—	—	$—	—
Philippines	$57,098	5%	$—	—	$—	—
China	$—	—	$—	—	$57,499	6%
Brazil	$—	—	$56,374	5%	$53,012	5%

(1)
Dashes in the tables above indicate revenue below 5% in the respective periods.

        Substantially all of our finance leases revenue relate to lessees in the U.S.

        Our top single customer exposure by combined revenue in 2015, 2014 and 2013 was 8%, 8% and 9%, respectively.

Note 22. Subsequent Events

        These Combined Financial Statements reflect management's evaluation of subsequent events, through June 30, 2016, the date the Combined Financial Statements were available to be issued.

 C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)
Interim Combined Financial Statements
June 30, 2016 and December 31, 2015

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Interim Combined Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2016 (Unaudited)	December 31, 2015
Assets
Cash and cash equivalents	$130,943	$150,839
Restricted cash and cash equivalents	537,456	498,271
Finance leases and loans, net of allowance for credit losses	344,833	365,508
Flight equipment held for operating leases, net of accumulated depreciation	9,685,548	9,734,789
Flight equipment held for sale	92,803	34,654
Deposits on flight equipment purchases	764,574	695,962
Goodwill	112,500	112,500
Other intangibles, net of accumulated amortization	14,635	16,911
Notes receivable from related parties	84,538	1,672
Unconsolidated equity method investment	58,594	49,260
Other assets	122,031	144,359

Total Assets	$11,948,455	$11,804,725

Liabilities
Accounts payable, accrued expenses and other liabilities	$276,300	$305,494
Rentals received in advance	52,919	70,950
Security deposits	164,255	158,111
Maintenance reserves	1,052,369	979,975
Borrowings from secured financing, net of debt issuance costs	1,926,448	2,091,567
Notes payable to related parties	1,560,008	1,500,547

Total Liabilities	5,032,299	5,106,644

Commitments and Contingencies (Note 16)
Parent Company Net Investment
Parent company net investment	$6,932,725	$6,715,085
Accumulated other comprehensive loss	(16,569)	(17,004)

Total Parent Company Net Investment	6,916,156	6,698,081

Liabilities and Parent Company Net Investment	$11,948,455	$11,804,725

The accompanying notes are an integral part of these Interim Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Interim Combined Statements of Income (Unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2016	2015
Revenues
Lease rental revenue, net	$611,989	$551,957
Finance lease and interest revenue, net	12,554	14,170
Gain on disposal of flight equipment, net	11,202	28,247
Other revenue	5,380	2,625

Total Revenues	641,125	596,999

Expenses
Depreciation on flight equipment	222,314	196,643
Impairment of flight equipment	210	2,553
Interest expense, net (related party amounts of $48,969 and $39,978, respectively)	171,327	173,591
Provision for credit loss (recovery)	5,171	(1,609)
Operating lease expense	21,549	13,233
Selling, general and administrative expenses	71,135	60,532

Total Expenses	491,706	444,943

Other Income	5,287	4,958
Income before income taxes and income of investments accounted for under the equity method	154,706	157,014
Provision for income taxes	(18,173)	(13,865)
Share of earnings from unconsolidated equity method investment, net of tax	2,983	1,366

Net Income	$139,516	$144,515

The accompanying notes are an integral part of these Interim Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Interim Combined Statements of Comprehensive Income (Unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2016	2015
Net Income	$139,516	$144,515
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	439	(1,057)
Unrealized loss on available-for-sale investments	(4)	—

Total other comprehensive income (loss)	435	(1,057)

Comprehensive Income	$139,951	$143,458

The accompanying notes are an integral part of these Interim Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Interim Combined Statements of Changes in Parent Company Net Investment (Unaudited)

(Dollars in thousands)

	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2014	$6,455,072	$(15,540)	$6,439,532
Net income	144,515	—	144,515
Net change in parent company net investment	(77,118)	—	(77,118)
Foreign currency translation adjustments, net of tax	—	(1,057)	(1,057)

Balance at June 30, 2015	$6,522,469	$(16,597)	$6,505,872

Balance at December 31, 2015	$6,715,085	$(17,004)	$6,698,081
Net income	139,516	—	139,516
Net change in parent company net investment	78,124	—	78,124
Foreign currency translation adjustments, net of tax	—	439	439
Unrealized loss on available-for-sale investments, net of tax	—	(4)	(4)

Balance at June 30, 2016	$6,932,725	$(16,569)	$6,916,156

The accompanying notes are an integral part of these Interim Combined Financial Statements.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Interim Combined Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	June 30,
	2016	2015
Cash Flows from Operations
Net income	$139,516	$144,515
Adjustments to reconcile net income to net cash flows from operations:
Depreciation on flight equipment	222,314	196,643
Impairment of flight equipment	210	2,553
Equity in earnings from unconsolidated equity method investment	(2,983)	(1,366)
Provision for credit loss (recovery)	5,171	(1,609)
Unrealized loss on derivatives	82	39
Security deposits and maintenance reserves included in earnings	(2,216)	(10,638)
Stock-based compensation	4,028	5,849
Deferred taxes	15,907	9,132
Accretion and amortization, net	11,872	12,277
Gain on disposal of flight equipment	(11,202)	(28,247)
Changes in operating assets and liabilities:
Other assets	(2,384)	5,213
Accounts payable, accrued expenses and other liabilities	2,634	(16,559)
Rentals received in advance	(18,031)	(15,677)

Net cash flows provided by operations	364,918	302,125

Cash Flows from Investing Activities
Acquisition and improvement of flight equipment held for operating lease	(146,683)	(219,580)
Payments for deposits on flight equipment purchases	(232,920)	(237,914)
Proceeds from disposal of flight equipment	36,327	441,719
Collections on finance leases and loans	18,591	23,147
Investment in unconsolidated equity method investees	(6,136)	(13,007)
Notes receivable from related parties	(82,866)	(30,244)
Net change in restricted cash and cash equivalents	(39,185)	147,236

Net cash flows (used in) provided by investing activities	(452,872)	111,357

Cash Flows from Financing Activities
Payments in reduction of debt financings and debt issuance costs	(164,235)	(128,107)
Security deposits and maintenance reserve receipts	165,509	130,111
Security deposits and maintenance reserve disbursements	(52,741)	(60,379)
Payments on leveraged lease debt	(3,965)	(3,777)
Notes payable to related parties	49,175	(386,918)
Net transfers from (to) parent	74,315	(84,223)

Net cash flows provided by (used in) financing activities	68,058	(533,293)

Net decrease in cash and cash equivalents	(19,896)	(119,811)
Cash and cash equivalents at beginning of period	150,839	336,795

Cash and cash equivalents at end of period	$130,943	$216,984

Supplementary Cash Flow Disclosure
Cash paid during the period for interest, including capitalized interest of $14,440 and $14,262 for the six months ended June 30, 2016 and 2015, respectively	$70,130	$91,840
Cash paid during the period for income taxes	$2,051	$4,749
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for operating lease to held for sale	$148,361	$126,029
Buyer furnished equipment, capitalized interest, and deposits on flight equipment purchases applied to acquisition of flight equipment purchases	$179,962	$176,073

The accompanying notes are an integral part of these Interim Combined Financial Statements.

 Index to the Notes to Interim Combined Financial Statements (Unaudited)

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited)

(Dollars in thousands)

Note 1. Description of the Business

        The accompanying Interim Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the C2 Aviation Capital, Inc. ("we", "our", "C2", or the "Company"), a business of CIT Group Inc. and Subsidiaries (the "Parent" or "CIT"). C2 did not operate as a separate, stand-alone entity and is comprised of certain wholly owned legal entities of the Parent for which C2 is the sole business as well as components of legal entities of the Parent in which C2 operates independently of, but in conjunction with, other businesses of the Parent. Historically, C2 operated within the Transportation Finance (TF) segment as a business of the Parent, and C2's results of operations have been reported in the Parent's Consolidated Financial Statements.

        C2 provides aircraft leasing, lending, and asset management services. The Company's primary clients include global and regional airlines around the world. Offices are located in the United States (U.S.), Europe, and Asia.

Note 2. Basis of Presentation

        Throughout the period covered by the Interim Combined Financial Statements, C2 operated as a business of the Parent. Consequently, stand-alone financial statements have not been historically prepared for C2. The accompanying Interim Combined Financial Statements have been prepared from Parent's historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Parent.

        The Interim Combined Financial Statements reflect the combination of various legal entities that do not necessarily have a legal ownership relationship. As such, the Parent's equity investment in the Company is presented as Parent Company Net Investment in lieu of common stock, paid in capital and retained earnings. The Interim Combined Financial Statements include the historical operations and cost basis of assets and liabilities of the C2 business.

        Transactions between Parent and C2 are accounted for through Parent Company Net Investment (see Note 5—Relationship with Parent and Related Entities for additional information). Transactions between Parent and C2 are deemed to have been settled immediately through Parent Company Net Investment and are shown as a net change in this account.

        All of the allocations and estimates in the Interim Combined Financial Statements are based on assumptions that management of Parent and C2 believes are reasonable. However, the Interim Combined Financial Statements included herein may not be indicative of the financial position, results of operations, and cash flows of C2 in the future or if C2 had been a separate, stand-alone entity during the periods presented. Actual costs that would have been incurred if C2 had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, such as the division of shared services in corporate stewardship, legal, finance, human resources, information systems and marketing, among others. The Company believes that the Interim Combined Financial Statements include all adjustments necessary for a fair presentation of C2.

        The accompanying Interim Combined Financial Statements have been prepared for the six months ended June 30, 2016 and 2015 in accordance with generally accepted accounting principles in the United States of America (GAAP) for interim financial information. In the opinion of management, all

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 2. Basis of Presentation (Continued)

adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included. Results for interim periods should not be considered indicative of results for a full year. These Interim Combined Financial Statements do not represent complete financial statements and should be read in conjunction with the Combined Financial Statements for the years ended December 31, 2015, 2014 and 2013, collectively referred to as the "Annual Combined Financial Statements." Unless otherwise stated, references to years and six month periods relate to C2 fiscal years and six months ended. The condensed notes that follow are an integral part of the Interim Combined Financial Statements.

Note 3. Summary of Significant Accounting Policies

        Significant accounting policies are disclosed in the Annual Combined Financial Statements. There were no material changes to these policies in the first six months of 2016.

Note 4. New Accounting Pronouncements

        New accounting pronouncements are disclosed in the Annual Combined Financial Statements. There were no material changes to these disclosures in the first six months of 2016.

Note 5. Relationship with Parent and Related Entities

        Historically, C2 has been managed and operated by CIT. Accordingly, certain shared costs have been allocated to C2 and reflected as expenses in the stand-alone Interim Combined Financial Statements. Management believes the allocation methodologies are a reasonable reflection of the utilization of services provided to or the benefits received by C2 during the periods presented. The expenses reflected in the Interim Combined Statements of Income may not be indicative of expenses that will be incurred by C2 in the future.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 5. Relationship with Parent and Related Entities (Continued)

        The following table summarizes the Company's allocation of shared costs and related party expenses for the six months ended June 30, 2016 and 2015:

	Six months ended June 30,
	2016	2015
Direct allocation	$18,128	$4,288
Indirect allocation	26,589	26,497

Allocation of Selling, general and administrative expense	44,717	30,785
Allocation of interest expense	97,638	105,581
Allocation of interest income from Total Return Swap (TRS)	(4,961)	(6,607)

Total allocated expenses, net	137,394	129,759

Interest expense on related party debt, net	41,124	30,954
Guarantee fees paid to Parent	7,845	9,024

Total related party expenses, net	48,969	39,978

Total allocated and related party expenses, net	$186,363	$169,737

Allocation of Selling, General and Administrative Expenses

        The Interim Combined Statements of Income include direct and indirect expense allocations of costs associated with information systems, accounting, other financial services such as treasury and audit, purchasing, human resources, legal, investor relations, facilities, corporate stewardship, marketing, business analysis support, and restructuring costs. These costs are allocated to C2 based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of time-use surveys, average earning assets, headcount, or other measures as determined appropriate. These costs are reflected within Selling, general and administrative expenses on the Interim Combined Statements of Income.

        Directly allocated costs represent specific services or functions that are attributable to the Company based on actual and/or estimated usage or consumption. These costs include costs associated with information systems, accounting, other financial services such as treasury and audit, purchasing, legal, facilities, marketing, business analysis support and includes costs related to the commercial aircraft leasing business separation initiative.

        Indirectly allocated costs represent general corporate level services provided to the Company and other affiliates by CIT. Corporate level services include technology management, finance, human resources, legal, communications, treasury, audit, purchasing, facilities, board governance, and other corporate-related expenses.

Allocation of Interest Expense

        CIT operates a centralized treasury and debt management function to finance the operations of CIT and its subsidiaries. The interest cost of the funding provided by the Parent is allocated to C2 and

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 5. Relationship with Parent and Related Entities (Continued)

other CIT entities as part of the Parent's allocation process, based upon historical average rates associated with CIT's unsecured debt and other financing contracted by the Parent. The Parent allocated interest to the Company amounting to $97,638 and $105,581 for the six months ended June 30, 2016 and 2015, respectively. The allocated interest expense on unsecured debt is reflected within Interest expense, net. The Parent's unsecured debt has not been pushed down to the C2 Interim Combined Financial Statements because it is not specifically identifiable to C2.

Allocation of Interest Income from Total Return Swap

        CIT is a counterparty in a TRS financing facility with Goldman Sachs International (GSI). This facility has been executed by CIT's wholly-owned subsidiaries, CIT Financial Ltd. (CFL) and CIT TRS Funding B.V. (BV). The CFL facility is $1,500,000 and the BV facility is $625,000.

        The GSI facilities were structured as a TRS to satisfy the specific requirements set by GSI to obtain its funding commitment. Under the terms of the GSI facilities, CIT raises cash from the issuance of asset backed securitizations (ABS) to investors designated by GSI under the TRS, equivalent to the face amount of the ABS less an adjustment for any Original Issue Discount (OID), which equals the market price of the ABS. CIT is also required to deposit a portion of the face amount of the ABS with GSI as additional collateral prior to funding ABS through the GSI facilities.

        Amounts deposited with GSI can increase or decrease over time depending on the market value of the ABS and/or changes in the ratings of the ABS. CIT and GSI engage in periodic settlements based on the timing and amount of coupon, principal and any other payments actually made by CIT on the ABS. Pursuant to the terms of the TRS, GSI is obligated to return those same amounts to CIT plus a proportionate amount of the initial deposit. CIT is obligated to pay GSI (1) principal in an amount equal to the contractual market price times the amount of principal reduction on the ABS and (2) interest equal to LIBOR times the adjusted qualifying borrowing base of the ABS. On a quarterly basis, CIT pays the fixed facility fee of 2.85% per annum times the maximum facility commitment amount.

        The Company participates in the TRS to the extent the ABS issued under its secured borrowings are placed as reference obligations in the TRS. Accordingly, the net interest income associated with the Company's ABS which were placed as reference obligations under the TRS has been allocated to the Company. The allocation of net interest income is calculated based on the relative historical facility size of the Company as a portion of the Parent's GSI facilities during the carve-out periods. The allocated net interest income included in Interest expense, net in the Interim Combined Statements of Income were $4,961 and $6,607 for the six months ended June 30, 2016 and 2015, respectively. As the GSI facilities are the contractual obligation of the Parent, the associated GSI receivable and derivative are not allocated to the Company.

Interest on Related Party Debt

        Historically, C2 entered into formal internal debt transactions in the form of notes payable with CIT and affiliates of CIT. The Company had Notes payable to related parties of $1,560,008 and $1,500,547 as of June 30, 2016 and December 31, 2015, respectively. The Company's Notes receivable

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 5. Relationship with Parent and Related Entities (Continued)

from related parties of $84,538 and $1,672 as of June 30, 2016 and December 31, 2015, respectively. The Notes payable to and Note receivable from related parties are supported by legal agreements. The Company recognized interest expense, net of interest income, amounting to $41,124 and $30,954 for the six months ended June 30, 2016 and 2015, respectively. This related party net interest expense is reflected within Interest expense, net.

Guarantee Fees Paid to Parent

        CIT serves as a guarantor of payments for certain secured borrowings. As a result, certain dependencies arose in relation to the Parent and the Company in order for the Company to conduct its operations and meet its financial obligations as they became due. The Company paid a guarantee fee to the Parent for facilities guaranteed by one of the European Export Credit Agencies (ECA) and the Export-Import Bank of the United States (EXIM). These fees amounted to $7,845 and $9,024 for the six months ended June 30, 2016 and 2015, respectively, and is reflected within Interest expense, net on the Interim Combined Statements of Income.

Related Party Purchases and Sales

        There were no significant purchases or sales to or from related parties during the periods covered by the Interim Combined Financial Statements, except for the sale of aircraft to TC-CIT Aviation during the six months ended June 30, 2015. Refer to Note 9—Unconsolidated Equity Method Investment for additional information.

Parent Company Net Investment

        The Company's total capital pool is reflected as Parent Company Net Investment in the Interim Combined Balance Sheets. This mainly includes the net transfers to and transfers from centralized cash pooling and general financing activities, corporate overhead allocations, and receivables/payables from/to CIT entities deemed to be effectively settled at the time the transactions are consummated.

        CIT uses a centralized approach to domestic cash management under which cash deposits are transferred to CIT on a daily basis and are pooled with other domestic CIT entities. The Company does not specifically distinguish transfers to or from other CIT entities, but rather considers such amounts to be part of a capital pool that is included within Parent Company Net Investment in the Interim Combined Financial Statements.

Note 6. Flight Equipment

        As of June 30, 2016, the Company had 281 aircraft held for operating lease, all of which were on lease. At December 31, 2015, the Company had 283 aircraft held for operating lease, of these aircraft 278 were on lease and five aircraft were off-lease.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 6. Flight Equipment (Continued)

        Flight equipment held for operating lease consists of the following:

	June 30, 2016	December 31, 2015
Flight equipment	$13,689,995	$13,699,272
Less accumulated depreciation	(4,004,447)	(3,964,483)

Flight equipment held for operating lease, net	$9,685,548	$9,734,789

        Flight equipment are assessed for recoverability in accordance with ASC 360, Property Plant and Equipment (ASC 360), at each reporting period or whenever events or changes in circumstances indicate that their carrying value may not be recoverable.

        As of June 30, 2016, the Company had five aircraft with a carrying value of $92,803 which met the criteria of ASC 360 to be classified as held for sale (HFS) and as of December 31, 2015, the Company had one aircraft and other equipment with a carrying value of $34,654 which met the criteria to be classified as HFS.

        An impairment charge has been recorded for the six months ended June 30, 2016 and 2015 of $210 and $2,553, respectively, related to Flight equipment held for sale.

Note 7. Finance Leases and Loans, Net

        The following table describes the components of Finance leases and loans, net of allowance for credit losses on our Interim Combined Balance Sheets:

	June 30, 2016	December 31, 2015
Finance leases	$310,988	$319,032
Loans	35,824	49,162

Total finance leases and loans	346,812	368,194
Allowances for credit losses	(1,979)	(2,686)

Finance leases and loans, net	$344,833	$365,508

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 7. Finance Leases and Loans, Net (Continued)

        The following lists the components of finance leases as of:

	June 30, 2016	December 31, 2015
Total lease payments to be received, net of debt
payments for leveraged leases(1)	$362,134	$381,170
Estimated residual values of leased flight equipment (unguaranteed)	81,100	81,100
Unamortized initial direct costs	282	300
Less: Unearned income	(132,528)	(143,538)

Finance leases	$310,988	$319,032

(1)
Includes leveraged lease third party non-recourse debt payable of $30,839 and $34,831 at June 30, 2016 and December 31, 2015, respectively.

        At June 30, 2016, minimum future lease receipts on finance leases net of debt payments for leveraged leases, are as follows:

Minimum future receipts
Remainder of 2016	$19,036
2017	38,072
2018	38,072
2019	38,072
2020	45,809
Thereafter	183,073

Total	$362,134

Credit Quality Information

        Obligor risk ratings are reviewed on a regular basis by the Company and are adjusted as necessary for updated information affecting borrower/lessee ability to fulfill their obligations. Substantially the entirety of our financing receivables portfolio is secured financing and we assess the overall quality of the portfolio based on the potential risk of loss measure. The metric incorporates both the borrower's credit quality along with any related collateral protection.

        Our internal risk ratings process is an important source of information in determining our allowance for credit losses and represents a comprehensive approach to evaluate risk in our financing receivables portfolio. In deriving our internal risk ratings, we stratify our portfolio into 12 distinct categories of default risk which, more broadly, break down into four main categories.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 7. Finance Leases and Loans, Net (Continued)

        Our proprietary Probability of Default (PD) model to assess obligor credit quality, keyed around certain financial metrics and qualitative factors, maps to a percentage probability of default over a 12-month time horizon.

        Our process starts by developing an internal risk rating for our borrowers, which is based upon our proprietary models using data derived from borrower financial statements, agency ratings, payment history information, and other borrower characteristics. We then evaluate the potential risk of loss for the specific lending transaction in the event of borrower default, which takes into account such factors as applicable collateral value, historical loss and recovery rates for similar transactions, and our collection capabilities. Our internal risk ratings process and the models we use are subject to regular monitoring and internal controls. The frequency of rating updates is set by our credit risk policy, which requires annual Risk Committee approval.

        As described above, financing receivables are assigned one of 12 risk ratings based on our process and then these are grouped by similar characteristics into four broader categories as outlined in the table below. PDs 1-3 and 4-6 are generally characterized by high credit quality borrowers with low risk of borrower default. PDs 7-9 is characterized by borrowers with weaker credit quality while PD 10-12 borrowers are generally much higher risk.

        For our secured financing receivables portfolio, our collateral position and ability to work out problem accounts mitigate our losses. Our asset managers have deep industry expertise that enables us to identify the optimum approach to default situations. We price risk premiums for weaker credits at origination, closely monitor changes in creditworthiness through our risk ratings and watch list process, and are engaged early with deteriorating credits to minimize economic loss. Loans within the lower tier categories are reviewed and monitored regularly, and classified as impaired when it is probable that they will not pay in accordance with contractual terms.

        The following table summarizes finance leases and loans by PD classification:

	PD 1 - 3	PD 4 - 6	PD 7 - 9	PD 10 - 12	Total
Grade:
June 30, 2016
Finance Leases	$—	$279,600	$31,388	$—	$310,988
Loans	—	21,929	13,895	—	35,824

Total	$—	$301,529	$45,283	$—	$346,812

December 31, 2015
Finance Leases	$—	$287,532	$31,500	$—	$319,032
Loans	—	24,482	24,680	—	49,162

Total	$—	$312,014	$56,180	$—	$368,194

Past Due and Non-Accrual Finance Leases and Loans

        There were no non-accruals or past due accounts as of June 30, 2016 and December 31, 2015.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 7. Finance Leases and Loans, Net (Continued)

Allowances for Credit Losses and Impairment of Loans

        The Company maintains an allowance for credit losses for estimated credit losses in its held for investment (HFI) finance leases and loans portfolio. The allowance is adjusted through Provision for credit losses, which is charged against current period earnings, and reduced by any charge-offs for losses, net of recoveries.

        A charge off has been recorded for the six months ended June 30, 2016 of $5,878 representing impairment related to all of the active loan balances with one specific customer. There was no impairment charge for the six months ended June 30, 2015.

	June 30, 2016	December 31, 2015
Allowance for credit losses, beginning of the year	$2,686	$5,164
Provision for credit loss (recovery)	5,171	(2,478)
Gross Charge Offs	(5,878)	—

Allowance for credit losses, period end	$1,979	$2,686

        During the second quarter of 2016 the Company repossessed loan collateral of $784 which related to the aforementioned 2016 loan charge-off. Repossessed assets are presented within Other assets in the Interim Combined Balance Sheet. There were no repossessed assets as of December 31, 2015.

Note 8. Goodwill and Other Intangible Assets

Goodwill

        Goodwill represents C2's portion of the Parent's goodwill associated with the Parent's emergence from bankruptcy in December 2009. For all periods presented goodwill was $112,500.

Intangible Assets

        The intangible assets consist of the following:

	June 30, 2016	December 31, 2015
Lease intangibles	$10,545	$12,821
Maintenance rights intangibles	4,090	4,090

Total Intangible Assets	$14,635	$16,911

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 8. Goodwill and Other Intangible Assets (Continued)

        The following table presents the changes in lease intangible assets and related amortization.

Lease Intangibles
December 31, 2015	$12,821
Amortization	(2,276)

June 30, 2016	$10,545

        The lease intangible assets are amortized as an offset to rental income over the remaining life of the leases, generally five years or less. Gross lease intangibles were $31,809 and $39,674 at June 30, 2016 and December 31, 2015, respectively. Additionally, accumulated amortization for lease intangibles totaled $21,264 and $26,853 at June 30, 2016 and December 31, 2015, respectively. Gross lease intangibles and accumulated amortization exclude fully amortized intangible assets. Projected amortization for the remaining six months ending December 31, 2016 and the twelve months ending December 31, 2017 through December 31, 2020 is approximately $1,743, $2,908, $2,222, $1,890, and $1,704, respectively.

        On December 31, 2015, the Company acquired an aircraft with an in-place lease with end of lease return conditions which require the lessee to perform lease end maintenance work or make cash compensation payments to bring the aircraft into a specified maintenance condition. Accordingly, a maintenance right intangible asset of $4,090 was recorded at June 30, 2016 and December 31, 2015.

        No impairment was identified relating to the lease intangible or maintenance right intangible asset.

Note 9. Unconsolidated Equity Method Investment

        On October 21, 2014, C2 entered into an agreement with Century Tokyo Leasing Corporation to participate in a joint venture formed as TC-CIT Aviation Ireland Limited and TC-CIT Aviation U.S., Inc. (collectively "TC-CIT Aviation") for the purpose of investing in commercial aircraft and leasing them to airlines around the globe. C2 is responsible for arranging future aircraft acquisitions, negotiating leases, servicing the portfolio and administering the entities. The Company's non-controlling interest in TC-CIT Aviation is 30% and it is accounted for as an investment under the equity method of accounting. As of June 30, 2016 and December 31, 2015, the Company's investment in TC-CIT Aviation was $58,594 and $49,260, respectively.

        For the six months ended June 30, 2016 and 2015 the Company recognized $2,983 and $1,366, respectively, in equity earnings from its investment in TC-CIT Aviation, including the amortization of deferred gains on the sale of aircraft to TC-CIT Aviation.

        C2 sold six aircraft to TC-CIT Aviation in six months ended June 30, 2015 and none in six months ended June 30, 2016. The sale of the aircraft generated a gain, for which only a portion was recognized in the Interim Combined Statements of Income for the six months period ended June 30, 2015 of $11,580. The remaining portion of the gain was deferred and is being realized ratably over the deprecation period of the sold aircraft. The investment in TC-CIT Aviation in the Interim Combined Balance Sheets is net of the unrealized deferred gain from the sale of aircraft.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 10. Borrowings from Secured Financing

        Set forth below are borrowings and pledged assets, the latter of which represent the collateral for the secured borrowings and primarily includes Flight Equipment held for operating leases and Restricted cash and cash equivalents. These borrowings and pledged assets are primarily owned by variable interest entities (VIEs) that form part of the Interim Combined Financial Statements. Creditors of these entities received ownership in the VIEs and/or security interests in the assets. These entities which hold pledged assets are intended to be bankruptcy remote so that such assets are not available to creditors of C2 or any affiliates of C2 until and unless the related secured borrowings have been fully discharged. These transactions do not meet accounting requirements for sales treatment and are recorded as secured borrowings.

        At June 30, 2016, the secured borrowings had a weighted average interest rate of 3.74%, which ranged from 1.77% to 4.75% with maturities ranging from 2018 through 2025. As stated in Note 2—Basis of Presentation of our Annual Combined Financial Statements, the Interim Combined Financial Statements include the effects of adopting Fresh Start Accounting (FSA). A FSA fair value adjustment on secured borrowings was recorded at that time and is amortized to interest expense over the term of the secured borrowing. FSA adjustments, net of amortization, included within the Borrowing from secured financings in the Interim Combined Balance Sheet are $5,546 and $6,598 at June 30, 2016 and December 31, 2015, respectively.

        The following table presents the carrying value of Borrowings from secured financings and related pledged Assets:

	June 30, 2016		December 31, 2015
	Secured Borrowing	Pledged Assets	Secured Borrowing	Pledged Assets
Borrowings from secured financing	$1,966,339	$3,592,465	$2,137,467	$3,732,216
Less: Debt issuance cost	(39,891)	—	(45,900)	—

Total	$1,926,448	$3,592,465	$2,091,567	$3,732,216

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 11. Interest Expense, Net

        The following table shows the components of Interest expense, net for the six month ended June 30, 2016 and 2015:

	Six months ended, June 30
	2016	2015
Interest expense on secured borrowings(1)	$32,971	$35,852
Interest expense on related party debt	41,124	30,954
Guarantee fees paid to Parent(2)	7,845	9,024
Allocated interest expense from Parent	97,638	105,581
Other	70	39
Less: capitalized interest	(14,440)	(14,262)

Interest expense	165,208	167,188

Amortization of debt issuance costs	6,119	6,403

Interest expense, net	$171,327	$173,591

(1)
Interest on secured borrowing includes the allocation of net interest income associated with the TRS. Refer to Note 5—Relationship with Parent and Related Entities for additional information.

(2)
The Parent served as a guarantor of payments for certain secured borrowings, and as s a result, the Company pays guarantee fees to the Parent. Refer to Note 5—Relationship with Parent and Related Entities for additional information.

Note 12. Stock-Based Compensation

        In 2009 CIT adopted the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the LTIP). Under the LTIP, the issued and unvested awards consist of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). As the Company receives employee services in consideration for the participation of the Company's employees in these plans, a share-based payment expense for the awards granted to the Company's employees has been reflected in the Interim Combined Statements of Income.

        Stock-based compensation expense relating to the Company's employees was $4,028 and $5,849 in the six months ended June 30, 2016 and 2015, respectively. The related tax benefit recognized was $1,342 and $2,025 in the six months ended June 30, 2016 and 2015, respectively. Stock-based compensation expense is classified in Selling, general and administrative expenses.

Note 13. Income Taxes

        The Company's global effective income tax rate for the six months ended June 30, 2016 was 11.5%, up from 8.8% in the year-ago six months period. The increase in our effective income tax rate was due primarily to the change in the geographic mix of earnings compared to prior periods.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 13. Income Taxes (Continued)

        The six month income tax expense is based on a projection of the Company's annual effective tax rate. This annual effective tax rate is applied to the year to date consolidated pre-tax income to determine the interim provision for income taxes before discrete items. The change in the effective tax rate each period is impacted by a number of factors, including the relative mix of domestic and international earnings. The actual year end 2016 effective tax rate may vary from the currently projected tax rate due to changes in these factors.

Liabilities for Uncertain Tax Positions

        The Company's potential liability for uncertain tax positions before interest and penalties totaled $2,353 at June 30, 2016 and $2,308 at December 31, 2015. The Company's accrued liability for interest and penalties totaled $1,200 at June 30, 2016 and $1,030 at December 31, 2015. The change in balance is mainly related to the interest and penalties associated with uncertain tax positions taken on certain prior-year non-U.S. income tax returns. The Company recognizes accrued interest and penalties on unrecognized tax benefits in income tax expense.

Note 14. Derivative Financial Instruments

        As part of managing economic risk and exposure to interest rate risk, the Company enters into derivative transactions in over-the-counter markets with financial institutions. The Company does not enter into derivative financial instruments for speculative purposes.

        The following table presents fair values and notional values of derivative financial instruments, which consist of interest rate swaps related to secured financing:

	June 30, 2016			December 31, 2015
	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Non-Qualifying Hedges
Interest Rate Derivatives	$35,388	$—	$(1,095)	$38,089	$—	$(1,013)

Total Non-Qualifying Hedges	$35,388	$—	$(1,095)	$38,089	$—	$(1,013)

        The following table presents a summary of our derivative portfolio including the gross amounts of recognized financial assets and liabilities; the amounts offset in the Interim Combined Balance Sheet; the net amounts presented in the Interim Combined Balance Sheet; the amounts subject to an enforceable master netting arrangement or similar agreement that were not included in the offset

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 14. Derivative Financial Instruments (Continued)

amount above; and the amount of cash collateral received or pledged. Substantially all of the derivative transactions are under an International Swaps and Derivatives Association (ISDA) agreement.

				Gross Amounts Not Offset in the Interim Combined Balance Sheet
		Gross Amount Offset in the Interim Combined Balance Sheet	Net Amount Presented in the Interim Combined Balance Sheet
	Gross Amount of Recognized Liabilities			Derivative Financial Instruments(1)	Cash Collateral Pledged / (Received)(1)	Net Amount
June 30, 2016
Derivative liabilities	$(1,095)	—	$(1,095)	—	—	$(1,095)
December 31, 2015
Derivative liabilities	$(1,013)	—	$(1,013)	—	—	$(1,013)

(1)
The Company's derivative transactions are governed by ISDA agreements that allow for net settlements of certain payments as well as offsetting of all contracts ("Derivative Financial Instruments") with a given counterparty in the event of bankruptcy or default of one of the two parties to the transaction. We believe our ISDA agreements meet the definition of a master netting arrangement or similar agreement for purposes of the above disclosure.

        The following table presents the impact of derivatives on the Interim Combined Statements of Income:

		Six months ended June 30,
	Loss Recognized	2016	2015
Non-Qualifying Hedges:
Interest Rate Derivatives	Other Income	$(423)	$(470)

Total Derivatives—Interim Combined Statements of Income impact		$(423)	$(470)

Note 15. Fair Value Measurements

        C2 measures the fair value of its financial assets and liabilities and certain non-financial assets in accordance with ASC 820, Fair Value Measurements, which defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. The Company categorizes its financial instruments, based on the priority of inputs to the valuation techniques, according to the following three tier fair value hierarchy:

  Level 1—Quoted prices available in active markets for identical assets or liabilities as of the reported date.

  Level 2—Observable market data. Inputs include quoted prices for similar assets, liabilities (risk adjusted) and market-corroborated inputs, such as market comparable, interest rates, yield curves and other items that allow value to be determined.

  Level 3—Unobservable inputs from the Company's own assumptions about market risk developed based on the best information available, subject to cost benefit analysis. Inputs may include the Company's own data.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 15. Fair Value Measurements (Continued)

        When there are no observable comparable data, inputs used to determine value are derived through extrapolation and interpolation and other Company specific inputs such as projected financial data and the Company's own views about the assumptions that market participants would use.

        The following table summarizes the Company's assets and liabilities measured at estimated fair value on a recurring basis.

	Total	Level 1	Level 2	Level 3
June 30, 2016
Liabilities
Derivative liabilities at fair value	$(1,095)	$—	$(1,095)	$—

Total	$(1,095)	$—	$(1,095)	$—

December 31, 2015
Liabilities
Derivative liabilities at fair value	$(1,013)	$—	$(1,013)	$—

Total	$(1,013)	$—	$(1,013)	$—

        Derivative Assets and Liabilities—The Company's financial derivatives consist of interest rate derivatives. These are valued using models that incorporate inputs, such as interest rate curves and volatility. Readily observable market inputs to models can be validated to external sources, including industry pricing services, or corroborated through recent trades, yield curves, or other market-related data. As such, these derivative instruments are valued using a Level 2 methodology. In addition, these derivative values incorporate an assessment of the risk of counterparty nonperformance, measured based on the Company's evaluation of credit risk.

        The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in the observability of key inputs to a fair value measurement may result in a transfer of assets or liabilities between Level 1, 2 and 3. The Company's policy is to recognize transfers in and transfers out as of the end of the reporting period. For the six months ended June 30, 2016 and year ended December 31, 2015, there were no transfers into or out of Level 1, Level 2 and Level 3.

        At June 30, 2016 and December 31, 2015, there were no financial instruments measured at estimated fair value on a non-recurring basis for which a change in fair value was recorded during the respective periods ended June 30, 2016 and December 31, 2015.

        Flight Equipment Held for Sale—Flight equipment held for sale are recorded at the lower of cost or fair value on the Interim Combined Balance Sheets. As there is no liquid secondary market for the flight equipment held for sale in the Company's portfolio, the fair value is estimated based on a binding contract, current letter of intent, or other third-party valuation, or using internally generated valuations or discounted cash flow technique, all of which are Level 3 inputs. At June 30, 2016 and December 31, 2015, there were no Flight equipment held for sale measured at estimated fair value on a non-recurring basis for which a non-recurring change in fair value was recorded.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 15. Fair Value Measurements (Continued)

Fair Values of Financial Instruments

        The carrying values and estimated fair values of financial instruments presented below exclude leases and certain other assets and liabilities, which are not required for disclosure.

		Estimated Fair Value
	Carrying Value
		Level 1	Level 2	Level 3	Total
June 30, 2016
Financial Assets
Cash and cash equivalents	$130,943	$130,943	$—	$—	$130,943
Restricted cash and cash equivalents	537,456	537,456	—	—	537,456
Loans (excluding leases)	35,824	—	—	36,073	36,073
Notes receivable from related parties	84,538	—	—	84,538	84,538
Other assets subject to fair value disclosure(1)	912	—	—	912	912
Financial Liabilities
Derivative liabilities at fair value	(1,095)	—	(1,095)	—	(1,095)
Secured Borrowings	(1,933,350)	—	(545,825)	(1,469,515)	(2,015,340)
Notes payable to related parties	(1,560,008)	—	—	(1,544,749)	(1,544,749)
Other liabilities subject to fair value disclosure(2)	(7,738)	—	—	(7,738)	(7,738)
December 31, 2015
Financial Assets
Cash and cash equivalents	$150,839	$150,839	$—	$—	$150,839
Restricted cash and cash equivalents	498,271	498,271	—	—	498,271
Loans (excluding leases)	49,162	—	—	49,613	49,613
Notes receivable from related parties	1,672	—	—	1,674	1,674
Other assets subject to fair value disclosure(1)	17,399	—	—	17,399	17,399
Financial Liabilities
Derivative liabilities at fair value	(1,013)	—	(1,013)	—	(1,013)
Secured Borrowings	(2,099,268)	—	(572,988)	(1,609,900)	(2,182,888)
Notes payable to related parties	(1,500,547)	—	—	(1,498,756)	(1,498,756)
Other liabilities subject to fair value disclosure(2)	(16,237)	—	—	(16,237)	(16,237)

(1)
Other assets subject to fair value disclosure primarily include accrued interest receivable and miscellaneous receivables. These assets have carrying values that approximate fair value generally due to the short-term nature and are classified as Level 3.

(2)
Other liabilities subject to fair value disclosure include accounts payable, accrued liabilities and miscellaneous liabilities. The fair value of these approximate carrying value and are classified as Level 3.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 15. Fair Value Measurements (Continued)

        The methods and assumptions used to estimate fair value of each class of financial instruments are explained below:

        Cash and cash equivalents; Restricted cash and cash equivalents—The carrying values of cash and cash equivalents are at face amount. The impact of the time value of money from the unobservable discount rate for restricted cash is inconsequential as of June 30, 2016 and December 31, 2015. Accordingly, cash and cash equivalents and restricted cash and cash equivalents approximate estimated fair value and are classified as Level 1.

        Loans—As there is no liquid secondary market for the loans in C2's portfolio, the fair value is estimated based on discounted cash flow analyses which use Level 3 inputs at both June 30, 2016 and December 31, 2015. In addition to the characteristics of the underlying contracts, key inputs to the analysis include interest rates, prepayment rates, and credit spreads. For the loan portfolio, the market based credit spread inputs are derived from instruments with comparable credit risk characteristics obtained from independent third-party vendors. As these Level 3 unobservable inputs are specific to individual loans, management does not believe the sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of the loan. The fair value of loans as of June 30, 2016 was 100.7% of carrying value. The fair value of loans as of December 31, 2015 was 100.9% of carrying value.

        Notes receivables from and Notes payables to related parties—In the normal course of business, the Company enters into notes with related parties, for which fair value is determined using a discounted cash flow analysis. The future expected cash flows are discounted at current rates for new issuances and borrowings of similar notes. Due to the unobservable nature of the inputs used in deriving the estimated fair value of these instruments, these notes are classified as Level 3.

        Derivatives—The estimated fair values of derivatives were calculated using observable market data and represent the gross amount receivable or payable to terminate, taking into account current market rates, which represent Level 2 inputs. See Note 14—Derivative Financial Instruments for notional principal amounts and fair values.

        Borrowings from secured financing—Approximately $563,333 par value at June 30, 2016 and $583,333 par value at December 31, 2015 were valued using market inputs, which are Level 2 inputs. Where market estimates were not available for approximately $1,397,460 and $1,547,536 par value at June 30, 2016 and December 31, 2015, respectively, values were estimated using a discounted cash flow analysis with a discount rate approximating current market rate for issuances by C2 of similar debt, which are Level 3 inputs.

Note 16. Commitments and Contingencies

Commitments

        The Company's purchase commitments relate to the purchase of commercial aircraft. Commitments to purchase new commercial aircraft are predominantly with Airbus Industries (Airbus) and The Boeing Company (Boeing). The Company may also commit to purchase aircraft directly from

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 16. Commitments and Contingencies (Continued)

an airline. Flight equipment purchases are contracted for specific models, using baseline aircraft specifications at fixed prices, which reflect discounts from list prices prevailing at the time of commitment. The delivery price of an aircraft may change depending on final specifications. Equipment purchases are recorded at the delivery date. The estimated commitment amounts in the subsequent table are based on contracted purchase prices reduced for deposits on flight equipment to date and exclude buyer furnished equipment selected by the lessee. Aircraft deliveries are scheduled periodically through 2020. Commitments exclude unexercised options to order additional aircraft.

        As of June 30, 2016, we had commitments to acquire a total of 132 new aircraft for delivery through 2020 as follows:

Aircraft Type	Remainder of 2016	2017	2018	2019	2020	Total
Airbus A320, A321 NEO	1	13	25	11	—	50
Airbus A321 CEO	2	—	—	—	—	2
Airbus A330 NEO	—	—	5	4	6	15
Airbus A350-900	2	—	—	3	7	12
Boeing 737 Max-8	—	—	—	20	17	37
Boeing 787-9	—	3	5	6	2	16

Total	5	16	35	44	32	132

        Commitments for the acquisition of these aircraft and other equipment at an estimated aggregate purchase price (including adjustments for inflation) reduced by pre-delivery payments to date and excluded buyer furnished equipment selected by lessee of approximately $9,224,000 as of June 30, 2016 are as follows:

Years ending December 31,
Remainder of 2016	$212,000
2017	700,500
2018	2,234,500
2019	3,276,900
2020	2,800,100

Total	$9,224,000

Contingencies

        The Company is involved, and from time to time in the future may be involved, in a number of pending and threatened judicial, regulatory, and arbitration proceedings relating to matters that arise in connection with the conduct of its business (collectively Litigation).

        In accordance with applicable accounting guidance, the Company establishes reserves for Litigation when those matters present loss contingencies as to which it is both probable that a loss will occur and the amount of such loss can be reasonably estimated.

C2 AVIATION CAPITAL, INC.
(A Business of CIT Group Inc. and Subsidiaries)

Notes to the Interim Combined Financial Statements (Unaudited) (Continued)

(Dollars in thousands)

Note 16. Commitments and Contingencies (Continued)

        Based on currently available information, the Company believes that the results of Litigation that is currently pending, taken together, will not have a material adverse effect on the Company's financial condition, and is not material to the Company's operating results or cash flows for any particular period.

Note 17. Subsequent Events

        These Interim Combined Financial Statements reflect management's evaluation of subsequent events, through August 29, 2016, the date the Interim Combined Financial Statements were available to be issued.